As filed with the Securities and Exchange Commission on June 3, 2009

Registration No. 333-151052

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VISANT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3911	90-0207604
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Marie D. Hlavaty, Esq.

Visant Corporation

357 Main Street

Armonk, New York 10504

(914) 595-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

(check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
7 5/8% Senior Subordinated Notes due 2012	$500,000,000	100%	$500,000,000	(1)
Guarantees of 7 5/8% Senior Subordinated Notes due 2012(2)	N/A(3)	(3)	(3)	(3)

(1)	Pursuant to Rule 457(q) under the Securities Act of 1933, as amended (the “Securities Act”), no filing fee is required.
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number	Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service, of Registrant’s Principal Executive Offices

AKI, Inc.	Delaware	2844	13-3785856	1700 Broadway, 25th Floor New York, NY 10019 (212) 541-2600

Dixon Direct Corp.	Delaware	2844	56-2586460	357 Main Street Armonk, NY 10504 (914) 595-8200

IST, Corp.	Delaware	2844	31-1812966	5600 Energy Parkway Baltimore, MD 21226 (410) 360-3000

Jaguar Advanced Graphics Group Inc.	New York	2759	13-3519954	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Jostens, Inc.	Minnesota	3911	41-0343440	3601 Minnesota Drive, Suite 400 Minneapolis, MN 55435 (952) 830-3300

Memory Book Acquisition LLC	Delaware	3231	26-1095433	357 Main Street Armonk, NY 10504 (914) 595-8200

Neff Holding Company	Delaware	2300	06-1674743	645 Pine Street Greenville, OH 45331 (937) 548-3194

Neff Motivation, Inc.	Ohio	2300	34-4377440	645 Pine Street Greenville, OH 45331 (937) 548-3194

PCC Express, Inc.	Delaware	2759	52-2038306	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Phoenix Color Corp.	Delaware	2759	22-2269911	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Phoenix (Md.) Realty, LLC	Maryland	2759	22-2269911	18249 Phoenix Drive Hagerstown, MD 21742 (800) 632-4111

Spice Acquisition Corp.	Delaware	2844	87-0780298	357 Main Street Armonk, NY 10504 (914) 595-8200

The Lehigh Press, Inc.	Pennsylvania	2750	23-1417330	1900 South 25th Avenue Broadview, IL 60155 (708) 681-3612

Visual Systems, Inc.	Wisconsin	2752	39-1025733	8111 N. 87th Street Milwaukee, WI 53224 (414) 464-8333

PROSPECTUS

VISANT CORPORATION

$500,000,000

7 5/8% Senior Subordinated Notes due 2012

The Company:

•	We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

The notes:

•	Maturity: October 1, 2012.

•	Interest Payment Dates: April 1 and October 1 of each year.

•

Optional Redemption: On October 1, 2008, the notes became subject to redemption at any time and from time to time at our option, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. See “Description of the Notes—Optional Redemption”.

•	Ranking: The notes and the guarantees are our and our subsidiary guarantors’ senior subordinated obligations and rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;

•	equally with any of our and the guarantors’ future senior subordinated indebtedness and trade payables;

•	senior to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes;

•	effectively senior to the 10 1/4% Senior Discount Notes Due 2013 and the 8 3/4% Senior Notes due 2013 of Visant Holding Corp., which are not guaranteed by us; and

•	effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

You should consider carefully the “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. There is currently no public market for the securities. We do not intend to list the securities on any securities exchange. Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See “Plan of Distribution”.

Credit Suisse

The date of this prospectus is                     , 2009.

i

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, file reports and other information with the SEC. The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Sections 13 or 15(d) of the Exchange Act.

ii

SUMMARY

This summary highlights material information appearing elsewhere in this prospectus. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and elsewhere in this prospectus. All references to a particular fiscal year of Visant Corporation, or Visant, are to the four fiscal quarters ended the Saturday nearest to December 31.

Our Company

Except where otherwise indicated, any reference in this prospectus to (1) the “Company,” “Visant,” “we,” “our,” or “us” refer to Visant Corporation and its consolidated subsidiaries, and references to “Visant Holding,” “Holdings,” “our parent” and “our parent company” refer to our indirect parent, Visant Holding Corp., (2) “Jostens” refers to Jostens, Inc. and its subsidiaries, (3) “Lehigh” refers to The Lehigh Press, Inc., (4) “Arcade” or “Arcade Marketing” refers to AKI, Inc. and its subsidiaries, (5) “Dixon” refers to Dixon Direct Corp., (6) “Neff” refers to Neff Holding Company together with Neff Motivation, Inc., (7) “VSI” refers to Visual Systems, Inc. and (8) “Phoenix Color” refers to Phoenix Color Corp. and its subsidiaries.

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. We were formed through the October 2004 consolidation of Jostens, Von Hoffmann Holdings Inc. and its subsidiaries (“Von Hoffmann”) and Arcade (the “Transactions”). We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality, service and price.

Our three reportable segments consist of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

Scholastic

We are one of the leading providers of services in conjunction with the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic affinity products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Memory Book

Through our Jostens subsidiary, we are one of the leading providers of services in conjunction with the publication, marketing, sale and production of memory books and related products that help people tell their stories and chronicle important events. Jostens primarily services U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ independent sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist the schools in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers memory book products and related services through its OurHubbub.comTM online personal memory book offering, including under which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events.

Marketing and Publishing Services

The Marketing and Publishing Services segment provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services primarily targeted at the direct marketing sector. We are also a leading producer of book components and supplemental materials such as decorative covers and overhead transparencies for educational and trade publishers. With over a 100-year history, Arcade Marketing pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services, providing a range of conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities may offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Company Background

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III” and together with KKR, the “Sponsors”) completed the Transactions, which created a marketing and publishing services enterprise through the consolidation of Jostens, Von Hoffmann and Arcade.

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P., or DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and DLJMBP III and certain of its affiliates held equity interests representing approximately 41.0% of Holdings’ voting interest and 45.0% of Holdings’ economic interest, with the remainder held by other co-investors and certain members of management. As of May 20, 2009, an affiliate of KKR and DLJMBP III and certain of its affiliates held approximately 49.0% and 40.9%, respectively, of Holdings’ voting interest, while each held approximately 44.5% of Holdings’ economic interest. As of May 20, 2009, the other co-investors held approximately 8.3% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.8% of the voting interest and approximately 1.9% of the economic interest of Holdings.

Ownership and Corporate Structure

The chart below illustrates our ownership and corporate structure as of April 4, 2009.

(1)	As of April 4, 2009, an affiliate of KKR and DLJMBP III and certain of its affiliates held approximately 49.0% and 40.9%, respectively, of the voting interests of Visant Holding, while each continued to hold approximately 44.5% of the economic interests of Visant Holding. As of April 4, 2009, other co-investors held approximately 8.3% of the voting interests and approximately 9.1% of the economic interests of Visant Holding, while members of management held approximately 1.8% of the voting interest and approximately 1.9% of the economic interest.
(2)	Consists of 8 3/4% Senior Notes due 2013 of Visant Holding.
(3)	Consists of 10 1/4% Senior Discount Notes Due 2013 of Visant Holding.
(4)	Visant Secondary Holdings Corp. pledged the stock of Visant as security for the benefit of the lenders under Visant’s senior secured credit facilities and is a guarantor of Visant’s senior secured credit facilities.
(5)	As of such date, Visant’s senior secured credit facilities consist of a Term Loan C facility, with $316.5 million outstanding as of April 4, 2009, and $250.0 million of senior secured revolving facilities. As of April 4, 2009, Visant had $99.0 million of availability under the revolving credit facilities (net of $137.0 million outstanding under the revolving credit facilities and $14.0 million in outstanding letters of credit). For a description of the May 28, 2009 amendment to our senior secured credit facilities which reduced the revolving credit commitments thereunder, among other changes affecting borrowings under the revolving credit facilities, see Note 19, Subsequent Event, to our consolidated financial statements included elsewhere herein.
(6)	Consists of the 7 5/8% Senior Subordinated Notes due 2012 of Visant.

Summary of Terms of the Notes

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Visant Corporation

Notes Offered	$500,000,000 aggregate principal amount of 7 5/8% Senior Subordinated Notes due 2012.

Maturity Date	October 1, 2012.

Interest Payment Dates	April 1 and October 1 of each year, beginning April 1, 2005.

Guarantees	The notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of our 100% owned subsidiaries that guarantees our obligations under our senior secured credit facilities and certain of our future subsidiaries.

Ranking	The notes and the guarantees are our and our subsidiary guarantors’ senior subordinated obligations and rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness, including any borrowings under our senior secured credit facilities;

•	equally with any of our and the guarantors’ future senior subordinated indebtedness and trade payables;

•	senior to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes;

•	effectively senior to the 10 1/4% Senior Discount Notes due 2013 and the 8 3/4% Senior Notes due 2013 of Visant Holding, which are not guaranteed by us; and

•	effectively junior to all of the existing and future liabilities of our subsidiaries that do not guarantee the notes.

As of April 4, 2009, the notes and the subsidiary guarantees would have ranked junior to:

•	approximately $316.5 million of senior indebtedness; and

•	$17.3 million of total liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

As of April 4, 2009, our non-guarantor subsidiaries had approximately 4.1% of our assets. Our non-guarantor subsidiaries generated approximately 3.9% of our revenues for the quarter ended April 4, 2009.

On May 28, 2009, we entered into an amendment to our senior secured credit facilities which resulted in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million. At such time we repaid all then outstanding borrowings under the revolving credit facilities.

Optional Redemption	On October 1, 2008, the notes became subject to redemption at any time and from time to time at our option, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

Change of Control	If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds to repurchase the notes upon a change of control. Furthermore, restrictions in our senior secured credit facilities may limit our ability to repurchase the notes upon a change of control, as described under “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not be able to repurchase notes upon a change of control.”

Restrictive Covenants	The terms of the notes place certain limitations on our ability and the ability of our restricted subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue disqualified or preferred stock;

•	pay dividends or make other equity distributions;

•	repurchase or redeem capital stock;

•	make investments;

•	sell assets or consolidate or merge with or into other companies;

•	create limitations on the ability of our restricted subsidiaries to make dividends or distributions;

•	engage in transactions with affiliates; and

•	create liens.

These covenants are subject to important exceptions and qualifications, which are described under “Description of the Notes—Certain Covenants”.

No Established Market; PORTALsm Market Listing

The notes were offered and sold in October 2004 to a small number of institutional investors. There is currently no established market for the notes. Although we understand that the initial purchasers presently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. The notes are eligible for trading on PORTALsm.

Risk Factors

See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

Information About Us

Visant Corporation was incorporated in the State of Delaware on July 21, 2003. Our principal executive offices are located at 357 Main Street, Armonk, New York 10504, and our telephone number is (914) 595-8200. We maintain a website at http://www.visant.net. Information contained on our websites does not constitute part of this prospectus and is not being incorporated by reference herein.

Summary Historical Consolidated Financial Data

The tables below set forth a summary of our historical consolidated financial data at the dates and for the periods indicated. The summary historical consolidated financial data should be read in conjunction with “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

The consolidated financial data of Visant set forth below consolidate the historical consolidated financial data of Jostens, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of Jostens, Von Hoffmann and Arcade by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented.

	Three Months Ended		2008	2007	2006	2005	2004
In millions, except for ratios	April 4, 2009	March 29, 2008
Statement of Operations Data(1):
Net sales	$265.5	$247.0	$1,365.6	$1,270.2	$1,186.6	$1,110.7	$1,051.9
Cost of products sold	127.8	128.1	675.8	623.0	587.6	562.2	586.2

Gross profit	137.8	118.9	689.8	647.2	599.0	548.5	465.7
Selling and administrative expenses	114.6	105.1	463.6	425.6	394.4	389.1	386.2
Loss (gain) on disposal of assets	—	—	1.0	0.6	(1.2)	(0.4)	(0.1)
Transaction costs(2)	—	—	—	—	—	1.2	6.8
Special charges(3)	1.5	1.5	14.4	2.9	2.4	5.4	11.8

Operating income	21.8	12.3	210.8	218.1	203.4	153.2	61.0
Loss on redemption of debt(4)	—	—	—	—	—	—	31.9
Interest expense, net	14.1	16.4	69.1	90.2	105.4	106.8	108.7
Other income	—	—	—	—	—	—	(1.1)

Income (loss) from continuing operations before income taxes	7.6	(4.1)	141.7	127.9	98.0	46.3	(78.6)
Provision for (benefit from) income taxes	3.5	(1.4)	54.6	49.7	31.2	17.2	(28.2)

Income (loss) from continuing operations	4.1	(2.7)	87.0	78.2	66.8	29.1	(50.4)
Gain (loss) on discontinued operations, net of tax	—	—	—	110.7	9.6	19.0	(40.0)

Net income (loss) available to common stockholders	$4.1	$(2.7)	$87.0	$188.9	$76.4	$48.1	$(90.4)

Statement of Cash Flows:
Net cash provided by operating activities	$64.2	$51.6	$221.2	$177.3	$182.5	$167.5	$115.8
Net cash (used in) provided by investing activities	(14.9)	(13.6)	(274.3)	280.6	(52.6)	(39.1)	(38.0)
Net cash (used in) provided by financing activities	—	(1.5)	112.1	(417.9)	(131.6)	(190.8)	(39.3)

Other Financial Data(1):
Ratio of earnings to fixed charges(5)	1.5x	—	3.0x	2.4x	1.9x	1.4x	—
Depreciation and amortization	$25.2	$22.7	$103.0	$87.0	$81.6	$87.6	$136.5
Capital expenditures	$14.9	$13.7	$52.4	$56.4	$51.9	$28.7	$32.7

	Three Months Ended		2008	2007	2006	2005	2004
In millions	April 4, 2009	March 29, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$166.6	$96.1	$117.6	$59.1	$18.0	$19.9	$82.3
Property and equipment, net	220.5	184.7	221.8	181.1	160.6	137.9	144.9
Total assets	2,334.2	2,155.6	2,288.9	2,092.8	2,309.3	2,360.8	2,503.3
Total debt	816.5	816.5	816.5	816.5	1,216.5	1,328.4	1,528.3
Stockholders’ equity (deficit)	691.9	679.1	687.3	681.7	477.7	420.9	363.8

(1)	Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the “Von Hoffmann businesses”) in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens’ Recognition business in December 2001. See Note 5, Discontinued Operations, to our consolidated financial statements included elsewhere herein.
(2)	For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions.
(3)	Special charges for the first quarter ended April 4, 2009 included $0.7 million and $0.3 million of cost reduction initiatives taken in our Scholastic and Memory Book operations, respectively. Also included were $0.5 million of other shutdown related costs in the Marketing and Publishing Services segment. During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment and $0.5 million and $0.3 million representing severance and related benefits associated with headcount reductions in the Scholastic and Marketing and Publishing Services segments, respectively. Special charges of $14.4 million for the year ended January 3, 2009 represented $12.8 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges included approximately $6.1 million of non-cash costs, including $3.1 million resulting from the write-off of accumulated currency translation balances, $2.7 million of facility related asset impairment charges and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Additionally, Visant incurred approximately $1.6 million of other severance and related benefits associated with headcount reductions during the twelve month period ended January 3, 2009. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility announced on December 4, 2007, and which was completed by the end of the first quarter of 2008, and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.
(4)	For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens’ 12.75% senior subordinated notes prior to the Transactions.
(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended March 29, 2008 and the 2004 fiscal year, earnings did not cover fixed charges by $4.1 million and $78.6 million, respectively.

RISK FACTORS

Your investment in the notes will involve substantial risks. You should carefully consider the following material factors in addition to the other information set forth in this prospectus before you decide to purchase the notes offered hereby. If any of the following risks actually occur, our business, financial condition, results of operations and our ability to make payments on the notes would likely suffer. In such case the trading price of the notes could fall, and you may lose all or part of your original investment.

Risks Relating to Our Business

If we fail to implement our business strategy, our business, financial condition and results of operations could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Our business strategy envisions several initiatives, including marketing and selling strategies to drive growth, enhancing our core product and service offerings and continuing to improve operating efficiencies and asset utilization. We may not be able to successfully implement our business strategy or achieve the benefits of our business plan. If we are unable to do so, our long-term growth and profitability may be adversely affected. Even if we are able to successfully implement some or all of the initiatives of our business plan, our operating results may not improve to the extent we expect, or at all.

Implementation of our business strategy could also be affected by a number of factors beyond our control, such as increased competition, legal developments, conditions in the global economy and in the credit and capital markets and developments within the primary segments we serve, or increased operating costs or expenses. In addition, to the extent we have misjudged the nature and extent of industry trends or our competition, we may have difficulty achieving our strategic objectives. We may also decide to alter or discontinue certain aspects of our business strategy at any time. Any failure to successfully implement our business strategy may adversely affect our business, financial condition and results of operations and thus our ability to service our indebtedness, including our ability to make principal and interest payments on our indebtedness.

We may not be able to consummate additional acquisitions and dispositions on acceptable terms, and future acquisitions and dispositions may be disruptive.

As part of our business strategy, we may continue to pursue strategic acquisitions and dispositions to leverage our existing infrastructure, expand our geographic reach, broaden our product and service offerings and focus on our higher growth businesses. Acquisitions and dispositions involve a number of risks and present financial, managerial and operational challenges, including:

•	diversion of management attention from existing businesses;

•	difficulty with integration of personnel and financial and other systems;

•	increased expenses, including compensation expenses resulting from newly hired employees;

•	regulatory challenges; and

•	potential disputes with the buyers of disposed businesses or with the sellers of acquired businesses, technologies, services or products.

We may not be able to continue to consummate acquisitions or dispositions, and we may experience disruption in our businesses as a result. Our ability to continue to consummate acquisitions will be limited by our ability to identify appropriate acquisition candidates on acceptable terms and our access to financial resources, including available cash and borrowing capacity, particularly as a result of constrained capital and credit markets. In addition, we could experience financial or other setbacks if any of the businesses that we have acquired or invested in encounter problems or liabilities of which we were not aware.

The recent global market and economic conditions, as well as the effects of these conditions on our material suppliers’ and customers’ businesses and their demand for our products and services, could have an adverse effect on our business, results of operations and access to capital.

Our business and operating results have been and will continue to be affected by global economic conditions and, in particular, conditions in our suppliers’ and customers’ businesses and the market segments they serve. As a result of slowing global economic growth, constrained credit market conditions, declining consumer and business confidence, reduced consumer spending, increased unemployment, bankruptcies and other challenges currently affecting the global economy, our suppliers and customers may experience deterioration of their businesses, cash flow shortages and difficulty obtaining financing. As a result, existing or potential customers may delay or decline to purchase our products and related services, and our suppliers and customers may not be able to fulfill their obligations to us in a timely fashion. Revenues, particularly in our Marketing and Publishing Services business, are dependent on the level of marketing and advertising spending by our customers. Demand for marketing and advertising tends to correlate with changes in the level of economic activity in the market segments our customers serve, and therefore a prolonged downturn in the global economy and an uncertain economic outlook may reduce the demand for the products and related services that we provide these customers. Our educational textbook cover and component business is reliant on continued government funding for educational spending that impacts demand by our customers and may be affected by reductions in local, state and/or federal funding. Economic weakness and constrained marketing and advertising spending may result in decreased revenue, gross margin, earnings or growth rates and increased challenges with respect to collection of customer receivables. In addition, customer difficulties could result in increases in bad debt write-offs and to our allowance for doubtful accounts receivable. Further, our suppliers may be experiencing similar conditions as our customers, which may impact their viability and their ability to fulfill their obligations to us. Economic downturns may also result in restructuring actions and associated expenses and impairment of long-lived assets, including goodwill and other intangibles. If the global economic slowdown continues for a significant period or there is significant further deterioration in the global economy, our results of operations, financial position and cash flows could be materially adversely affected. Furthermore, economic conditions coupled with tightened credit markets could impact our ability to borrow or refinance indebtedness, and our borrowing costs could increase.

We are subject to direct competition in each of our respective industries which may have an adverse effect on our business, financial condition and results of operations.

We face competition in our businesses from a number of companies, some of which have substantial financial and other resources. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. Because of substantial resources, some of our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer preferences or to devote greater resources to the promotion and sale of their products than we can. We expect to meet significant competition from existing competitors with entrenched positions and may face additional competition from new competitors with respect to our existing product lines and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our direct competitors. These competitors could introduce products or establish prices for their products in a manner that could adversely affect our ability to compete or result in pricing pressures. Increases in competition could have an adverse effect on our business, financial condition and results of operations. To maintain a competitive advantage, we may need to make increased investment in product development, manufacturing capabilities and sales and marketing. Excess capacity in certain of our segments has caused downward pricing pressures, and this trend may continue. In addition, continued consolidation in the segments in which we compete may increase competitive pricing pressures due to competitors lowering prices as a result of synergies.

We are subject to fluctuations in the cost and availability of raw materials and the possible loss of suppliers.

We are dependent upon the availability of raw materials to produce our products. The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The price of gold increased dramatically during 2008, and we anticipate continued volatility in the price of gold for the foreseeable future driven by numerous factors, such as changes in supply and demand and investor sentiment. From time to time, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. Higher gold prices have impacted, and could further impact, our manufacturing costs as well as our jewelry metal mix. Our Marketing and Publishing Services business primarily uses paper, ink and adhesives. Similarly, our sampling system business utilizes specific grades of paper and foil in producing its sampling products. The price and availability of these raw materials are affected by numerous factors beyond our control. These factors include:

•	the level of consumer demand for these materials;

•	the supply of these materials;

•	foreign government regulation and taxes;

•	market uncertainty;

•	volatility in the capital and credit markets;

•	environmental conditions in the case of paper; and

•	political and global economic conditions.

Any material increase in the price of these raw materials could adversely impact our cost of sales. When these fluctuations result in significantly higher raw material costs, our operating results are adversely affected to the extent we are unable to pass on these increased costs to our customers. Therefore, significant fluctuations in prices for gold, paper products or precious, semiprecious and synthetic stone and other materials could have a material adverse effect on our business, financial condition and results of operations.

We rely on a limited number of suppliers for certain of our raw materials and outside services. Recent global market and economic conditions may affect our suppliers and impact their viability and their ability to fulfill their obligations to us. Jostens purchases substantially all of its precious, semiprecious and synthetic stones from a single supplier located in Germany with manufacturing sites in Germany and Sri Lanka. We believe this supplier provides stones to almost all of the class ring manufacturers in the United States. If access to this supplier were lost or curtailed, we may not be able to secure alternative supply arrangements in a timely and cost-efficient fashion. Similarly, all of our ScentStrip® sampling systems, which accounted for a substantial portion of net sales from our sampling system business for fiscal 2008, utilize specific grades of paper for which we rely primarily on two domestic suppliers, with whom we do not have a written supply agreement in place. A loss of this supply of paper and a resulting possible loss of our competitive advantage could have a material adverse effect on our sampling system business, financial condition and results of operations to the extent that we are unable to obtain the specific paper or in sufficient quantity from other suppliers or elsewhere. Moreover, certain of our other primary label sampling systems utilize certain foil laminates that are presently sourced primarily from one supplier, with whom we do not have a written supply agreement in place. A loss of supply could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

Certain of our businesses are dependent on fuel and natural gas in their operations. Prices of fuel and natural gas have shown volatility over time. Unanticipated higher prices could impact our operating expenses.

Any failure to obtain raw materials and certain services for our business on a timely basis at an affordable cost, or any significant delays or interruptions of supply, could have a material adverse effect on our business, financial condition, results of operations and competitive advantage.

The seasonality of our industries could have a material adverse effect on our business, financial condition and results of operations.

We experience seasonal fluctuations in our net sales and cash flow from operations tied primarily to the North American school year. We recorded approximately 42% of our annual net sales for our continuing operations for fiscal 2008 during the second quarter of our fiscal year and approximately 54% of our annual cash flow from continuing operations during the fourth quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. Our cash flow from continuing operations, concentrated in the fourth quarter, is primarily driven by the receipt of customer deposits in our Scholastic and Memory book segments. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Net sales of textbook components are impacted seasonally by state and local schoolbook purchasing schedules, which commence in the spring and peak in the summer months preceding the start of the school year. Significant amounts of inventory are acquired by publishers prior to those periods in order to meet customer delivery requirements.

The seasonality of our businesses requires us to manage our capital carefully over the course of the year. If we fail to manage our capital effectively in response to seasonal fluctuations, we may be unable to offset the results from any such period with results from other periods, which could impair our ability to service our debt. These seasonal fluctuations also require us to allocate our resources accurately in order to manage our manufacturing capacity, which often operates at full or near full capacity during peak seasonal demand periods. If we fail to monitor production and distribution accurately during these peak seasonal periods and are unable to satisfy our customers’ delivery requirements, we could jeopardize our relationships with our customers.

A substantial decrease or interruption in business from our significant customers could adversely affect our business, financial condition and results of operations.

We have significant customer concentration within our Marketing and Publishing Services segment. Our sampling system business is dependent on a limited number of customers. Our top five customers in our sampling system business, for example, represented approximately 22% of our net sales within our Marketing and Publishing Services segment for 2008. We do not generally have long-term contracts for committed volume with any of these customers. Moreover, we may be required by some customers to qualify our sampling system manufacturing operations under specified supplier standards. If we are unable to qualify under a supplier’s standards, the customer may not continue to purchase sampling systems from us. An adverse change in our relationship with any of our significant sampling system customers or in their buying habits could have a material adverse effect on the business, financial condition and results of operations of our sampling system business.

Many of our customer arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our business, financial condition and results of operations.

Our cover and component business is also particularly dependent on a limited number of customers. Our top five customers in our cover and component business represented approximately 24% of our net sales within our marketing and publishing segment for 2008. Customers in our component business include, among others, many autonomous divisions of the three major educational textbook publishers. Each of these divisions maintains its own manufacturing relationships and generally makes textbook manufacturing decisions independently of other divisions. Any cancellation, deferral or significant reduction in product sold to these principal customers, including as a result of the impact of the global economic turmoil on their businesses, or a significant number of smaller customers could seriously harm our business, financial condition and results of operations.

Jostens relies on relationships with schools, school administrators and students for the sale of its products. Jostens’ failure to deliver high quality products in a timely manner or failure to respond to changing consumer preferences could jeopardize its customer relationships. Significant customer losses at our Jostens business could have a material adverse effect on our business, financial condition and results of operations.

Changes in Jostens’ relationships with its independent sales representatives may adversely affect our business, financial condition and results of operations.

The success of our Jostens business is highly dependent upon the efforts and abilities of Jostens’ network of independent sales representatives. Many of Jostens’ relationships with customers and schools are cultivated and maintained by its independent sales representatives. Jostens’ independent sales representatives typically operate under one- to three-year contracts for the sale of Jostens products and services. These contracts are generally terminable upon 90 days’ notice from the end of the current contract year. Jostens’ sales representatives can terminate or fail to renew their contracts with Jostens due to factors outside of our control. If Jostens were to experience a significant loss of its independent sales representatives, it could have a material adverse effect upon our business, financial condition and results of operations.

Our businesses depend on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

Our businesses depend upon numerous information systems for operational and financial information and our billing operations. We are also increasingly dependent on our information technology systems for our e-commerce efforts. We may not be able to enhance existing information systems or implement new information systems that can integrate successfully our business efforts. Furthermore, we may experience unanticipated delays, complications and expenses in acquiring licenses for certain systems or implementing, integrating and operating the systems. In addition, our information systems may require modifications, improvements or replacements that may involve substantial expenditures and may necessitate interruptions in operations during periods of implementation. Implementation of these systems is further subject to our ability to license certain proprietary software in certain cases and the availability of information technology and skilled personnel to assist us in creating and implementing the systems. Our failure to successfully implement and maintain operational, financial and billing information systems at our businesses could have an adverse effect on our business, financial condition and results of operations.

We may be required to make significant capital expenditures for our businesses in order to remain technologically and economically competitive.

Our capital expenditure requirements have primarily related to our Jostens business. Additionally, we are required to invest capital in order to expand and update our capabilities in our other segments, including our Marketing and Publishing Services segment. We expect our capital expenditure requirements in the Jostens business to continue to relate primarily to capital improvements, including information technology and e-commerce initiatives throughout the Jostens business. Our capital expenditure requirements in the Marketing and Publishing Services segment primarily relate to efforts to maintain efficiency and to retain technological advancement to remain competitive. Changing competitive conditions or the emergence of any significant technological advances utilized by competitors could require us to invest significant capital in additional production technology or capacity in order to remain competitive. If we are unable to fund any such investment, including as a result of constrained availability of capital, or otherwise fail to invest in new technologies, our business, financial condition and results of operations could be materially and adversely affected.

Our businesses are subject to changes arising from developments in technology that could render our products obsolete or reduce product consumption.

New emerging technologies, including those involving the Internet, could result in new distribution channels and new products and services being provided that could compete with our products and services. As a result of these factors, our growth and future financial performance may depend on our ability to develop and market new products and services and create new distribution channels, while enhancing existing products, services and distribution channels, in order to incorporate the latest technological advances and accommodate changing customer preferences and demands, including the use of the Internet. If we fail to anticipate or respond adequately to changes in technology and user preferences and demands or are unable to finance the capital expenditures necessary to respond to such changes, our business, financial condition and results of operations could be materially and adversely affected.

Any disruption at our principal production facilities could adversely affect our results of operations.

We are dependent on certain key production facilities. Certain sampling system, book component, jewelry and graduation announcement products are generally each produced in a dedicated facility. Any disruption of production capabilities at any of our key dedicated facilities could adversely affect our business, financial condition and results of operations.

Actions taken by the U.S. Postal Service could have a material adverse effect on our business.

Postal costs are a significant component of many of our customers’ cost structures, particularly in our Marketing and Publishing Services segment, and postal rate changes can influence the number of pieces and types of products that our customers mail. Additional postal rate increases will take effect in 2009. We do not directly bear the cost of higher postal rates. Demand for products distributed by mail, however, could be adversely affected by continued increases in postal rates. Any resulting decline in volume mailed would have an adverse effect on our business.

Sampling products are approved by the U.S. Postal Service, or the USPS, for inclusion in subscription magazines mailed at periodical postage rates. USPS-approved sampling systems have a significant cost advantage over other competing sampling products, such as miniatures, vials, packets, sachets and blisterpacks, because these competing products cause an increase from periodical postage rates to the higher third-class rates for a magazine’s entire circulation. Subscription magazine sampling inserts delivered to consumers through the USPS are currently an important part of our sampling systems business. If the USPS approves other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or reclassifies our sampling products such that they would incur a postal surcharge, it could have a material adverse effect on our sampling system business, financial condition and results of operations.

A deterioration in labor relations or labor availability could have an adverse impact on our operations.

As of April 4, 2009, we had approximately 6,148 full-time employees. As of April 4, 2009, approximately 552 of Jostens’ employees were represented under two collective bargaining agreements that expire in June 2010 and August 2012, and approximately 254 employees from our Marketing and Publishing Services business were represented under two collective bargaining agreements that expire in April 2010 and March 2012.

We may not be able to negotiate future labor agreements on satisfactory terms. If any of the employees covered by the collective bargaining agreements were to engage in a strike, work stoppage or other slowdown, we could experience a disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a further disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations. Given the seasonality of our business, we utilize a high percentage of seasonal and temporary employees to maximize efficiency and manage our costs. If these seasonal or temporary employees were to become unavailable to us on acceptable terms, we may not be able to find replacements in a timely or cost effective manner, which could adversely impact our business, financial condition and results of operations.

We are subject to environmental obligations and liabilities that could impose substantial costs upon us and may adversely affect our financial results and our ability to service our debt.

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters.

Also, as an owner and operator of real property or a generator of hazardous substances, we may be subject to environmental cleanup liability, regardless of fault, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws, as well as to claims for harm to health or property or for natural resource damages arising out of contamination or exposure to hazardous substances. Some of our current or past operations have involved metalworking and plating, printing and other activities that have resulted or could result in environmental conditions giving rise to liabilities.

We are subject to risks that our intellectual property may not be adequately protected, and we may be adversely affected by the intellectual property rights of others.

We use a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights, particularly those of our sampling system and direct mail businesses, which derive a substantial portion of revenue from processes or products with some proprietary protections. We generally enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe, impair, misappropriate, dilute or violate our intellectual property rights. In addition, a portion of our manufacturing processes involved in the production of sampling systems and direct mail products are not covered by any patent or patent application. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. There is no assurance that ongoing research and development efforts will result in new proprietary processes or products. Our competitors may independently develop equivalent or superior know-how, trade secrets processes or production methods to those employed by us.

In addition, we are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights. Third parties may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights. Our intellectual property rights may not have the value that we believe them to have, and our products or processes may be found to infringe, impair, misappropriate, dilute or otherwise violate the intellectual property rights of others. Further, we may not prevail in any such litigation, and the results or costs of any such litigation may have a material adverse effect on our business, financial condition and results of operations. The expense involved in protecting our intellectual property in our Marketing and Publishing Services segment, for example, has been and could continue to be significant. Any litigation concerning intellectual property could be protracted and costly, is inherently unpredictable and could have a material adverse effect on our business, financial condition and results of operations regardless of its outcome.

Changes in the rules and regulations to which we and our customers are subject may impact demand for our products and services.

We and many of our customers are subject to various government regulations, including applicable rules and regulations governing product safety and protecting the privacy of consumer data. Continually evolving and changing regulations, both in the United States and internationally, may impact our and our customers’ businesses and could reduce demand, or increase the cost, for the related products and services.

Our results of operations in our educational textbook cover and component business are subject to variations due to the textbook adoption cycle and government funding for education spending.

Our educational textbook cover and component business experiences fluctuations in its results of operations due to the textbook adoption cycle and government funding for education spending. The cyclicality of the elementary and high school market is primarily attributable to the textbook adoption cycle. Our results of operations are also affected by reductions in local, state and/or federal school funding for textbook purchasing. In school districts in states that primarily rely on local tax proceeds, significant reductions in those proceeds, including as a result of the current economic conditions, can severely restrict district purchases of instructional materials. In districts and states that primarily rely on state funding for instructional materials, a reduction in state allocations, changes in announced school funding or additional restrictions on the use of those funds may affect our results of operations in our educational textbook component business. Lower than expected sales by us due to the cyclicality of the textbook adoption cycle and pricing pressures that may result during any downturn in the textbook adoption cycle or as a reduction in government funding for education spending could have a material adverse effect on our cash flows and, therefore, on our ability to service our obligations with respect to our indebtedness.

Declines in the market value of the securities held by our pension plans could materially reduce the funded status of the plans and affect the level of pension expense and required contributions in future years.

The funded status of our pension plans is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and regulatory requirements and changes. Declines in the market value of the securities held by the plans during 2008 and continuing into 2009 due to the recent disruption in financial markets have materially reduced the asset values under the plans and in turn will affect the level of pension income (expense) and required contributions in future years. If current market conditions continue for an extended period of time, our expense and required cash contributions associated with pension plans may substantially increase in future periods.

Our controlling stockholders, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and DLJ Merchant Banking Partners III, L.P. and certain of its affiliates (“DLJMBP III” and together with KKR, the “Sponsors”), may have interests that conflict with other investors.

As a result of the Transactions, we are controlled by an affiliate of KKR and DLJMBP III and certain of its affiliates. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these stockholders could be in conflict with the interests of our other investors and debtholders. In addition, these stockholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to our other investors and debtholders if the transactions resulted in our becoming more leveraged or significantly changed the nature of our business operations or strategy. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our stockholders may conflict with those of our debtholders. In that situation, for example, our debtholders might want us to raise additional equity from the Sponsors or other investors to reduce our leverage and pay our debts, while the Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, the Sponsors and certain of their affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. For instance, certain of the Sponsors currently have investments in Merrill Corp., Primedia Inc. and First

Data Corporation. Further, if they pursue such acquisitions or make further investments in our industry, those acquisition and investment opportunities may not be available to us. So long as the Sponsors continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to influence or effectively control our decisions.

We are dependent upon certain members of our senior management.

We are substantially dependent on the personal efforts, relationships and abilities of certain members of our senior management, particularly Marc L. Reisch, our Chairman, President and Chief Executive Officer. The loss of Mr. Reisch’s services or the services of other members of senior management could have a material adverse effect on our company.

Risks Relating to Our Indebtedness and the Notes

Our high level of indebtedness could adversely affect our cash flow and our ability to operate our business, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We are highly leveraged. As of April 4, 2009, total indebtedness for Holdings and its subsidiaries was $1,550.7 million (exclusive of letters of credit outstanding). As of April 4, 2009, Visant had availability of $99.0 million (net of standby letters of credit of $14.0 million and outstanding borrowings of $137.0 million) under its revolving credit facilities and cash and cash equivalents totaling $167.1 million. Total outstanding indebtedness for Holdings and its subsidiaries represented approximately 92.7% of our total consolidated capitalization at April 4, 2009. On May 28, 2009, we entered into an amendment to our senior secured credit facilities which resulted in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million. At such time we repaid all then outstanding borrowings under the revolving credit facilities.

Our substantial indebtedness could have important consequences. For example, it could:

•

make it more difficult for us to satisfy our obligations with respect to the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under agreements governing the notes;

•

require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our businesses and in the industries in which we operate;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy and other purposes; and

•	place us at a disadvantage compared to our competitors who have less debt.

Any of the above listed factors could materially adversely affect our business, financial condition and results of operations. Furthermore, our interest expense could increase if interest rates increase, because the entire amount of our debt under the Visant senior secured credit facilities bears interest at floating rates, currently, at our option, at either (1) adjusted LIBOR plus 4.00% per annum for the U.S. dollar denominated loans under the revolving credit facilities (with a minimum adjusted LIBOR of 2.00% per annum) and LIBOR plus 2.00% per annum for the Term Loan C facility or (2) the alternate base rate plus 3.00% for U.S. dollar denominated loans under the revolving credit facilities and base rate plus 1.00% for the Term Loan C facility (or, in the case of Canadian dollar denominated loans under the revolving credit facilities, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum), subject to adjustment based on a pricing grid with respect to the Term Loan C facility. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

In addition, we may be able to incur significant additional indebtedness in the future. Although the indentures governing the Holdings senior notes, the Holdings senior discount notes and these notes and the credit agreement governing the Visant senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, those restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with those restrictions could be substantial. The Visant senior secured credit facilities, for example, allow us to incur (1) an unlimited amount of “purchase money” indebtedness to finance capital expenditures permitted to be made under the senior secured credit facilities and to finance the acquisition, construction or improvement of fixed or capital assets, (2) an unlimited amount of indebtedness to finance acquisitions permitted under the senior secured credit facilities and (3) up to $100 million of additional indebtedness.

The Visant senior secured credit facilities also allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to certain conditions, including Visant’s ability to obtain commitments from one or more lenders to make such commitments. Any additional term loans will have the same security and guarantees as the Term Loan C facility. All of these borrowings will rank senior to these notes and subsidiary guarantees thereof. If the new debt is added to our current debt levels, the related risks that we now face, including those described above, could intensify. There can be no assurance, particularly in light of current credit markets, of our ability to obtain this financing, including on acceptable terms.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

We are a highly leveraged company and require a significant amount of cash to meet our debt service obligations. For the year ended December 29, 2007, Visant voluntarily prepaid $400.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C facility through most of 2011. Amounts borrowed under the term loans that are repaid or prepaid may not be reborrowed. Our annual payment obligations for 2008 with respect to our existing indebtedness were comprised of approximately $93.9 million of interest payments on Visant’s Term Loan C facility, revolving credit facilities and senior subordinated notes and the Holdings senior notes. Cash interest began accruing on the Holdings discount notes in December 2008, and thereafter cash interest accrues at a rate of 10.25% per annum and is payable semi-annually in arrears, commencing June 1, 2009, in the amount of $25.3 million annually. Our ability to pay interest on and principal on our debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments. Recent changes in global economic conditions, including decreases in economic activity in many of the industries we serve, may significantly impact our ability to generate funds from operations.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on these notes and the Holdings senior notes and senior discount notes, we may have to undertake alternative financing plans, such as refinancing our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to refinance our debt or undertake alternative financing plans will depend on the credit markets and our financial condition at such time. The extent of any impact of the recent credit market conditions on our ability to refinance our debt or undertake alternative financing plans will depend on several factors, including our operating cash flows, the duration of tight credit conditions, our credit ratings and credit capacity, the cost of financing and other general economic and business conditions. Any refinancing of our debt could be on less favorable terms, including being subject to higher interest rates. In addition, the terms of our existing or future debt instruments may restrict certain of our alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our indebtedness.

Repayment of our debt, including the Visant term loans, revolving credit facilities, Visant senior subordinated notes and the Holdings senior notes and senior discount notes, is dependent on cash flow generated by our subsidiaries.

Both Visant and Holdings are holding companies, and all of our assets are owned by our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the these senior subordinated notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. The Holdings senior notes and senior discount notes are not guaranteed by any of Holdings’ subsidiaries. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including these notes and the Holdings senior notes and senior discount notes. Each of our subsidiaries is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indentures governing these notes and the Holdings senior notes and senior discount notes limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. If we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Visant term loans, revolving credit facilities, these notes and the Holdings senior notes and senior discount notes.

Restrictive covenants in Holdings’, our and our subsidiaries’ debt instruments may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The Visant senior secured credit facilities and the indentures governing the Holdings senior notes and senior discount notes and these notes contain, and any future indebtedness of Holdings, ours or of our subsidiaries would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on Holdings, and us, including restrictions on Holdings and our ability to engage in acts that may be in our best long-term interest.

The Visant senior secured credit facilities include financial covenants, including requirements that Visant maintain a minimum interest coverage ratio and not exceed a maximum total leverage ratio. The financial covenants in the Visant senior secured credit facilities will become more restrictive over time. In addition, the Visant senior secured credit facilities limit Visant’s ability to make capital expenditures and require that Visant use a portion of excess cash flow and proceeds of certain asset sales that are not reinvested in its business to repay indebtedness under the senior secured credit facilities.

The Visant senior secured credit facilities also include covenants restricting, among other things, Visant Secondary Holdings Corp.’s, Visant’s and their subsidiaries’ ability to: create liens; incur indebtedness (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock; pay dividends, or make redemptions and repurchases, with respect to capital stock; prepay, or make redemptions and repurchases, with respect to subordinated indebtedness; make loans and investments; engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates; change the business conducted by Visant Secondary Holdings Corp., Visant or their subsidiaries; and amend the terms of subordinated debt.

The indentures relating to the Holdings senior notes, the Holdings senior discount notes and these notes also contain numerous covenants including, among other things, restrictions on our and our subsidiaries’ ability to: create liens; incur or guarantee indebtedness or issue preferred stock; pay dividends, or make redemptions and repurchases, with respect to capital stock; prepay, or make redemptions and repurchases, with respect to subordinated indebtedness; make loans and investments; engage in mergers, acquisitions, asset sales and transactions with affiliates; and create limitations on the ability of subsidiaries to make dividends or distributions.

A breach of any of the restrictive covenants in the Visant senior secured credit facilities would result in a default under the Visant senior secured credit facilities. If any such default occurs, the lenders under the Visant senior secured credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require Visant to apply all of its available cash to repay these borrowings, any of which would result in an event of default under these notes and the Holdings senior notes and senior discount notes. The lenders under the senior secured credit facilities will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

Only certain of our subsidiaries guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Certain of our subsidiaries, including our existing and future foreign subsidiaries, are not required to guarantee the notes. As of April 4, 2009, our non-guarantor subsidiaries had approximately 4.1% of our assets. Our non-guarantor subsidiaries generated approximately 3.9% of our revenues for the quarter ended April 4, 2009. However, the indenture permits these subsidiaries to incur significant amounts of indebtedness in the future. In the event that any non-guarantor subsidiary (including any foreign subsidiary) becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims with respect to the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in our non-guarantor subsidiaries.

Your right to receive payments on the notes and the guarantees is junior to the rights of the lenders under our senior secured credit facilities and to all of our and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.

The notes and the guarantees rank in right of payment behind all of our and the guarantors’ existing senior indebtedness, including borrowings under our senior secured credit facilities, and rank in right of payment behind all of our and the guarantors’ future borrowings, except for any future indebtedness that expressly provides that it ranks equal or junior in right of payment to the notes and the related guarantees. See “Description of the Notes”. As of April 4, 2009, we had approximately $316.5 million of senior secured indebtedness, and the revolving credit portion (net of standby letters of credit and short-term borrowings of approximately $151.0 million) of our senior secured credit facilities provided for additional borrowings of up to $99.0 million, all of which would be senior indebtedness when drawn. On May 28, 2009, we entered into an amendment to our senior secured credit facilities which resulted in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million. At such time we repaid all then outstanding borrowings under the revolving credit facilities. Our senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C facility. As of April 4, 2009, the subsidiary guarantors had approximately $316.5 million of senior indebtedness which would have represented guarantees of borrowings under our new senior secured credit facilities. We are also permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the notes or the guarantees in the event of a payment default or other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the notes or the guarantees for a designated period of time. See “Description of the Notes—Payment of Notes”.

Because of the subordination provisions in the notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the notes or the applicable guarantee until we or the guarantor has made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. See “Description of the Notes—Ranking”.

The notes are not secured by our assets, and the lenders under our senior credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being contractually subordinated to all existing and future senior indebtedness, the notes and the guarantees are not secured by any of our assets. In contrast, our obligations under the senior secured credit facilities are secured by substantially all of our assets and substantially all of the assets of our material current domestic and future subsidiaries, including all of our capital stock and the capital stock of each of our existing and future direct and indirect subsidiaries (except that with respect to foreign subsidiaries such lien and pledge will be limited to 65% of the capital stock of “first-tier” foreign subsidiaries), and substantially all of our material existing domestic subsidiaries and future domestic subsidiaries’ tangible and intangible assets. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in some circumstances, be secured. As of April 4, 2009, we had $316.5 million of senior secured indebtedness. On May 28, 2009, we entered into an amendment to our senior secured credit facilities which resulted in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million. At such time we repaid all then outstanding borrowings under the revolving credit facilities. Our senior secured credit facilities allow us to incur additional term loans under the Term Loan C facility or under a new term loan facility, in each case in an aggregate principal amount of up to $300 million, subject to (1) the absence of any default under the senior secured credit facilities before and after giving effect to such loans, (2) the accuracy of all representations and warranties in the credit agreement and security documents for the senior secured credit facilities, (3) our compliance with financial covenants under the senior secured credit facilities and (4) our ability to obtain commitments from one or more lenders to make such loans. Any additional term loans will have the same security and guarantees as the Term Loan C facility.

Because the notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

•	there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

•	there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

Our existing and certain of our future subsidiaries guarantee our obligations under the notes. The issuance of the guarantees by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guaranty, or subordinate such guaranty to the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce a guarantee if it found that when the applicable guarantor entered into its guaranty or, in some states, when payments became due under such guaranty, the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital;

•	intended to incur, or believed that such guarantor would incur, debts beyond such guarantor’s ability to pay such debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void a guaranty, without regard to the above factors, if the court found that the applicable guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantees could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for such guaranty if such guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guaranty, you would no longer have a claim against the applicable guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from any guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of such guarantor’s debts, including contingent liabilities, was greater than the fair saleable value of such guarantor’s assets; or

•

the present fair saleable value of such guarantor’s assets were less than the amount that would be required to pay such guarantor’s probable liability on such guarantor’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	such guarantor could not pay such guarantor’s debts as they become due.

To the extent a court voids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes.

Each guaranty contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

We may not be able to repurchase notes upon a change of control.

Certain events constitute a change of control under the indenture governing the notes, including the sale, lease or transfer of all or substantially all of our assets to any person other than a permitted holder. See “Description of the Notes—Certain Definitions—Change of Control” for additional descriptions of these events. The indentures governing the senior discount notes and senior notes of our parent contain similar provisions. Upon the occurrence of such events, you will have the right to require us to repurchase your notes, and the holders of senior discount notes and senior notes will have the right to require our parent to repurchase their notes at a purchase price in cash equal to 101% of the principal amount or accreted value, as applicable, of the applicable notes plus accrued and unpaid interest, if any, to the extent applicable. The senior secured credit facilities provide that certain change of control events constitute a default, including (1) a Change of Control, as defined in the indenture relating to the notes, (2) the board of directors ceasing to be comprised of at least a majority of directors who (a) were directors as of the closing date of the senior secured credit facilities, (b) have been directors for at least 12 months, (c) were nominated to the board of directors by DLJMBP III, KKR, their respective affiliates or a person nominated by any thereof or (d) were nominated by a majority of the continuing directors then in office and (3) Visant Secondary Holdings Corp. ceasing to own 100% of our outstanding capital.

Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under our senior secured credit facilities, we could seek a waiver of such default or seek to refinance our senior secured credit facilities. In the event we do not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under our new senior secured credit facilities being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes and/or our parent having to repurchase the senior discount notes and senior notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior secured credit facilities and/or the notes, and our parent may not have sufficient financial resources to satisfy its obligations under the senior discount notes and senior notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the relevant indenture. In addition, the change of control covenant in the indentures governing the notes and our parent’s senior discount notes and senior notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Certain Covenants”.

Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

The notes were offered and sold in October 2004 to a small number of institutional investors and are eligible for trading in the PORTALSM market. However, we do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. You may not be able to sell your notes at a particular time or at favorable prices or at all.

The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market in the notes; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

We understand that Credit Suisse Securities (USA) LLC presently intends to make a market in the notes. However, it is not obligated to do so, and any market making activity with respect to the notes may be discontinued at any time without notice. In addition, any market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, without limitation, statements concerning the conditions in our industry, expected cost savings, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

•	our substantial indebtedness and our ability to service the indebtedness;

•	our inability to implement our business strategy in a timely and effective manner;

•	global market and economic conditions and disruptions in the credit markets;

•	levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions;

•	competition from other companies;

•	fluctuations in raw material prices;

•	our reliance on a limited number of suppliers;

•	the seasonality of our businesses;

•	the loss of significant customers or customer relationships;

•	Jostens’ reliance on independent sales representatives;

•	our reliance on numerous complex information systems;

•	the amount of capital expenditures required at our businesses;

•	the reliance of our businesses on limited production facilities;

•	actions taken by the U.S. postal services and the failure of our sampling systems to comply with U.S. postal regulations;

•	labor disturbances;

•	environmental regulations;

•	the outcome of litigation;

•	the impact of changes in applicable law and regulations;

•	the textbook adoption cycle and levels of government funding for education spending; and

•	control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data referenced throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties, including the National Center for Educational Statistics, the U.S. Department of Education and the U.S. Census Bureau.

USE OF PROCEEDS

This prospectus is being delivered in connection with the sale of notes by Credit Suisse Securities (USA) LLC in market-making transactions. We will not receive any cash proceeds from the sale of the notes by Credit Suisse Securities (USA) LLC.

CAPITALIZATION

The following table sets forth Visant Holding’s capitalization as of April 4, 2009. In connection with the amendment to our senior secured credit facilities on May 28, 2009, the $137.0 million of short-term borrowings then outstanding under our revolving credit facilities were repaid. The information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of April 4, 2009 (unaudited)
(In millions)
Visant Corporation:
Standby letters of credit	$14.0
Short-term borrowings	137.0
Term Loan C facility	316.5
7 5/8% Senior Subordinated Notes	500.0

Visant Holding Corp.:
10 1/2% Senior Discount Notes	247.2
8 3/4% Senior Notes	350.0

Total debt	1,564.7
Stockholders’ equity	123.8

Total capitalization	$1,688.5

SELECTED FINANCIAL DATA

The following relates to the financial results of Visant Corporation. There are no significant differences between the results of operations and financial condition of Visant and those of Visant Holding other than stock compensation expense, interest expense and related income tax effect of certain indebtedness of Holdings, including $247.2 million of Holdings’ 10 1/4% senior discount notes due 2013 and the $350.0 million of Holdings’ 8 3/4% senior notes due 2013. The selected financial data of Visant Corporation set forth below presents the consolidated financial data of Visant Corporation, Von Hoffmann and Arcade after July 29, 2003 as a result of the common ownership of these entities by affiliates of DLJMBP III on such date. As described in the notes to our consolidated financial statements, certain operations of Von Hoffmann are presented as discontinued operations for all periods presented.

The selected historical financial data for the successor periods of fiscal years ended January 3, 2009, December 29, 2007, December 30, 2006, December 31, 2005 and January 1, 2005, have been derived from our audited historical consolidated financial statements. The data presented below should be read in conjunction with the consolidated financial statements and related notes included herein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Three Months Ended		2008	2007	2006	2005	2004
In millions, except for ratios	April 4, 2009	March 29, 2008
Statement of Operations Data(1):
Net sales	$265.5	$247.0	$1,365.6	$1,270.2	$1,186.6	$1,110.7	$1,051.9
Cost of products sold	127.8	128.1	675.8	623.0	587.6	562.2	586.2

Gross profit	137.8	118.9	689.8	647.2	599.0	548.5	465.7
Selling and administrative expenses	114.6	105.1	463.6	425.6	394.4	389.1	386.2
Loss (gain) on disposal of assets	—	—	1.0	0.6	(1.2)	(0.4)	(0.1)
Transaction costs(2)	—	—	—	—	—	1.2	6.8
Special charges(3)	1.5	1.5	14.4	2.9	2.4	5.4	11.8

Operating income	21.8	12.3	210.8	218.1	203.4	153.2	61.0
Loss on redemption of debt(4)	—	—	—	—	—	—	31.9
Interest expense, net	14.1	16.4	69.1	90.2	105.4	106.8	108.7
Other income	—	—	—	—	—	—	(1.1)

Income (loss) from continuing operations before income taxes	7.6	(4.1)	141.7	127.9	98.0	46.3	(78.6)
Provision for (benefit from) income taxes	3.5	(1.4)	54.6	49.7	31.2	17.2	(28.2)

Income (loss) from continuing operations	4.1	(2.7)	87.0	78.2	66.8	29.1	(50.4)
Gain (loss) on discontinued operations, net of tax	—	—	—	110.7	9.6	19.0	(40.0)

Net income (loss) available to common stockholders	$4.1	$(2.7)	$87.0	$188.9	$76.4	$48.1	$(90.4)

Statement of Cash Flows:
Net cash provided by operating activities	$64.2	$51.6	$221.2	$177.3	$182.5	$167.5	$115.8
Net cash (used in) provided by investing activities	(14.9)	(13.6)	(274.3)	280.6	(52.6)	(39.1)	(38.0)
Net cash (used in) provided by financing activities	—	(1.5)	112.1	(417.9)	(131.6)	(190.8)	(39.3)

	Three Months Ended		2008	2007	2006	2005	2004
In millions, except for ratios	April 4, 2009	March 29, 2008
Other Financial Data(1):
Ratio of earnings to fixed charges(5)	1.5x	—	3.0x	2.4x	1.9x	1.4x	—
Depreciation and amortization	$25.2	$22.7	$103.0	$87.0	$81.6	$87.6	$136.5
Capital expenditures	$14.9	$13.7	$52.4	$56.4	$51.9	$28.7	$32.7

In millions
Balance Sheet Data (at period end):
Cash and cash equivalents	$166.6	$96.1	$117.6	$59.1	$18.0	$19.9	$82.3
Property and equipment, net	220.5	184.7	221.8	181.1	160.6	137.9	144.9
Total assets	2,334.2	2,155.6	2,288.9	2,092.8	2,309.3	2,360.8	2,503.3
Total debt	816.5	816.5	816.5	816.5	1,216.5	1,328.4	1,528.3
Stockholders’ equity (deficit)	691.9	679.1	687.3	681.7	477.7	420.9	363.8

(1)	Certain selected financial data have been reclassified for all periods presented to reflect the results of discontinued operations consisting of the Von Hoffmann businesses in December 2006, our Jostens Photography businesses in June 2006 and the exit of Jostens’ Recognition business in December 2001. See Note 5, Discontinued Operations, to our consolidated financial statements included elsewhere herein.
(2)	For 2005 and 2004, transaction costs represented $1.2 million and $6.8 million, respectively, of expenses incurred in connection with the Transactions.
(3)	Special charges for the first quarter ended April 4, 2009 included $0.7 million and $0.3 million of cost reduction initiatives taken in our Scholastic and Memory Book operations, respectively. Also included were $0.5 million of other shutdown related costs in the Marketing and Publishing Services segment. During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment and $0.5 million and $0.3 million representing severance and related benefits associated with headcount reductions in the Scholastic and Marketing and Publishing Services segments, respectively. Special charges of $14.4 million for the year ended January 3, 2009 represented $12.8 million of costs associated with the closure of the Pennsauken, New Jersey and Attleboro, Massachusetts facilities; and certain international operations, as well as the consolidation of the Chattanooga, Tennessee facilities. These charges included approximately $6.1 million of non-cash costs, including $3.1 million resulting from the write-off of accumulated currency translation balances, $2.7 million of facility related asset impairment charges and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Additionally, Visant incurred approximately $1.6 million of other severance and related benefits associated with headcount reductions during the twelve month period ended January 3, 2009. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of Jostens’ Attleboro, Massachusetts facility announced on December 4, 2007, and which was completed by the end of the first quarter of 2008, and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the carrying value of Jostens’ former corporate office buildings and $0.1 million of special charges for severance costs and related benefit costs. For 2005, special charges consisted of restructuring charges of $5.1 million for employee severance related to closed facilities and $0.3 million related to a withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. For 2004, special charges consisted of $11.8 million of restructuring charges consisting primarily of severance costs for the termination of senior executives and other employees associated with reorganization activity as a result of the Transactions.
(4)	For 2004, loss on redemption of debt represented a loss of $31.5 million in connection with repayment of all existing indebtedness and remaining preferred stock of Jostens and Arcade in conjunction with the Transactions and a loss of $0.4 million in connection with the repurchase of $5.0 million principal amount of Jostens’ 12.75% senior subordinated notes prior to the Transactions.

(5)	For the purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) on all indebtedness plus amortization of debt issuance costs and the portion of rental expense that we believe is representative of the interest component of rental expense. For the three months ended March 29, 2008 and the 2004 fiscal year, earnings did not cover fixed charges by $4.1 million, and $78.6 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of these risks and uncertainties, including those set forth in this prospectus under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. You should read the following discussion in conjunction with the consolidated financial statements and related notes included herein.

Presentation

There are no significant differences between the results of operations and financial condition of Visant and those of Holdings other than stock compensation expense, interest expense and related income tax effect of certain indebtedness of Visant Holding, including $247.2 million of Holdings’ 10 1/4% senior discount notes due 2013 and $350.0 million of Holdings’ 8 3/4% senior notes due 2013.

Company Background

On October 4, 2004, an affiliate of KKR and affiliates of DLJMBP III completed transactions which created a marketing and publishing services enterprise through the consolidation of Jostens, Von Hoffmann and Arcade.

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJMBP II, and DLJMBP III owned approximately 82.5% of our outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of our voting interest and 45.0% of our economic interest, and DLJMBP III and certain of its affiliates held equity interests representing approximately 41.0% of Holdings’ voting interest and 45.0% of Holdings’ economic interest, with the remainder held by other co-investors and certain members of management. As of May 20, 2009, an affiliate of KKR and DLJMBP III and certain of its affiliates held approximately 49.0% and 40.9%, respectively, of Holdings’ voting interest, while each held approximately 44.5% of Holdings’ economic interest. As of May 20, 2009, the other co-investors held approximately 8.3% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.8% of the voting interest and approximately 1.9% of the economic interest of Holdings.

The Transactions were accounted for as a combination of interests under common control.

Overview

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. We sell our products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality, service and price.

In May 2007, we completed the sale of our Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the “Von Hoffmann businesses”), which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The operations of the Von Hoffmann businesses are reported as discontinued operations in the consolidated financial statements for all periods presented.

During 2007, we expanded our business with the acquisitions of Neff Motivation, Inc. (“Neff”), Visual Systems, Inc. (“VSI” and currently doing business with Lehigh Milwaukee) and Publishing Enterprises, Incorporated. Neff, a single source provider of custom awards programs and apparel, including chenille letters and letter jackets, was acquired on March 16, 2007, and its results are included in the Scholastic segment as of such date. VSI, a supplier of overhead transparencies and book components, was acquired on June 14, 2007, and its results are included in the Marketing and Publishing Services segment as of such date. On October 1, 2007, we acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated, a producer of school memory books and student planners, and its results are included in the Memory Book segment as of such date. On April 1, 2008, the Company announced the completion of the acquisition of Phoenix Color Corp. (“Phoenix Color”), a leading book component manufacturer. The results of Phoenix Color are reported as part of the Marketing and Publishing Services segment from its acquisition date.

Our three reportable segments consist of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

For additional financial and other information about our operating segments, see Note 17, Business Segments, to the consolidated financial statements.

General

We experience seasonal fluctuations in our net sales and cash flow from operations, tied primarily to the North American school year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. Our cash flow from continuing operations is concentrated in the fourth quarter, primarily driven by the receipt of customer deposits in our Scholastic and Memory book segments. The net sales of educational book components are impacted seasonally by state and local schoolbook purchasing schedules, which typically commence in the spring and peak in the summer months preceding the start of the school year. The net sales of sampling and other direct mail and commercial printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters for the foreseeable future. These seasonal variations in net sales are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our capital and manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Our net sales include sales to certain customers for whom we purchase paper. The price of paper, a primary material across most of our products and services, is volatile over time and may cause swings in net sales and cost of sales. We generally are able to pass on increases in the cost of paper to our customers across most product lines when we realize such increases.

The price of gold and other precious metals increased dramatically in 2008, and we anticipate continued volatility in the price of gold for the foreseeable future driven by numerous factors, such as changes in supply and demand and investor sentiment. These higher gold prices have impacted, and could further impact, our manufacturing costs as well as our jewelry metal mix.

We continue to experience limited visibility with respect to the flow and placement of orders in our Marketing and Publishing Services segment, which we believe is the result of tighter economic and market conditions affecting the timing of decisions and the extent of spending by our customers. We believe these conditions, particularly the weakness in the advertising environment and decline in activity in the elementary and high school publishing business, will continue to affect negatively the level of spending by our customers in our Marketing and Publishing Services segment. Furthermore, the excess capacity that exists in the industry, particularly as it pertains to our direct marketing operations, as well as the variety of other advertising media that we compete with, have created increasing pricing pressure. We seek to distinguish ourselves based on our capabilities, quality and organizational strength.

While historically the purchase of class rings has been relatively resistant to economic conditions, we have seen a shift in jewelry metal mix from gold to lesser priced metals for the past year which we believe is attributable in part to economic factors and the impact of significantly higher precious metal costs on our jewelry prices.

We have initiated several efforts to contain costs and drive efficiency, including through the restructuring and integration of certain of our operations and rationalization of sales, administrative and support functions. We expect to implement additional initiatives focused on cost reduction and containment to address the continuing challenging environment.

Restructuring Activity

Special charges for the first quarter ended April 4, 2009 included $0.2 million of restructuring charges associated with the closure of the Pennsauken, New Jersey facilities and $0.3 million of severance and related benefit costs for headcount reductions of 21 employees in the Marketing and Publishing Services segment. Also included were $0.7 million and $0.3 million of restructuring charges related to cost reduction initiatives taken in our Scholastic and Memory Book operations, respectively. The associated employee headcount reductions were 14 and 12, respectively.

During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment. Additionally, the Scholastic segment recorded charges of $0.5 million of severance and related benefits associated with the headcount reduction of 23 employees. The Marketing and Publishing Services segment recorded charges of $0.3 million related to severance costs that reduced headcount by one employee.

Restructuring accruals of $1.5 million and $2.4 million as of April 4, 2009 and January 3, 2009, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance related to headcount reductions in the Scholastic, Memory Book and the Marketing and Publishing Services segments.

On a cumulative basis through April 4, 2009, we incurred $28.6 million of employee severance and related benefit costs related to initiatives during the period from 2004 to April 4, 2009, which affected an aggregate of 879 employees. As of April 4, 2009, we paid $27.1 million in cash related to these initiatives.

Changes in the restructuring accruals during the first fiscal quarter of 2009 were as follows:

In thousands	2009 Initiatives	2008 Initiatives	2007 Initiatives	Total
Balance at January 3, 2009	$—	$2,395	$33	$2,428
Restructuring charges	1,285	245	—	1,530
Severance paid	(476)	(1,966)	(7)	(2,449)

Balance at April 4, 2009	$809	$674	$26	$1,509

We expect the majority of the remaining severance related to the 2009, 2008 and 2007 initiatives to be paid by the end of 2009.

Other Factors Affecting Comparability

We utilize a fifty-two, fifty-three week fiscal year ending on the Saturday closest to December 31st. The Company’s 2008 fiscal year ended on January 3, 2009 and included a 53rd week. While quarters normally consist of 13-week periods, the fourth quarter of fiscal 2008 included a 14th week. Fiscal 2007 and 2006 each consisted of 52 weeks.

Critical Accounting Policies and Estimates

In the ordinary course of business, management makes a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results and require management’s judgment about the effect of matters that are uncertain.

On an ongoing basis, management evaluates its estimates and assumptions, including those related to revenue recognition, continued value of goodwill and intangibles, recoverability of long-lived assets, pension and other postretirement benefits and income tax. Management bases its estimates and assumptions on historical experience, the use of independent third-party specialists and various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions.

Revenue Recognition

The SEC’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition (“SAB No. 104”), provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, we recognize revenue when the earnings process is complete, evidenced by an agreement between us and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and we have no further performance obligations.

Goodwill and Indefinite-Lived Intangible Assets

Under Statement of Financial Accounting Statements (“SFAS”) No. 142, Goodwill and Other Intangible Assets, we are required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments are required to estimate the fair value of reporting units including projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter of fiscal year 2008 and we believe that there are no indications of impairment. However, unforeseen future events could adversely affect the reported value of goodwill and indefinite-lived intangible assets, which at the end of both 2008 and 2007 totaled approximately $1.3 billion and $1.2 billion, respectively.

Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax liability together with assessing temporary differences resulting from differing treatment of items such as capital assets for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheets. We must then assess the likelihood that any deferred tax assets will be recovered from taxable income of the appropriate character within the carryback or carryforward period, and to the extent that recovery is not likely, a valuation allowance must be established. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets.

On a consolidated basis, we have established a tax valuation allowance of $14.7 million as of the end of fiscal year 2008 related to foreign tax credit carryforwards, because we believe the tax benefits are not likely to be fully realized. As described in Note 14, Income Taxes, to our consolidated financial statements, we repatriated a total of $4.3 million of earnings from our foreign subsidiaries during fiscal year 2008. In connection with those distributions and adjustments resulting from the filing of our 2007 tax return, we decreased our valuation allowance for foreign tax credit carryforwards by $0.1 million.

Significant judgment is also required in determining and evaluating our tax reserves. Tax reserves are established for uncertain tax positions which are potentially subject to challenge. We review our tax reserves as facts and circumstances change. Although resolution of issues for audits currently in process is uncertain, based on currently available information, we believe the ultimate outcomes will not have a material adverse effect on our financial statements.

Effective at the beginning of 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48, the Company made a change in accounting principle for the classification of interest income on tax refunds. Under the previous policy, the Company recorded interest income on tax refunds as interest income. Under the new policy, any interest income in connection with income tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of FIN 48, all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of the Company’s unrecognized tax benefit liability.

Pension and Other Postretirement Benefits

Jostens sponsors several defined benefit pension plans that cover nearly all of its employees and certain employees of Visant. Participation in such plans was closed to employees hired after December 31, 2005, other than for certain union employees. Effective July 1, 2008 and January 1, 2008, the pension plans covering Jostens’ employees covered under respective collective bargaining agreements were closed to new hires. Jostens also provides certain medical and life insurance benefits for eligible retirees. This plan was closed to new employees hired after December 31, 2005, other than certain union employees and certain employees grandfathered on the basis of their age and tenure with Jostens. Eligible employees from Lehigh also participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. Effective December 31, 2006, Lehigh closed participation for hourly employees hired after December 31, 2006 and froze the plan for salaried employees.

Jostens also maintains an unfunded supplemental retirement plan (the “Jostens ERISA Excess Plan”) that gives additional credit for years of service as a Jostens’ sales representative to those salespersons who were hired as employees of Jostens prior to October 1, 1991, calculating the benefits as if such years of service were credited under Jostens’ tax-qualified, non-contributory pension plan, or “Plan D”. Benefits specified in Plan D may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan also pays benefits that would have been provided from Plan D but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the tax code. Plan D was merged into the Jostens Pension Plan C on December 31, 2008, but the respective plan benefit formulas remain the same after the merger. We also maintain non-contributory unfunded supplemental retirement plans (SERPs) for certain executive officers.

We account for our plans under SFAS No. 87, Employer’s Accounting for Pensions, and SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, which require management to use three key assumptions when computing estimated annual pension expense. These assumptions are the discount rate applied to the projected benefit obligation, expected return on plan assets and the rate of compensation increases.

Of the three key assumptions, the discount rate is based on external market indicators, such as the yield on currently available high-quality, fixed income investments or annuity settlement rates. The discount rate used to value the pension obligation at any year-end is used for expense calculations the next year. For the rates of expected return on assets and compensation increases, management uses estimates based on experience as well as future expectations. Due to the long-term nature of pension liabilities, management attempts to choose rates for these assumptions that will have long-term applicability.

The following is a summary of the three key assumptions that were used in determining 2008 pension expense, along with the impact of a 1% change in each assumed rate. Bracketed amounts indicate the amount by which annual pension expense would be reduced. Modification of these assumptions does not impact the funding requirements for the qualified pension plans.

In thousands	Rate	Impact of 1% increase	Impact of 1% decrease
Discount rate(1)	6.50%	$(3,173)	$323
Expected return on plan assets(2)	9.00%/9.50%	$(2,746)	$2,746
Rate of compensation increases(3)	5.00%	$333	$(404)

(1)	A discount rate of 6.50% was used for both the qualified and non-qualified pension plans.
(2)	The expected long-term rate of return on plan assets was 9.00% for Plan A and Plan B and 9.50% for Plan C and Plan D.
(3)	The average compensation rate was 5.75% and 2.50% for Jostens and The Lehigh Press, Inc., respectively. The weighted average compensation rate for the combined salary-related plans was 5.00%.

Results of Operations

The following table sets forth selected information derived from our consolidated statements of operations for the three-month period ended April 4, 2009, the three-month period ended March 29, 2008 and fiscal years 2008, 2007 and 2006. In the text below, amounts and percentages have been rounded and are based on the financial statement amounts.

	Holdings					% Change between 2007 and 2008	% Change between 2006 and 2007
	Three Months Ended
In thousands	April 4, 2009	March 29, 2008	2008	2007	2006
Net sales	$265,543	$247,040	$1,365,560	$1,270,210	$1,186,604	7.5%	7.0%
Gross profit	137,764	118,922	689,759	647,164	599,049	6.6%	8.0%
% of net sales	51.9%	48.1%	50.5%	50.9%	50.5%
Selling and administrative expenses	114,894	105,328	472,097	426,740	394,726	10.6%	8.1%
% of net sales	43.3%	42.6%	34.6%	33.6%	33.3%
Gain (loss) on disposal of assets	(49)	(20)	958	629	(1,212)	NM	NM
Special charges	1,489	1,451	14,433	2,922	2,446	NM	NM
Operating income	21,430	12,163	202,271	216,873	203,089	(6.7%)	6.8%
% of net sales	8.1%	4.9%	14.8%	17.1%	17.1%
Interest expense, net	28,764	30,273	125,251	144,004	149,000	(13.0%)	(3.4%)
(Benefit from) provision for income taxes	(2,666)	(6,755)	30,704	29,102	15,675	5.5%	85.7%
Income from discontinued operations, net of tax	—	—	—	110,732	9,561	NM	NM
Net (loss) income	(4,668)	(11,355)	46,316	154,499	47,975	(70.0%)	222.0%

NM = Not meaningful

Our business is managed on the basis of three reportable segments: Scholastic, Memory Book and Marketing and Publishing Services. The following table sets forth selected segment information derived from our consolidated statements of operations for the three-month period ended April 4, 2009, the three-month period ended March 29, 2008 and fiscal years 2008, 2007 and 2006. For additional financial information about our operating segments, see Note 17, Business Segments, to the consolidated financial statements.

	Holdings					% Change between 2007 and 2008	% Change between 2006 and 2007
	Three Months Ended
In thousands	April 4, 2009	March 29, 2008	2008	2007	2006
Net sales
Scholastic	$154,159	$139,022	$472,405	$465,439	$437,630	1.5%	6.4%
Memory Book	8,513	8,640	393,309	372,063	358,687	5.7%	3.7%
Marketing and Publishing Services	103,130	99,805	501,374	434,057	390,396	15.5%	11.2%
Inter-segment eliminations	(259)	(427)	(1,528)	(1,349)	(109)	NM	NM

	$265,543	$247,020	$1,365,560	$1,270,210	$1,186,604	7.5%	7.0%

Operating income (loss)
Scholastic	$23,794	$12,606	$36,744	$51,312	$51,189	(28.4%)	0.2%
Memory Book	(15,536)	(16,062)	99,090	89,108	82,235	11.2%	8.4%
Marketing and Publishing Services	13,172	15,619	66,437	76,453	69,665	(13.1%)	9.7%

	$21,430	$12,163	$202,271	$216,873	$203,089	(6.7%)	6.8%

NM = Not meaningful

Three Months Ended April 4, 2009 Compared to Three Months Ended March 29, 2008

Net sales. Consolidated net sales increased $18.5 million, or approximately 7.5%, to $265.5 million for the three months ended April 4, 2009 as compared to $247.0 million for the prior year first fiscal quarter. This included incremental sales from the Phoenix Color acquisition which accounted for approximately $26.3 million of the total increase. Excluding the impact of this acquisition, consolidated net sales decreased $7.8 million for the first fiscal quarter of 2009 when compared to the first fiscal quarter of 2008, a decline of 3.2%.

Net sales of the Scholastic segment increased $15.2 million, or 10.9%, to $154.2 million for the first fiscal quarter of 2009 from $139.0 million for the first fiscal quarter of 2008. The increase was primarily attributable to higher volume for jewelry and graduation products, including a shift in timing of customer orders into the first fiscal quarter of 2009 from the second fiscal quarter of 2009. This increase was slightly offset by a shift in metal mix to lower priced metals in our jewelry products.

Net sales of the Memory Book segment decreased $0.1 million to $8.5 million for the first fiscal quarter of 2009 compared to $8.6 million for the first fiscal quarter of 2008. The decrease was primarily due to lower volume from our commercial printing customers.

Net sales of the Marketing and Publishing Services segment increased $3.3 million, or 3.3%, to $103.1 million for the first fiscal quarter of 2009 from $99.8 million for the first fiscal quarter of 2008. This increase was primarily attributable to approximately $26.3 million of incremental volume from the acquisition of Phoenix Color which was offset by lower volumes in our educational book component, sampling and direct marketing operations.

Gross profit. Consolidated gross profit increased $18.9 million, or 15.9%, to $137.8 million for the three months ended April 4, 2009 from $118.9 million for the three-month period ended March 29, 2008. As a percentage of net sales, gross profit margin increased to 51.9% for the three months ended April 4, 2009 from 48.1% for the comparative prior year period in 2008. Gross profit margin decreased by approximately 160 basis points due to the impact of Phoenix Color’s comparatively lower gross margins. Excluding this impact, gross profit margin increased approximately 540 basis points to 53.5% in the first fiscal quarter of 2009. This increase in gross profit margin, primarily driven by the impact of increased volumes and prices in our jewelry and graduation products as well as the impact of lower precious metal costs year over year, was offset slightly by a shift to lower priced metals in our jewelry products.

Selling and administrative expenses. Selling and administrative expenses increased $9.6 million, or 9.1%, to $114.9 million for the three months ended April 4, 2009 from $105.3 million for the corresponding period in 2008. As a percentage of net sales, selling and administrative expenses increased to 43.3% for the first fiscal quarter of 2009 from 42.6% for the comparative period in 2008. This increase included $6.3 million of incremental costs resulting from the acquisition of Phoenix Color, including $2.9 million of non-cash amortization expense. Excluding the impact of the Phoenix Color acquisition, total selling and administrative expenses increased $3.3 million to $108.6 million, representing 45.4% of net sales. The increase as a percentage of net sales was due to lower overall sales in the first quarter of 2009 compared to the first quarter of 2008.

Special charges. Special charges for the first quarter ended April 4, 2009 included $0.2 million of restructuring charges associated with the closure of the Pennsauken, New Jersey facilities and $0.3 million of severance and related benefit costs for headcount reductions of 21 employees in the Marketing and Publishing Services segment. Also included were $0.7 million and $0.3 million of restructuring charges related to cost reduction initiatives in our Scholastic and Memory Book operations, respectively. The associated employee headcount reductions were 14 and 12, respectively.

Special charges for the three months ended March 29, 2008 included $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment. Additionally, the

Scholastic segment recorded charges of $0.5 million of severance and related benefits associated with the headcount reduction of 23 employees. The Marketing and Publishing Services segment recorded charges of $0.3 million related to severance costs that reduced headcount by one employee.

Operating income. As a result of the foregoing, consolidated operating income increased $9.2 million to $21.4 million for the three months ended April 4, 2009 compared to $12.2 million for the comparable period in 2008. As a percentage of net sales, operating income increased to 8.1% for the first fiscal quarter of 2009 from 4.9% for the same period in 2008.

Net interest expense. Net interest expense was comprised of the following:

	Three months ended		$ Change	% Change
In thousands	April 4, 2009	March 29, 2008
Holdings:
Interest expense	$14,134	$7,635	$6,499	85.1%
Amortization of debt discount, premium and deferred financing costs	484	6,197	(5,713)	(92.2%)

Holdings interest expense, net	14,618	13,832	786	5.7%

Visant:
Interest expense	12,883	15,634	(2,751)	(17.6%)
Amortization of debt discount, premium and deferred financing costs	1,400	1,411	(11)	(0.8%)
Interest income	(137)	(604)	467	NM

Visant interest expense, net	14,146	16,441	(2,295)	(14.0%)

Interest expense, net	$28,764	$30,273	$(1,509)	(5.0%)

NM=Not meaningful

Net interest expense decreased $1.5 million, or 5.0%, to $28.8 million for the three months ended April 4, 2009 compared to $30.3 million for the comparative prior year period, primarily due to lower average interest rates.

Income taxes. The Company has recorded an income tax provision for the three months ended April 4, 2009 based on its best estimate of the consolidated effective tax rate applicable for the entire year plus tax adjustments considered a period expense or benefit. The effective tax rates for the three months ended April 4, 2009 were 36.4% and 45.9% for Holdings and Visant, respectively. For the comparable three-month period ended March 29, 2008, the effective tax rates were 37.3% and 34.2% for Holdings and Visant, respectively. The effective tax rates for both Holdings and Visant were unfavorably affected by tax adjustments considered a period expense for both the 2009 and the 2008 quarters. Visant’s tax rate for the quarter ended April 4, 2009 was significantly higher than its estimated effective rate for the full year due to the unfavorable effect of $0.6 million of current period tax expense adjustments primarily related to the effect on deferred tax balances of changes in state income tax filing regulations. The unfavorable effect on Visant was largely offset by a favorable effect on Holdings’ effective tax rate. The Company does not expect the unfavorable tax rates reported for the quarter ended April 4, 2009 to continue in future quarters because the unfavorable effect of current period tax expense adjustments will decrease as earnings increase over amounts reported for the first quarter.

Net loss. As a result of the aforementioned items, net loss decreased $6.7 million to $4.7 million for the three months ended April 4, 2009 compared to net loss of $11.4 million for the three months ended March 29, 2008.

Year Ended January 3, 2009 Compared to the Year Ended December 29, 2007

Net sales. Consolidated net sales increased $95.4 million, or 7.5%, to $1,365.6 million in 2008 from $1,270.2 million in 2007. This increase included the incremental sales impact of $114.8 million from businesses acquired during 2007 and 2008.

Net sales for the Scholastic segment were $472.4 million in 2008, an increase of 1.5% or $7.0 million, compared to $465.4 million in the prior year comparative period. This increase was primarily attributable to incremental volume from the acquisition of Neff, which occurred in the first quarter of 2007 and accounted for $5.6 million of the increase, and the impact of higher prices for our jewelry products.

Net sales for the Memory Book segment were $393.3 million in 2008, an increase of 5.7% or $21.2 million, compared to $372.1 million in 2007. The increase included $8.7 million of incremental sales from the acquisition of the assets of Publishing Enterprises, Incorporated, which occurred in the fourth quarter of 2007. The remaining increase of $12.5 million was the result of account growth driven by new and enhanced product and service offerings.

Net sales of the Marketing and Publishing Services segment increased $67.3 million, or 15.5%, to $501.4 million in 2008 from $434.1 million in 2007. This increase was primarily attributable to $100.5 million of incremental sales from the acquisitions of VSI and Phoenix Color which occurred in 2007 and 2008, respectively, partially offset by a decline in volume primarily in our educational book component and direct marketing operations.

Gross profit. Gross profit increased $42.6 million, or 6.6%, to $689.8 million for the fiscal year ended January 3, 2009 from $647.2 million for the comparative period in 2007. As a percentage of net sales, gross profit margin for 2008 decreased to 50.5% from 50.9% in 2007. Excluding the incremental impact of businesses acquired, gross profit increased $7.5 million from the comparable 2007 period and as a percentage of net sales increased to 52.3%. This increase in gross profit margin was primarily attributable to improved sales mix and higher prices driven by new and enhanced product and service offerings and operating efficiencies in our Memory Book segment.

Selling and administrative expenses. Selling and administrative expenses increased $45.4 million, or 10.6%, to $472.1 million for the twelve months ended January 3, 2009 from $426.7 million for the corresponding period in 2007. This increase included approximately $7.1 million of higher stock compensation charges as well as incremental depreciation and amortization costs related to our acquisitions of Neff, VSI and Phoenix Color, which accounted for $9.9 million of the total dollar increase. Excluding these incremental costs, selling and administrative expenses as a percentage of net sales decreased 30 basis points to 33.3% for the twelve months of fiscal 2008 from 33.6% for the same period in 2007.

Loss (gain) on disposal of fixed assets. For 2008, the loss on disposal of fixed assets was approximately $1.0 million, which was attributable to the sale of equipment in connection with the closure of certain facilities during the year. In 2007, the loss on disposal of fixed assets was approximately $0.6 million, which was attributable to the sale of miscellaneous equipment.

Special charges. Special charges of $14.4 million for the year ended January 3, 2009 included $7.6 million of restructuring costs and $6.8 million of other special charges. The Marketing and Publishing Services segment incurred $3.7 million of restructuring costs related to the closure of the Pennsauken, New Jersey facilities, $2.0 million of restructuring costs related to the consolidation of the Chattanooga, Tennessee facilities and $0.3 million of other severance and related benefits. The Scholastic segment incurred $0.7 million of severance and related benefits in connection with the restructuring of certain of Jostens’ international operations, $0.4 million of severance and related benefits associated with other headcount reductions and less than $0.1 million of costs related to the closure of our Attleboro, Massachusetts facility. Our Memory Book segment incurred $0.5 million of severance and related benefits associated with headcount reductions. Other special charges included $3.1 million of non-cash write-offs in our Scholastic segment related to accumulated foreign currency translation balances and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Also included were $3.3 million of charges in our Marketing and Publishing Services segment in connection with the closure of the Pennsauken, New Jersey facilities and consolidation of the Chattanooga, Tennessee facilities which included $2.7 million for non-cash asset impairment charges.

Additionally, Visant incurred $0.1 million of other severance and related benefits charges. Headcount reductions related to these activities totaled 330, 28 and 35 employees for the Marketing and Publishing Services, Scholastic and Memory Book segments, respectively.

For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring charges for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Book segments. Of net severance costs and related benefits of $1.9 million for 2007, $1.7 million related to Scholastic, and $0.2 million related to Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for the Scholastic and Marketing and Publishing Services segments, respectively.

Operating income. As a result of the foregoing, consolidated operating income decreased $14.6 million, or 6.7%, to $202.3 million for 2008 from $216.9 million for 2007. As a percentage of net sales, operating income decreased to 14.8% for the twelve-month period ended January 3, 2009 from 17.1% for the comparative period in 2007.

Net interest expense. Net interest expense is comprised of the following:

In thousands	2008	2007
Holdings:
Interest expense	$32,660	$30,542
Amortization of debt discount, premium and deferred financing costs	23,484	23,281
Interest income	(3)	(4)

Holdings interest expense, net	$56,141	$53,819

Visant:
Interest expense	$64,371	$76,974
Amortization of debt discount, premium and deferred financing costs	5,636	14,329
Interest income	(897)	(1,118)

Visant interest expense, net	$69,110	$90,185

Interest expense, net	$125,251	$144,004

Net interest expense decreased $18.7 million, or 13.0%, to $125.3 million for 2008 as compared to $144.0 million for 2007 due to lower average borrowings from the prepayment of $400.0 million of the Term Loan C facility during the second quarter of 2007 and lower amortization of deferred financing costs as a result of the aforementioned prepayments, as well as lower average borrowing rates.

Provision for income taxes. Our consolidated effective tax rate was 39.9% for 2008 and 2007. Although the overall rate was unchanged, the benefit provided by the domestic manufacturing profits deduction, under the American Jobs Creation Act of 2004, decreased due to the decrease in taxable income resulting from certain costs related to the Phoenix Color acquisition. The 2008 tax rate was favorably impacted by adjustments resulting from the filing of the Company’s 2007 income tax return and favorable effects related to the Company’s foreign earnings repatriation.

As described in Note 14, Income Taxes, to our consolidated financial statements, the Company adopted FIN 48, as of the beginning of 2007. Upon adoption of FIN 48, all interest and penalties in connection with income tax assessments or refunds are recorded as income tax expense or benefit, as applicable, and included as part of the Company’s unrecognized tax benefit liability. Included in our results of operations for 2008 and 2007 were $0.1 million net tax, interest and penalty accruals for unrecognized tax benefits. For 2009, we anticipate a consolidated effective tax rate between 39.0% and 40.0%.

Income from discontinued operations. In May 2007, the Company completed the sale of the Von Hoffmann businesses, recognizing proceeds of $401.8 million and a gain on sale of $97.9 million. The Von Hoffmann businesses previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. Additionally, in 2007 the Company had income from discontinued operations of $11.1 million, net of taxes, from the Von Hoffmann businesses, which were sold in the second quarter of 2007, $0.4 million, net of tax, from the Jostens Photography business, which was sold in the second quarter of 2006, and $1.0 million, net of tax, from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 from the Jostens Recognition business resulted from the reversal of an accrual for potential exposure for which the Company did not believe it was likely to have an ongoing liability.

Net income. As a result of the aforementioned items, net income decreased $108.2 million to $46.3 million for 2008 from $154.5 million for 2007.

Year Ended December 29, 2007 Compared to the Year Ended December 30, 2006

Net sales. Consolidated net sales increased $83.6 million, or 7.0%, to $1,270.2 million in 2007 from $1,186.6 million in 2006.

Scholastic segment sales were $465.4 million in 2007, an increase of 6.4%, compared to $437.6 million in the prior year comparative period. This increase was primarily attributable to incremental volume from the acquisition of Neff, which occurred in the first quarter of 2007, and the impact of price increases, offset by lower jewelry volume.

Net sales for the Memory Book segment were $372.1 million in 2007, an increase of 3.7%, compared to $358.7 million in 2006. The increase was due mainly to growth in number of accounts and in color pages as well as increased prices supported by new and enhanced product and service offerings.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $43.7 million, or 11.2%, to $434.1 million in 2007 from $390.4 million in 2006. This increase was primarily attributable to higher sales volumes in the sampling and book component businesses, including sales generated by businesses that we acquired in 2006 and 2007.

Gross profit. Gross profit increased $48.1 million, or 8.0%, to $647.2 million for 2007 from $599.1 million for 2006. As a percentage of net sales, gross profit margin increased to 50.9% for 2007 from 50.5% for 2006. The increase was attributable to:

•	cost savings realized from continued improvements in plant efficiency and cost reduction initiatives in our Memory Book and Scholastic segments; and

•	the impact of price increases in the Scholastic and Memory Book segments.

These increases were partially offset by:

•	higher precious metal costs;

•	lower relative gross margins of Neff, which was acquired in March 2007;

•	increased volume in our Marketing and Publishing Services segment, which comparatively had lower margins than the Scholastic and Memory Book segments; and

•	higher depreciation expense in 2007 related to our continued investments in our Memory Book and Marketing and Publishing Services facilities.

Selling and administrative expenses. Selling and administrative expenses increased $32.0 million, or 8.1%, to $426.7 million for 2007 from $394.7 million for 2006. As a percentage of net sales, selling and administrative expenses increased 0.3 % to 33.6% for 2007 from 33.3% in 2006. The increase in selling and administrative expenses as a percentage of net sales was the result of:

•	higher commissions in the Scholastic segment associated with increased net sales for graduation products, which have a higher commission structure than other Scholastic products;

•	costs associated with the acquisitions we made in 2006 and 2007;

•	development costs across all segments related to growth initiatives; and

•	higher information technology costs in the Scholastic and Memory Book segments in connection with the continuation of planned investments related to growth initiatives.

Loss (gain) on disposal of fixed assets. For 2007, the loss on disposal of fixed assets was approximately $0.6 million, which was attributable to the sale of miscellaneous equipment. In 2006, gain on disposal of fixed assets was approximately $1.2 million, primarily related to the sale of the former Jostens corporate office buildings in Bloomington, Minnesota.

Special charges. For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring charges for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives, offset by a reversal of $0.4 million associated with headcount reductions in the Scholastic and Memory Book segments. Of net severance costs and related benefits of $1.9 million for 2007, $1.7 million related to Scholastic and $0.2 million related to Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for the Scholastic and Marketing and Publishing Services segments, respectively.

For 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate office buildings, which were later sold, and a net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for Memory Book and $0.1 million for the Scholastic segment. Marketing and Publishing Services incurred $0.2 million of special charges for severance costs and related benefits offset by a reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for the Memory Book, Scholastic, and Marketing and Publishing Services segments, respectively.

Operating income. As a result of the foregoing, consolidated operating income increased $13.8 million, or 6.8%, to $216.9 million for 2007 from $203.1 million for 2006. As a percentage of net sales, operating income was 17.1% for both 2007 and 2006.

Net interest expense.    Net interest expense is comprised of the following:

In thousands	2007	2006
Holdings:
Interest expense	$30,542	$22,739
Amortization of debt discount, premium and deferred financing costs	23,281	20,874
Interest income	(4)	(35)

Holdings interest expense, net	$53,819	$43,578

Visant:
Interest expense	$76,974	$97,991
Amortization of debt discount, premium and deferred financing costs	14,329	9,880
Interest income	(1,118)	(2,449)

Visant interest expense, net	$90,185	$105,422

Interest expense, net	$144,004	$149,000

Net interest expense decreased $5.0 million, or 3.4%, to $144.0 million for 2007 as compared to $149.0 million for 2006 due to lower average borrowings from the prepayment of $400.0 million of the term loan C facility during the second quarter of 2007. The decrease was offset somewhat by higher amortization of deferred financing costs as a result of the aforementioned prepayments.

Provision for income taxes. Our consolidated effective tax rate was 39.9% for 2007 compared with 29.0% for 2006. The increase in the tax rate was due primarily to the change in the effective tax rate at which we expect deferred tax assets and liabilities to be realized or settled in the future as a result of changing state tax rates. For 2007, the change in the effective deferred tax rate increased our consolidated effective tax rate, and for 2006, the change decreased the consolidated tax rate. The tax effect of foreign earnings repatriations in 2007 was unfavorable compared with 2006 due to the favorable foreign tax credit utilization in 2006 in connection with the sale of the Jostens Photography businesses. Other effects for 2007 included an increase in state income taxes which was partially offset by the effect of an increase in the rate of the domestic manufacturing profits deduction.

As described in Note 14, Income Taxes, to our consolidated financial statements, the Company adopted FIN 48 as of the beginning of 2007. Upon adoption of FIN 48, all interest and penalties in connection with income tax assessments or refunds will be recorded as income tax expense or benefit, as applicable, and included as part of the Company’s unrecognized tax benefit liability. Included in our results of operations for 2007 was $0.1 million net tax, interest and penalty accruals for unrecognized tax benefits.

Income from discontinued operations. During the second quarter of 2007, we consummated the sale of the Company’s Von Hoffmann businesses, which previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The sale closed on May 16, 2007, with the Company recognizing net proceeds of $401.8 million and a gain for financial reporting purposes of $97.9 million on the transaction during the year ended 2007. Operations for the Von Hoffmann businesses resulted in income of $11.4 million and $15.5 million for the years ended December 29, 2007 and December 30, 2006, respectively.

We also had income of $1.0 million, net of tax, for the year ended December 29, 2007 from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 resulted from the reversal in March 2007 of an accrual for potential exposure for which the Company does not believe it is likely to have an ongoing liability, and therefore, there are no accrual amounts related to Jostens Recognition at December 29, 2007.

During the second quarter of 2006, we consummated the sale of our Jostens Photography businesses, which previously comprised a reportable segment. Results, net of tax, for the year ended 2007 and the 2006 comparable period for the Jostens Photography businesses included income of $0.4 million and a loss of $6.1 million, respectively.

Net income. As a result of the aforementioned items, net income increased $106.5 million to $154.5 million for 2007 from $48.0 million for 2006.

Liquidity and Capital Resources

The following table presents cash flow activity of Holdings for applicable periods noted below and should be read in conjunction with our consolidated statements of cash flows.

	Three Months Ended
In thousands	April 4, 2009	March 29, 2008	2008	2007	2006
Net cash provided by operating activities	$64,092	$51,534	$205,866	$159,310	$162,626
Net cash (used in) provided by investing activities	(14,864)	(13,648)	(274,301)	280,643	(52,567)
Net cash (used in) provided by financing activities	—	(1,458)	127,540	(400,041)	(111,873)
Effect of exchange rate change on cash	(410)	441	(542)	1,020	(114)

Increase (decrease) in cash and cash equivalents	$48,818	$36,869	$58,563	$40,932	$(1,928)

Three Months Ended April 4, 2009 Compared to the Three Months Ended March 29, 2008

For the three months ended April 4, 2009, operating activities generated cash of $64.1 million compared with $51.5 million for the comparable prior year period. The increase in cash provided by operating activities of $12.6 million was primarily attributable to higher cash earnings and lower net working capital for the three months ended April 4, 2009 versus the comparable 2008 period.

Net cash used in investing activities for the three months ended April 4, 2009 was $14.9 million, compared with $13.6 million used in investing activities for the comparative 2008 period. The $1.3 million change was primarily driven by increased capital expenditures relating to purchases of property, plant and equipment.

There were no financing activities for the three months ended April 4, 2009. Net cash used in financing activities for the three months ended March 29, 2008 of $1.5 million related to the repayment of short-term borrowings of $0.7 million and the repurchase of common stock from a stockholder of $0.7 million.

During the three months ended March 29, 2008, Visant transferred approximately $0.7 million of cash through Visant Secondary Holdings Corp. to Holdings to allow Holdings to repurchase common stock from a management stockholder. The repurchase was included in Holdings’ condensed consolidated balance sheet as treasury stock and the transfer was reflected in Visant’s condensed consolidated balance sheet as a reduction in additional paid-in-capital and presented in Visant’s condensed consolidated statement of cash flows as a distribution to stockholder. The transfer amount eliminates in consolidation and had no impact on Holdings’ consolidated financial statements. No cash amounts were transferred for the three months ended April 4, 2009.

Full Year 2008

In 2008, operating activities generated cash of $205.9 million, compared to $159.3 million from operating activities for 2007. Included in cash flows from operating activities in 2007 was cash used by discontinued operations of $5.1 million. Consequently, the cash provided by continuing operations was $164.4 million for 2007. The $41.5 million increase in cash provided from continuing operations was attributable to higher cash earnings primarily as a result of the inclusion of nine months of earnings attributable to the Phoenix Color acquisition and lower cash paid for taxes. The deductibility of certain transaction costs from the acquisition of Phoenix Color and the utilization of certain net operating losses acquired from Phoenix Color provided a reduction of cash taxes of approximately $18.5 million.

Net cash used in investing activities for 2008 was $274.3 million compared to cash provided by investing activities of $280.6 million for 2007. Included in the 2007 cash flows from investing activities was cash provided by discontinued operations of $396.1 million, driven by the sale of the Von Hoffmann businesses, which generated proceeds of approximately $401.8 million. During 2008 and 2007, the Company acquired businesses, net of cash, totaling approximately $221.6 million and $58.3 million, respectively. In addition, capital expenditures related to purchases of property, plant and equipment for 2008 and 2007 were $52.4 million and $56.4 million, respectively.

Net cash provided by financing activities for 2008 was $127.5 million compared to cash used in financing activities of $400.0 million for 2007. The $527.5 million increase primarily related to the Company’s additional voluntary prepayment in the second quarter of 2007 of $400.0 million of its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loan C facility through mid-2011. Additionally, the Company increased average borrowings under its revolving credit facilities during 2008 by approximately $135.6 million to finance the acquisition of Phoenix.

During 2008 and 2007, Visant transferred approximately $23.2 million and $18.6 million, respectively, of cash through Visant Secondary Holdings Corp. to Holdings to allow Holdings to make scheduled interest payments on its 8 3/4% senior notes due 2013, as well as to repurchase common stock from a management shareholder and to settle certain outstanding vested stock option awards totaling in the aggregate $8.4 million in 2008. The repurchase was included in Holdings’ consolidated balance sheet as treasury stock, and the transfer was reflected in Visant’s consolidated balance sheet as a reduction in additional paid-in-capital and presented in Visant’s consolidated statement of cash flows as a distribution to stockholder. The transfer amount eliminates in consolidation and had no impact on Holdings’ consolidated financial statements.

Full Year 2007

In 2007, operating activities generated cash of $159.3 million, compared to $162.6 million from operating activities for 2006. Included in cash flows from operating activities was cash used by discontinued operations of $5.1 million for 2007 and cash provided by discontinued operations of $35.4 million for 2006. Consequently, the cash provided by continuing operations was $164.4 and $127.3 million for 2007 and 2006, respectively. The $37.2 million increase in cash provided from continuing operations was attributable to higher earnings and lower overall working capital levels in 2007 compared to 2006.

Net cash provided by investing activities for 2007 was $280.6 million compared to cash used in investing activities of $52.6 million for 2006. The $333.2 million increase mainly related to the sale of the Von Hoffmann businesses, which generated proceeds of approximately $401.8 million during 2007, compared to proceeds generated from the sale of the Jostens Photography businesses of $64.1 million in 2006. Capital expenditures related to purchases of property, plant and equipment for 2007 and 2006 were $56.4 million and $51.9 million, respectively. During 2007 and 2006, the Company acquired businesses, net of cash, totaling approximately $58.3 million and $55.8 million, respectively. Included in the cash flows from investing activities was cash provided by discontinued operations of $396.1 million and $45.0 million for 2007 and 2006, respectively. Cash used by investing activities of continuing operations for 2007 and 2006 was $115.4 million and $97.6 million, respectively.

Net cash used in financing activities for 2007 was $400.0 million compared to $111.9 million for 2006. The $288.1 million increase primarily related to the Company’s additional voluntary prepayment in the second quarter of 2007 of $400 million on its term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loan C facility through mid-2011. During 2006, financing activities primarily consisted of proceeds from the issuance by Holdings of $350.0 million of senior notes with $9.5 million used for debt financing costs related to the notes and a distribution to Holdings’ stockholders of $340.7 million as well as a voluntary prepayment of $100 million on the Company’s term loans under its senior credit facilities.

During 2007 and 2006, Visant transferred approximately $18.6 million and $20.2 million, respectively, of cash through Visant Secondary Holdings Corp. to Holdings to allow Holdings to make scheduled interest payments on its $350 million 8 3/4% senior notes due 2013. This transfer was reflected in Visant’s consolidated balance sheet as a return of capital and presented in the consolidated statement of cash flows as a distribution to stockholder. These amounts eliminate in consolidation and have no impact on Holdings’ consolidated financial statements.

Contractual Obligations

The following table shows due dates and amounts of our contractual obligations for future payments as of January 3, 2009:

	Payments due by calendar year
In thousands	Total	2009	2010	2011	2012	2013	Thereafter
7 5/8% senior subordinated notes	$500,000	$—	$—	$—	$500,000	$—	$—
10 1/4% senior discount notes	247,200	—	—	—	—	247,200	—
8 3/4% senior notes	350,000	—	—	—	—	350,000	—
Term loans	316,500	—	—	316,500	—	—	—
Operating leases	28,493	7,062	5,319	5,153	4,931	2,691	3,337
Precious metals forward contracts	14,734	14,734	—	—	—	—	—
Minimum royalties	2,080	875	750	455	—	—	—
Pension and other postretirement cash requirements	189,868	15,112	15,875	16,758	17,516	18,608	105,999
Interest expense(1)	455,553	101,834	101,834	101,834	94,088	55,963	—
Management agreements(2)	21,919	3,402	3,504	3,609	3,717	3,829	3,858
Contractual capital equipment purchases	17,779	17,741	14	11	10	3	—
Note payable related to VSI acquisition	1,000	1,000	—	—	—	—	—
Repurchase of common shares and note payable to former employees	1,074	738	—	—	—	336	—
Consulting contract	2,686	937	1,437	312	—	—	—

Total contractual cash obligations(3)	$2,148,886	$163,435	$128,733	$444,632	$620,262	$678,630	$113,194

(1)	Projected interest expense related to the variable rate term loans is based on market rates as of the end of 2008.
(2)	In October 2004, we entered into a management agreement with KKR and DLJMBP III to provide management and advisory services to us. We agreed to pay an annual fee of $3.0 million, effective October 2004, subject to 3% annual increases. Since the agreement does not have an expiration date, the obligation as presented above only reflects one additional year of management fees beyond 2013.
(3)	The Company’s gross unrecognized tax benefit obligation at January 3, 2009 was $13.7 million. It is not presently possible to estimate the years in which part or all of the balance would result in a cash disbursement. Also outstanding as of January 3, 2009 was $14.0 million in the form of letters of credit and $137.0 million of short-term borrowings against the domestic revolving line of credit.

Liquidity

We use cash generated from operations primarily for debt service obligations, capital expenditures and to fund other working capital requirements. Our ability to make scheduled payments of principal, or to pay the interest on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future operating performance. Future principal debt payments are expected to be paid out of cash flows from operations, cash on hand and, if consummated, future refinancings of our debt. Based upon the current level of operations, we anticipate that cash flow from operations, available cash and cash equivalents are adequate to meet our liquidity needs for the next twelve months.

We have substantial debt service requirements. As of April 4, 2009, we had total indebtedness of $1,550.7 million (exclusive of letters of credit outstanding) and cash and cash equivalents of $167.1 million. Our principal sources of liquidity are cash flow from operating activities and available borrowings under Visant’s senior secured credit facilities, which included $99.0 million of available borrowings under Visant’s $250.0 million revolving credit facilities as of April 4, 2009. As of April 4, 2009, Visant had $316.5 million outstanding under the Term C Loan facility, $500.0 million aggregate principal amount of these notes, $350.0 million aggregate principal amount of the Holdings senior notes, $247.2 million accreted value of the Holdings discount notes, $137.0 million outstanding under its domestic revolving credit facility and an additional $14.0 million outstanding in the form of standby letters of credit under its secured credit facilities. On May 28, 2009, we entered into an amendment to our senior secured credit facilities which resulted in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million. At such time we repaid all then outstanding borrowings under the revolving credit facilities.

Our ability to refinance our debt or undertake alternative financing plans will depend on the credit markets and our financial condition at the time of such refinancing or other undertaking. The extent of any impact of credit market conditions on our ability to refinance our debt or undertake alternative financing plans will depend on several factors, including our operating cash flows, the duration of tight credit conditions, our credit ratings and credit capacity, the cost of financing and other general economic and business conditions. Any refinancing of our debt could be on less favorable terms, including being subject to higher interest rates. In addition, the terms of existing or future debt instruments, including the Visant senior secured credit facilities, the indentures governing the Holdings senior notes and senior discount notes and the indenture governing these notes, may restrict certain of our alternatives.

We may decide to raise additional funds through debt or equity financings. The possibility of consummating any such financing will be subject to conditions in the capital markets. Furthermore, to the extent we make future acquisitions, we may require new sources of funding, including additional debt or equity financing or some combination thereof. We may not be able to secure additional sources of funding on favorable terms or at all, particularly as a result of constrained capital and credit markets.

Visant’s senior secured credit facilities were originally comprised of a $150 million senior secured Term Loan A facility with a six-year maturity, an $870 million senior secured Term C loan facility with a seven-year maturity and $250 million senior secured revolving credit facilities with a five-year maturity. In 2007, Visant prepaid $400.0 million of scheduled payments under the term loan facilities with the proceeds generated from the sale of the Von Hoffmann businesses. With these pre-payments, the outstanding balance under the Term C Loan facility was reduced to $316.5 million. Amounts borrowed under the term loan facilities that were repaid or prepaid may not be reborrowed. Visant’s senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility.

Borrowings under the senior secured credit facilities currently bear interest at Visant’s option at either (1) adjusted LIBOR plus 4.00% per annum for the U.S. dollar denominated loans under the revolving credit facilities (with a minimum adjusted LIBOR of 2.00% per annum) and LIBOR plus 2.00% per annum for the Term C Loan facility or (2) the alternate base rate plus 3.00% for U.S. dollar denominated loans under the revolving credit facilities and base rate plus 1.00% for the Term C Loan facility (or, in the case of Canadian dollar denominated loans under the revolving credit facilities, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum) and are subject to adjustment based on a pricing grid with respect to the Term Loan C facility.

The senior secured credit facilities require Visant to meet a maximum total leverage ratio and a minimum interest coverage ratio and impose a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which, among other things, limit Visant’s ability to create liens, incur additional indebtedness, pay dividends or make other equity distributions, repurchase or redeem capital stock, prepay subordinated debt, make investments, merge or consolidate, change Visant’s business, amend the terms of subordinated debt and engage in certain other activities customarily restricted in such agreements. The senior secured credit facilities also contain certain customary events of default, subject to grace periods, as appropriate.

On October 4, 2004, Visant issued $500.0 million in principal amount of these notes (the “Visant notes”) due October 1, 2012. The Visant notes are not collateralized and are subordinated in right of payment to the senior secured credit facilities. The senior secured credit facilities and the Visant notes are guaranteed by Visant’s restricted domestic subsidiaries. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes may be redeemed at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% in 2010 and thereafter.

On December 2, 2003, Visant Holding issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the “Holdings discount notes”) due December 1, 2013 for gross proceeds of $150 million. The Holdings discount notes are not collateralized, are structurally subordinate in right of payment to all debt and other liabilities of our subsidiaries and are not guaranteed. Cash interest began accruing on the Holdings discount notes in December 2008, and thereafter cash interest accrues at a rate of 10.25% per annum and is payable semi-annually in arrears, commencing June 1, 2009. Prior to December 2008, interest accreted on the Holdings discount notes in the form of an increase in the principal amount of the notes. As discussed in Note 14, Income Taxes, interest on the Holdings discount notes is not deductible for income tax purposes until it is paid.

At the end of the first quarter of 2006, Holdings issued $350.0 million of 8 3/4% Senior Notes due 2013 (the “Holdings senior notes”), with settlement on April 4, 2006. The Holdings senior notes are unsecured and are subordinated in right of payment to all of Holdings’ existing and future secured indebtedness and indebtedness of its subsidiaries, and senior in right of payment to all of Holdings’ existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The Holdings senior notes may be redeemed at the option of Holdings on or after December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter.

The indentures governing the Visant notes, the Holdings discount notes and the Holdings senior notes also contain numerous covenants including, among other things, restrictions on our ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to us; engage in transactions with affiliates; and create liens.

As of April 4, 2009, the Company was in compliance with all covenants under its material debt obligations.

As market conditions warrant, we and our Sponsors, including KKR and DLJMBP III and their affiliates, may from time to time redeem or repurchase debt securities issued by Holdings or Visant, in privately negotiated or open market transactions, by tender offer, exchange offer or otherwise. No assurance can be given as to whether or when such repurchases or exchanges will occur and at what price.

Off-Balance Sheet Arrangements

Precious Metals Consignment Arrangement

We have a precious metals consignment agreement with a major financial institution whereby we currently have the ability to obtain up to the lesser of a certain specified quantity of precious metals or $32.5 million in dollar value in consigned inventory. As required by the terms of the agreement, we do not take title to consigned inventory until payment. Accordingly, we do not include the value of consigned inventory or the corresponding liability in our financial statements. The value of consigned inventory at April 4, 2009 and January 3, 2009 was $17.2 million and $22.2 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, we incurred expenses for consignment fees related to this agreement of $0.1 million for the three months ended April 4, 2009, $0.2 million for the three months ended March 29, 2008, $0.6 million for 2008, $0.5 million for 2007 and $0.6 million for 2006. The obligations under the consignment agreement are guaranteed by Visant.

Other than our precious metals consignment arrangement and general operating leases, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined. The FASB issued FASB Staff Position (“FSP”) No. FAS 157-1, FSP No. FAS 157-2 and FSP No. FAS 157-3. FSP No. FAS 157-1 amends SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP No. FAS 157-2 delayed the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis until periods beginning after November 15, 2008. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring non-financial assets and non-financial liabilities. The Company adopted SFAS No. 157 for non-financial assets and non-financial liabilities as of the beginning of fiscal year 2009. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis. The Company’s adoption of SFAS No. 157 for non-financial assets and non-financial liabilities did not have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things: impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. SFAS No. 141(R) is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances for the first annual reporting period beginning after December 15, 2008. The Company adopted SFAS No. 141(R) as of the beginning of fiscal year 2009. The Company’s adoption of SFAS No. 141(R) did not have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), an amendment of Accounting Research Bulletin No. 51, which establishes new standards governing the accounting for and reporting on noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of SFAS No. 160 indicate, among other things: that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. SFAS No. 160 also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective for the Company’s 2009 fiscal year. The Company adopted this standard as of the beginning of fiscal year 2009. The Company’s adoption of SFAS No. 160 did not have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133 as well as related hedged items, bifurcated derivatives and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS No. 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009. The Company’s adoption of SFAS No. 161 did not have a material impact on its financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. The new guidance applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) intangible assets acquired in both business combinations and asset acquisitions. Under FSP No. FAS 142-3, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. This FSP will require certain additional disclosures for the Company’s 2009 fiscal year and the application to useful life estimates prospectively for intangible assets acquired after December 15, 2008. The Company adopted FSP No. FAS 142-3 as of the beginning of fiscal year 2009. The Company’s adoption of FSP No. FAS 142-3 did not have a material impact on its financial statements.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. FSP No. FAS 132(R)-1 amends SFAS No. 132(R), Employers’ Disclosures about Pension and Other Postretirement Benefits, and provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. FSP FAS No. 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Company is currently evaluating the impact of the adoption of FSP No. FAS 132(R)-1 but does not expect there to be a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP FAS 115-2 and FAS 124-2”). FSP FAS 115-2 and FAS 124-2 change the method for determining whether an other-than-temporary impairment exists for debt securities and the amount of the impairment to be recorded in earnings. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009. The Company does not expect FSP FAS 115-2 and FAS 124-2 to have a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP No. FAS 107-1, APB 28-1, Interim Disclosures About Fair Value of Financial Instruments. FSP No. FAS 107-1, APB 28-1 requires fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. FSP No. FAS 107-1, APB 28-1 is effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the impact of the adoption of FSP No. FAS 107, APB 28-1 but does not expect there to be a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP No. FAS 157-4 provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. FSP No. FAS 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company does not expect FSP No. FAS 157-4 to have a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to require that assets and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably determined. If the fair value of such assets or liabilities cannot be reasonably determined, then they would generally be recognized in accordance with SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss- an interpretation of FASB Statement No. 5. This FSP also amends the subsequent accounting for assets and liabilities arising from contingencies in a business combination and certain other disclosure requirements. This FSP is effective for assets and liabilities arising from contingencies in business combinations that are consummated on or after December 15, 2008. The Company is currently evaluating the impact of the adoption of FSP No. FAS 141(R)-1 but does not expect there to be a material impact, if any, on its financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

We are subject to market risk associated with changes in interest rates, foreign currency exchange rates and commodity prices. To reduce any one of these risks, we may at times use financial instruments. All hedging transactions are authorized and executed under clearly defined company policies and procedures, which prohibit the use of financial instruments for trading purposes.

Interest Rate Risk

We are subject to market risk associated with changes in LIBOR and other variable interest rates in connection with our senior secured credit facilities. If the short-term interest rates or the LIBOR averaged 10% more or less, interest expense would have changed by $2.5 million for 2008, $3.9 million for 2007 and $6.0 million for 2006.

Foreign Currency Exchange Rate Risk

We are exposed to market risks from changes in currency exchange rates of the currencies in the countries in which we do business. Although operating in local currencies may limit the impact of currency rate fluctuations on the operating results of our non-U.S. operations, fluctuations in such rates may affect the translation of these results into our consolidated financial statements. We have foreign operations primarily in Canada and Europe, where substantially all transactions are denominated in Canadian dollars and Euros, respectively. From time to time, Jostens enters into forward foreign currency exchange contracts to hedge certain purchases of inventory denominated in foreign currencies. We may also periodically enter into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount and to hedge a portion of the production costs expected to be denominated in foreign currencies. The purpose of these hedging activities is to minimize the impact of foreign currency fluctuations on our results of operations and cash flows. We consider our market risk in such activities to be immaterial.

Commodity Price Risk

We are subject to market risk associated with changes in the price of precious metals. To mitigate our commodity price risk, we may enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. We periodically prepare a sensitivity analysis to estimate our exposure to market risk on open precious metal forward purchase contracts. We consider our market risk associated with these contracts as of the end of 2008 and 2007 to be immaterial. Market risk was estimated as the potential loss in fair value resulting from a hypothetical 10% adverse change in fair value and giving effect to the increase in fair value over our aggregate forward contract commitment.

BUSINESS

Our Company

We are a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments.

Business Strengths

We believe that we are distinguished by the following business strengths:

Leading market positions and competitive advantages

We believe that we have leading positions in the markets in which we operate. The majority of sales for our Memory Book and Scholastic segments are “in the schoolhouse”, to school administrators and students, with whom long-standing relationships and the trust that a customized, quality product will be delivered on time are important. We believe that our Marketing and Publishing Services business is an industry leader in the introduction of innovative products and services, including formats produced under proprietary processes.

Attractive and favorable industry dynamics

Our businesses serve generally stable and growing end market segments. The market segments for our products and services generally exhibit attractive characteristics that we believe will contribute to the growth of our businesses. We believe that continued growth in the number of high school graduates will benefit our Memory Book and Scholastic segments. Our core memory book and scholastic products are generally purchases that are made through various economic cycles. Additionally, we believe that the anticipated growth in instructional materials over the next several years will be an important contributor to growth for our cover and component business. Similarly, we believe that our sampling system and direct marketing business is well positioned to benefit from growth in specialized, targeted advertising and opportunities in new market segments.

Reputation for superior quality and customer service

We have successfully leveraged the quality and depth of our products and services to establish, maintain and grow our long-term customer relationships. We believe our businesses are well regarded in the market segments in which they operate, where reliable service, product quality, innovation and the ability to solve complex production and distribution problems are important competitive attributes. Jostens and Neff have maintained long-standing relationships with administrators and students through their ability to provide highly customized and personalized products. A high degree of customer satisfaction translates into annual retention rates of over 90% of Jostens’ customers in its major product lines. Our book component, direct marketing and sampling operations’ technical expertise, manufacturing reliability and capabilities have enabled them to offer competitive and cost-effective products and services.

Scalable manufacturing

We operate a scalable and strategically-positioned network of manufacturing facilities which allows us to maintain a sustainable, low-cost competitive advantage. Over the last several years, we have made significant capital investments and completed a number of restructuring initiatives to increase manufacturing efficiency. We anticipate continuing to implement initiatives to rationalize manufacturing functions.

Capital efficient business model with positive cash flow

We have a capital efficient business model driving positive cash flow generation. The combination of our capital efficiency, generally stable revenue streams and margin enhancements has enabled us to pay down a significant amount of indebtedness since the beginning of 2005.

Experienced management team

Our executive management team has considerable industry experience. Marc Reisch, who joined our company in October 2004 as Chairman, President and Chief Executive Officer, has over 25 years experience in the printing and publishing industries. He also has a proven track record of successfully acquiring and integrating companies. Our senior management team has substantial industry experience and an average of over 20 years of experience in the industries in which our companies operate. Our management team members are also highly motivated stakeholders through our equity and option plan, which includes substantial management investment in our equity.

Business Strategy

The principal features of our business strategy include the following:

Improve customer service and selling strategy to drive growth

We strive to enhance our relationships with our customers through marketing and selling initiatives focused on innovation, customer service and sales force effectiveness across our businesses. Each of our businesses maintains separate sales forces to sell their products, which helps to ensure continuity in our customer relationships. We believe there are opportunities within each of our businesses to increase sales to existing customers and to expand our customer base through a continued focus on our selling strategy. At Jostens, our sales strategy is focused on improving account retention and buy rates through enhanced customer service and new product offerings, increasing the cross-selling of additional Jostens products to existing customers and adding new customers. We intend to grow our market share within our Marketing and Publishing Services segment through a continued emphasis on customer service, product innovation and technology offerings. We are also making efforts to expand our customer base in this segment by emphasizing the effectiveness of our sampling system advertising solutions in non-fragrance applications.

Enhance core product and service offerings

We have continually invested in our businesses to position ourselves as a leader in innovation and to drive organic growth. Through new product development and services and the addition of new features and customization, in addition to continued conventional expenditures on new equipment and technology improvements, we intend to stimulate the demand for our products, improve account retention and relationships and generate additional revenue. For instance, Jostens continues to be an industry leader in introducing on-line tools to assist in the design and customization of its products. We enhanced our product offerings in our Scholastic segment to include letter jackets, chenille letters and other scholastic products and services through our acquisition of Neff. Similarly, our Marketing and Publishing Services business has selectively added enhanced service and product offerings. For example, we have expanded our sampling system business by developing and acquiring new technologies in the olfactory and beauty sampling system categories. Our direct marketing business continues to develop innovative products and services and in-line manufacturing solutions for its direct marketing and advertising customers. We continue to invest time and resources to maintain our leading positions in the markets in which we operate.

Implement margin enhancement and cost savings initiatives

Since the consummation of the Transactions to form Visant, we have been successful in identifying and realizing significant margin enhancements and cost savings. These enhancements and savings have been achieved primarily through procurement and sourcing initiatives aimed at reducing the costs of materials and services used in our operations and reducing corporate and administrative expenses as well as through rationalizing capacity. We intend to continue to identify and pursue synergistic opportunities, including through acquisitions we complete.

Improve operating efficiencies and asset utilization

The integration of the businesses has provided opportunities to maximize the efficiency of our assets and operations and grow revenue and profitability. The seasonality present in our businesses allows us the opportunity to capture selected production opportunities as well as leveraging asset utilization across product lines. We intend to capitalize on market opportunities by continuing to leverage our production capabilities, our reputation in the markets in which we operate and our management team’s industry experience.

Selectively pursue complementary acquisitions

We intend to continue to pursue opportunistic acquisitions to leverage our existing infrastructure, expand our geographic reach and broaden our product and service offerings.

Our Segments

Our three reportable segments consist of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

For additional financial and other information about our operating segments, see Note 17, Business Segments, to our consolidated financial statements included elsewhere herein.

Scholastic

We are one of the leading providers of services in conjunction with the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic affinity products. In the Scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides a high level of customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures, markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Memory Book

Through our Jostens subsidiary, we are one of the leading providers of services in conjunction with the publication, marketing, sale and production of memory books and related products that help people tell their stories and chronicle important events. Jostens primarily services U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts.

Jostens’ independent sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist the schools in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers memory book products and related services through its OurHubbub.comTM online personal memory book offering, including under which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events.

Marketing and Publishing Services

The Marketing and Publishing Services segment provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services primarily targeted at the direct marketing sector. We are also a leading producer of book components and supplemental materials such as decorative covers and overhead transparencies for educational and trade publishers. With over a 100-year history, Arcade Marketing pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services, providing a range of conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities may offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

Products

The following table presents our revenue by product.

	In thousands	For the year ended
	Revenue by product	2008	%	2007	%	2006	%
Memory Book:	Memory book and yearbook products and services	$391,981	28.7%	$370,952	29.2%	$358,687	30.2%

Scholastic:	Class ring and jewelry products	219,407	16.1%	220,380	17.3%	227,463	19.2%
	Graduation and affinity products	252,998	18.5%	245,059	19.3%	210,167	17.7%

Marketing & Publishing Services:	Sampling products and services	191,546	14.0%	196,478	15.5%	169,737	14.3%
	Direct marketing products and services	135,130	9.9%	144,663	11.4%	144,352	12.2%
	Book components	174,498	12.8%	92,678	7.3%	76,198	6.4%

	Total revenue	$1,365,560	100.0%	$1,270,210	100.0%	$1,186,604	100.0%

Competition

Scholastic

Jostens’ primary competition in class rings consists of two national firms, Herff Jones, Inc. (“Herff Jones”) and American Achievement Corporation (“American Achievement”) (which market the Balfour and ArtCarved brands, respectively), as well as a host of regional companies, retailers and traditional jewelry stores, which may compete more effectively based on technology and manufacturing advances. Herff Jones distributes its products within schools, while American Achievement distributes its products through multiple distribution channels including schools, independent and jewelry chain retailers and mass merchandisers. Jostens distributes its products primarily within schools and through online offerings. In the affiliation ring market, Jostens competes primarily with national manufacturers, consumer product and jewelry companies and a number of small regional competitors. Class rings sold through independent and jewelry chain retailers and mass merchandisers are generally less customized and, accordingly, are lower priced rings than class rings sold through schools. Customer service is particularly important in the sale of class rings because of the high degree of customization and the emphasis on timely delivery. In the marketing and sale of other graduation products, Jostens competes primarily with American Achievement and Herff Jones as well as numerous local and regional competitors and retailers who offer products similar to Jostens. Each competes on the basis of service, on-time delivery, product quality, price and product offerings, with particular importance given to establishing a proven track record of timely delivery of quality products.

Memory Book

In the sale of yearbooks and memory books for the school segment, Jostens competes primarily with American Achievement (which markets under the Taylor Publishing brand), Herff Jones, Walsworth Publishing Company and Lifetouch Inc. as well as a host of other companies providing conventional and online memory book offerings. Each competes on the basis of service, product customization and personalization, on-time delivery, print quality, price and product offerings. Customization and personalization capabilities, combined with technical assistance and customer service, are important factors in yearbook production.

Marketing and Publishing Services

The Marketing and Publishing Services business competes primarily with Orlandi, Inc., Klocke, Marietta and a number of smaller competitors in the fragrance and cosmetic sampling business. Our sampling system business also competes with numerous manufacturers of sampling products such as miniatures, vials, packets, sachets, blister packs and scratch and sniff products. Our direct marketing products and services compete with numerous other marketing and advertising venues for marketing dollars customers allocate to various types of advertising, marketing and promotional efforts such as television and in-store promotions as well as other printed products produced by numerous national and regional printers. We seek to differentiate ourselves based on our capabilities, quality and organizational strength. We compete with Coral Graphics Services, Inc., Brady-Palmer, Moore Langen, Vintage Publications Incorporated, Worzalla Publishing Company and John P. Pow in the production and sale of book covers and components.

Seasonality

We experience seasonal fluctuations in our net sales and cash flow from operations tied primarily to the North American school year. We recorded approximately 42% of our annual net sales for our continuing operations for fiscal 2008 during the second quarter of our fiscal year and approximately 54% of our annual cash flow from continuing operations during the fourth quarter of our fiscal year. Jostens generates a significant portion of its annual net sales in the second quarter. Deliveries of caps, gowns and diplomas for spring graduation ceremonies and spring deliveries of school yearbooks are the key drivers of our seasonality in net sales. Our cash flow from continuing operations concentrated in the fourth quarter is primarily driven by the receipt of customer deposits in our Scholastic and Memory Book segments. The net sales of sampling and other direct mail and printed products have also historically reflected seasonal variations, and we expect these businesses to continue to generate a majority of their annual net sales during our third and fourth quarters. These seasonal variations are based on the timing of customers’ advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. The seasonality of each of our businesses requires us to allocate our resources to manage our capital and manufacturing capacity, which often operates at full or near full capacity during peak seasonal demands.

Raw Materials

The principal raw materials that Jostens purchases are gold and other precious metals, paper and precious, semiprecious and synthetic stones. The cost of precious metals and precious, semiprecious and synthetic stones is affected by market volatility. To manage the risk associated with changes in the prices of precious metals, we may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. The price of gold increased dramatically during 2008, and we anticipate continued volatility in the price of gold for the foreseeable future driven by numerous factors, such as changes in supply and demand and investor sentiment. These higher gold prices have impacted, and could further impact, our manufacturing costs as well as our jewelry metal mix. Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany, whom we believe is also a supplier to Jostens’ major class ring competitors in the United States.

The principal raw materials purchased by the Marketing and Publishing Services business consist of paper, ink and adhesives. Paper costs generally flow through to the customer as paper is ordered for specific jobs. We do not take significant commodity risk on paper. Our sampling system business utilizes specific grades of paper and foil laminates, which are, respectively, purchased from a limited number of suppliers.

Matters pertaining to our market risks are set forth above under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk”.

Backlog

Because of the nature of our business, all orders are generally filled within a few months from the time of placement. However, Jostens typically obtains contracts in the second quarter of one year for student yearbooks to be delivered in the second and third quarters of the subsequent year. Often the total revenue pertaining to a yearbook order is not established at the time of the order because the content of the book is not final. Subject to the foregoing qualifications, we estimate the backlog of orders, related primarily to our Memory Book and Scholastic businesses, was $430.6 million and $418.3 million as of the end of fiscal years 2008 and 2007, respectively. We expect most of the 2008 backlog to be confirmed and filled throughout 2009.

Environmental

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters, and from time to time the Company may be involved in remedial and compliance efforts.

Intellectual Property

Our businesses rely on a combination of patents, copyrights, trademarks, confidentiality and licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect the intellectual property rights we employ in our businesses. We also have trademarks registered in the United States and in jurisdictions around the world. In particular, we have a number of registered patents in the United States and abroad covering certain of the proprietary processes and products used in our sampling systems and direct mail businesses, and we have submitted patent applications for certain other manufacturing processes and products. However, many of our sampling system and direct mail manufacturing processes and products are not covered by any patent or patent application. As a result, our business may be adversely affected by competitors who independently develop equivalent or superior technologies, know-how, trade secrets or production methods or processes than those employed by us. We are involved in litigation from time to time in the course of our businesses to protect and enforce our intellectual property rights, and third parties from time to time may initiate litigation against us asserting that our businesses infringe or otherwise violate their intellectual property rights.

Our company has ongoing research and development efforts and expects to seek additional intellectual property protection in the future covering results of its research. Pending patent applications filed by us may not result in patents being issued. Furthermore, the patents that we use in our sampling system and direct marketing businesses will expire over time. Similarly, patents now or hereafter owned by us may not afford protection against competitors with similar or superior technology. Our patents may be infringed upon, designed around by others, challenged by others or held to be invalid or unenforceable.

Employees

As of April 4, 2009, we had approximately 6,148 full-time employees. As of April 4, 2009, approximately 552 of Jostens’ employees were represented under two collective bargaining agreements that expire in June 2010 and August 2012, and approximately 254 employees from our Marketing and Publishing Services business were represented under two collective bargaining agreements. These collective bargaining agreements expire in April 2010 and March 2012.

We consider our relations with our employees to be satisfactory.

International Operations

Our foreign sales from continuing operations are derived primarily from operations in Canada and Europe. Local taxation, import duties, fluctuation in currency exchange rates and restrictions on exportation of currencies are among the risks attendant to our foreign operations.

For information on net sales from external customers attributed to the United States and outside the United States and on long-lived assets located in the United States and outside the United States, see Note 17, Business Segments, to our consolidated financial statements included elsewhere herein.

Properties

A summary of the physical properties we currently use follows:

Segment	Facility Location(1)	Approximate Sq. Ft.	Interest
Scholastic	Santiago, Dominican Republic	140,000	Leased
	Laurens, South Carolina	98,000	Owned
	Shelbyville, Tennessee	87,000	Owned
	Unadilla, Georgia	83,000	Owned
	Denton, Texas	70,000	Owned
	Greenville, Ohio	69,000	Owned
	Eagan, Minnesota	34,000	Leased
	Owatonna, Minnesota	30,000	Owned
	Marysville, Ohio	16,000	Leased
	Winnipeg, Manitoba	13,000	Leased

Memory Book	Topeka, Kansas(2)	236,000	Owned
	Winston-Salem, North Carolina	132,000	Owned
	Clarksville, Tennessee	105,000	Owned
	Visalia, California	96,000	Owned
	State College, Pennsylvania	66,000	Owned
	Sedalia, Missouri	26,000	Leased
	State College, Pennsylvania	10,900	Leased

Marketing and Publishing Services	Broadview, Illinois	212,000	Owned
	Hagerstown, Maryland	162,000	Owned
	Dixon, Illinois	160,000	Owned
	Rockaway, New Jersey	84,000	Leased
	Chattanooga, Tennessee(3)	67,900	Owned
	Milwaukee, Wisconsin	64,000	Owned
	Baltimore, Maryland(4)	60,000	Leased
	Hagerstown, Maryland	50,000	Owned
	Chattanooga, Tennessee	36,700	Owned
	Chattanooga, Tennessee	29,500	Owned
	New York, New York	12,000	Leased
	Paris, France	4,600	Leased

(1)	Excludes properties held for sale.
(2)	Also houses Scholastic segment production.
(3)	As a result of a consolidation in the fourth quarter of 2008, the facility is currently being used solely for administrative and customer service functions.
(4)	Closure of this facility was announced in May 2009 and is expected to be completed by the end of 2009.

We also lease a number of warehouse facilities to support our production. We maintain Visant’s executive office in leased space in Armonk, New York, and Jostens’ executive office in leased space in Bloomington, Minnesota. In addition, we lease other sales and administrative office space. In management’s opinion, all buildings, machinery and equipment are suitable for their purposes and are maintained on a basis consistent with sound operations. The extent of utilization of individual facilities varies significantly due to the seasonal nature of our business. In addition, certain of our properties are subject to a mortgage held by Visant’s lenders under its senior secured credit facilities.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices revealed that, during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs during the period of December 2006 through May 2007, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003. In a separate penalty notice, Customs calculated a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). Jostens has filed various petitions with Customs disputing Customs’ claims and advancing arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In response to Jostens’ petitions, Customs has withdrawn its penalty notice but restated its loss of revenue demand in order to close out Jostens’ prior disclosure. In response to this demand, Jostens filed a supplement to its prior disclosure presenting arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty-free status and has extended an offer in compromise for Customs’ consideration to resolve the matter. In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens has agreed to waivers of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired, to June 20, 2010. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any additional potential liability pending further communication with Customs. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages, positions and business backgrounds of our executive officers and the directors of Visant as of May 20, 2009.

Name	Age	Position
Marc L. Reisch	53	Chairman, President and Chief Executive Officer, Holdings and Visant
Marie D. Hlavaty	45	Vice President, General Counsel and Secretary, Holdings and Visant
Paul B. Carousso	40	Vice President, Finance, Holdings and Visant
Timothy M. Larson	35	President and Chief Executive Officer, Jostens Group
David F. Burgstahler	40	Director, Holdings and Visant
George M.C. Fisher	68	Director, Holdings and Visant
Alexander Navab	43	Director, Holdings and Visant
Tagar C. Olson	31	Director, Holdings and Visant
Charles P. Pieper	62	Director, Holdings and Visant
Jay Wilkins	32	Director, Holdings and Visant

Marc L. Reisch joined Holdings and Visant as Chairman, President and Chief Executive Officer upon the closing of the Transactions in October 2004. Mr. Reisch had been a director of Jostens since November 2003. Immediately prior to joining Holdings and Visant in October 2004, Mr. Reisch served as a Senior Advisor to KKR. Mr. Reisch has been the Chairman of the Board of Yellow Pages Income Fund since December 2002.

Marie D. Hlavaty served as an advisor to our businesses since August 2004 and joined Holdings and Visant as Vice President, General Counsel and Secretary upon the consummation of the Transactions in October 2004. Prior to joining Visant, Ms. Hlavaty was Of Counsel with the law firm of Latham & Watkins LLP.

Paul B. Carousso joined Holdings and Visant in October 2004 as Vice President, Finance. From April 2003 until October 2004, Mr. Carousso held the position of Executive Vice President, Chief Financial Officer, of Vestcom International, Inc., a digital printing company.

Timothy M. Larson started working with Jostens in 1992 as an intern and joined Jostens full-time in July 1996. He has held a variety of leadership positions at Jostens in general management, technology, e-business and marketing. Mr. Larson became senior vice president and general manager of Jostens’ Memory Book business in 2005. Mr. Larson was appointed President and Chief Executive Officer of Jostens in January 2008.

David F. Burgstahler is President of Avista Capital Partners, a leading private equity firm. Prior to joining Avista Capital Partners in 2005, Mr. Burgstahler was a Partner with DLJ Merchant Banking Partners, the private equity investment arm of Credit Suisse, or CS. Mr. Burgstahler joined CS in 2000 when it merged with the investment bank Donaldson, Lufkin and Jenrette. Mr. Burgstahler joined Donaldson, Lufkin and Jenrette in 1995. Mr. Burgstahler also serves on the boards of Warner Chilcott Limited, WideOpenWest Holdings, Inc., BioReliance Corporation, Navilyst Medical, Inc., Lantheus Medical Imaging and ConvaTec.

George M.C. Fisher is currently a senior advisor to KKR. Mr. Fisher is also the former Chairman of PanAmSat Corporation. Mr. Fisher currently serves as a director of General Motors Corporation. Mr. Fisher served as Chairman of the Board of Eastman Kodak Company from December 1993 to December 2000 and was Chief Executive Officer from December 1993 to January 2000. Before joining Kodak, Mr. Fisher was Chairman of the Board and Chief Executive Officer of Motorola, Inc. Mr. Fisher is a past member of the boards of AT&T, American Express Company, Comcast Corporation, Delta Air Lines, Inc., Eli Lilly and Company, Hughes Electronics Corporation, Minnesota Mining & Manufacturing, Brown University and The National Urban

League, Inc. He was a member of The Business Council and is an elected fellow of the American Academy of Arts & Sciences. Mr. Fisher was also an appointed member of the President’s Advisory Council for Trade Policy and Negotiations from 1993 through 2002.

Alexander Navab is a Member of KKR. He joined KKR in 1993 and he currently co-heads KKR’s North American private equity business and leads the Media/Communications industry Team in the U.S. Mr. Navab serves on the Investment Committee, as well as the Other Business Committee, of KKR. Prior to joining KKR, Mr. Navab was with James D. Wolfensohn Incorporated, where he was involved in merger and acquisition transactions as well as corporate finance advisory work. From 1987 to 1989, he was with Goldman, Sachs & Co. in the Investment Banking division. Mr. Navab is also a director of The Nielsen Company (formerly VNU Group BV).

Tagar C. Olson is an Executive at KKR. Prior to joining KKR in 2002, Mr. Olson was with Evercore Partners Inc. since 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson is also a director of Capmark Financial Group Inc., Masonite International Inc. and First Data Corporation.

Charles P. Pieper is Vice Chairman of Alternative Investments (AI) in the Asset Management division and Operating Partner of CS. He is responsible for AI Global Joint Ventures, serves as an Operating Partner of DLJMBP and heads the AI Business Development Task Force. Prior to joining CS in 2004, Mr. Pieper held senior operating positions in both private industry and private equity, including being President and Chief Executive Officer of several General Electric Company businesses. He was self-employed from January 2003 to April 2004 as the head of Charles Pieper and Associates, an investment and advisory firm, and from March 1997 to December 2002, Mr. Pieper was Operating Partner of Clayton, Dubilier and Rice, a private equity investment firm. He also currently serves as a director of Glacier G.P. (the holding company of Grohe AG), China Renaissance Capital Investment and Global Infrastructure Partners.

Jay Wilkins is a Principal with DLJMBP. Prior to joining DLJMBP in 2007, Mr. Wilkins was with North Castle Partners since 2001, where he was focused on private equity investments in the consumer and healthcare sectors. From 1999 to 2001, he was with Donaldson, Lufkin & Jenrette and CS in the Investment Banking Division. Mr. Wilkins is also a director of The Service Companies, Inc. and Blackboard Holdings, Inc.

Our Board of Directors

Our Board of Directors is currently comprised of seven members. Each of the existing directors was appointed upon the consummation of the Transactions in October 2004, other than Mr. Fisher, who was appointed in November 2005, and Mr. Wilkins, who was appointed in May 2009. Under the Stockholders Agreement entered into in connection with the Transactions, KKR and DLJMBP III each has the right to designate four of Holdings’ directors (currently three KKR and three DLJMBP III designees serve on our board), and our Chief Executive Officer and President, Marc Reisch, is Chairman. Our Board of Directors currently has three standing committees—an Audit Committee, a Compensation Committee and an Executive Committee. We expect the chairmanship of each of the Audit Committee and the Compensation Committee to rotate annually between a director designated by KKR and a director designated by DLJMBP III consistent with the terms of the Stockholders Agreement.

Audit Committee

The primary duties of the Audit Committee include assisting the Board of Directors in its oversight of: (1) the integrity of the Company’s financial statements and financial reporting process; (2) the integrity of the Company’s internal controls regarding finance, accounting and legal compliance; and (3) the independence and performance of the Company’s independent auditor and internal audit function. The Audit Committee also reviews our critical accounting policies, our annual and quarterly reports on Form 10-K and Form 10-Q and our earnings releases before they are issued. The Audit Committee has sole authority to engage, evaluate and replace the independent auditor. The Audit Committee also has the authority to retain special legal, accounting and other consultants it deems necessary in the performance of its duties. The Audit Committee meets regularly with our management, independent auditors and internal auditors to discuss our internal controls and financial reporting process and also meets regularly with the Company’s independent auditors and internal auditors in private.

The current members of the Audit Committee are Messrs. Burgstahler (Chairman) and Olson. The Board of Directors has determined that both of the current members qualify as an “audit committee financial expert” through their relevant work experience as described above. Mr. Burgstahler is a Partner of Avista Capital Partners, and Mr. Olson is an Executive with KKR. Neither of the members of the Audit Committee is considered “independent” as defined under the federal securities law.

Compensation Committee

The primary duty of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation practices and policies for the Company’s executive officers and other key employees, as the Committee may determine, to ensure that management’s interests are aligned with the interest of the Company’s equity holders. The Committee also reviews and makes recommendations to the Board of Directors with respect to the Company’s employee benefits plans, compensation and equity based plans and compensation of directors. The current members of the Compensation Committee are Messrs. Navab (Chairman), Burgstahler, Olson and Pieper.

Executive Committee

The current members of the Executive Committee are Messrs. Reisch, Navab and Pieper.

Code of Ethics

We have a Code of Business Conduct and Ethics which was adopted to cover the entire Visant organization following the Transactions and which applies to all of our employees, including our Chief Executive Officer, Vice President, Finance and Corporate Controller, our directors and independent sales representatives. We review our Code of Business Conduct and Ethics and amend it as necessary to be in compliance with current law. We require senior management employees and employees with a significant role in internal control over financial reporting to confirm compliance with the Code on an annual basis. Any changes to, or waiver (as defined under Item 5.05 of Form 8-K) from, our Code that applies to our Chief Executive Officer, Vice President, Finance or Corporate Controller will be posted on our website. A copy of the Code of Business Conduct and Ethics can be found on our website at http://www.visant.net.

Section 16(a) Beneficial Ownership Reporting Compliance

Executive officers and directors of Holdings are not subject to the reporting requirements of Section 16 of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes the material elements, policies and practices with respect to our principal executive officer, principal financial officer and the other three most highly-compensated executive officers, which are collectively referred to as the named executive officers. This compensation discussion and analysis also describes the material elements of compensation awarded to, earned by, or paid to each of our named executive officers. This section should be read in conjunction with the tables and narrative discussion of our executive compensation program that follows this discussion.

We provide what we believe is a competitive total compensation package to our executive management team through a combination of base salary, an annual cash incentive plan, long-term equity incentives in the form of stock options and restricted stock, other long term incentives, retirement and other benefits, perquisites, post-termination severance and acceleration of equity award vesting for named executive officers upon certain termination events and/or a change in control. Certain other post-termination benefits are provided to our Chief Executive Officer. Our retirement and other benefits include life, disability, medical, dental and vision insurance benefits, a qualified 401(k) savings plan and other defined benefit retirement benefits and our perquisites include reimbursement for certain medical expenses and automobile payments. Our philosophy is to provide a total compensation package at a level that is commensurate with our size and provides incentives and rewards for sustained performance and growth and retention of executive talent.

In the fall of 2008, John Van Horn’s duties changed such that he is no longer responsible for our Arcade and Lehigh Direct businesses, and in connection with such transition, Mr. Van Horn ceased to be an executive officer of Visant. Mr. Van Horn currently serves in the role of President for our Visant Marketing Services business. We entered into a letter agreement with Mr. Van Horn outlining certain terms of his employment with us, which is described in “—Termination, Severance and Change of Control Arrangements—John Van Horn”.

Objectives of our Executive Compensation Program

Our compensation programs are designed to achieve the following objectives:

•	attract, motivate, retain and reward talented and dedicated executives whose knowledge, skill and performance are critical to our success and long-term growth;

•	provide our executive officers with both cash and equity incentives to further our interests and those of our stockholders;

•	provide cash and long-term incentive compensation that is competitive to comparable market positions based on revenue size;

•	align rewards to measurable performance metrics; and

•	compensate our executives to manage our business to meet our long-range objectives.

Compensation Process

Our Compensation Committee, which is comprised of four members of our Board of Directors, who serve at the pleasure of our Sponsors, reviews and approves all elements of compensation for our named executive officers. The Compensation Committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our Chief Executive Officer, or CEO, Mr. Reisch. For all other named executive officers, the Committee meets outside the presence of all executive officers other than Mr. Reisch. Mr. Reisch annually reviews each other named executive officer’s performance with the Compensation Committee and makes recommendations to the Compensation Committee, other than with respect to his own compensation. The Compensation Committee has from time to time reviewed market and industry data in setting compensation, and from time to time we have retained outside compensation consultants to benchmark certain of our executive positions to provide another measure of our existing compensation levels for executive positions within our company to companies with a comparative revenue base to ours. Positions were matched based on title and responsibilities of the position with comparable positions in the market based on similar company revenue size found within the published survey data of leading human resource organizations. We evaluated base salary and short- and long-term compensation information within the survey information. We may from time to time in the future have benchmarking performed to assist us and the Compensation Committee in setting executive compensation.

Base Salary

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary in order to attract and retain an appropriate caliber of ability, experience and talent for the position and to provide base compensation that is not subject to our performance risk. We establish the base salary for each executive officer based in part in consideration of competitive factors as well as individual factors, such as the individual’s scope of duties, performance and experience and, to a certain extent, the pay of others on the executive team. When establishing the base salary of any executive officer, we have also considered competitive market factors, business requirements for certain skills, individual experience and contributions, the roles and responsibilities of the executive, the potential impact the individual may make on our company now and in the future. We generally review base salaries for our named executive officers on an 18-month or longer cycle, and increases take into consideration the foregoing factors, individual performance and expanded duties, as applicable.

Our Compensation Committee sets the salary of our CEO. In accordance with his employment agreement, his base salary will not be less than $850,000 during the term of his employment agreement and any renewal term, subject to increase at the sole discretion of our Board of Directors, which is required at least annually to review Mr. Reisch’s base salary. In 2007, Mr. Reisch’s base salary was increased from $850,000 to $950,000. The Compensation Committee approved an increase in base salary for Mr. Reisch in 2008 in the amount of $50,000; however, Mr. Reisch declined to accept the increase in base salary in 2008 or 2009 in light of market factors (this amount was included in setting Mr. Reisch’s target opportunity under the annual cash incentive plan as described below).

We entered into an employment agreement with Timothy M. Larson effective as of January 7, 2008. Under the terms of the employment agreement, Mr. Larson’s base salary was set at $650,000, subject to increase at the sole discretion of the Board of Directors, which is required at least annually, after June 2009, to review Mr. Larson’s base salary.

The Compensation Committee approved increases in the annual base salary, effective as of April 1, 2008, for Mr. Carousso, from $265,000 to $280,000, and Ms. Hlavaty, from $330,000 to $380,000. In light of market factors, none of the executive officers is anticipated to receive increases in annual base salary during 2009.

Annual Performance-Based Cash Incentive Compensation

General. We provide the opportunity for our named executive officers and other key employees to earn an annual cash incentive award in order to further align our executives’ compensation opportunity with our annual business and financial goals and the growth objectives of our stockholders and to motivate our executives’ annual performance. Our annual cash incentives generally link the compensation of participants directly to the accomplishment of specific business metrics, primarily the achievement of EBITDA targets, which are important indicators of increased stockholder value and reflect our emphasis on financial performance and stockholder return. The Compensation Committee may also consider market and other competitive conditions, extraordinary achievements and contributions to strategic and operating initiatives in establishing annual incentive awards.

Under the annual incentive plans, the Compensation Committee may also consider adjustments to performance goals. These adjustments may reflect all or a portion of both the positive or negative effect of external non-recurring events that are outside the reasonable control of our executives, including, without limitation, regulatory changes in accounting or taxation standards. These adjustments may also reflect all or a portion of both the positive or negative effect of unusual or extraordinary transactions that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance or growth, such as consolidation activities, restructurings, acquisitions or divestitures.

Consolidated and business unit budgets and business plans which contain annual financial and strategic objectives are developed each year by management and reviewed by the Board of Directors, which institutes such changes that are deemed appropriate by the Board of Directors. The budgets and business plans set the basis for the annual incentive plan targets and stretch measures. The annual incentive compensation plan targets and other material terms by business unit are presented to the Compensation Committee for review and approval with such modifications deemed appropriate by the Compensation Committee. The specific financial targets, business plan and other initiatives set for our named executive officers are not disclosed because we believe disclosure of this information would cause our company competitive harm. The targets are intended to be challenging but achievable. Because these targets are tied to our business plan, it is expected that they will be achieved when they are set at the beginning of the fiscal year. However, there is risk that payments will not be made at all or will be made at less than 100%. This uncertainty ensures that any payments under the plan are truly performance-based.

Annual cash award opportunity for the executive officers is expressed as a percentage of qualifying base salary, with an established percentage for payout based on meeting a target, and enhanced opportunity if certain stretch targets are met. For the 2008 fiscal year, annual cash incentive opportunities for the named executive officers at target are summarized below:

	Target Annual Cash Incentive Award Opportunity
	% of Salary	Amount
Marc L. Reisch	100%	$1,000,000
Paul B. Carousso	55%	$151,938
Marie D. Hlavaty	55%	$202,125
Timothy M. Larson	85%	$552,500
John Van Horn	50%	$200,000

Annual incentive compensation plan awards for our named executive officers and other executives are determined annually following the completion of the annual audit, based on our performance against the approved annual incentive compensation plan targets, subject to the exercise of discretion by the Compensation Committee as discussed in this section. The annual incentive compensation plan award amounts of all executive officers, including the named executive officers, must be reviewed and approved by the Compensation Committee. Approved payments under the annual incentive plans are made not later than March 15th of the year following the fiscal year during which performance is measured.

2008 Annual Incentive Compensation Plan Awards. Substantially all of the 2008 annual incentive plan payments to the CEO and the other named executive officers were based on the achievement of consolidated or business unit targets. In determining payments to be made in respect of 2008, the Compensation Committee took into account the market environment and economic factors that challenged the achievement of our financial plan for 2008, particularly in respect of the impact on customer demand. The Committee also considered the significant proactive efforts taken by management during 2008 to reduce operating costs through a series of consolidation and administrative measures which positively contributed to the achievement of our financial results in 2008 and which are expected to have significant incremental benefit in 2009.

For 2009, to assess incentive compensation awards, we plan to use performance metrics based on our current year financial performance and business plan as well as the accomplishment of strategic and operating initiatives that are expected to contribute to cost containment and drive long-term growth despite anticipated continuing challenged market conditions. In addition, the Compensation Committee will continue to consider market and other competitive conditions, extraordinary achievement and contributions that impact the growth of our business and appreciation of stockholder value in establishing annual incentive awards.

Other. Our Compensation Committee reserves the right to grant discretionary bonuses from time to time based on individual contribution to extraordinary transactions which result in measurable and appreciable return for us and our stockholders.

Equity-Based Incentives

General. We offer incentive opportunities to our executives to promote long-term performance and tenure, through grants of stock options and restricted stock. Other types of long-term equity incentive compensation based on the appreciation of the Class A Common Stock may be considered in the future. Our equity incentive plans and arrangements are designed to:

•

promote our long-term financial interests and growth by attracting and retaining management with the training, experience and ability to enable them to make a substantial contribution to the success of our business;

•	motivate management by means of growth-related incentives to achieve long-range goals; and

•	further the alignment of interests of participants with those of our stockholders through stock-based opportunities.

Our Compensation Committee serves as the administrator of our equity incentive plans and arrangements, with the power and authority to administer, construe and interpret the equity plans, to make rules for carrying out the plans and to make changes in such rules, subject to such interpretations, rules and administration being consistent with the basic purpose of the plans. Subject to the general parameters of the plans, the Compensation Committee has the discretion to fix the terms and conditions of the grants. Equity awards are granted based on the fair market value of our Class A Common Stock as determined by the Compensation Committee after evaluation of a fair market valuation conducted by an independent third party expert on a periodic basis.

Our named executive officers each made a personal investment in purchasing shares of the Class A Common Stock of Holdings in connection with the Transactions with his or her own personal funds. In turn, the number of Class A Common Stock options granted was based on a multiple of the respective level of individual investment. In consideration of his services in consummating the Transactions and in connection with entering into an employment agreement with the Company, Mr. Reisch also received at the consummation of the Transactions a grant of restricted stock as a further long-term incentive opportunity. No additional equity has been awarded to the named executive officers since their original investments, other than as follows:

•

Mr. Van Horn was granted 3,000 shares of restricted Class A Common Stock in December 2006, all of which vested on January 15, 2009, in order to recognize and incentivize Mr. Van Horn’s continued tenure, commitment and performance for us. Mr. Van Horn had not received options at the time of the Transactions in light of what was anticipated at such time to be a more limited period of employment with us.

•

Mr. Carousso and Ms. Hlavaty were granted 600 and 1,000 shares, respectively, of restricted Class A Common Stock in 2008 which shares will vest as of January 15, 2010, subject to the individual’s continued employment to such date (subject to accelerated vesting in the event of the executive’s termination without cause or for good reason, upon a change in control of us or upon the executive’s disability or death), in order to recognize the accomplishments of Mr. Carousso and Ms. Hlavaty (in particular the consummation of the sale of the Von Hoffmann businesses in 2007) and to incentivize each individual’s continued tenure, commitment and performance for us.

The Compensation Committee reserves the right to issue additional equity in the form of options, restricted stock or units or phantom equity to the named executive officers upon the recommendation of Mr. Reisch or the Board of Directors in consideration of performance and for the purpose of assuring retention of executive talent aligned with the long-term growth of the Company and, in the case of equity, subject to shares remaining available for grant under the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”). See “—Equity-based Compensation”.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. However, to the extent that additional grants have been or will be made by us to other members of management, we intend to limit grants to twice per year. We also have and may from time to time issue equity to new members of management, including those who come into our employment in connection with the consummation of acquisitions by us. For compensation decisions regarding the grant of equity compensation, our Compensation Committee typically considers the recommendations from our CEO, taking into consideration the potential impact and contributions of the individual, retention considerations and the level of equity of members of management at a similar level.

Stock Options. Stock option awards provide our executive officers with the right to purchase shares of our Class A Common Stock at a fixed exercise price for a period of up to ten years from the option grant date under the 2004 Plan and may be either “time-based” or “performance-based.” Time-based options vest on the passage of time and an executive’s continued tenure with us. Performance-based options vest on the achievement of annual EBITDA targets and on an executive’s continued tenure with us. The purpose of the performance-based grant is to align management and stockholder interests as measured by EBITDA performance. Options are subject to certain change of control and post-termination of employment vesting and expiration provisions. Mr. Reisch (who also served as a director of Jostens prior to the Transactions) also holds options under the 2003 Stock Incentive Plan (the “2003 Plan”). See “—Equity-based Compensation” for a discussion of the change in control and other provisions related to stock options under the 2004 Plan and the 2003 Plan.

Restricted Stock. We also use restricted Class A Common Stock in our long-term equity incentive program as part of our management incentive, development, succession and retention planning process. Of our named executive officers, Messrs. Reisch, Van Horn and Carousso and Ms. Hlavaty have been granted restricted stock. The restricted stock is generally subject to the same rights and restrictions set forth in the management stockholders’ agreement and sale participation agreement described under “—Equity-based Compensation”, provided that Messrs. Reisch’s and Van Horn’s restricted stock is currently 100% vested and nonforfeitable even in the case of termination of employment.

Other Long-Term Incentive Awards

During 2008, we implemented long-term incentive arrangements with certain key employees, including each of Messrs. Reisch, Larson and Carousso and Ms. Hlavaty (the “LTIP”). Under these arrangements the named executive officer is granted a target award of units which vest on the basis of performance and no units will vest unless we (or Jostens, in the case of Mr. Larson) achieve a minimum threshold of a trailing twelve months’ EBITDA target measured as of the last day of our fiscal quarter ended closest to June 30, 2010, and subject to the executive’s continued employment through such measurement date. The units vest as follows:

EBITDA Target	Below Threshold	Threshold	Target	Maximum
Percentage of target award units vesting	0%	50%	100%	200%

If the threshold EBITDA target is not achieved or the executive resigns or suffers a separation of employment prior to the measurement date other than in connection with a change in control of us, the award granted to the executive is forfeited without payment.

Subject to these vesting conditions, the award is settled in cash, payable in a lump sum as soon as practicable following the measurement date and in any event not later than December 31, 2010, in an amount equal to the fair market value of one share of the Class A Common Stock as of the vesting date multiplied by the number of units in which the executive vests based on the achievement of the performance targets.

In the case of a termination without cause or for good reason or due to a permanent disability or death, in each case, within twelve (12) months following a change in control and prior to the last day of the fiscal quarter ended closest to June 30, 2010, the executive shall vest in a number of units equal to 100% of the target award units, and the lump sum cash payment in respect of the units will be made based on the fair market value of the stock as of such date, payable as soon as practicable but in any event not later than March 14th of the calendar year following the calendar year in which the termination occurs. The terms “change in control”, “cause” and “good reason” are defined in the LTIP agreements.

Mr. Reisch was granted a target award of 10,000 units; Mr. Larson was granted a target award of 4,550 units; Mr. Carousso was granted a target award of 2,000 units, and Ms. Hlavaty was granted a target award of 2,500 units. Mr. Larson was also granted a target award of 1,950 units, which will vest solely based on his continued employment through the last day of the fiscal quarter ended closest to June 30, 2010 and without regard to whether or not Jostens achieves any specified EBITDA target (subject to accelerated vesting of the target award if Mr. Larson suffers a termination of employment without cause or for good reason or due to permanent disability or death within twelve months following a change in control).

The LTIP arrangements were structured with the primary purposes of incentivizing executive management to remain employed by the Company and focused on achieving a high level of performance over the longer term. Furthermore, the performance-based incentive provides alignment between executive management and our stockholders through awards that vest based on compounded growth and a calculation of the award cash payment based on the per share price of the Class A Common Stock. With most of the equity based incentives that were previously awarded to the named executive officers being subject to full vesting by the end of our fiscal year 2009, the LTIP arrangements provide continuity in executive incentive to assure executive tenure, performance and executive compensation tied to performance. See “—Equity-based Incentive Plan” for a discussion of the change in control and other provisions related to such long-term incentive unit awards.

Pension Benefits

Each of our named executive officers currently participates in the Jostens tax qualified pension plan C (which by merger includes those participants who used to participate in pension plan D) and a non-qualified supplemental pension plan to compensate for Internal Revenue Service limitations. These benefits are provided as part of the regular retirement program available to eligible employees. We also maintain individual non-contributory, non-qualified, unfunded supplemental retirement plans (“SERPs”) for certain named executive officer participants. Mr. Reisch is entitled to a retirement benefit under the terms of his employment agreement and any payment thereunder is net of benefits to which he would otherwise be entitled under any other qualified or non-qualified defined benefit retirement plans. For more detailed information, see the narrative accompanying the “Pension Benefits” table.

Employment Agreement and Change in Control Provisions

Employment Agreements with Marc L. Reisch and Timothy M. Larson. Except with respect to our CEO, Marc L. Reisch, and Mr. Timothy Larson, the Chief Executive Officer of Jostens, we do not have any employment agreements with any of our named executive officers. It is generally not our philosophy or practice to enter into employment agreements with our executives. Absent exigent competitive factors, we believe that our short- and long-term compensation practices and opportunities are competitively attractive and favorably motivate our executives towards performance and continuity of service.

In October 2004, we entered into an employment agreement with Mr. Reisch with an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless not renewed by prior written notice by either party. We are highly dependent on the efforts, relationships and skills of Mr. Reisch, a long-tenured industry executive, and accordingly, we entered into this agreement with Mr. Reisch to help ensure Mr. Reisch’s availability to us. In January 2008, we entered into an employment agreement with Mr. Larson with an initial term extending to January 7, 2013 and automatic one-year renewal terms thereafter unless not renewed by prior written notice by either party. Mr. Larson has been instrumental to the success and growth of Jostens and, accordingly, we entered into the employment agreement in 2008 in connection with his promotion to the position of Chief Executive Officer of Jostens to help ensure Mr. Larson’s availability to us. The terms of the employment agreements with Messrs. Reisch and Larson provide for certain post-termination payments and benefits to Mr. Reisch and Mr. Larson, respectively, which are described and quantified in the section entitled “—Termination, Severance and Change of Control Arrangements”. We provided these arrangements under the respective agreements to attract and retain each of Messrs. Reisch and Larson and believe that these post-termination payments and benefits are competitively reasonable and reflective of Mr. Reisch’s and Mr. Larson’s respective value and performance to us. The employment agreements are further described in the section entitled “—Employment Agreements and Arrangements”.

Change in Control Agreements. In 2007, Holdings and the Company entered into a change in control severance agreement with each of Paul Carousso, Vice President, Finance, and Marie Hlavaty, Vice President, General Counsel. The change in control agreements are effective for an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless either we or the executive upon notice elects not to extend the agreement, provided that the change in control agreements shall remain in effect for a period of two years following a change in control (as defined in the agreements) occurring during the term of the agreements. The agreements allow for certain payments and benefits upon a change in control as described in “—Termination, Severance and Change of Control Arrangements—Arrangements with Paul B. Carousso and Marie D. Hlavaty”. We provided these arrangements to assure the retention of these officers and in the absence of any other contractual severance arrangements. We believe that the post-termination payments and benefits are competitively reasonable and reflective of Mr. Carousso’s and Ms. Hlavaty’s value and performance to us.

Change in Control under Long-Term Incentive Plans and Awards. Under the 2003 Plan and the 2004 Plan, upon the occurrence of a “change in control” of us, the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain performance measures have been achieved.

The LTIP awards granted in 2008 provide that, if we consummate a change in control and during the twelve-month period following the consummation of such change in control and prior to the last day of the fiscal quarter ended closest to June 30, 2010 the employment of the executive is terminated by us without cause, by the executive with good reason or due to disability or death (a so-called “double trigger” arrangement), the executive (or his/her estate) will vest in and be entitled to payment based on a number of units equal to the target award.

Our LTIP and equity-based incentive plans and awards are discussed in “—Equity-based Compensation” and “—Equity-based Incentive Plan” and change in control payments under the plans and awards are discussed and quantified in “—Termination, Severance and Change of Control Arrangements”.

Executive Benefits

We provide the opportunity for our named executive officers and other executives to receive certain general health and welfare benefits on terms consistent with other eligible employees. We also offer participation in our defined contribution 401(k) plan with a company match on terms consistent with other eligible employees. We provide certain perquisites to the named executive officers, including car allowance, medical stipend to apply to reimburse medical expenses, periodic physicals and extended coverage under long-term disability insurance, and in the case of certain of the named executive officers, financial planning, a health club stipend and availability of our aircraft for occasional personal use (subject to reimbursement for incremental cost for such use). We provide these benefits to offer additional incentives for our executives and to remain competitive in the general marketplace for executive talent.

Stock Ownership Guidelines

The Compensation Committee has not implemented stock ownership guidelines for our executive officers. Our stock is not publicly traded and is subject to agreements with the stockholders that limit a stockholder’s ability to transfer his or her equity for a period of time following grant.

Regulatory Considerations

We account for equity compensation paid to our employees under Statement of Financial Accounting Standards (“SFAS”) No. 123R, which we adopted effective January 1, 2006. SFAS No. 123R requires us to recognize compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to our adoption of SFAS No. 123R, we used the minimum value method in our SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, we would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption. As a result of the modification to stock options made in April 2006 in connection with the special dividend paid to all Class A common stockholders, all stock option awards previously accounted for under APB No. 25 are prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification. Please see Note 15, Stock-based Compensation, to our consolidated financial statements for additional information.

The compensation cost to us of awarding equity is taken into account in considering awards under our equity or equity-based incentive programs. We have taken steps to structure and assure that our compensation programs and arrangements are in compliance with Section 409A of the Internal Revenue Code, as amended (the “Code”). Bonuses paid under our annual incentive plans are taxable at the time paid to our executives.

Tax Gross-Up

Mr. Reisch’s employment agreement provides for a tax gross-up payment in the event that any amounts or benefits due to him would be subject to excise taxes under Section 280G of the Code. For more detailed information on gross-ups for excise taxes payable to Mr. Reisch, see “—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc L. Reisch—Gross-Up Payments for Excise Taxes”.

Compensation Committee Interlocks and Insider Participation

During 2008 and to the present, our Compensation Committee has been comprised of Messrs. Burgstahler, Navab, Olson and Pieper. Mr. Burgstahler served as Chairman of the Compensation Committee during 2008. Mr. Navab assumed the Chairmanship for 2009. For a description of the transactions between us and entities affiliated with members of the Compensation Committee, see the transactions described in “Certain Relationships and Related Transactions, and Director Independence”.

Summary Compensation Table

The following table presents compensation information for our fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006 paid to or accrued to the named executive officers.

Name and Principal Position	Year	Salary ($)(2)		Bonus ($)			Stock Awards ($)(4)		Unit Awards ($)(5)		Non-Equity Incentive Plan Compensation ($)(6)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)		All Other Compensation ($)			Total ($)
Marc L. Reisch	2008		$968,269		$—			$—		$—		$1,000,000		$323,838		$67,657	(8)		$2,359,764
Chairman, President and Chief Executive Officer, Holdings and Visant	2007 2006	$ $	950,000 850,000	$ $	— —		$ $	— —	$ $	— —	$ $	950,000 1,100,000	$ $	254,435 231,500	$ $	93,101 114,465		$ $	2,247,536 2,295,965

Paul B. Carousso	2008		$281,635		$—			$47,484		$—		$170,000		$27,629		$25,276	(9)		$552,024
Vice President, Finance, Holdings and Visant	2007 2006	$ $	264,039 240,000	$ $	— —		$ $	— —	$ $	— —	$ $	125,000 165,000	$ $	19,060 18,870	$ $	26,043 22,000		$ $	434,142 445,870

Marie D. Hlavaty	2008		$374,808		$—			$79,155		$—		$225,000		$63,177		$23,271	(10)		$765,411
Vice President, General Counsel, Holdings and Visant	2007 2006	$ $	330,000 325,673	$ $	— —		$ $	— —	$ $	— —	$ $	200,000 275,000	$ $	34,272 38,105	$ $	23,525 21,100		$ $	587,797 659,878

Timothy M. Larson	2008		$662,500		$500,000	(3)		$—		$159,042		$830,000		$81,589		$43,977	(11)		$2,277,108
President and Chief Executive Officer, Jostens	2007 2006	$ $	450,000 354,231	$ $	500,000 600,000	(3) (3)	$ $	— —	$ $	— —	$ $	346,752 310,304	$ $	19,981 46,929	$ $	28,482 28,586		$ $	1,345,215 1,340,050

John Van Horn	2008		$407,692		$—			$150,149		$—		$—		$31,953		$31,070	(12)		$620,864
Group President, Arcade/Lehigh Direct and President and Chief Executive Officer, Arcade(1)	2007 2006	$ $	400,000 370,000	$ $	— —		$ $	150,149 6,582	$ $	— —	$ $	— 250,000	$ $	51,753 61,158	$ $	26,193 25,700		$ $	628,095 713,440

(1)	In the fall of 2008, John Van Horn’s duties changed such that he is no longer responsible for our Arcade and Lehigh Direct businesses, and in connection with such transition, Mr. Van Horn ceased to be an executive officer of Visant. Mr. Van Horn currently serves in the role of President for our Visant Marketing Services business. Mr. Van Horn is included in the Summary Compensation Table under Item 402(a)(3)(iv) of Regulation S-K as he was one of the three most highly compensated executive officers during 2008 but was not serving as an executive officer at the end of fiscal year 2008.
(2)	Salary for fiscal year 2008 reflects a 53 week fiscal year.
(3)	Includes for each of 2006, 2007 and 2008, respectively: $600,000, $500,000 and $500,000 representing bonuses paid to Mr. Larson pursuant to a letter agreement entered into between Mr. Larson and us on October 2, 2006, prior to Mr. Larson becoming President and Chief Executive Officer of Jostens, providing for bonuses to Mr. Larson in consideration of his extraordinary efforts and achievement on behalf of Jostens.
(4)	The amount represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year computed in accordance with SFAS 123R. Please see Note 16, Stock-based Compensation, to our consolidated financial statements for a discussion of all assumptions used by us with respect to the valuation. The restricted stock awards were made under our 2004 Plan, which is described under “—Equity-based Compensation”.
(5)	Because any cash payment under the LTIP will be based on the per share value of the Class A Common Stock, compensation expense is recognized in accordance with SFAS 123R. The dollar amount shown represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year since the date of grant (and without regard to possible forfeiture) computed in accordance with SFAS 123R. The time-vested LTIP unit award represented by this dollar amount was granted in 2008. No dollar amounts are shown for performance-vested LTIP unit awards granted in 2008 as no amount has been accrued for financial statement reporting purposes given that achievement of the applicable performance targets are currently remote. The LTIP unit awards are described under “—Equity-based Incentive Plan”.
(6)	The amounts represent earnings under the annual incentive compensation plan.
(7)	Reflects the aggregate change in actuarial present value of the named executive officer’s accumulated benefit under our qualified, non-contributory pension plan, our unfunded supplemental ERISA excess retirement plan and an individual non-contributory unfunded supplemental retirement plan and, in the case of Mr. Reisch, the supplemental retirement benefit provided for under his employment agreement. Please refer to the narrative descriptions of our pension plans under the Pension Benefits table. We currently have no deferred compensation plans.
(8)	Includes for 2008: $35,685 of premiums under a life insurance policy which are paid by us under the terms of Mr. Reisch’s employment agreement (the proceeds under the policy are payable to beneficiaries designated by Mr. Reisch); $9,200 representing regular employer matching contributions to our 401(k) plan; $13,680 representing a car allowance; and approximately $9,092 representing executive medical expenses reimbursed by us, a health club stipend and cash credits under the group medical plan offered to any employee who participates in our health screenings or foregoes certain disability and life insurance benefits. We make available to Mr. Reisch the company aircraft for occasional personal use. In such cases, Mr. Reisch reimburses the Company for an amount equal to the Company’s incremental cost for such use. The calculation of the incremental cost for personal use of our company aircraft includes only variable costs incurred as a result of such flight activity. Incremental cost does not include fixed costs that are incurred regardless of Mr. Reisch’s use (for example, aircraft insurance, maintenance, storage and flight crew salaries).

(9)	Includes for 2008: $9,200 representing regular employer matching contributions to our 401(k) plan; $10,200 representing a car allowance; and approximately $5,876 representing executive medical expenses reimbursed by us, a health club stipend and cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.
(10)	Includes for 2008: $9,200 representing regular employer matching contributions to our 401(k) plan; $10,000 representing a car allowance; and approximately $4,071 representing executive medical expenses reimbursable by us, a health club stipend and cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.
(11)	Includes for 2008: $9,200 representing regular employer matching contributions to our 401(k) plan; approximately $4,029 representing reimbursed financial planning, executive medical expenses reimbursed by us, and cash credits offered to any employee who foregoes certain disability and life insurance benefits; $11,870 representing taxable income attributable to the personal use of a company leased car through mid-May 2008 and in respect of the related car lease expiration; $13,500 representing a car allowance for the remaining portion of 2008; and $5,378 attributable to taxable income for trip expenses for Mr. Larson’s spouse, who accompanied him to a Jostens-sponsored function.
(12)	Includes for 2008: $9,200 representing regular employer matching contributions to our 401(k) plan; $12,000 representing a car allowance; and approximately $9,870 representing executive medical expenses reimbursed by us, cash credits under the group medical plan offered to any employee who participates in health screenings or foregoes certain disability and life insurance benefits.

Grants of Plan-Based Awards in 2008

The following table provides information with regard to: (i) the target level of annual cash incentive awards for our named executive officers for performance during 2008; (ii) grants under the LTIP; and (iii) grants of restricted stock to certain named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Numbers of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Marc L. Reisch	N/A	$—	$1,000,000	$—	—		—		—		—		$—
	8/12/2008	$—		$—	5,000	(2)	10,000	(2)	20,000	(2)	—		$—

Paul B. Carousso	N/A	$—	$151,938	$—	—		—		—		—		$—
	8/12/2008	$—		$—	1,000	(2)	2,000	(2)	4,000	(2)	—		$—
	4/1/2008	$—		$—	—		—		—		600	(4)	$114,332

Marie D. Hlavaty	N/A	$—	$202,125	$—	—		—		—		—		$—
	8/12/2008	$—		$—	1,250	(2)	2,500	(2)	5,000	(2)	—		$—
	4/1/2008	$—		$—	—		—		—		1,000	(4)	$190,554

Timothy M. Larson	N/A	$—	$552,500	$—	—		—		—		—		$—
	4/1/2008	$—		$—	2,275	(3)	4,550	(3)	9,100	(3)	1,950	(3)	$—

John Van Horn	N/A	$—	$200,000	$—	—		—		—		—		$—

(1)	Reflects the target award amounts under our annual incentive compensation plan for our named executive officers. The actual non-equity annual incentive compensation amount earned by each named executive officer in 2008 is shown in the “Summary Compensation Table” above.
(2)	The LTIP target unit award granted to the executive consists of performance vesting units, and no units will vest unless we achieve a minimum threshold EBITDA target as of the measurement date, and with certain exceptions subject to the executive’s continued employment through such date. Depending on the performance level achieved at or above the minimum EBITDA target, 50% (threshold), 100% (target) or 200% (maximum) of the target LTIP units will vest on the measurement date. Subject to such vesting conditions, the award is settled in cash, in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date multiplied by the number of LTIP units in which the executive vests based on the achievement of the performance target. A description of the LTIP unit award, including vesting in connection with a termination following a change in control, is included in “—Equity-based Incentive Plan”.
(3)	The LTIP target unit award granted to Mr. Larson consists of 1,950 time vesting units and 4,550 performance vesting units. None of the performance vesting units will vest unless Jostens achieves a minimum threshold EBITDA target on the measurement date and with certain exceptions subject to Mr. Larson’s continued employment through such date. Depending on the performance level achieved at or above the minimum threshold EBITDA target, 50% (threshold), 100% (target) or 200% (maximum) of the target LTIP performance vesting units will vest on the measurement date. The time vesting units will vest based on Mr. Larson’s continued employment through the measurement date. Subject to vesting conditions, the award is settled in cash, in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date multiplied by the number of LTIP units in which the executive vests based on the achievement of the performance target, in the case of performance vesting units, or the passage of time, in the case of time vesting units. A description of the LTIP unit award, including vesting in connection with a termination following a change in control, is included in “—Equity-based Incentive Plan”.
(4)

The restricted stock will vest in full on January 15, 2010 subject to the executive’s continued service. The stock is subject to accelerated vesting in the event of certain termination of employment events, namely, a termination by us without cause, a termination by the executive with good reason, on the executive’s death or disability, or upon a change in control. The awards were made under our 2004 Plan, which is described under “—Equity-based Compensation” and the accelerated vesting provisions of the stock award are further described under “—Termination, Severance, and Change of Control Arrangements”.

(5)	The amount in this column represents the grant date fair value of the shares of restricted Class A Common Stock computed in accordance with SFAS 123R. The difference between the grant date fair value used for SFAS 123R and the grant date fair market value of the Class A Common Stock as established pursuant to the terms of the 2004 Plan and determined by a third party valuation is that the grant date fair value for purposes of SFAS 123R is calculated in accordance with GAAP and the methodology to determine the fair market value under the 2004 Plan does not give effect to any premium for control or discount for minority interests or restrictions on transfer.

Equity-based Compensation

2003 Plan. The 2003 Plan was approved by the Board of Directors and was effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. Pursuant to the 2003 Plan, the maximum grant to any one person may not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant, and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (1) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP funds or affiliated parties thereof, becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (2) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in the Stockholders Agreement, dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

2004 Plan. In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the 2004 Plan, provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of January 3, 2009, there were 73,735 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; or (3) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person, in each case, if and only if any such event listed in (1) through (3) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted.

All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and a sale participation agreement, which together generally provide for the following:

•	transfer restrictions until the fifth anniversary of purchase/grant, subject to certain exceptions;

•	a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

•

in the event of termination of employment for death or disability (as defined), if prior to the later of the fifth anniversary of the date of purchase/grant and a registered public offering, put rights by the stockholder with respect to Holdings stock and outstanding and exercisable options;

•

in the event of termination of employment other than for death or disability, if prior to the fifth anniversary of the date of purchase/grant, call rights by the Company with respect to Holdings stock and outstanding and exercisable options;

•	“piggyback” registration rights on behalf of the members of management;

•

“tag-along” rights in connection with transfers by Fusion Acquisition LLC (“Fusion”), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and “drag-along” rights for Fusion and DLJMBP III; and

•	a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

Equity-based Incentive Plan

During 2008, we implemented long-term incentive arrangements with certain key employees, including each of Messrs. Reisch, Larson and Carousso and Ms. Hlavaty (the “LTIP”). Under these arrangements the executive is granted a target award of units which vest on the basis of performance or time.

The performance-based units vest if we (or Jostens, in the case of Mr. Larson) achieve a minimum threshold and trailing twelve months’ EBITDA target measured as of the last day of our fiscal quarter ended closest to June 30, 2010, subject to the executive’s continued employment through such measurement date. The units vest as follows:

EBITDA Target	Below Threshold	Threshold	Target	Maximum
Percentage of target award vesting	0%	50%	100%	200%

If the threshold EBITDA target is not achieved or the executive either resigns or suffers a separation of employment prior to the measurement date other than in connection with a change in control of us, the award granted to the executive is forfeited without payment.

Subject to these vesting conditions, the award is settled in cash in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date multiplied by the number of LTIP units in which the executive vests, payable in a lump sum as soon as practicable following the measurement date and in any event not later than December 31, 2010.

In the case of a termination without cause or for good reason or due to a permanent disability or death within twelve (12) months following a change in control (as defined in the 2004 Plan) and prior to the last day of the fiscal quarter ended closest to June 30, 2010, in each case before the measurement date, the executive will vest in a number of units equal to 100% of the target award units, and the lump sum cash payment in respect of the units will be made based on the fair market value of the Class A Common Stock as of such date, payable as soon as practicable but in any event not later than March 14th of the calendar year following the calendar year in which the termination occurs.

In addition to the performance vesting described above, certain LTIP arrangements may also contain a time vesting component such that a portion of the units vest based solely on the basis of the executive’s continued employment through the respective measurement date.

Each unit award also contains covenants with respect to confidentiality, noncompetition and nonsolicitation to which the executive is bound during his or her employment and for two years following termination of employment.

Employment Agreements and Arrangements

Employment agreement with Marc L. Reisch. In connection with the Transactions, Holdings entered into an employment agreement with Marc L. Reisch with an effective date of October 4, 2004. Such employment agreement was amended as of December 19, 2008 to make certain technical amendments necessary under Section 409A of the Code. The employment agreement contains the following terms, under which Mr. Reisch serves as the Chairman of our Board of Directors and our Chief Executive Officer and President.

Mr. Reisch’s employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Reisch or by us pursuant to the terms of the agreement. Mr. Reisch’s agreement provides for the payment of an annual base salary of not less than $850,000, subject to increase at the sole discretion of our Board which shall at least annually review Mr. Reisch’s base salary, plus an annual cash bonus opportunity between zero and 150% of annual base salary, with a target bonus of 100% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets being achieved). For 2008, Mr. Reisch received an annual base salary of $950,000.

The employment agreement provides for the Company’s payment of all premiums on a life insurance policy having a death benefit equal to $10.0 million that will be payable to such beneficiaries designated by Mr. Reisch. Mr. Reisch is subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Reisch’s termination of employment. The employment agreement also includes a provision relating to non-disclosure of confidential information. In addition, the agreement provides for a retirement benefit, described in the narrative following the Pension Benefits table below. The agreement allows for certain payments and benefits upon termination, death, disability and a change in control as described in “—Termination, Severance and Change of Control Arrangements—Employment Agreement with Marc L. Reisch.”

Employment agreement with Timothy M. Larson. We entered into an employment agreement with Timothy M. Larson, effective as of January 7, 2008, on the following terms, under which he serves as the President and Chief Executive Officer of Jostens. Mr. Larson’s employment agreement has an initial term of five years and automatically extends for additional one-year periods at the end of the initial term and each renewal term, subject to earlier termination of his employment by either Mr. Larson or by us pursuant to the terms of the agreement. Mr. Larson’s agreement provides for the payment of an annual base salary of not less than $650,000, subject to increase after June 2009 at the sole discretion of our Board which shall at least annually review Mr. Larson’s base salary, plus an annual cash bonus opportunity between zero and 127% of annual base salary, with a target bonus of 85% of annual base salary (of which no less than 67% is to be based on certain EBITDA targets being achieved). Mr. Larson also receives executive health benefits, reimbursement for financial counseling services (including financial planning, tax preparation, estate planning, and tax and investment planning software) in an aggregate amount not to exceed $1,500 annually and a monthly car allowance of $1,800.

Mr. Larson is subject to noncompetition and nonsolicitation restrictions during the term of the employment agreement and for a period of two years following Mr. Larson’s termination of employment. The employment agreement also includes a provision relating to non-disclosure of confidential information.

The agreement allows for certain payments and benefits upon termination, death, disability and a change in control as described in “—Termination, Severance and Change of Control Arrangements—Employment Agreement with Timothy M. Larson”.

Change in control agreements. On May 10, 2007, Holdings and the Company entered into a change in control severance agreement with each of Paul Carousso, Vice President, Finance, and Marie Hlavaty, Vice President, General Counsel. The change in control agreements are effective for an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless either we or the executive upon notice elects not to extend the agreement, provided that the change in control agreements shall remain in effect for a period of two years following a change in control (as defined in the agreements) occurring during the term. The agreements allow for certain payments and benefits upon a change in control as described in “—Termination, Severance and Change of Control Arrangements— Arrangements with Paul B. Carousso and Marie D. Hlavaty.”

Agreement with John Van Horn. In the fall of 2008, John Van Horn’s duties changed such that he is no longer responsible for our Arcade and Lehigh Direct businesses and in connection with such transition, Mr. Van Horn ceased to be an executive officer of Visant. Mr. Van Horn currently serves in the role of President for our Visant Marketing Services business. We entered into a letter agreement with Mr. Van Horn outlining certain terms of his employment with us, which is described in “—Termination, Severance and Change of Control Arrangements—John Van Horn”.

Outstanding Equity Awards at January 3, 2009

The following table presents information regarding unexercised stock options and unvested restricted stock, as well as units under the LTIP, as of January 3, 2009 (giving effect to vesting for fiscal year 2008) by each named executive officer.

	Option Awards						Stock Awards			Unit Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(5)	Option Exercise Price ($)(6)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity-based Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(10)	Equity-based Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc L. Reisch	880	—		—	$30.09	1/20/2014	—		$—	—	—
	115,630	4,735	(3)	7,101	$39.07	10/4/2014	—		$—	—	—
	—	—		—	$—		—		$—	10,000	(11)

Paul B. Carousso	8,429	373	(4)	563	$39.07	3/17/2015	—		$—	—	—
	—	—		—	$—		—		$—	2,000	(11)
	—	—		—	$—		600	(7)	$125,250	—	—

Marie D. Hlavaty	16,857	749	(4)	1,124	$39.07	3/17/2015	—		$—	—	—
	—	—		—	$—		—		$—	2,500	(11)
	—	—		—	$—		1,000	(7)	$208,750	—	—

Timothy M. Larson	2,552	—		—	$30.09	1/20/2014	—		$—	—	—
	14,985	248	(4)	1,416	$39.07	12/31/2015	—		$—	—	—
	—	—		—	$—		—		$—	6,500	(12)

John Van Horn	—	—		—	$—		3,000	(8)	$626,250	—	—

(1)	Represents options that are vested and exercisable but not yet exercised.
(2)	Represents options that remain unvested and unexercisable as of January 3, 2009 and which will vest based on the passage of time and the executive’s continued service or an earlier change in control.
(3)	Vests as of December 31, 2009.
(4)	Vests as of January 2, 2010.
(5)	Represents options that remain unvested and unexercisable as of January 3, 2009 and which will vest in full as of the end of fiscal year 2009 based on certain 2009 annual performance measures being met. See “—Equity-based Compensation” for a discussion of “performance options”.
(6)	There is no established public trading market for the Holdings Class A Common Stock, and therefore, the exercise prices listed in this column represent the fair market value of a share of the Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, based on an independent third party valuation, as of the grant date of the option (in each case the original option exercise price was adjusted in April 2006 in connection with the special dividend paid on Holdings Class A Common Stock).
(7)	The restricted stock will vest in full on January 15, 2010, subject to the executive’s continued service. The restricted stock is subject to accelerated vesting in the event of certain termination of employment events, namely, a termination by us without cause, a termination by the executive with good reason, on the executive’s death or disability, or upon a change in control. The accelerated vesting provisions of the restricted stock award are further described under “—Termination, Severance, and Change of Control Arrangements”.
(8)	The restricted stock vested in full on January 15, 2009.
(9)	There is no established public trading market for the Holdings Class A Common Stock. For purposes of this table, the market value of shares that have not vested is calculated based on the fair market value of Holdings Class A Common Stock of $208.75 per share as of January 3, 2009, as determined by the Compensation Committee of the Board of Directors under the 2004 Plan based on an independent third party valuation.
(10)	The amounts reported in this column represent the target award units granted in 2008 that underlie the LTIP.
(11)	The LTIP target unit award granted to the executive consists of performance vesting units, and no units will vest unless we achieve a minimum threshold trailing twelve months’ EBITDA target as of the last day of our fiscal quarter ended closest to June 30, 2010 (the “measurement date”) and with certain exceptions subject to the executive’s continued employment through such date. Depending on the performance level achieved at or above the minimum threshold, 50% (threshold), 100% (target) or 200% (maximum) of the target LTIP units will vest on the measurement date. Subject to these vesting conditions, the award is settled in cash, in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date multiplied by the number of LTIP units in which the executive vests based on the achievement of the performance targets. A description of the LTIP unit award, including vesting in connection with a termination following a change in control, is included in “—Equity-based Incentive Plan”.
(12)

The LTIP target unit award granted to Mr. Larson consists of 1,950 time vesting units and 4,550 performance vesting units. None of the performance vesting units will vest unless Jostens achieves a minimum threshold trailing twelve months’ EBITDA target on the measurement date, and with certain exceptions subject to Mr. Larson’s continued employment through such date. Depending on the performance level achieved at or above the minimum threshold, 50% (threshold), 100% (target) or 200% (maximum) of the target LTIP performance vesting units will vest on the measurement date. The time vesting units will vest based on Mr. Larson’s continued employment through the measurement date. Subject to these vesting conditions, the award is settled in cash, in an amount equal to the fair market value of one share of Class A Common Stock as of the vesting date multiplied by the number of LTIP units in which the executive vests based on the achievement of the performance targets, in the case of performance vesting units, or the passage of time, in the case of time vesting units. A description of the LTIP unit award, including vesting in connection with a termination following a change in control, is included in “—Equity-based Incentive Plan”.

Option Exercises and Stock Vested in 2008

There were no stock options exercised or restricted stock awards which vested during the 2008 fiscal year.

Pension Benefits in 2008

The following table presents the present value of accumulated pension benefits as of January 3, 2009.

Pension Benefits

	Jostens Pension Plan(1)			Jostens ERISA Excess Plan			Supplemental Executive Retirement Plan (SERP)			Reisch Contractual Retirement Benefit
Name	Number of Years Credited Service (#)	Present Value of Accumu- lated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumu- lated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumu- lated Benefits ($)(2)	Payments During Last Fiscal Year ($)	Number of Years Credited Service (#)	Present Value of Accumu- lated Benefits ($)(2)	Payments During Last Fiscal Year ($)
Marc L. Reisch	4.2	$47,873	$—	4.2	$338,854	$—	4.2	$443,496	$—	N/A	$191,041	$—
Paul B. Carousso	4.2	$20,064	$—	4.2	$12,689	$—	4.2	$55,318	$—	N/A	N/A	N/A
Marie D. Hlavaty	4.2	$30,830	$—	4.2	$39,900	$—	4.2	$111,522	$—	N/A	N/A	N/A
Timothy M. Larson	14.3	$48,727	$—	14.3	$59,319	$—	5.0	$111,890	$—	N/A	N/A	N/A
John Van Horn	4.2	$93,121	$—	4.2	$135,824	$—	N/A	N/A	N/A	N/A	N/A	N/A

N/A- Not applicable

(1)	Messrs. Reisch, Carousso, Larson and Van Horn and Ms. Hlavaty participate in Plan D (which was merged into Plan C on December 31, 2008).
(2)	The present value of accumulated benefits is determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements and is net of any benefit to be received under any other qualified or non-qualified retirement plans.

Jostens maintains a tax-qualified, non-contributory pension plan, Pension Plan D (“Plan D”), which provides benefits for certain salaried employees. Plan D was merged into Pension Plan C on December 31, 2008, but the benefit formula remained the same after the merger. Jostens also maintains an unfunded supplemental retirement plan (the “Jostens ERISA Excess Plan”). Benefits earned under the pension plan may exceed the level of benefits that may be paid from a tax-qualified plan under the Internal Revenue Code. The Jostens ERISA Excess Plan pays the benefits that would have been provided from the pension plan but cannot because they exceed the level of benefits that may be paid from a tax-qualified plan under the Code.

For the pension plan and the Jostens ERISA Excess Plan:

•

Normal retirement age is 65 with at least five years of service, while early retirement is allowed at age 55 with at least ten years of service. Employees who retire prior to age 65 are subject to an early retirement factor adjustment based on their age at benefit commencement. The reduction is 7.8% for each year between ages 62 and 65 and 4.2% for each year between 55 and 62.

•	The vesting period is five years or attainment of age 65.

•

The formula to determine retirement income benefits prior to January 1, 2006 (the grandfathered benefit) was based on a participant’s highest average annual cash compensation (W-2 earnings, excluding certain long term incentives and certain taxable allowances such as moving allowance) during any five consecutive calendar years, years of credited service (to a maximum of 35 years) and the Social Security covered compensation table in effect as of retirement. The grandfathered benefit formula is 0.85% of average annual salary up to Social Security covered compensation plus 1.50% of average annual salary in excess of Social Security covered compensation times years of benefit service (up to 35 maximum). Only those employees age 45 and over with more than 15 years of service as of December 31, 2005 are entitled to earn the grandfathered benefit formula for service after December 31, 2005. None of the named executive officers are eligible for the grandfathered benefit formula for service after December 31, 2005.

•

Effective January 1, 2006, the formula to determine an employee’s retirement income benefits for future service under the plan changed for employees under age 45 with less than 15 years of service as of December 31, 2005 (non-grandfathered participants). Benefits earned under the grandfathered benefit formula prior to January 1, 2006 are retained and only benefits earned for future years are calculated under the revised formula. The formula for benefits earned after January 1, 2006 for the non-grandfathered participants is based on 1% of a participant’s cash compensation (W-2 compensation) for each year or partial year of benefit service beginning January 1, 2006.

•	The methods of payment upon retirement include, but are not limited to, life annuity, 50%, 75% or 100% joint and survivor annuity and life annuity with ten year certain.

•

There is a cap on the maximum annual salary that can be used to calculate the benefit accrual allowable under the pension plan. Additional salary over the cap is used to calculate the accrued benefit under the Jostens ERISA Excess Plan. No more than $230,000 of salary could be recognized in 2008 under the pension plan and this limitation will increase periodically as established by the IRS.

We also maintain non-contributory unfunded supplemental retirement plans (“SERPs”) for certain named executive officers. Participants who retire after age 60 with at least seven calendar years of full-time employment service as an executive officer (as defined under the SERP) are eligible for a benefit equal to 1% of his/her base salary in effect at age 60, multiplied by the number of years in full-time employment as an executive officer, not to exceed 30 years. The result of the calculation is divided by 12 to arrive at a monthly benefit payment. Only service after age 30 and before age 60 is recognized under the SERP. If the employee’s employment is terminated for any reason other than death or total disability and after reaching age 55 and completing seven years of full-time employment service as an executive officer, but before reaching age 60, the employee shall be entitled to an early retirement benefit in equal monthly installments during his/her remaining lifetime, equal to 1% of the employee’s base salary in effect at termination, multiplied by the employee’s years of full-time employment service, not to exceed 30 years (the “Early Vested Retirement Benefit”). In the event of a change in control, a participant is deemed to have completed at least seven years of service as an executive officer. The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

Under the terms of our employment agreement with Marc L. Reisch, if Mr. Reisch’s employment terminates for any reason after December 31, 2009, he is entitled to a retirement benefit, which constitutes an annual lifetime retirement benefit commencing on the later of the date of his employment termination for any reason or the date he achieves age 60. The benefit is equal to, generally, 10% of the average of Mr. Reisch’s (1) base salary and (2) annual bonuses payable over the five fiscal years ended prior to his termination, plus 2% of such average compensation (prorated for any partial years) earned for each additional year of service accruing after December 31, 2009, less benefits paid under the other qualified or non-qualified retirement plans. The vesting of this benefit would accelerate upon a “change in control” of the Company, upon Mr. Reisch’s death or disability, or upon termination of Mr. Reisch’s employment by us without cause, or by his resignation for good reason (including if we do not renew the employment agreement). Also, under the employment agreement, at such time as Mr. Reisch vests in the foregoing retirement benefit, Mr. Reisch and his eligible dependents will be eligible for welfare benefits which are equivalent to the then current programs offered to active salaried employees.

Coverage ends after the earlier of age 65 or the date on which he becomes eligible for comparable coverage from a subsequent employer, and in the case Mr. Reisch has vested in the retirement benefit explained above on account of his death, his then spouse is entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

Under the agreement, a “change in control” means:

•	the sale of all or substantially all of our assets other than to KKR or DLJMBP III or any of their affiliates;

•

a sale by KKR and DLJMBP III or their affiliates resulting in more than 50% of the voting stock of the Company being held by a “person” or “group” (as such terms are used in the Exchange Act) that does not include KKR or DLJMBP III or their affiliates, if the sale results in the inability of KKR and DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity; or

•

a merger or consolidation of us into another person which is not an affiliate of either of KKR and DLJMBP III, if the merger or consolidation results in the inability of KKR or DLJMBP III and certain of their affiliates to elect a majority of the members of our board of directors or the board of directors of the resulting entity.

Nonqualified Deferred Compensation for 2008

None of the named executive officers receives any nonqualified deferred compensation.

Termination, Severance and Change of Control Arrangements

Employment Agreement with Marc L. Reisch

Termination by us for Cause or by Mr. Reisch without Good Reason. Under the employment agreement between us and Mr. Reisch, termination for “cause” requires the affirmative vote of two-thirds of the members of our Board (or such higher percentage or procedures required under the 2004 Stockholders Agreement) and may be based on any of the following:

•	Mr. Reisch’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Reisch by us;

•	the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by Mr. Reisch of the employment agreement, the management stockholder’s agreement, the sale participation agreement, or the stock option agreement or restricted stock award agreement entered into in connection with the employment agreement, including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Reisch (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Under the employment agreement between us and Mr. Reisch, Mr. Reisch is required to provide 60 days’ advance written notice of any termination of his employment by him for good reason. “Good reason” means:

•

a reduction in Mr. Reisch’s rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affect all members of our senior management equally, which general reduction will only be implemented by our Board after consultation with Mr. Reisch);

•

a material reduction in Mr. Reisch’s duties and responsibilities, an adverse change in Mr. Reisch’s titles of chairman and chief executive officer or the assignment to Mr. Reisch of duties or responsibilities materially inconsistent with such titles; however, none of the foregoing will be deemed to occur by virtue of the removal of Mr. Reisch from the position of chairman of the board following the completion of a public offering of the Holdings Class A Common Stock meeting certain specified criteria; or

•	a transfer of Mr. Reisch’s primary workplace by more than 50 miles outside of Armonk, New York.

Notwithstanding the foregoing, “good reason” will not be deemed to exist unless Mr. Reisch provides us with written notice setting forth the event or circumstances giving rise to the good reason and we fail to cure such event or circumstance within 30 days following the date of such notice.

If Mr. Reisch’s employment were terminated by us for cause or by Mr. Reisch without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for a previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. In addition, Mr. Reisch would receive the supplemental retirement benefit described in the narrative following the Pension Benefits table (if termination occurs after December 31, 2009) and the transfer of the life insurance policy described under “—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch” such that Mr. Reisch may assume the policy at his own expense. Also, Mr. Reisch would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination.

Termination by us without Cause or by Mr. Reisch for Good Reason. The employment agreement also provides that if Mr. Reisch is terminated by us without cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for good reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Reisch without good reason:

•

(1) a lump sum payment equal to the prorated (based on the number of days in the applicable fiscal year in which Mr. Reisch was employed) annual bonus for the year of termination that he otherwise would have been entitled to receive had he remained employed, paid at such time such annual bonus would otherwise be payable and (2) an amount equal to two times the sum of (a) Mr. Reisch’s then annual base salary plus (b) his target bonus for the year of termination, payable in equal monthly installments over the 24-month period following the date of termination; and

•

continued participation in welfare benefit plans (on the same terms in effect for active employees) until the earlier of two years after the date of termination or the date that Mr. Reisch becomes covered by a similar plan maintained by any subsequent employer, or cash in an amount that allows him to purchase equivalent coverage for the same period.

Disability or Death. In the event that Mr. Reisch’s employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18-month period), Mr. Reisch (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Reisch without good reason, a lump sum payment equal to the prorated (based on the number of days in the applicable fiscal year in which Mr. Reisch was employed) portion of the annual bonus, if any, Mr. Reisch would have been entitled to receive for the year of termination, payable within 15 days after the date of termination.

Supplemental Retirement Benefit. The vesting of the supplemental retirement benefit granted to Mr. Reisch under his employment agreement upon certain change in control, termination or resignation events is described under “—Employment Agreements and Arrangements—Employment Agreement with Marc L. Reisch”.

Additional Post-Termination Medical Benefits. At the time the supplemental retirement benefit described above vests, Mr. Reisch and his dependents would be provided with medical benefits, on the same terms as would have applied had Mr. Reisch continued to be employed by us, until the earlier of (1) the date on which Mr. Reisch attains age 65 or (2) Mr. Reisch becomes eligible to receive comparable coverage from a subsequent employer. If vesting in the supplemental retirement benefit were to occur on account of Mr. Reisch’s death, then Mr. Reisch’s then-spouse would be entitled to receive the post-retirement medical benefits until the date on which Mr. Reisch would, but for his death, have attained age 65.

Gross-Up Payments for Excise Taxes. Under the terms of the employment agreement, if it is determined that any payment, benefit or distribution to or for the benefit of Mr. Reisch would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code by reason of being “contingent on a change in ownership or control” of his employer within the meaning of Section 280G of the Code, or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax, subject to certain notice and other requirements, then Mr. Reisch would be entitled to receive an additional payment or payments, or a “gross-up payment”. The gross-up payment would be equal to an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed relating to such taxes), Mr. Reisch would retain an amount equal to the excise tax (including any interest and penalties) imposed.

Acceleration of Options Upon Change in Control. In the event of a change in control of the Company, the vesting of Mr. Reisch’s time options will accelerate in full, and the vesting of his performance options may accelerate if certain performance targets have been achieved.

Code Section 409A. Payments which Mr. Reisch may be entitled to under the employment agreement may be subject to deferral for a period of time under Section 409A of the Code, as may be necessary to prevent any acceleration or additional tax under Section 409A.

Post-termination Payments. The information below is provided to disclose hypothetical payments to Marc L. Reisch under various termination scenarios, assuming, in each situation, that Mr. Reisch was terminated on January 3, 2009 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Payments

Marc L. Reisch

	Voluntary Termination Without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination With Good Reason or Involuntary Termination Without Cause ($)		Termination in Connection with a Change in Control ($)(9)		Disability ($)		Death ($)
Severance	$—	$3,800,000	(5)	$3,800,000	(5)	$—		$—
Annual Incentive	$—	$1,000,000	(6)	$1,000,000	(6)	$1,000,000	(6)	$1,000,000	(6)
Long-Term Incentive Award	$—	$—		$2,087,500	(10)	$—		$—
Stock Options	(3)	(7)		$2,008,332	(11)	(12)		(12)
Incremental Pension Benefits(1)	$—	$—		$—		$—		$883,736	(13)
Continuation of Welfare Benefits	$—	$23,940	(8)	$23,940	(8)	$—		$—
Additional Post-Termination Medical Benefits(2)	$73,568	$73,568		$73,568		$73,568		$51,154
Insurance	(4)	(4)		(4)		(4)		(4)

(1)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan, the SERP and the additional supplemental retirement benefit under the employment agreement with Mr. Reisch over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).
(2)	Represents the present value of the additional post-termination retiree medical benefits under Mr. Reisch’s employment agreement, determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements.
(3)	No additional options would be vested as a result of termination. Vested options will terminate without payment.
(4)	Assumes the $10 million life insurance policy is transferred to Mr. Reisch, with future premiums to be paid by Mr. Reisch.
(5)	Payments due to Mr. Reisch in connection with a termination without cause or for good reason following a change in control equal two times the sum of Mr. Reisch’s annual base salary as of January 3, 2009 plus his target bonus for the year of termination, payable in 24 equal monthly installments.
(6)	Payable as a lump sum in connection with a termination without cause or for good reason or in the case of death or disability.
(7)	No additional options would be vested as a result of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, for payment at the excess of fair market value of a share of Holdings Class A Common Stock over the exercise price for each option.
(8)	The table reflects the 2009 monthly premium payable by us for medical, dental and vision benefits in which Mr. Reisch and his dependents participated at January 3, 2009, multiplied by 24 months.
(9)	Subject to certain notice and other requirements, Mr. Reisch would be entitled to an additional payment (a gross-up) in the event it shall be determined that any payment, benefit or distribution (or combination thereof) by us for his benefit (whether paid or payable or distributed or distributable pursuant to the terms of our employment agreement with Mr. Reisch, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) would be subject to the excise tax imposed by Section 4999 of the Code by reason of being “contingent on a change in ownership or control” of us, within the meaning of Section 280G of the Code or any interest or penalties are incurred by Mr. Reisch with respect to the excise tax. The payment would be in an amount such that after payment by Mr. Reisch of all taxes (including any interest or penalties imposed with respect to those taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the excise tax imposed upon the gross-up available to cause the imposition of such taxes to be avoided, Mr. Reisch retains an amount equal to the excise tax (including any interest and penalties) imposed. However, there may be certain statutory exemptions based on our being a privately held Company that would avoid the imposition of the excise tax.
(10)	Payable as a lump sum. Value calculated is based on $208.75 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 3, 2009 based on an independent third party valuation) multiplied by the number of target LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plan”.
(11)	Value calculated is the gain based on $208.75 per share net of exercise prices. Assumes accelerated vesting of all performance options.
(12)	No additional options would be vested as a result of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of the fair market value of a share of Holdings Class A Common Stock over the exercise price, or at the option of Mr. Reisch or his estate, subject to put to us at the same spread.

(13)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

Employment Agreement with Timothy M. Larson

Termination by us for Cause or by Mr. Larson without Good Reason. Under the employment agreement between us and Mr. Larson, termination by us for “cause” may be based on any of the following:

•	Mr. Larson’s willful and continued failure to perform his material duties which continues beyond ten days after a written demand for substantial performance is delivered to Mr. Larson by us;

•	the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates;

•	the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or

•

a material breach by Mr. Larson of the employment agreement, the management stockholder’s agreement, the sale participation agreement or the long term incentive agreement to be entered into in connection with the employment agreement including, engaging in any action in breach of restrictive covenants contained in the employment agreement, which continues beyond ten days after a written demand to cure the breach is delivered by us to Mr. Larson (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Also as defined in the employment agreement, “good reason” means:

•

a reduction in Mr. Larson’s rate of base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation that affects all members of our senior management in substantially the same proportion, provided that Mr. Larson’s base salary is not reduced by more than 10%);

•

a substantial reduction in Mr. Larson’s duties and responsibilities, an adverse change in Mr. Larson’s titles of president and chief executive officer of Jostens or the assignment to Mr. Larson of duties or responsibilities substantially inconsistent with such titles; or

•	a transfer of Mr. Larson’s primary workplace by more than 50 miles outside of Bloomington, Minnesota.

If Mr. Larson’s employment were terminated by us for cause or by Mr. Larson without good reason, he would be entitled to receive a lump sum payment, which includes the amount of any earned but unpaid base salary, earned but unpaid annual bonus for the previously completed fiscal year, and accrued and unpaid vacation pay as well as reimbursement for any unreimbursed business expenses, all as of the date of termination. Also, Mr. Larson would receive any employee benefits that he may be entitled to under the applicable welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans then in effect upon termination of employment to the date of termination.

Termination by us without Cause or by Mr. Larson for Good Reason. If Mr. Larson is terminated by us without cause (which includes our nonrenewal of the agreement for any additional one-year period, as described above but excludes death or disability) or if he resigns for good reason, he will be entitled to receive, in addition to the amounts and benefits described above in connection with a termination by us for cause or by Mr. Larson without good reason:

•

(1) a lump sum payment equal to the prorated (based on the number of days in the applicable fiscal year in which Mr. Larson was employed) portion of the annual bonus, if any, Mr. Larson would have been entitled to receive for the year of termination had he remained employed, paid at such time such annual bonus would otherwise be payable (the “Pro-Rata Bonus”), and (2) subject to his continued compliance with the restrictive covenants and his execution of a release of claims, an amount equal to the sum of (a) 24 months’ base salary at the rate in effect immediately prior to the date of termination plus (b) two times his target bonus for the year of termination, payable in equal monthly installments over the 24-month period following the date of termination; and

•

continued participation in health and welfare benefit plans (on the same terms as in effect for active employees) until the earlier of 24 months after the date of termination or the date that Mr. Larson becomes eligible for comparable coverage by any subsequent employer.

Disability or Death. In the event that Mr. Larson’s employment is terminated due to his death or disability (defined in the employment agreement as being unable to perform his duties due to physical or mental incapacity for six consecutive months or nine months in any consecutive 18-month period), Mr. Larson (or his estate, as the case may be) will be entitled to receive, in addition to the amounts described above in connection with a termination by us for cause or by Mr. Larson without good reason, the Pro-Rata Bonus.

Acceleration of Options Upon Change in Control. In the event of a change in control of the Company, the vesting of Mr. Larson’s time options will accelerate in full, and the vesting of his performance options may accelerate if specified performance targets have been achieved.

Code Section 409A. Payments which Mr. Larson may be entitled to under the employment agreement may be subject to deferral for a period of time under Section 409A of the Code, as may be necessary to prevent any acceleration or additional tax under Section 409A.

Post-termination Payments. The information below is provided to disclose hypothetical payments to Timothy M. Larson under various termination scenarios, assuming, in each situation, that Mr. Larson was terminated on January 3, 2009 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Benefits

Timothy M. Larson

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)		Termination in Connection with a Change in Control ($)		Disability ($)		Death ($)
Severance	$—	$2,600,000	(4)	$2,600,000	(4)	$—		$—
Annual Incentive	$—	$830,000	(5)	$830,000	(5)	$830,000	(5)	$830,000	(5)
Long-term Incentive Award	$—	$—		$1,356,875	(7)	$—		$—
Stock Options	(3)	(6)		$282,348	(8)	(9)		(9)
Incremental Pension Benefits(1)	$—	$—		$9,554		$724,455		$1,138,026	(10)
Continuation of Welfare Benefits(2)	$—	$23,940		$23,940		$—		$—

(1)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).
(2)	The table reflects the 2009 monthly premium payable by us for medical, dental and vision benefits in which Mr. Larson and his dependents participated at January 3, 2009, multiplied by 24 months.

(3)	No additional options would be vested as a result of termination. Vested options will terminate without payment.
(4)	Payments due to Mr. Larson in connection with a termination without cause or for good reason following a change in control equal the sum of 24 months’ base salary at the rate in effect immediately prior to January 3, 2009 plus two times Mr. Larson’s target bonus for the year of termination, payable in 24 equal monthly installments.
(5)	Payable as a lump sum in connection with a termination without cause or for good reason or in the case of death or disability.
(6)	No additional options would be vested as a result of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, for payment at the excess of fair market value of a share of Holdings Class A Common Stock over the exercise price for each option.
(7)	Payable as a lump sum. Value calculated is based on $208.75 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 3, 2009 based on an independent third party valuation) multiplied by the number of target LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plan”.
(8)	Value calculated is the gain based on $208.75 per share net of exercise prices. Assumes accelerated vesting of all performance options.
(9)	No additional options would be vested as a result of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of fair market value of a share of Holdings Class A Common Stock over exercise price, or at the option of Mr. Larson or his estate, subject to put to us at the same spread.
(10)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

Arrangements with Paul B. Carousso and Marie D. Hlavaty

Change in Control Severance Agreements. The change in control severance agreements between us and each of Paul B. Carousso, Vice President, Finance, and Marie D. Hlavaty, Vice President, General Counsel, provide for severance payments and benefits to the executive if, during the term of the agreement, his or her employment is terminated without cause or if the executive resigns with good reason within two years following a change in control. A “change in control” is defined as: (1) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (2) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; or (3) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person, in each case if and only if any such event listed in clauses (1) through (3) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The change in control agreements are effective for an initial term extending to December 31, 2009 and automatic one-year renewal terms thereafter unless either we or the executive upon notice elects not to extend the agreement, provided that the agreements shall remain in effect for a period of two years following a change in control during the term.

Under the change in control agreements, “cause” may be based on any of the following: the executive’s willful and continued failure to perform his or her material duties which continues beyond ten days after a written demand for substantial performance is delivered to the executive by us; the willful or intentional engaging in conduct that causes material and demonstrable injury, monetarily or otherwise, to us or KKR and DLJMBP III or their affiliates; the commission of a crime constituting a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude; or a material breach by the executive of the change in control agreement or any other agreement, including engaging in any action in breach of restrictive covenants which continues beyond ten days after a written demand to cure the breach is delivered by us to the executive (to the extent that, in our Board’s reasonable judgment, the breach can be cured).

Also under the change in control agreements, “good reason” means: a reduction in the executive’s base salary or annual incentive compensation (other than a general reduction in base salary that affects all members of our senior management in substantially the same proportion, provided that the executive’s base salary is not reduced by more than 10%); a substantial reduction or adverse change in the executive’s duties and responsibilities; a transfer of the executive’s primary workplace by more than fifty miles outside his or her current workplace; our failure to cause our successor to assume our obligations under the change in control severance agreement; or our failure, or our successor’s failure, to maintain the change in control agreement for a two-year period following a change in control.

The severance payments and benefits under the change in control agreements are in lieu of any other severance benefits except as required by law and include an amount equal to one times the sum of (1) the executive’s then current annual base salary and (2) the greater of (a) an amount equal to the executive’s annual cash bonus at target for the year of termination or (b) an amount equal to the average bonus rate paid to the executive for the two years prior to termination multiplied by the executive’s then current annual base salary, payable over the twelve months following the date of termination (subject to deferral for a period of time under Section 409A of the Internal Revenue Code, as amended, as may be necessary to prevent any accelerated or additional tax under Section 409A). In addition, the executive would be entitled to: a lump sum amount equal to his or her annual target bonus for the year of termination, provided if termination is prior to September 30th, the amount shall be pro-rated for the portion of the year the executive was employed, payable at the time payments are otherwise made under the bonus plan; continued coverage under our group health benefits for twelve months (or earlier if otherwise covered by subsequent employer comparable benefits), or if plans are terminated or coverage is not permissible under law, a cash stipend in an equivalent amount to what we would otherwise pay for such executive’s group health continuation; and any other vested and accrued benefits under plans in which he or she participates and unreimbursed business expenses prior to the date of termination.

The severance payments and benefits to be paid under the terms of the change in control agreements are subject to the executive entering into a severance agreement, including a general waiver and release of claims against us and our affiliates, and the executive’s continued compliance with the restrictive covenants to which the executives are otherwise bound pursuant to other agreements in place with us.

Acceleration of Options Upon Change in Control. Mr. Carousso and Ms. Hlavaty each hold time options that would immediately become vested and exercisable, and performance options which may accelerate, if specified performance targets have been achieved, all upon a change in control. See “—Equity-based Compensation”.

Accelerated Vesting of Restricted Stock. Mr. Carousso and Ms. Hlavaty hold 600 and 1,000 shares of restricted stock, respectively, that would vest upon a termination by us without cause (as defined under the respective change in control severance agreement), a termination by the executive with good reason (as defined under the respective change in control severance agreement), upon a change in control (as defined under the 2004 Plan) (whether or not his or her employment is terminated) or upon the executive’s disability or death. If one of the foregoing events had occurred on January 3, 2009, Mr. Carousso and Ms. Hlavaty would have become fully vested in the stock with a value based on the fair market value of a share of Class A Common Stock on such date of $208.75.

Post-termination Payments—Paul Carousso. The information below is provided to disclose hypothetical payments to Paul Carousso under various termination scenarios, assuming, in each situation, that Mr. Carousso was terminated on January 3, 2009 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Benefits

Paul B. Carousso

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)	Termination in Connection with a Change in Control ($)		Disability ($)	Death ($)
Severance	$—	$—	$445,124	(6)	$—	$—
Annual Incentive	$—	$—	$151,938	(7)	$—	$—
Long-term Incentive Award	$—	$—	$417,500	(8)	$—	$—
Stock Options	(4)	(5)	$158,990	(9)	(10)	(10)
Restricted Stock(1)	$—	$125,250	$125,250		$125,250	$125,250
Incremental Pension Benefits(2)	$—	$—	$—		$3,587	$471,929	(11)
Continuation of Health Benefits(3)	$—	$—	$12,288		$—	$—

(1)	Represents $208.75 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 3, 2009 based on an independent third party valuation) multiplied by the number of shares of restricted stock granted to Mr. Carousso, subject to vesting.
(2)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).
(3)	The table reflects the 2009 monthly premium payable by us for group health benefits in which Mr. Carousso and his dependents participated at January 3, 2009, multiplied by 12 months less the then applicable employee contribution.
(4)	No additional options would be vested as a result of termination. Vested options will terminate without payment.
(5)	No additional options would be vested as a result of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price for each option.
(6)	Payments due to Mr. Carousso in connection with a termination without cause or for good reason following a change in control equal the sum of (a) Mr. Carousso’s annual base salary as of January 3, 2009 and (b) an amount equal to the average bonus rate paid to Mr. Carousso for the two years prior to termination multiplied by Mr. Carousso’s annual base salary as of January 3, 2009, payable over 12 months in equal installments in accordance with our normal payroll practices.
(7)	Payable as a lump sum in connection with a termination without cause or for good reason following a change in control.
(8)	Payable as a lump sum. Value calculated is based on $208.75 per share multiplied by the number of target LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plan”.
(9)	Value calculated is the gain based on $208.75 per share net of exercise prices. Assumes vesting of all performance options.
(10)	No additional options would be vested as a result of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Mr. Carousso or his estate, subject to put to us at the same spread.

(11)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to his total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability (as defined in the SERP).

Post-termination Payments—Marie Hlavaty. The information below is provided to disclose hypothetical payments to Marie Hlavaty under various termination scenarios, assuming, in each situation, that Ms. Hlavaty was terminated on January 3, 2009 (and excluding any amounts accrued as of the date of termination). All amounts are stated in gross before taxes and withholding.

Post-Termination Benefits

Marie D. Hlavaty

	Voluntary Termination without Good Reason or Involuntary Termination for Cause ($)	Voluntary Termination with Good Reason or Involuntary Termination without Cause ($)	Termination in Connection with a Change in Control ($)		Disability ($)	Death ($)
Severance	$—	$—	$646,656	(6)	$—	$—
Annual Incentive	$—	$—	$202,125	(7)	$—	$—
Long-term Incentive Award	$—	$—	$521,875	(8)	$—	$—
Stock Options	(4)	(5)	$317,811	(9)	(10)	(10)
Restricted Stock(1)	$—	$208,750	$208,750		$208,750	$208,750
Incremental Pension Benefits(2)	$—	$—	$—		$1,700	$577,748	(11)
Continuation of Health Benefits(3)	$—	$—	$3,754		$—	$—

(1)	Represents $208.75 per share (the fair market value of a share of Holdings Class A Common Stock, as determined by the Compensation Committee of the Board of Directors, as of January 3, 2009 based on an independent third party valuation) multiplied by the number of shares of restricted stock granted to Ms. Hlavaty, subject to vesting.
(2)	Represents the net increase in the actuarial present value of accumulated benefits under the pension plan, the Jostens Excess ERISA Plan and the SERP over the aggregate actuarial present value of accumulated benefits reported in the Pension Benefits table (determined using the assumptions disclosed in Note 15, Benefit Plans, to our consolidated financial statements).
(3)	The table reflects the 2009 monthly premium payable by us for group health benefits in which Ms. Hlavaty participated at January 3, 2009, multiplied by 12 months less the then applicable employee contribution.
(4)	No additional options would be vested as a result of termination. Vested options will terminate without payment.
(5)	No additional options would be vested as a result of termination (other than options vested for the completed fiscal year upon determination of performance targets being met); vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over the exercise price for each option.
(6)	Payments due to Ms. Hlavaty in connection with a termination without cause or for good reason following a change in control equal the sum of (a) Ms. Hlavaty’s annual base salary as of January 3, 2009 and (b) an amount equal to the average bonus rate paid to Ms. Hlavaty for the two years prior to termination multiplied by Ms. Hlavaty’s annual base salary as of January 3, 2009, payable over 12 months in equal installments in accordance with our normal payroll practices.
(7)	Payable as a lump sum in connection with a termination without cause or for good reason following a change in control.

(8)	Payable as a lump sum. Value calculated is based on $208.75 per share multiplied by the number of target LTIP units. Assumes a termination without cause, for good reason or due to death or disability has occurred within twelve months following a change in control. For more information, refer to “—Equity-based Incentive Plan”.
(9)	Value calculated is the gain based on $208.75 per share net of exercise prices. Assumes vesting of all performance options.
(10)	No additional options would be vested as a result of termination for death or disability, vested options will be subject to call by us, at our option, at the excess of fair market value of Holdings Class A Common Stock over exercise price, or at the option of Ms. Hlavaty or her estate, subject to put to us at the same spread.
(11)	The SERP provides a pre-retirement death benefit such that, if the employee dies prior to her total disability or termination of employment and before satisfying the age and service requirements, the employee’s beneficiary will receive a lump sum payment equal to twice the employee’s base salary in effect at the time of death or at the time of termination if there was a termination due to total disability.

John Van Horn

In the fall of 2008, John Van Horn’s duties changed such that he is no longer responsible for our Arcade and Lehigh Direct businesses, and in connection with such transition, Mr. Van Horn ceased to be an executive officer of Visant. Mr. Van Horn currently serves in the role of President for our Visant Marketing Services business. In consideration of Mr. Van Horn’s entry into a severance agreement, including a general release of claims, and his affirmation of his restrictive covenant agreements under the equity agreements entered into with Holdings, including the previously executed management stockholder’s agreement, Mr. Van Horn will be paid severance following his separation with the Company, in an amount equal to 75% of the sum of (i) his 2009 base salary plus (ii) any bonus earned and paid under the annual cash incentive plan in respect of 2009, which severance allowance will be payable in equal installments over the nine months following Mr. Van Horn’s separation from Visant, subject to his continued compliance with the terms of the severance agreement.

John Van Horn holds 3,000 shares of restricted Class A Common Stock that vested on January 15, 2009 in accordance with the terms of the applicable restricted stock agreement between us and Mr. Van Horn. As of January 3, 2009, none of the shares of restricted stock was vested. If Mr. Van Horn had been terminated other than for cause, for good reason or due to death or a permanent disability or in the event of a change in control (as defined in the 2004 Plan) on or prior to January 3, 2009, Mr. Van Horn would have become fully vested in the stock with a value of $626,250.00, based on the fair market value of the stock on such date of $208.75 per share.

Director Compensation

Other than George M.C. Fisher, our employee and non-employee directors are not eligible to receive any cash compensation for their service as our directors. Mr. Fisher’s services as a director are not incidental to his engagement by our Sponsors, and he receives an annual fee of $50,000 in cash in consideration of his services. We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and Board committee meetings.

As of January 3, 2009, the Class A Common Stock options previously granted to our current directors were fully vested and exercisable. Such outstanding options are as follows with respect to the number of underlying shares of Class A Common Stock: each of Messrs. Navab and Olson – 2,081 shares; and each of Messrs. Burgstahler, Pieper and Fisher – 3,122 shares. The options expire following the tenth anniversary of the grant date and are generally subject to the other terms of the equity incentive program applicable to other participants, including certain restrictions on transfer and sale. These options were granted at a fair market value of $96.10401 per share (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding beneficial ownership of our Class A Common Stock and our Class C Common Stock as of May 20, 2009 by (1) each person we believe owns beneficially more than five percent of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers and (4) all directors and current executive officers as a group.

	Class A Voting Common Stock		Class C Voting Common Stock
Holder	Shares(1)	Percent of Class	Shares(1)		Percent of Class
KKR and related funds(2)	2,664,356	44.5%	1	(3)	100.0%
DLJMBP III and related funds(4)	2,664,357	44.5%	—		—
David F. Burgstahler(4)(8)	2,667,479	44.5%	—		—
Alexander Navab(2)(8)	2,666,437	44.5%	1	(3)	100.0%
Tagar C. Olson(2)(8)	2,666,437	44.5%	1	(3)	100.0%
Charles P. Pieper(4)(8)	2,667,479	44.5%	—		—
Jay Wilkins(4)	2,664,357	44.5%	—		—
George M.C. Fisher(2)(5)(6)(8)	6,244	*	—		—
Marc L. Reisch(7)(8)(10)	163,334	2.7%	—		—
Marie D. Hlavaty(7)(8)(9)	23,100	*	—		—
Paul B. Carousso(7)(8)(9)	11,551	*	—		—
Timothy M. Larson(7)(8)	17,537	*	—		—
John Van Horn(7)	8,203	*	—		—
Directors and executive officers (10 persons) as a group(2)(4)(5)(6)(7)(8)(9)(10)	5,560,885	90.3%	1	(3)	100.0%

*	Indicates less than one percent.
(1)	The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.
(2)

Holdings’ shares shown as beneficially owned by KKR Millennium GP LLC reflect 2,664,356 shares of Holdings’ Class A common stock and one share of Holdings’ Class C common stock owned by Fusion Acquisition LLC. KKR Millennium Fund L.P. is the managing member of Fusion Acquisition LLC. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Johannes P. Huth, Todd A. Fisher, Alexander Navab, Marc S. Lipschultz, Jacques Garaialde, Reinhard Gorenflos, Michael M. Calbert, Scott C. Nuttall and William J. Janetschek, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Mr. Navab, who is a director of Holdings and Visant, disclaims beneficial ownership of any of the shares beneficially owned by affiliates of KKR. Mr. George M.C. Fisher and Mr. Tagar C. Olson are directors of Holdings and Visant and are a senior advisor and an executive, respectively, of KKR. Messrs. Fisher and Olson disclaim beneficial ownership of any shares beneficially owned by affiliates of KKR. The address of KKR Millennium GP LLC and Messr. Kravis, Raether, Golkin, Navab, Lipschultz, Nuttall, Janetschek and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The address of Messrs. Roberts, Michelson, Greene and Calbert is c/o Kohlberg Kravis Roberts &

Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025. The address of Messrs. Fisher, Huth, Gorenflos and Garaialde is c/o Kohlberg Kravis Roberts & Co. Ltd., Stirling Square, 7 Carlton Gardens, London SW1Y 5AD, England.

(3)	The contribution agreement entered into in connection with the Transactions provided that KKR receive one share of Holdings’ Class C Common Stock, which, together with its shares of Holdings’ Class A Common Stock, provides KKR with approximately 49.0% of Holdings’ voting interest.
(4)

Includes 2,664,357 shares held by DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P., all of which form a part of CS’s Alternative Capital Division. The address for each of the foregoing is 11 Madison Avenue, New York, New York 10010, except that the address of the three “Offshore Partners” entities is c/o John B. Gosiraweg 14, Willemstad, Curacao, Netherlands Antilles. Each of Messrs. Charles P. Pieper and Jay Wilkins is a director of Holdings and Visant and an employee of CS’s Alternative Capital Division, of which DLJMBP III is a part, and he does not have sole or shared voting or dispositive power over shares shown as held by DLJMBP III and related funds, and therefore, does not have beneficial ownership of such shares and disclaims beneficial ownership. The address for Messrs. Pieper and Wilkins is 11 Madison Avenue, New York, NY 10010. Mr. Burgstahler was appointed by CS to serve as a director of Holdings and Visant. Mr. Burgstahler disclaims beneficial ownership of any of the shares beneficially owned by DLJMBP III and related funds. The address for Mr. Burgstahler is c/o Avista Capital Partners, 65 East 55th Street, 18th Floor, New York, NY 10022.

(5)	Includes 3,122 shares held by the JBW Irrevocable Trust over which Mr. Fisher exercises no investment or voting control. Mr. Fisher disclaims beneficial ownership of these shares. A family trust, of which Mr. Fisher’s wife serves as trustee, also has an indirect interest through a limited partnership that is an affiliate of Fusion, in less than one percent (1%) of the Class A common stock.
(6)	The address for Mr. George Fisher is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(7)

The address for Mr. Reisch, Mr. Carousso and Ms. Hlavaty is c/o Visant Holding Corp., 357 Main Street, Armonk, New York 10504. The address for Mr. Larson is c/o Jostens, Inc., 3601 Minnesota Drive, Suite 400, Minneapolis, MN 55435. The address for Mr. Van Horn is c/o Lehigh Direct, 1900 South 25th Avenue, Broadview, Illinois 60155.

(8)	Includes shares underlying stock options that are currently exercisable or will become exercisable within 60 days.
(9)	Excludes 1,000 and 600 restricted shares of Class A Common Stock granted to Ms. Hlavaty and Mr. Carousso, respectively, in April 2008 . These shares are subject to vesting on January 15, 2010 or earlier under certain circumstances. Ms. Hlavaty and Mr. Carousso, as record owners of these shares, are entitled to all rights of common stockholders, provided that any cash or in-kind dividends or distributions paid with respect to these restricted shares, which have not vested, shall be withheld by the Company and shall be paid to them only when the restricted shares are fully vested.
(10)	Includes 46,824 shares held by the Reisch Family LLC, of which Mr. Reisch is a member.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Sponsors

Stockholders Agreement

In connection with the Transactions, we entered into a stockholders agreement (the “2004 Stockholders Agreement”) with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an “Investor Entity” and together the “Investor Entities”) that provides for, among other things,

•

a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. Of the eight members of our board of directors, KKR and DLJMBP III each has the right to designate four of our directors (currently three KKR and two DLJMBP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

•

certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

•	a consent right for the Investor Entities with respect to certain corporate actions;

•

the ability of the Investor Entities to “tag-along” their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to “drag-along” our common stock held by the other Investor Entities under certain circumstances;

•	the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

•	a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We incurred $3.4 million and $3.2 million as advisory fees to the Sponsors for the years ended January 3, 2009 and December 29, 2007, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

We from time to time transact business with affiliates of our Sponsors. We have retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies and other strategic efforts within the businesses. We paid approximately $0.5 million in 2008 for the services provided by them with no payments made in 2007 and 2006. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in Holdings’ Class A Common Stock and was granted 13,527 options to purchase Holdings’ Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). As of the end of 2007, these options were fully vested and exercisable.

Further, an affiliate of Credit Suisse Securities (USA) LLC is a lender and agent in connection with Visant’s senior secured credit facilities, for which it receives customary fees and expenses.

We have from time to time used the services of Merrill Corporation for financial printing. During 2008, we paid Merrill less than $0.1 million for printing services. During 2007, we paid Merrill $0.1 million for services provided. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings and retains certain equity in the form of stock options under the 2003 Plan. Further, Mr. Thompson Dean, who served as a member of our Board until January 16, 2007, also served on the board of directors of Merrill while he was a member of our Board.

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may purchase products and services from certain vendors through CoreTrust on the terms established between CoreTrust and each vendor. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, access to CoreTrust’s group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on products and services purchased by us and other parties, and CoreTrust shares a portion of such fees with the KKR affiliate.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the “DLJMB Funds”) and certain of the DLJMB Funds’ co-investors entered into a stock purchase and stockholders’ agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant’s 8% Senior Redeemable Preferred Stock, which has since been repurchased.

The Syndicate Stockholders Agreement contains provisions which, among other things:

•	restrict the ability of the syndicate stockholders to make certain transfers;

•	grant the co-investors certain board observation and information rights;

•	provide for certain tag-along and drag-along rights;

•

grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Holdings, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Management Stockholders Agreement

In July 2003, Visant Holding, the DLJMB Funds and certain members of management entered into a stockholders’ agreement that contains certain provisions which, among other things:

•	restrict the ability of the management stockholders to transfer their shares;

•	provide for certain tag-along and drag-along rights;

•	provide certain call and put rights;

•

grant preemptive rights to the management stockholders to purchase a pro rata share of any new shares of common stock issued by Holdings, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering;

•	grant the DLJMB Funds six demand registration rights; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Other

For a description of the management stockholder’s agreements and sale participation agreements entered into with certain members of management in connection with the Transactions, see matters set forth under “Executive Compensation”.

Review and Approval of Transactions with Related Parties

Under its responsibilities set forth in its charter, our Audit Committee reviews and approves all related party transactions, as required by applicable law, rules or regulations or under our material indebtedness agreements and otherwise to the extent it deems necessary or appropriate. The 2004 Stockholders Agreement also requires the consent of the stockholders party thereto to certain related party transactions.

Under our Code of Conduct, we require the disclosure by employees of situations or transactions that reasonably would be expected to give rise to a conflict of interest. Any such situation or transaction should be avoided unless specifically approved. The Code also provides that conflicts of interest may be waived for our directors, executive officers or other principal financial officers only by our Board of Directors or an appropriate committee of the Board.

Director Independence

We are not a listed issuer under the rules of the SEC. For purposes of disclosure under Item 407(a) of Regulation S-K, we use the definition of independence under the listing standards of the New York Stock Exchange. Under such definition, none of the members of our Board of Directors would be considered independent.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings, as Guarantor, the lenders from time to time parties thereto, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, and Credit Suisse Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270 million, originally consisting of a $150 million Term Loan A facility, an $870 million Term Loan B facility and $250 million of revolving credit facilities.

On December 21, 2004, Visant entered into the First Amendment (the “First Amendment”) to the Credit Agreement, dated as of October 4, 2004. The First Amendment provided for an $870 million Term Loan C facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term Loan B facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term Loan B facility with a new Term Loan C facility and did not incur any additional borrowings under the First Amendment.

On May 28, 2009, Visant entered into Amendment No. 2 to the Credit Agreement (the “Second Amendment”) which modified the Credit Agreement by reducing the credit commitments under the revolving credit facilities from an aggregate of $250.0 million to an aggregate of $100.0 million, increasing the commitment fee rate to 0.75% per annum for unfunded revolving credit commitments and increasing the pricing on all borrowings under the revolving credit facilities.

The Second Amendment also provides for an extension of the termination date of the revolving credit commitments until September 4, 2011, provided that if the consolidated gross senior secured leverage ratio for the four quarter period ending as of the last day of Visant’s fiscal quarter ending closest to June 30, 2011 is less than 0.75 to 1.00, then such maturity date shall be January 4, 2012; provided, however, that if all Term Loan C loans outstanding under the Credit Agreement shall not have been fully repaid and/or refinanced on or prior to October 4, 2011, the maturity date of the revolving credit commitments shall be October 4, 2011 without regard to whether the consolidated gross senior secured leverage ratio condition referred to above has been met. The consolidated gross senior secured leverage ratio is defined as (1) the sum of (a) the aggregate principal amount of term loans and revolving credit commitments (whether used or unused) under the Credit Agreement, (b) with certain exceptions, the principal amount of all other secured indebtedness of Visant and its subsidiaries and (c) the outstanding capitalized lease obligations of Visant and its subsidiaries to (2) consolidated EBITDA.

For the year ended December 29, 2007, Visant voluntarily prepaid $400.0 million of scheduled payments under the term loans in its senior secured credit facilities, including all originally scheduled principal payments due under the Term Loan C through most of 2011. As of April 4, 2009, there was $137.0 million outstanding under its domestic revolving credit facility and $14.0 million outstanding in the form of letters of credit. In connection with the recent amendment to our senior secured credit facilities, we repaid all then outstanding borrowings under the revolving credit facilities.

Visant’s senior secured credit facilities allow us, subject to certain conditions, to incur additional term loans under the Term Loan C Facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan C Facility. Additionally, restrictions under the indenture governing the notes would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility.

Security and guarantees

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp. and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s material current and future domestic subsidiaries and by Visant’s other current and future Canadian subsidiaries. Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

Interest rates and fees

Borrowings under the senior secured credit facilities bear interest as follows:

•

Revolving Credit Facilities: at our option (except in the case of swingline loans, which in all cases will bear interest at the alternate base rate plus 3.00% per annum), at either adjusted LIBOR (with a minimum adjusted LIBOR of 2.00% per annum) plus 4.00% per annum or the alternate base rate plus 3.00% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum); and

•

Term Loan C Facility: at our option, at either adjusted LIBOR plus 2.25% per annum or the alternate base rate plus 1.25% per annum, such applicable margins to be subject to reduction if we attain certain leverage ratios. Borrowings under the Term Loan C facility currently bear interest, at our option, at LIBOR plus 2.00% per annum or the alternate base rate plus 1.00% per annum, subject to adjustment based on the pricing grid.

The senior secured credit facilities also provide for the payment to the lenders of a commitment fee on average daily undrawn commitments under the revolving credit facility, which based on the Second Amendment is now at a rate equal to 0.75% per annum.

Scheduled amortization payments and mandatory prepayments

The Term Loan C Facility provides for semi-annual amortization payments in an aggregate annual amount equal to 1% of the original principal amount thereof during the first 6 3/4 years, with the balance of the facility to be repaid at final maturity.

In addition, the senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	100% of the net proceeds of certain asset sales, casualty events or other dispositions (including certain sale/leaseback transactions);

•	50% of our annual “excess cash flow”, subject to reductions to a lower percentage if we achieve certain leverage ratios; and

•	100% of the net proceeds of certain debt issuances.

Voluntary prepayments

The senior secured credit facilities permit voluntary prepayments of the loans and voluntary reductions of the unutilized portion of the commitments thereunder, without premium or penalty (except as noted below), subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to customary brokerage costs with respect to LIBOR rate loans.

Covenants

Visant’s senior secured credit facilities contain the following financial, affirmative and negative covenants. The negative covenants in the senior secured credit facilities include limitations (each of which is subject to customary exceptions) on Visant’s ability and the ability of Visant Secondary Holdings Corp. and each of Visant’s current and future restricted subsidiaries to:

•	incur liens;

•

incur additional debt (including guarantees, debt incurred by direct or indirect subsidiaries, and obligations in respect of foreign currency exchange and other hedging arrangements) or issue preferred stock;

•	pay dividends, or make redemptions and repurchases, with respect to capital stock;

•	prepay, or make redemptions and repurchases of, subordinated debt;

•	make loans and investments;

•	make capital expenditures;

•	engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

•	change the business conducted by Visant Secondary Holdings Corp., us or our subsidiaries; and

•	amend the terms of subordinated debt.

In addition, the senior secured credit facilities contain customary financial covenants including maximum total leverage and minimum interest coverage ratios.

Events of default

Visant’s senior secured credit facilities contain certain customary events of default, including:

•	nonpayment of principal or interest;

•	breach of covenants (with notice and cure periods in certain cases);

•	material breach of representations or warranties;

•	cross-default and cross-acceleration to other material indebtedness;

•	bankruptcy or insolvency;

•	material judgments;

•	certain ERISA events;

•	actual or asserted invalidity of any material collateral or guarantee; and

•	a change of control (as defined in the credit agreement with respect to the senior secured credit facilities).

Existing Indebtedness of Our Parent

10 1/4% Senior Discount Notes Due 2013

Our parent, Visant Holding Corp., had $247.2 million in principal amount of 10 1/4% Senior Discount Notes Due 2013 outstanding as of April 4, 2009. These notes were issued pursuant to an indenture, dated as of December 2, 2003, between our parent and The Bank of New York Mellon Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as trustee. The indenture governing these notes contains limitations on our parent’s and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries’ indebtedness and other liabilities and preferred stock, including our senior secured credit facilities and our notes.

8 3/4% Senior Notes due 2013

Our parent, Visant Holding Corp., issued $350.0 million of 8 3 /4% Senior Notes due 2013 pursuant to an indenture, dated as of April 4, 2006, between our parent and U.S. Bank National Association, as trustee. The indenture governing these notes contains limitations on our parent’s and our ability to, among other things, incur additional indebtedness, pay certain restricted payments and dividends and engage in certain affiliate transactions. These notes are unsecured senior obligations of our parent and are not guaranteed by us or any of our subsidiaries. Accordingly, these notes are effectively subordinated to all of our and our existing and future subsidiaries’ indebtedness and other liabilities and preferred stock, including our senior secured credit facilities and our notes.

DESCRIPTION OF THE NOTES

General

The outstanding notes were issued under an indenture (the “Indenture”), dated as of October 4, 2004, among Visant Corporation, as Issuer, certain of the Issuer’s direct and indirect Domestic Subsidiaries existing on the Issue Date, as Guarantors (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York), as Trustee. Copies of the form of the Indenture may be obtained from the Issuer upon request. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under “Certain Definitions.” We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. For purposes of this “Description of the Notes”,

•	the terms “Issuer,” “we” and “our” refer only to Visant Corporation, and not to any of its Subsidiaries or parent companies;

•	the term “Guarantor” refers to each Restricted Subsidiary that Guarantees the notes; and

•	the term “notes” refers to the outstanding notes.

The notes:

•	are unsecured senior subordinated obligations of the Issuer;

•	are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuer;

•	are guaranteed by each Guarantor; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or Special Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries and guarantee the Senior Credit Facilities were Guarantors. Each of the Guarantees will be a general unsecured obligation of the relevant Guarantor and will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, other than any Subordinated Indebtedness. The notes are structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not Guarantee the notes. As of the Issue Date, each of the Issuer’s Subsidiaries is a Restricted Subsidiary and each such subsidiary, other than the following Subsidiaries, is a Guarantor:

Subsidiary	Jurisdiction of Organization or Incorporation
Jostens Canada, Ltd.	Canada
Jostens International Holding B.V.	The Netherlands
Jostens Can Investments B.V.	The Netherlands
C.V. Jostens Global Trading Limited Partnership	The Netherlands
JC Trading, Inc.	Puerto Rico
Conceptos Jostens, S.A. de C.V.	Mexico
Reconocimientos E Incentivos, S.A. de C.V.	Mexico

Subsidiary	Jurisdiction of Organization or Incorporation
Arcade Europe, S.a.r.l.	France
RetCom Holdings Europe Ltd.	Republic of Ireland
Scent Seal Inc.	California
Retail Concepts Corp.	New York
Retail Communications Corp.	New York
Encapsulation Services, Inc.	New Jersey

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.”

Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.”

Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(i)    (a) any sale, exchange or transfer (by merger or otherwise) of all of the Issuer’s Capital Stock in such Guarantor (including any sale, exchange or transfer following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(b) the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee,

(c) if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary, or

(d) exercise of the legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(ii) such Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Guarantee is subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

As of April 4, 2009:

(1) the Issuer’s Senior Indebtedness was approximately $316.5 million, consisting entirely of secured Indebtedness under the Senior Credit Facilities; and

(2) the Senior Indebtedness of the Guarantors was approximately $316.5 million, consisting entirely of their respective guarantees of Senior Indebtedness of the Issuer under the Senior Credit Facilities.

In connection with the recent amendment to our senior secured credit facilities, we repaid all then outstanding borrowings under the revolving credit facilities.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”.

Liabilities of Subsidiaries versus Notes

All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the notes, and, as described above under “Guarantees”, Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

As of April 4, 2009, the total liabilities of our subsidiaries (other than the Guarantors) were approximately $17.3 million, including trade payables, but excluding intercompany obligations, of our non-guarantor subsidiaries. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”.

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Guarantee in accordance with the provisions of the Indenture. The notes and each Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuer and the relevant Guarantor, respectively.

We and the Guarantors have agreed in the Indenture that we and they will not incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge” below and may not purchase, redeem or otherwise retire any notes (collectively, “pay the notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(2) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 365-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no Default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Blockage Notice.

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property:

(1) the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of notes may receive Permitted Junior Securities; and

(3) if a distribution is made to holders of the notes that, due to the subordination provisions, should not have been made to them, such holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuer to pay interest or principal with respect to the notes when due by their terms. If payment of the notes is accelerated because of an Event of Default, the Issuer or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

A Guarantor’s obligations under its Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuer’s obligations under the notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Guarantor who are holders of Senior Indebtedness of the Issuer or such Guarantor, as the case may be, may recover more, ratably, than the holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”, if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Principal, Maturity and Interest

The Issuer issued $500.0 million of notes in the offering. The notes mature on October 1, 2012. The Issuer may issue additional notes from time to time after the offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. The outstanding notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

Interest on the notes accrues at the rate of 7  5/8% per annum and is payable semi-annually in arrears on April 1 and October 1 commencing on April 1, 2005, to Holders of record on the immediately preceding March 15 and September 15. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes is payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the trustee maintained for such purpose. The notes will be issued in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders”. We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

On and after October 1, 2008, the notes became subject to redemption at any time, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon and Special Interest, if any, to the applicable date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2008	103.813%
2009	101.906%
2010 and thereafter	100.000%

The Trustee shall select the notes to be purchased in the manner described under “Repurchase at the Option of Holders—Asset Sales—Selection and Notice”.

Book-Entry, Delivery and Form

The notes are represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes were initially deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (A) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are eligible to trade in the PORTALsm market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers’ Certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes as a result of a Change of Control. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

The Senior Credit Facilities provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Issuer and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness

and Issuance of Disqualified Stock” and “Liens”. Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuer to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the board of directors of the Issuer) of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a) any liabilities (as shown on the Issuer’s, or such Restricted Subsidiary’s, most recent balance sheet or in the footnotes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

(c) any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

(1) to permanently reduce

(x) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

(y) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness, provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

(z) Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (but only to the extent such Net Proceeds from such Asset Sale are from an Asset Sale of or affecting such Restricted Subsidiary which is not a Guarantor),

(2) to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment within nine months of such cancellation or termination.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Special Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of

Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit or limit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

Selection and Notice

If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee on a pro rata basis to the extent practicable; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (1) the notes have Investment Grade Ratings from both Rating Agencies and (2) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on Restricted Payments”;

(2) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(3) “—Transactions with Affiliates”;

(4) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(5) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6) “—Limitations on Other Senior Subordinated Indebtedness”;

(7) “Repurchase at the Option of Holders—Asset Sales”; and

(8) clause (4) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets” (collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be set at zero. In addition, the Guarantees of the Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to the first paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” below or one of the clauses set forth in the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” below (in each case, to the extent such Indebtedness or Disqualified Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, such Indebtedness or Disqualified Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitation on Restricted Payments”.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

(A) dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

(A) Indebtedness permitted under clauses (g) and (h) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than:

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) from the issue or sale of

(x) Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received from the sale of

(A) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent company of the Issuer and the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

(B) Designated Preferred Stock and to the extent actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

(y) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer; provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the board of directors of the Issuer, of marketable securities or other property received by means of

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors of the Issuer in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) subject to clauses (16) and (17) below, the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” so long as

(A) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C) such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

(D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(B) the declaration and payment of dividends to a direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on the Issuer’s common stock, following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(B) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

(D) general corporate overhead expenses of any direct or indirect parent company of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

(16) on or after December 1, 2008, the declaration and payment of a dividend or the making of a distribution to Holdco to pay cash interest as and when due on the Senior Discount Notes pursuant to the Senior Discount Indenture as in effect on the Issue Date in an amount equal to such cash interest payments; provided, however, that such dividends or distributions made pursuant to this clause (16) shall not be made more than three business days prior to the date on which such interest is due pursuant to the Senior Discount Indenture; and

(17) the declaration and payment of a dividend or the making of a distribution to Holdco to redeem, defease, repurchase or otherwise acquire or retire (including by way of satisfaction and discharge of the terms of the Senior Discount Indenture) the Senior Discount Notes (other than any Senior Discount Notes beneficially owned by any Affiliate of the Issuer) in accordance with the terms of the Senior Discount Indenture as in effect on the Issue Date, in an amount equal to such redemption, defeasance, repurchase or other acquisition payment; provided, however, that such dividends or distributions pursuant to this clause (17) may only be made if on the date such dividend or distribution is declared or made the Issuer’s Debt to EBITDA Ratio would be equal to or less than 4.25 to 1.00, determined on a pro forma basis (including after giving pro forma effect to any such dividend or distribution and any Indebtedness incurred in connection with the payment of any such dividend or distribution); provided, further, however, that such dividends or distributions made pursuant to this clause (17) shall not be made more than three business days prior to the date on which such redemption, defeasance, repurchase or other acquisition payment is to be made pursuant to the Senior Discount Indenture as in effect on the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (11), (16) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the notes, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence “) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s and the Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $100.0 million at any one time outstanding.

The foregoing limitations will not apply to:

(a) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $1,420.0 million outstanding at any one time; provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $200.0 million outstanding at any one time;

(b) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee) (other than any Additional Notes);

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $120.0 million and (y) 5.00% of Total Assets;

(e) Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(1) such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

(2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(h) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

(1) any such Indebtedness is made pursuant to an intercompany note and

(2) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor;

provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

(i) shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or commodity pricing risk;

(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), does not at any one time outstanding exceed the sum of (x) $125.0 million and (y) 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l) shall cease to be deemed incurred or outstanding for purposes of this clause (l) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l));

(m) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

(2) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (2) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

(3) shall not include

(x) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

(y) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

(z) Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Indebtedness outstanding under the Senior Credit Facilities;

(n) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

(2) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(p) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Senior Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit; and

(q) (1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”.

For purposes of determining compliance with this covenant:

(a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (q) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities after the application of the net proceeds from the sale of the notes will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph; and

(b) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated

Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

(b) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless

(A) (1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales”.

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

(b) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) Transactions between or among the Issuer or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments;”

(3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this prospectus;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments by the Issuer or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith; and

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Issuer in good faith.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

(b) make loans or advances to the Issuer or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(2) the Indenture and the notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(10) customary provisions in joint venture agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Issuer will not permit any Restricted Subsidiary that is a Domestic Subsidiary, other than a Guarantor or a special-purpose Restricted Subsidiary formed in connection with Receivables Facilities, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

(1) if the notes or such Guarantor’s Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

(2) if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(c) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

(1) such Guarantee has been duly executed and authorized and

(2) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Limitation on Other Senior Subordinated Indebtedness

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Guarantor, as the case may be, unless such Indebtedness is either

(a) equal in right of payment with the notes or such Guarantor’s Guarantee, as the case may be, or

(b) expressly subordinated in right of payment to the notes or such Guarantor’s Guarantee, as the case may be.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Issuer to file with the SEC (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the SEC),

(a) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(b) within 45 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(d) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the SEC, if it were subject to Sections 13 or 15(d) of the Exchange Act.

In the event that any direct or indirect parent company of the Issuer becomes a Guarantor of the notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture, whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(3) failure by the Issuer to comply with its obligations under the first paragraph of “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(4) failure by the Issuer to comply for 30 days after notice by the Trustee or the holders of not less than 30% in principal amount of the Notes then outstanding with any of its obligations in the covenants described above under “Repurchase at the Option of Holders—Change of Control” (other than a failure to purchase Notes) or “Repurchase at the Option of Holders—Asset Sales” (other than a failure to purchase Notes) or under “Certain Covenants” under “—Limitation on Restricted Payments”, “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, “—Liens”, “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”, “—Transactions with Affiliates”, “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”, “—Limitation on Other Senior Subordinated Indebtedness” or “—Reports and Other Information”;

(5) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements contained in the Indenture or the notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

(A) such default either results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more at any one time outstanding;

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $40.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

(9) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (8) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

(1) acceleration of any such Indebtedness under the Senior Credit Facilities, or

(2) five Business Days after the giving of written notice of such acceleration to the Issuer and the administrative agent under the Senior Credit Facilities.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (8) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arises

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for

(1) the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

(2) the Issuer’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title II of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

(a) all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

(2) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”),

(3) reduce the rate of or change the time for payment of interest on any note,

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

(5) make any note payable in money other than that stated in the notes,

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

(7) make any change in these amendment and waiver provisions,

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes, or

(9) make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Guarantee or the notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

(12) making any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (1) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (2) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the note at October 1, 2008 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on the note through October 1, 2008 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of the note.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (h) of the definition of Permitted Investments);

(i) foreclosures on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture.

“Board Resolution” means with respect to the Issuer, a duly adopted resolution of the Board of Directors of the Issuer or any committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1) United States dollars,

(2) Canadian dollars,

(3) (a) euro, or any national currency of any participating member state in the European Union or,

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above,

(10) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Color Prelude Acquisition” means the acquisition of Color Prelude, Inc. by IST Corp. on December 18, 2001.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133

“Accounting for Derivative Instruments and Hedging Activities”), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and any expensing of bridge, commitment and other financing fees), and

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to severance, relocation costs, new product introductions, one-time compensation charges, the Jostens Acquisition, the Color Prelude Acquisition, the Lehigh Press Acquisition and the Transactions) shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments”, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) effects of adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Transactions, the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition or any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all preferred stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”).

“Debt to EBITDA Ratio” means, with respect to the Issuer for any period, the Issuer’s ratio of (1) Consolidated Total Indebtedness as of the date of calculation (the “Debt to EBITDA Ratio Calculation Date”) to (2) the EBITDA for the four full consecutive fiscal quarters immediately preceding the Debt to EBITDA Ratio Calculation Date for which financial information is available (the “Measurement Period”).

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock or consummates any Investments, acquisitions, dispositions, or mergers or consolidations subsequent to the commencement of the Measurement Period for which the Debt to EBITDA Ratio is being calculated but prior to or simultaneously with the Debt to EBITDA Ratio Calculation Date, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness or issuance or redemption of Disqualified Stock or preferred stock or Investment, acquisition, disposition, merger or consolidation, as if the same had occurred at the beginning of the Measurement Period. Any computations or pro forma calculations made pursuant to this “Debt to EBITDA Ratio” definition or clause (17) of the second paragraph of the covenant described under “—Limitation on Restricted Payments” shall be made in accordance with the provisions set forth in the second and third paragraphs of the definition of “Fixed Charge Coverage Ratio”.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed by a senior vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Designated Senior Indebtedness” means

(1) any Indebtedness outstanding under the Senior Credit Facilities; and

(2) any other Senior Indebtedness permitted under the Indenture, the principal amount of which is $25.0 million or more and that has been designated by the Issuer as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (1) such fees, expenses or charges related to the offering of the notes and the Credit Facilities and (2) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, plus

(f) any other non-cash charges, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense deducted in such period in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(h) the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors or any of their respective Affiliates, plus

(i) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(j) costs of surety bonds incurred in such period in connection with financing activities;

(2) decreased by (without duplication) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations, plus or minus, as applicable

(b) without duplication, the Historical Adjustments incurred in such period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(1) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers’ certificate executed by a senior vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”.

“Existing Indebtedness” means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the

Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Issue Date and, in each case, during the applicable period:

(1) fees for management advisory services paid by the Issuer or any of its Restricted Subsidiaries to DLJ Merchant Banking Partners III, L.P. and DLJ Merchant Banking Partners II, L.P. or any of their respective financial services Affiliates;

(2) adjustments in any line item in such Person’s consolidated financial statements required or permitted by the Financial Accounting Standards Board Statement Nos. 141 and 142 resulting from the application of purchase accounting in relation to the Jostens Acquisition, the Color Prelude Acquisition and the Lehigh Press Acquisition;

(3) gains (losses) from the early extinguishment of Indebtedness;

(4) transaction expenses incurred in connection with the Jostens Acquisition, the merger and recapitalization of Jostens in 2000 and the Lehigh Press Acquisition;

(5) the cumulative effect of a change in accounting principles;

(6) gains (losses), net of tax, from disposed or discontinued operations, including the discontinuance of Jostens’ Recognition business;

(7) non-cash adjustments to LIFO reserves;

(8) gains (losses) attributable to the disposition of fixed assets; and

(9) other costs consisting of (i) one-time restructuring charges, (ii) one-time severance costs in connection with former employees, (iii) debt financing costs, (iv) unusual litigation expenses, (v) fees and expenses related to acquisitions and (vi) consulting services in connection with acquisitions.

“Holdco” means Visant Holding Corp.

“Holder” means a holder of the notes.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business or (B) obligations under or in respect of Receivables Facilities or (C) leases of precious metals used in the ordinary course of business of the Issuer and its Restricted Subsidiaries, whether or not accounted for as operating leases under GAAP.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, Calyon Securities (USA) Inc., CIT Capital Securities LLC, Greenwich Capital Markets, Inc., ING Financial Markets LLC and NatCity Investments, Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investors” means Kohlberg Kravis Roberts & Co. L.P., and DLJ Merchant Banking Partners III, L.P. and their respective Affiliates.

“Issue Date” means October 4, 2004.

“Issuer” means Visant Corporation, a Delaware corporation, and its successors.

“Jostens Acquisition” means the acquisition of Jostens by affiliates of DLJ Merchant Banking Partners III L.P. on July 29, 2003.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lehigh Press Acquisition” means the acquisition of The Lehigh Press, Inc. by a subsidiary of Von Hoffmann Holdings Inc. on October 22, 2003.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Senior Subordinated Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” means each of the Investors and their respective Affiliates and members of management of the Issuer who are shareholders of the Issuer on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Affiliates and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies.

“Permitted Investments” means

(a) any Investment in the Issuer or any Restricted Subsidiary;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date;

(f) any Investment acquired by the Issuer or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

(2) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under clause (j) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant;

(h) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150 million and (y) 6.50% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(j) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(k) any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments relating to any special purpose Wholly Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility;

(o) advances to employees not in excess of $15.0 million outstanding at any one time, in the aggregate; and

(p) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business.

“Permitted Junior Securities” means:

(1) Equity Interests in the Issuer, any Guarantor or any direct or indirect parent of the Issuer; or

(2) unsecured debt securities that are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture;

provided that the term “Permitted Junior Securities” shall not include any securities distributed pursuant to a plan of reorganization if the Indebtedness under the Senior Credit Facilities is treated as part of the same class as the notes for purposes of such plan of reorganization.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (d) or (l) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the

Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers; and

(20) other Liens securing obligations incurred in the ordinary course of business which obligations due to exceed $25.0 million at any one time outstanding.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a Board Resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Issuer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Issuer or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secondary Holdings” means Visant Secondary Holdings Corp.

“Secured Indebtedness” means any indebtedness of the Issuer secured by a Lien.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Agreement entered into as of the Issue Date by and among the Issuer, Secondary Holdings, the lenders party thereto in their capacities as lenders thereunder, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” above).

“Senior Discount Indenture” means the indenture dated as of December 2, 2003, among Holdco as Issuer and The Bank of New York Mellon Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as Trustee.

“Senior Discount Notes” means the $247,200,000 principal amount at maturity of 10 1/4 % senior discount notes due 2013 issued by Holdco pursuant to the Senior Discount Indenture and outstanding as of the Issue Date.

“Senior Indebtedness” means

(a) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Issuer or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(b) all Hedging Obligations (and guarantees thereof) with respect to the Senior Credit Facilities, provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(c) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any subsidiary guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c);

provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Issuer or any Subsidiary;

(2) any liability for federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Indebtedness” means

(a) with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

(b) with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Special Interest” means all liquidated damages then owing pursuant to the Registration Rights Agreement.

“Subordinated Indebtedness” means

(a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the guarantee of such Guarantor under the Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transaction Agreements” means the (1) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.; (2) the agreement and plan of merger dated as of July 21, 2004, among Fusion Acquisition Corp., AHI Merger, Inc. and AHC I Acquisition Corp and (3) the Contribution Agreement dated as of July 21, 2004, among Visant Holding Corp. and Fusion Acquisition LLC, in each case as the same may be amended prior to the Issue Date.

“Transactions” means the transactions contemplated by the Transaction Agreements, the notes and the Senior Credit Facilities as in effect on the Issue Date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2008; provided, however, that if the period from the redemption date to October 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York) until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

(b) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The board of directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

CERTAIN ERISA CONSIDERATIONS

Section 406 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) prohibit employee benefit plans and certain other retirement plans, accounts and arrangements that are subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we are or any subsidiary guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable laws or regulations that are to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”).

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the ownership of notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States Holder (as defined below) whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

Certain consequences to “Non-United States Holders” of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under “—Consequences to Non-United States Holders” below.

“United States Holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a “premium”. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest, which will be taxable as interest income to the extent not previously included in income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under “United States Federal Withholding Tax”) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax,” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “Consequences to Non-United States Holders—United States Federal Withholding Tax.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payer receives the statement described above and does not have actual knowledge or reason to know that you are a United States person as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

This prospectus is to be used by Credit Suisse Securities (USA) LLC in connection with the offers and sales of the registered securities in market-making transactions effected from time to time. Credit Suisse Securities (USA) LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

As of May 20, 2009, DLJ Merchant Banking Partners III, L.P. and affiliated investment funds held approximately 40.9% of the voting interests of our parent and approximately 44.5% of our parent’s economic interest. Charles P. Pieper and Jay Wilkins, each of whom is a partner of DLJ Merchant Banking, are members of the board of directors of Visant Holding and Visant. Further, an affiliate of Credit Suisse Securities (USA) LLC is a lender and agent in connection with our senior secured credit facilities, for which it receives customary fees and expenses. DLJ Merchant Banking III, Inc. is a party to the Transaction and Monitoring Agreement for which it is paid an annual fee. DLJMB has, from time to time, provided investment banking and other financial advisory services to Visant in the past for which it has received customary compensation, and will provide such services and financial advisory services to our company in the future. Credit Suisse Securities (USA) LLC acted as purchaser in connection with the initial sale of the notes and received an underwriting discount in connection therewith. See “Certain Relationships and Related Transactions, and Director Independence”.

Credit Suisse Securities (USA) LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

We have been advised by Credit Suisse Securities (USA) LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA) LLC intends to make a market in the securities. However, Credit Suisse Securities (USA) LLC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors—Risks Relating to Our Indebtedness and the Notes—Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.”

LEGAL MATTERS

The validity of the notes and the guarantees have been passed upon by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP relied upon: (1) the opinion of Sheri K. Hank, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota; (2) the opinion of Cozen O’Connor concerning The Lehigh Press, Inc. as to (a) its due incorporation and subsistence and its due authorization of the Indenture and (b) the non-contravention of certain Pennsylvania statutes, rules, regulations and orders; (3) the opinion of Calfee, Halter & Griswold LLP, as to all matters governed by the laws of the State of Ohio, (4) the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, as to all matters governed by the laws of the State of Maryland, and (5) the opinion of Reinhart Boerner Van Deuren s.c., as to all matter governed by the laws of the State of Wisconsin. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitment of funds controlled by KKR.

EXPERTS

The consolidated financial statements of Visant Holding Corp. and Visant Corporation as of January 3, 2009 and December 29, 2007, and for each of the three years in the period ended January 3, 2009 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing in the registration statement (which reports express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the adoption of the measurement date provision and the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of January 3, 2009 and December 29, 2007, respectively). Such financial statements and financial statement schedule have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements

Visant Holding Corp. and subsidiaries:

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Statements of Operations for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-3

Consolidated Balance Sheets as of January 3, 2009 and December 29, 2007	F-4

Consolidated Statements of Cash Flows for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-5

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-6

Visant Corporation and subsidiaries:

Report of Independent Registered Public Accounting Firm	F-7

Consolidated Statements of Operations for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-8

Consolidated Balance Sheets as of January 3, 2009 and December 29, 2007	F-9

Consolidated Statements of Cash Flows for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-10

Consolidated Statements of Changes in Stockholder’s Equity for the fiscal years ended January 3, 2009, December 29, 2007 and December 30, 2006	F-11

Notes to Consolidated Financial Statements	F-12

Interim Financial Statements

Visant Holding Corp. and subsidiaries:

Condensed Consolidated Statements of Operations for the three months ended April 4, 2009 and March 29, 2008	F-64

Condensed Consolidated Balance Sheets as of April 4, 2009 and January 3, 2009	F-65

Condensed Consolidated Statements of Cash Flows for the three months ended April 4, 2009 and March 29, 2008	F-66

Visant Corporation and subsidiaries:

Condensed Consolidated Statements of Operations for the three months ended April 4, 2009 and March 29, 2008	F-67

Condensed Consolidated Balance Sheets as of April 4, 2009 and March 29, 2008	F-68

Condensed Consolidated Statements of Cash Flows for the three months ended April 4, 2009 and March 29, 2008	F-69

Notes to Condensed Consolidated Financial Statements	F-70

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Visant Holding Corp.

Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Holding Corp. and subsidiaries (the “Company”) as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended January 3, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Holding Corp. and subsidiaries as of January 3, 2009 and December 29, 2007, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 15 to the consolidated financial statements, the Company adopted the measurement date provision and the recognition and disclosure provisions of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R) as of January 3, 2009 and December 29, 2007, respectively.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 1, 2009

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2008	2007	2006
Net sales	$1,365,560	$1,270,210	$1,186,604
Cost of products sold	675,801	623,046	587,555

Gross profit	689,759	647,164	599,049
Selling and administrative expenses	472,097	426,740	394,726
Loss (gain) on disposal of fixed assets	958	629	(1,212)
Special charges	14,433	2,922	2,446

Operating income	202,271	216,873	203,089
Interest income	(900)	(1,122)	(2,484)
Interest expense	126,151	145,126	151,484

Income before income taxes	77,020	72,869	54,089
Provision for income taxes	30,704	29,102	15,675

Income from continuing operations	46,316	43,767	38,414
Income from discontinued operations, net of tax	—	110,732	9,561

Net income	$46,316	$154,499	$47,975

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands, except number of shares	2008	2007
ASSETS
Cash and cash equivalents	$118,273	$59,710
Accounts receivable, net	138,919	138,896
Inventories, net	104,226	103,924
Salespersons overdrafts, net of allowance of $8,144 and $9,969, respectively	28,046	28,730
Income tax receivable	4,710	6,959
Prepaid expenses and other current assets	20,085	19,346
Deferred income taxes	14,923	12,661

Total current assets	429,182	370,226

Property, plant and equipment	422,138	355,341
Less accumulated depreciation	(200,376)	(174,230)

Property, plant and equipment, net	221,762	181,111
Goodwill	1,006,014	935,569
Intangibles, net	602,462	515,343
Deferred financing costs, net	25,108	32,666
Other assets	15,201	12,180
Prepaid pension costs	3,981	64,579

Total assets	$2,303,710	$2,111,674

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$137,000	$714
Accounts payable	54,529	46,735
Accrued employee compensation and related taxes	43,496	37,245
Commissions payable	22,870	23,468
Customer deposits	183,869	184,461
Interest payable	14,632	12,273
Other accrued liabilities	35,047	30,106

Total current liabilities	491,443	335,002

Long-term debt—less current maturities	1,413,700	1,392,107
Deferred income taxes	161,323	177,929
Pension liabilities, net	57,462	25,011
Other noncurrent liabilities	40,192	29,748

Total liabilities	2,164,120	1,959,797

Mezzanine equity	9,823	9,768

Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,978,629 and 5,975,618 at January 3, 2009 and December 29, 2007, respectively
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at January 3, 2009 and December 29, 2007
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 at January 3, 2009 and December 29, 2007	60	60
Additional paid-in-capital	175,579	175,894
Accumulated deficit	(19,979)	(67,013)
Treasury stock	(336)	(238)
Accumulated other comprehensive (loss) income	(25,557)	33,406

Total stockholders’ equity	129,767	142,109

Total liabilities, mezzanine equity and stockholders’ equity	$2,303,710	$2,111,674

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2008	2007	2006
Net income	$46,316	$154,499	$47,975
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(110,732)	(9,561)
Depreciation	44,320	37,385	30,961
Amortization of intangible assets	58,033	48,902	49,832
Amortization of debt discount, premium and deferred financing costs	29,120	37,610	30,754
Other amortization	665	669	804
Deferred income taxes	1,768	(21,491)	(27,553)
Loss (gain) on sale of assets	958	629	(1,212)
Stock-based compensation	8,054	1,040	236
Excess tax benefit from share based arrangements	(621)	—	—
Loss on asset impairments	2,680	—	2,341
Other	3,136	—	—
Changes in assets and liabilities:
Accounts receivable	12,765	14,548	(10,568)
Inventories	3,651	7,510	(5,965)
Salespersons overdrafts	492	(1,219)	3,321
Prepaid expenses and other current assets	(382)	1,151	(4,903)
Accounts payable and accrued expenses	(164)	(16,133)	17,780
Customer deposits	94	12,351	10,021
Commissions payable	(511)	1,184	2,711
Income taxes receivable	3,567	5,022	(4,125)
Interest payable	2,359	(954)	2,833
Other	(10,434)	(7,514)	(8,411)

Net cash provided by operating activities of continuing operations	205,866	164,457	127,271
Net cash (used in) provided by operating activities of discontinued operations	—	(5,147)	35,355

Net cash provided by operating activities	205,866	159,310	162,626

Purchases of property, plant and equipment	(52,352)	(56,370)	(51,874)
Proceeds from sale of property and equipment	1,791	1,936	10,526
Acquisition of businesses, net of cash acquired	(221,600)	(58,328)	(55,792)
Additions to intangibles	(1,799)	(2,224)	—
Other investing activities, net	(341)	(461)	(413)

Net cash used in investing activities of continuing operations	(274,301)	(115,447)	(97,553)
Net cash provided by investing activities of discontinued operations	—	396,090	44,986

Net cash (used in) provided by investing activities	(274,301)	280,643	(52,567)

Net decrease in book overdrafts	(941)	—	—
Net short-term borrowings (repayments)	136,286	714	(11,454)
Repurchase of common stock and payments for stock-based awards	(8,426)	(755)	—
Principal payments on long-term debt	—	(400,000)	(100,000)
Proceeds from issuance of long-term debt	—	—	350,000
Excess tax benefit from share based arrangements	621	—	—
Distribution to stockholders	—	—	(340,700)
Debt financing costs	—	—	(9,719)

Net cash provided by (used in) financing activities	127,540	(400,041)	(111,873)

Effect of exchange rate changes on cash and cash equivalents	(542)	1,020	(114)

Increase (decrease) in cash and cash equivalents	58,563	40,932	(1,928)
Cash and cash equivalents, beginning of period	59,710	18,778	20,706

Cash and cash equivalents, end of period	$118,273	$59,710	$18,778

Supplemental information:
Interest paid	$93,889	$107,820	$116,376
Income taxes paid, net of refunds	$24,026	$57,031	$55,991

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common shares		Additional paid-in capital	Treasury Stock	Accumulated (deficit) earnings	Accumulated other comprehensive income (loss)	Total
In thousands	Number	Amount
Balance—December 31, 2005	5,974	$60	$525,593	$—	$(270,968)	$600	$255,285

Net income					47,975		47,975
Cumulative translation adjustment						654	654
Minimum pension liability						(137)	(137)

Comprehensive income							48,492
Reclass to mezzanine equity			(9,717)				(9,717)
Distribution to stockholders			(340,700)				(340,700)
Issuance of common stock	3						—
Stock-based compensation expense			251				251

Balance—December 30, 2006	5,977	$60	$175,427	$—	$(222,993)	$1,117	$(46,389)

Net income					154,499		154,499
Cumulative effect related to FIN 48 adoption					1,481		1,481
Cumulative translation adjustment						(206)	(206)
Repurchase of treasury stock	(1)			(238)			(238)
Minimum pension liability						108	108

Comprehensive income							155,644
Reclass to mezzanine equity			(51)				(51)
Recognition of funded status of defined benefit plans for adoption of SFAS No. 158						32,387	32,387
Stock-based compensation expense			518				518

Balance—December 29, 2007	5,976	$60	$175,894	$(238)	$(67,013)	$33,406	$142,109

Net income					46,316		46,316
Cumulative translation adjustment						2,779	2,779
Repurchase of treasury stock	(4)			(1,080)			(1,080)
Reissuance of treasury stock for net share settlement of common stock	4		(1,496)	982			(514)
Tax benefit of stock-based compensation expense			621				621
Minimum pension liability, net						29	29
Pension and other postretirement benefit adjustments						(61,771)	(61,771)

Comprehensive income							(13,620)
Reclass to mezzanine equity			(56)				(56)
Recognition of measurement date change for adoption of SFAS No. 158					718		718
Issuance of common stock	3						—
Stock-based compensation expense			616				616

Balance—January 3, 2009	5,979	$60	$175,579	$(336)	$(19,979)	$(25,557)	$129,767

The accompanying notes are an integral part of the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Visant Corporation

Armonk, New York

We have audited the accompanying consolidated balance sheets of Visant Corporation and subsidiaries (the “Company”) as of January 3, 2009 and December 29, 2007, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for each of the three years in the period ended January 3, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Visant Corporation and subsidiaries as of January 3, 2009 and December 29, 2007, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 15 to the consolidated financial statements, the Company adopted the measurement date provision and the recognition and disclosure provisions of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R) as of January 3, 2009 and December 29, 2007, respectively.

/s/ DELOITTE & TOUCHE LLP

New York, New York

April 1, 2009

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands	2008	2007	2006
Net sales	$1,365,560	$1,270,210	$1,186,604
Cost of products sold	675,801	623,046	587,555

Gross profit	689,759	647,164	599,049
Selling and administrative expenses	463,563	425,521	394,366
Loss (gain) on disposal of fixed assets	958	629	(1,212)
Special charges	14,433	2,922	2,446

Operating income	210,805	218,092	203,449
Interest income	(897)	(1,118)	(2,449)
Interest expense	70,007	91,303	107,871

Income before income taxes	141,695	127,907	98,027
Provision for income taxes	54,647	49,742	31,214

Income from continuing operations	87,048	78,165	66,813
Income from discontinued operations, net of tax	—	110,732	9,561

Net income	$87,048	$188,897	$76,374

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

In thousands, except number of shares	2008	2007
ASSETS
Cash and cash equivalents	$117,601	$59,142
Accounts receivable, net	138,919	138,896
Inventories, net	104,226	103,924
Salespersons overdrafts, net of allowance of $8,144 and $9,969, respectively	28,046	28,730
Prepaid expenses and other current assets	20,133	19,420
Deferred income taxes	14,923	12,661

Total current assets	423,848	362,773

Property, plant and equipment	422,138	355,341
Less accumulated depreciation	(200,376)	(174,230)

Property, plant and equipment, net	221,762	181,111
Goodwill	1,006,014	935,569
Intangibles, net	602,462	515,343
Deferred financing costs, net	15,605	21,272
Other assets	15,201	12,180
Prepaid pension costs	3,981	64,579

Total assets	$2,288,873	$2,092,827

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$137,000	$714
Accounts payable	54,529	46,735
Accrued employee compensation and related taxes	43,496	37,245
Commissions payable	22,870	23,468
Customer deposits	183,869	184,461
Income taxes payable	3,034	1,135
Interest payable	10,112	9,781
Other accrued liabilities	35,047	30,106

Total current liabilities	489,957	333,645

Long-term debt—less current maturities	816,500	816,500
Deferred income taxes	198,018	206,201
Pension liabilities, net	57,462	25,011
Other noncurrent liabilities	39,635	29,748

Total liabilities	1,601,572	1,411,105

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at January 3, 2009 and December 29, 2007	—	—
Common stock $.01 par value; authorized 1,000 shares; issued and outstanding at January 3, 2009 and December 29, 2007	—	—
Additional paid-in-capital	606,749	629,973
Accumulated earnings	106,109	18,343
Accumulated other comprehensive (loss) income	(25,557)	33,406

Total stockholder’s equity	687,301	681,722

Total liabilities and stockholder’s equity	$2,288,873	$2,092,827

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands	2008	2007	2006
Net income	$87,048	$188,897	$76,374
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	—	(110,732)	(9,561)
Depreciation	44,320	37,385	30,961
Amortization of intangible assets	58,033	48,902	49,832
Amortization of debt discount, premium and deferred financing costs	5,636	14,329	9,880
Other amortization	665	669	804
Deferred income taxes	10,191	(12,944)	(20,683)
Loss (gain) on sale of assets	958	629	(1,212)
Loss on asset impairments	2,680	—	2,341
Other	3,136	—	—
Changes in assets and liabilities:
Accounts receivable	12,765	14,548	(10,568)
Inventories	3,651	7,510	(5,965)
Salespersons overdrafts	492	(1,219)	3,321
Prepaid expenses and other current assets	(382)	1,151	(4,903)
Accounts payable and accrued expenses	(164)	(16,133)	17,780
Customer deposits	94	12,351	10,021
Commissions payable	(511)	1,184	2,711
Income taxes payable	2,596	3,902	4,543
Interest payable	331	(869)	256
Other	(10,358)	(7,070)	(8,822)

Net cash provided by operating activities of continuing operations	221,181	182,490	147,110
Net cash (used in) provided by operating activities of discontinued operations	—	(5,147)	35,355

Net cash provided by operating activities	221,181	177,343	182,465

Purchases of property, plant and equipment	(52,352)	(56,370)	(51,874)
Proceeds from sale of property and equipment	1,791	1,936	10,526
Acquisition of businesses, net of cash acquired	(221,600)	(58,328)	(55,792)
Additions to intangibles	(1,799)	(2,224)	—
Other investing activities, net	(341)	(461)	(413)

Net cash used in investing activities of continuing operations	(274,301)	(115,447)	(97,553)
Net cash provided by investing activities of discontinued operations	—	396,090	44,986

Net cash (used in) provided by investing activities	(274,301)	280,643	(52,567)

Net decrease in book overdrafts	(941)	—	—
Net short-term borrowings (repayments)	136,286	714	(11,454)
Principal payments on long-term debt	—	(400,000)	(100,000)
Distribution to stockholders	(23,224)	(18,621)	(20,161)

Net cash provided by (used in) financing activities	112,121	(417,907)	(131,615)

Effect of exchange rate changes on cash and cash equivalents	(542)	1,020	(114)

Increase (decrease) in cash and cash equivalents	58,459	41,099	(1,831)
Cash and cash equivalents, beginning of period	59,142	18,043	19,874

Cash and cash equivalents, end of period	$117,601	$59,142	$18,043

Supplemental information:
Interest paid	$62,264	$77,195	$96,630
Income taxes paid, net of refunds	$30,755	$57,031	$55,991

The accompanying notes are an integral part of the consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

	Common shares		Additional paid-in capital	Accumulated (deficit) earnings	Accumulated other comprehensive income (loss)	Total
In thousands	Number	Amount
Balance—December 31, 2005	1	$—	$668,758	$(248,409)	$600	$420,949

Net income				76,374		76,374
Cumulative translation adjustment					654	654
Minimum pension liability					(137)	(137)

Comprehensive income						76,891
Distribution to Visant Holding Corp.			(20,159)			(20,159)

Balance—December 30, 2006	1	$—	$648,599	$(172,035)	$1,117	$477,681

Net income				188,897		188,897
Cumulative effect of FIN 48 adoption				1,481		1,481
Cumulative translation adjustment					(206)	(206)
Minimum pension liability					108	108

Comprehensive income						190,280
Recognition of funded status of defined benefit plans for adoption of SFAS No. 158					32,387	32,387
Distribution to Visant Holding Corp.			(18,626)			(18,626)

Balance—December 29, 2007	1	$—	$629,973	$18,343	$33,406	$681,722

Net income				87,048		87,048
Cumulative translation adjustment					2,779	2,779
Minimum pension liability, net					29	29
Pension and other postretirement benefit adjustments					(61,771)	(61,771)

Comprehensive income						28,085
Recognition of measurement date change for adoption of SFAS No. 158				718		718
Distribution to Visant Holding Corp.			(23,224)			(23,224)

Balance—January 3, 2009	1	$—	$606,749	$106,109	$(25,557)	$687,301

The accompanying notes are an integral part of the consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

Description of Business

The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. The Company sells products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality, service and price.

Basis of Presentation

The consolidated financial statements included herein are:

•	Visant Holding Corp. and its wholly-owned subsidiaries (“Holdings”) which includes Visant Corporation (Visant); and

•	Visant and its wholly-owned subsidiaries.

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than stock compensation expense, interest expense and the related income tax effect of certain indebtedness of Holdings, including Holdings’ senior discount notes, which had an accreted value of $247.2 and $225.6 million as of January 3, 2009 and December 29, 2007, respectively, including interest thereon, and $350.0 million of Holdings’ 8.75% senior notes due 2013.

All intercompany balances and transactions have been eliminated in consolidation.

Fiscal Year

The Company’s fiscal year ends on the Saturday closest to December 31st and as a result, a 53rd week is added approximately every sixth year. The Company’s 2008 fiscal year ended on January 3, 2009, and included a 53rd week. While quarters normally consist of 13-week periods, the fourth quarter of fiscal 2008 included a 14th week.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results will differ from these estimates.

Revenue Recognition

The SEC’s Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB destination) or (3) as

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

Cost of products sold primarily include the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $6.3 million for 2008, $7.1 million for 2007 and $5.6 million for 2006.

Foreign Currency Translation

Assets and liabilities denominated in foreign currency are translated at the current exchange rate as of the balance sheet date, and income statement amounts are translated at the average monthly exchange rate. Translation adjustments resulting from fluctuations in exchange rates are recorded in other comprehensive income (loss).

Supplier Concentration

Jostens purchases substantially all precious, semiprecious and synthetic stones from a single supplier located in Germany. Arcade’s products utilize specific grades of paper and foil laminates for which we rely on limited suppliers with whom we do not have written supply agreements in place.

Derivative Financial Instruments

All derivatives are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). SFAS No. 133 requires that the Company recognize all derivatives on the balance sheet at fair value and establish criteria for designation and effectiveness of hedging relationships. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income (loss), based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction. Gains or losses on derivative instruments reported in other comprehensive income (loss) are reclassified into earnings in the period in which earnings are affected by the underlying hedged item. The ineffective portion, if any, of a derivative’s change in fair value is recognized in earnings in the current period. The Company had no such instruments as of January 3, 2009 and December 29, 2007.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123R (revised 2004), Share-Based Payment (“SFAS No. 123R”), which requires the recognition of compensation expense related to all equity awards granted including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. For the years ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company recognized compensation expense related to stock options of approximately $8.1 million, $1.0 million and $0.2 million, respectively, which is included in selling and administrative expenses. Refer to Note 16, Stock-based Compensation, for further details.

Mezzanine Equity

Certain management stockholder agreements contain a purchase feature pursuant to which, in the event the holder’s employment terminates as a result of the death or permanent disability (as defined in the agreement) of the holder, the holder (or his/her estate, in the case of death) has the option to require Holdings to purchase the common shares or vested options from the holder (estate) and settle the amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of January 3, 2009 and December 29, 2007, respectively.

Cash and Cash Equivalents

All investments with an original maturity of three months or less on their acquisition date are considered to be cash equivalents.

Allowance for Doubtful Accounts

The Company makes estimates of potentially uncollectible customer accounts receivable and evaluates the adequacy of the allowance periodically. The evaluation considers historical loss experience, the length of time receivables are past due, adverse situations that may affect a customer’s ability to pay, and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Sales Returns

The Company makes estimates of potential future product returns related to current period product revenue. The Company evaluates the adequacy of the allowance periodically. This evaluation considers historical return experience, changes in customer demand and acceptance of the Company’s products and prevailing economic conditions. The Company makes adjustments to the allowance if the evaluation of allowance requirements differs from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Allowance for Salespersons Overdrafts

The Company makes estimates of potentially uncollectible receivables arising from sales representative draws paid in advance of earned commissions. These estimates are based on historical commissions earned and length of service for each sales representative. The Company evaluates the adequacy of the allowance on a periodic basis. The evaluation considers historical loss experience, length of time receivables are past due, adverse situations that may affect a sales representative’s ability to repay and prevailing economic conditions. The Company makes adjustments to the allowance balance if the evaluation of allowance requirements differs

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

from the actual aggregate reserve. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Inventories

Inventories are stated at the lower of cost or market value. Cost is determined by using standard costing, which approximates the first-in, first-out (FIFO) method for all inventories except gold, which are determined using the last-in, first-out (LIFO) method. Cost includes direct materials, direct labor and applicable overhead. Obsolescence adjustments are provided as necessary in order to approximate inventories at market value. This evaluation is inherently subjective and estimates may be revised as more information becomes available.

Property, Plant and Equipment

Property, plant and equipment are stated at historical cost except when adjusted to fair value in applying purchase accounting in conjunction with an acquisition or merger or when recording an impairment. Maintenance and repairs are charged to operations as incurred. Major renewals and improvements are capitalized. Depreciation is determined for financial reporting purposes by using the straight-line method over the following estimated useful lives:

Years
Buildings	7 to 40
Machinery and equipment	3 to 12
Capitalized software	2 to 5
Transportation equipment	4 to 10
Furniture and fixtures	3 to 7

Capitalization of Internal-Use Software

Costs of software developed or obtained for internal use are capitalized once the preliminary project stage has concluded, management commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and ready for its intended use.

Goodwill and Other Intangible Assets

Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment testing was completed as of the beginning of the fourth quarter of fiscal year 2008 and there were no indications of impairment.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets with finite lives, are evaluated in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). An impairment loss is recognized whenever events or changes in circumstances indicate the carrying amount of an asset is not recoverable. In applying SFAS No. 144, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in the evaluation of impairment. If the carrying amount of the asset exceeds expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value, generally measured by discounting expected future cash flows at the rate used to evaluate potential investments. The Company recorded a $1.1 million impairment loss related to the closure of the Pennsauken, New Jersey building and a $1.6 million impairment loss related to the closure of the Chattanooga, Tennessee building for fiscal year 2008. Refer to Note 3, Restructuring Activity and Other Special Charges, for further details.

Customer Deposits

Amounts received from customers in the form of cash down payments to purchase goods and services are recorded as a liability until the goods or services are delivered.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax expense represents the taxes payable for the current period, the changes in deferred taxes during the year, and the effect of changes in the tax reserve requirements. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Warranty Costs

Provisions for warranty costs related to Jostens’ scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year consistent with industry standards. For fiscal years ended 2008, 2007 and 2006, the provision for the total net warranty costs are $4.7 million, $4.5 million, and $4.4 million, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs in the accompanying consolidated balance sheets were approximately $0.6 million as of January 3, 2009 and December 29, 2007.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”). SFAS No. 158 requires: the recognition of the funded status of a benefit plan in the balance sheet; the recognition in other comprehensive income of gains or losses and prior service costs or credits arising during the period but which are not included as components of periodic benefit cost; the measurement of defined benefit plan assets and obligations as of the balance sheet date; and disclosure of additional information about the effects on periodic benefit cost for the following fiscal year arising from delayed recognition in the current period. In addition, SFAS No. 158 amends SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Pensions, to include guidance regarding selection of assumed discount rates for use in measuring the benefit obligation. The requirement to recognize the funded status of a benefit plan and the disclosure requirements were effective as of the end of the fiscal year ending after December 15, 2007. The Company adopted the balance sheet recognition provisions of SFAS No. 158 as of December 29, 2007, which resulted in an increase to prepaid pension assets of $64.6 million, an increase to total liabilities of $32.2 million and an increase to stockholders’ equity of $32.4 million, net of taxes. SFAS No. 158 also requires plan assets and benefit obligations to be measured as of the balance sheet of the Company’s fiscal year-end. The Company had historically used a September 30th measurement date. Accordingly, as of the end of our 2008 fiscal year, we changed the measurement date for our annual pension and postretirement benefits expense and all plan assets and liabilities from September 30th to our year-end balance sheet date. As a result of this change in measurement date, we recorded a $0.7 million increase to ended accumulated deficit, net of tax.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined. The FASB issued FASB Staff Position (“FSP”) No. FAS 157-1, FSP No. FAS 157-2 and FSP No. FAS 157-3. FSP No. FAS 157-1 amends SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP No. FAS 157-2 delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring non-financial assets and non-financial liabilities. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis. The Company will adopt SFAS No. 157 for non-financial assets and non-financial liabilities, for which the effective date is fiscal years beginning after November 15, 2008. The Company does not expect this standard to have a material impact, if any, on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 became effective as of the beginning of the Company’s 2008 fiscal year. The Company has adopted SFAS No. 159 and has elected not to apply the fair value option to any financial instruments.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things: impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. SFAS No. 141(R) is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances for the first annual reporting period beginning after December 15, 2008. The Company does not expect SFAS No. 141 (R) to have a material impact, if any, on its financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), an amendment of Accounting Research Bulletin No. 51, which establishes new standards governing the accounting for and reporting on noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of SFAS No. 160 indicate, among other things: that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. SFAS No. 160 also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective for the Company’s 2009 fiscal year. The Company does not expect this standard to have a material impact, if any, on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133 as well as related hedged items, bifurcated derivatives and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS No. 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect this standard to have a material impact, if any, on its financial statements.

In April 2008, the FASB issued FSP FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. The new guidance applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) intangible assets acquired in both business combinations and asset acquisitions. Under FSP FAS 142-3, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. This FSP will require certain additional disclosures for the Company’s 2009 fiscal year and the application to useful life estimates prospectively for intangible assets acquired after December 15, 2008. The Company does not expect FSP FAS 142-3 to have a material impact, if any, on its financial statements.

In December 2008, the FASB issued FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP FAS 132(R)-1”). FSP FAS 132(R)-1 amends SFAS No. 132(R), Employers’ Disclosures about Pension and Other Postretirement Benefits and provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. FSP FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Company does not expect FSP FAS 132(R)-1 to have a material impact, if any, on its financial statements.

2.	Transactions

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”) completed transactions which created a marketing and publishing services enterprise, servicing the school affinity products, direct marketing, fragrance and cosmetics sampling and educational publishing market segments through the consolidation of Jostens, Von Hoffmann and Arcade (the “Transactions”).

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. (“DLJMBP II”) and DLJMBP III owned approximately 82.5% of Holdings’ outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of the Company and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest, with the remainder held by other co-investors and certain members of management. After giving effect to the issuance of equity to additional members of management, as of January 3, 2009, affiliates of KKR and DLJMBP III (the “Sponsors”) held approximately 49.0% and 41.0%, respectively, of the voting interests of the Company, while each continued to hold approximately 44.6% of the economic interests. As of January 3, 2009, the other co-investors held approximately 8.4% of the voting interests and 9.1% of the economic interests of the Company, and members of management held approximately 1.6% of the voting interests and approximately 1.7% of the economic interests of Holdings.

3.	Restructuring Activity and Other Special Charges

Special charges of $14.4 million for the year ended January 3, 2009 included $7.6 million of restructuring costs and $6.8 million of other special charges. The Marketing and Publishing Services segment incurred $3.7 million of restructuring costs related to the closure of the Pennsauken, New Jersey facilities, $2.0 million of restructuring costs related to the consolidation of the Chattanooga, Tennessee facilities and $0.3 million of other severance and related benefits. The Scholastic segment incurred $0.7 million of severance and related benefits in connection with the restructuring of certain Jostens international operations, $0.4 million of severance and related benefits associated with other headcount reductions and less than $0.1 million of costs related to the closure of the Attleboro, Massachusetts facility. Our Memory Book segment incurred $0.5 million of severance and related benefits associated with headcount reductions. Other special charges included $3.1 million of non-cash write-offs in our Scholastic segment related to accumulated foreign currency translation balances and $0.3 million related to the impairment of certain asset balances associated with the closure of certain international operations. Also included were $3.3 million of charges in our Marketing and Publishing Services segment in connection with the closure of the Pennsauken, New Jersey and consolidation of the Chattanooga, Tennessee facilities which included $2.7 million for non-cash asset impairment charges. Additionally, Visant incurred $0.1 million of other severance and related benefits charges. Headcount reductions related to these activities totaled 330, 28 and 35 for the Marketing and Publishing Services, Scholastic and Memory Book segments, respectively.

For the year ended December 29, 2007, the Company recorded $2.3 million of restructuring for severance and related benefit costs primarily in the Scholastic segment related to the closure of the Attleboro, Massachusetts facility and $1.0 million related to termination benefits for management executives offset by a reversal of $0.4 million associated with the reductions in severance liability for the Scholastic and Memory Book segments. The net severance costs and related benefits of $1.9 million consisted of $1.7 for Scholastic and $0.2 million for Marketing and Publishing Services. Additionally, headcount reductions related to these activities totaled 177 and eight employees for Scholastic and Marketing and Publishing Services segments, respectively.

For the year ended December 30, 2006, the Company recorded $2.3 million relating to an impairment loss to reduce the value of the former Jostens’ corporate buildings, which were later sold, and net $0.1 million of special charges for severance and related benefit costs. The severance costs and related benefits included $0.1 million for the Memory Book segment and $0.1 million for the Scholastic segment. The Marketing and Publishing Services segment incurred $0.2 million of special charges for severance costs and related benefits offset by a reduction of $0.3 million of the restructuring accrual that related to withdrawal liability under a union retirement plan that arose in connection with the consolidation of certain operations. Additionally, headcount reductions related to these activities totaled five, 13 and four employees for the Memory Book, Scholastic and Marketing and Publishing Services segment, respectively.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Restructuring accruals of $2.4 million as of January 3, 2009 and $2.1 million as of December 29, 2007 are included in other accrued liabilities in the consolidated balance sheets. The accruals as of January 3, 2009 included amounts provided for severance related to reductions in administrative and factory employees from Jostens and the Marketing and Publishing Services segment.

On a cumulative basis through January 3, 2009, the Company incurred $27.0 million of employee severance costs related to initiatives that began in 2004 (“2004 initiatives”), which affected 832 employees. To date, the Company has paid $24.6 million in cash related to these initiatives.

Changes in the restructuring accruals during fiscal 2008 were as follows:

In thousands	2008 Initiatives	2007 Initiatives	2006 Initiatives	Total
Balance at December 29, 2007	$—	$2,110	$43	$2,153
Restructuring charges	7,578	30	8	7,616
Severance paid	(5,183)	(2,107)	(51)	(7,341)

Balance at January 3, 2009	$2,395	$33	$—	$2,428

The Company expects the majority of the remaining balances to be paid during 2009.

4.	Acquisitions

2008 Acquisition

On April 1, 2008, the Company announced the completion of the acquisition of Phoenix Color Corp. (“Phoenix Color”), a book component manufacturer, including cash on hand of $1.3 million and restrictive covenants with certain key Phoenix Color stockholders, for approximately $222.9 million in cash, subject to adjustment. The acquisition was accomplished through a merger of a wholly owned subsidiary of Visant and Phoenix Color, with Phoenix Color as the surviving entity. All outstanding indebtedness of Phoenix Color was repaid by Phoenix Color in connection with the closing of the merger. The results of the Phoenix Color operations are reported as part of the Marketing and Publishing Services segment from the acquisition date, and as such, all of its goodwill is allocated to that segment. None of the goodwill or intangible assets will be amortizable for tax purposes.

The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations (“SFAS No. 141”). The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

The allocation of the purchase price for the Phoenix Color acquisition, subject to adjustment, was as follows:

In thousands	January 3, 2009
Current assets	$38,148
Property, plant and equipment	29,132
Intangible assets	138,267
Goodwill	69,789
Long-term assets	892
Current liabilities	(12,050)
Long-term liabilities	(41,264)

$222,914

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In connection with the purchase accounting related to the acquisition of Phoenix Color, the intangible assets and goodwill approximated $208.1 million which consisted of:

In thousands	January 3, 2009
Customer relationships	$104,000
Trademarks	18,000
Restrictive covenants	16,267
Goodwill	69,789

$208,056

Customer relationships are being amortized over a fifteen-year period. The restrictive covenants are being amortized over the average life of the respective agreements, of which the average term is three years.

This acquisition is not considered material to the Company’s results of operations, financial position or cash flows.

2007 Acquisitions

On March 16, 2007, the Company acquired all of the outstanding capital stock of Neff Holding Company and its wholly owned subsidiary, Neff Motivation, Inc. (“Neff”), for approximately $30.5 million in cash, including cash on hand of $3.0 million. Neff is a single source provider of custom award programs and apparel, including chenille letters and letter jackets, to the scholastic market segment.

On June 14, 2007, the Company acquired all of the outstanding capital stock of Visual Systems, Inc. (“VSI”), a supplier in the overhead transparency and book component business. The Company acquired VSI for approximately $25.1 million (including a payment of $1.0 million to be made in 2009). VSI conducts business under the name of Lehigh Milwaukee.

On October 1, 2007, the Company’s wholly owned subsidiary, Memory Book Acquisition LLC, acquired substantially all of the assets and certain liabilities of Publishing Enterprises, Incorporated (“Publishing Enterprises”), a producer of school memory books and student planners for $6.8 million.

The acquisitions were accounted for as purchases in accordance with the provisions of SFAS No. 141. The costs of the acquisitions were allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

The allocation of the aggregate purchase price for the Neff, VSI and Publishing Enterprises acquisitions was as follows:

In thousands	January 3, 2009
Current assets	$16,767
Property, plant and equipment	8,997
Intangible assets	24,450
Goodwill	24,142
Long-term assets	131
Current liabilities	(6,612)
Long-term liabilities	(5,672)

$62,203

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In connection with the purchase accounting related to the acquisition of Neff, VSI and the Publishing Enterprises assets, intangible assets and goodwill approximated $28.0 million, $15.3 million and $5.2 million, respectively, which consisted of:

In thousands	January 3, 2009
Customer relationships	$16,840
Trademarks	6,300
Restrictive covenants	1,310
Goodwill	24,142

$48,592

Customer relationships are being amortized over a ten-year period. The restrictive covenants are being amortized over the average life of the respective agreements, of which the average term is two years.

The results of Neff’s operations are reported as part of the Scholastic segment from the acquisition date, and, accordingly, all of its goodwill is allocated to that segment. None of the goodwill will be amortizable for tax purposes. The results of VSI are included in the Marketing and Publishing services segment from the acquisition date, and substantially all of the goodwill will be fully amortizable for tax purposes. The results of Memory Book Acquisition LLC, which acquired substantially all of the assets of Publishing Enterprises, are included in the Memory Book segment from the date of acquisition, and substantially all of the goodwill will be fully amortizable for tax purposes.

These acquisitions, both individually and in the aggregate, are not considered material to the Company’s results of operations, financial position or cash flows.

5.	Discontinued Operations

In May 2007, the Company completed the sale of its Von Hoffmann Holdings Inc., Von Hoffmann Corporation and Anthology, Inc. businesses (the “Von Hoffmann businesses”), recognizing proceeds of $401.8 million and a gain on sale of $97.9 million. The Von Hoffmann businesses previously comprised the Educational Textbook segment and a portion of the Marketing and Publishing Services segment. The results of the Von Hoffmann businesses have been reported on the condensed consolidated statement of operations in the caption titled “Income from discontinued operations, net of tax.” Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

During 2007, the Company had income from discontinued operations, net of taxes, of $11.1 million from the Von Hoffmann businesses, which were sold in the second quarter of 2007, $0.4 million, net of tax, from the Jostens Photography business, which was sold in the second quarter of 2006, and $1.0 million, net of tax, from the Jostens Recognition business, which was discontinued in 2001. The income in 2007 from the Jostens Recognition business resulted from the reversal of an accrual for potential exposure for which the Company did not believe it was likely to have an ongoing liability.

During 2006, the Company sold its Jostens Photography businesses, which previously comprised a reportable segment, recognizing aggregate net proceeds of $64.1 million and a net loss on the sale of $0.6 million. Accordingly, this business has been reported as discontinued operations for all periods presented.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

During 2006, the Company had income from discontinued operations, net of taxes, of $15.7 million from the Von Hoffmann business, which were sold in the second quarter of 2007, and a loss of $5.5 million, net of tax, from the Jostens Photography business, which was sold in the second quarter of 2006.

	Twelve months ended
In thousands	January 3, 2009	December 29, 2007	December 30, 2006
Net sales from discontinued operations	$—	$109,351	$312,482
Pretax income from discontinued operations	—	20,397	16,204
Income tax provision from discontinued operations	—	7,599	6,017

Net operating income from discontinued operations	—	12,798	10,187
Gain (loss) on sale of businesses, net of tax	—	97,934	(626)

Income from discontinued operations, net of tax	$—	$110,732	$9,561

As of January 3, 2009 and December 29, 2007, there were no balances recorded in the balance sheet for discontinued operations.

6.	Accumulated Other Comprehensive Income

The following amounts were included in determining accumulated other comprehensive income for the years indicated:

In thousands	Foreign currency translation	Minimum pension liability	Pension and other postretirement benefit adjustments	Accumulated other comprehensive income
Balance at December 31, 2005	$600	$—	$—	$600
Fiscal 2006 period change	654	(137)	—	517

Balance at December 30, 2006	1,254	(137)	—	1,117
Fiscal 2007 period change	(206)	108	32,387	32,289

Balance at December 29, 2007	1,048	(29)	32,387	33,406
Fiscal 2008 period change	2,779	29	(61,771)	(58,963)

Balance at January 3, 2009	$3,827	$—	$(29,384)	$(25,557)

7.	Accounts Receivable and Inventories

Net accounts receivable were comprised of the following:

In thousands	2008	2007
Trade receivables	$151,250	$149,080
Allowance for doubtful accounts	(4,308)	(3,304)
Allowance for sales returns	(8,023)	(6,880)

Accounts receivable, net	$138,919	$138,896

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Net inventories were comprised of the following:

In thousands	2008	2007
Raw materials and supplies	$43,491	$28,771
Work-in-process	33,990	37,360
Finished goods	26,745	37,793

Inventories, net	$104,226	$103,924

Precious Metals Consignment Arrangement

The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to the lesser of a certain specified quantity of precious metals and $32.5 million in dollar value in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory at January 3, 2009 and December 29, 2007 was $22.2 million and $26.9 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.6 million for 2008, $0.5 million for 2007 and $0.6 million for 2006. The obligations under the consignment agreement are guaranteed by Visant.

8.	Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, SFAS No. 157 expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which are determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1—inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•

Level 2—inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3—inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring non-financial assets and non-financial liabilities, for which the effective date is fiscal years beginning after November 15, 2008. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The Company will adopt SFAS 157 for non-financial assets that are recognized or disclosed on a non-recurring basis as of the beginning of the Company’s 2009 fiscal year. With this deferral, the Company has not applied the provisions of SFAS 157 to intangible assets. The Company is still assessing the impact the adoption of SFAS 157 for non-financial assets and liabilities will have on the Company’s results of operations or financial position.

As of the end of 2008, the fair value of the principal amount outstanding under our revolving credit facilities approximated its carrying amount, the fair value of our Term Loan C estimated based on quoted market prices for comparable instruments, was determined to be less than the carrying amounts and the fair value of all other debt obligations, estimated based on quoted market prices, was determined to be less than the carrying amount. The fair value of the Holdings discount notes, with a principal amount of $247.2 million, approximated $180.1 million at January 3, 2009. The fair value of the Holdings senior notes, with a principal amount of $350 million, approximated $274.8 million at January 3, 2009. The fair value of the Visant notes, with a principal amount of $500 million, approximated $421.3 million at January 3, 2009. The fair value of Term Loan C, with a principal amount of $316.5 million, approximated $265.9 million at January 3, 2009. The Holdings discount notes, Holdings senior notes and Visant notes are based on quoted market prices for each respective note. Refer to Note 11, Debt, for additional disclosure in relation to debt.

9.	Property, Plant and Equipment

Net property, plant and equipment consisted of:

In thousands	2008	2007
Land	$13,310	$9,445
Buildings	64,183	41,553
Machinery and equipment	290,288	259,373
Capitalized software	35,322	29,375
Transportation equipment	504	604
Furniture and fixtures	7,217	7,002
Construction in progress	11,314	7,989

Total property, plant and equipment	422,138	355,341
Less accumulated depreciation and amortization	(200,376)	(174,230)

Property, plant and equipment, net	$221,762	$181,111

Depreciation expense was $44.3 million for 2008, $37.4 million for 2007 and $31.0 million for 2006. Amortization related to capitalized software was included in depreciation expense and totaled $3.1 million for 2008, $2.7 million for 2007 and $2.6 million for 2006.

10.	Goodwill and Other Intangible Assets

Goodwill

The change in the carrying amount of goodwill is as follows:

In thousands	2008	2007
Balance at beginning of period	$935,569	$919,638
Goodwill additions during the period	70,676	24,524
Reduction in goodwill	—	(8,787)
Currency translation	(231)	194

Balance at end of period	$1,006,014	$935,569

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Additions to goodwill during the year ended January 3, 2009 primarily related to goodwill acquired in the acquisition of Phoenix Color of approximately $69.8 million. Phoenix Color’s results are included in the Marketing and Publishing Services reporting segment from the date of acquisition.

As of January 3, 2009, goodwill has been allocated to our reporting segments as follows:

In thousands	2008	2007
Scholastic	$305,806	$305,438
Memory Book	391,407	391,119
Marketing and Publishing Services	308,801	239,012

	$1,006,014	$935,569

Other Intangible Assets

Information regarding other intangible assets as of January 3, 2009 and December 29, 2007 is as follows:

In thousands	Estimated useful life	2008			2007
		Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(179,540)	$150,460	$330,000	$(146,034)	$183,966
Internally developed software	2 to 5 years	10,700	(10,700)	$—	10,700	(10,298)	402
Patented/unpatented technology	3 years	20,029	(16,721)	$3,308	19,807	(15,915)	3,892
Customer relationships	4 to 40 years	161,313	(22,415)	$138,898	55,514	(13,100)	42,414
Restrictive covenants	3 to 10 years	91,241	(49,925)	$41,316	70,090	(35,901)	34,189

		613,283	(279,301)	333,982	486,111	(221,248)	264,863
Trademarks	Indefinite	268,480	—	268,480	250,480	—	250,480

		$881,763	$(279,301)	$602,462	$736,591	$(221,248)	$515,343

Amortization expense related to other intangible assets was $58.0 million for 2008, $48.9 million for 2007 and $49.8 million for 2006.

Based on the intangible assets in service as of January 3, 2009, estimated amortization expense for each of the five succeeding fiscal years is $62.2 million for 2009, $58.9 million for 2010, $56.0 million for 2011, $52.3 million for 2012 and $12.8 million for 2013.

Under SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and intangible assets with indefinite lives for impairment annually, or more frequently if impairment indicators occur. The impairment test requires management to make judgments in connection with identifying reporting units, assigning assets and liabilities to reporting units, assigning goodwill and indefinite-lived intangible assets to reporting units, and determining the fair value of each reporting unit. Significant judgments required to estimate the fair value of reporting units include projecting future cash flows, determining appropriate discount rates and other assumptions. The projections are based on management’s best estimate given recent financial performance, market trends, strategic plans and other available information. Changes in these estimates and assumptions could materially affect the determination of fair value and/or impairment for each reporting unit. The impairment

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

testing was completed as of the beginning of the fourth quarter of 2008, and there were no indications of impairment. At the end of 2008 and 2007 the value of goodwill and indefinite-lived intangible totaled approximately $1.3 billion and $1.2 billion, respectively.

11.	Debt

As of the end of 2008 and 2007, the Company’s debt obligations consisted of the following:

In thousands	2008	2007
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount of nil at January 3, 2009 and $21,593 at December 29, 2007 with semi-annual interest accretion through December 1, 2008, thereafter semi-annual interest payments of $12.7 million, principal due and payable at maturity—December 2013	$247,200	$225,607
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity— December 2013	350,000	350,000
Visant:
Borrowings under our senior secured credit facility:
Term Loan C, variable rate, 2.45% at January 3, 2009 and 7.19% at December 29, 2007, with semi-annual interest payments, principal due and payable at maturity—October 1, 2011	316,500	316,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity—October 2012	500,000	500,000

	1,413,700	1,392,107
Borrowings under our revolving credit facility	137,000	714

	$1,550,700	$1,392,821

Maturities of the Company’s long-term debt, at face value, as of the end of 2008 are as follows:

In thousands
Holdings:
2013	$597,200
Visant:
2009	—
2010	—
2011	316,500
2012	500,000
2013	—
Thereafter	—

Total debt	$1,413,700

During 2007, the Company voluntarily prepaid $400.0 million of term loans under its senior secured credit facilities, including all originally scheduled principal payments due under its Term Loans A and C for 2006 through mid-2011. With these pre-payments, the outstanding balance under the Term Loan C facility was

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

reduced to $316.5 million. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. As of January 3, 2009, there was $14.0 million outstanding in the form of letters of credit and $137.0 million of short term borrowings against the domestic revolving line of credit, leaving $99.0 million available under the $250 million revolving credit facilities. The revolving credit facilities mature on October 4, 2009. Visant’s senior secured credit facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300 million, which additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities. Restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility.

Holdings Senior Discount Notes and Senior Notes

On December 2, 2003, the Company issued $247.2 million in principal amount at maturity of 10.25% senior discount notes (the “Holdings discount notes”) due December 2013 for gross proceeds of $150.0 million.

The Holdings discount notes are not collateralized, are subordinate in right of payment to all debt and other liabilities of the Company’s subsidiaries, including its senior secured credit facilities and the Visant senior subordinated notes, and are not guaranteed. Cash interest began accruing on the Holdings discount notes in December 2008 and thereafter, cash interest on the Holdings discount notes accrues at a rate of 10.25% per annum and is payable semiannually in arrears commencing June 1, 2009. Prior to December 2008, interest accreted on the Holdings discount notes in the form of an increase in the principal amount of the notes. The Holdings discount notes were issued with an initial accreted value of $150.0 million, resulting in an original issuance discount of $97.2 million. The Holdings discount notes will mature on December 1, 2013. The Holdings discount notes may be redeemed at the option of Holdings on or after December 1, 2008 at prices ranging from 105.125% of principal to 100% in 2011 and thereafter.

The discount accretion has been amortized to interest expense through 2008 and during 2008, 2007 and 2006, the amount of interest expense related to the discount accretion was $21.6 million, $21.5 million and $19.9 million, respectively. As discussed in Note 14, Income Taxes, interest on the Holdings discount notes is not deductible for income tax purposes until it is paid. In addition, transaction fees and related costs of $5.7 million associated with the Holdings discount notes were capitalized and are being amortized as interest expense through December 1, 2013.

At the end of the first quarter of 2006, Holdings issued $350.0 million of 8.75% Senior Notes (the “Holdings senior notes”) due 2013, with settlement on April 4, 2006. As a result, on April 4, 2006, the Company received proceeds net of $9.3 million of deferred financing costs. All net proceeds from the offering were used to fund a dividend to stockholders of Holdings, which was paid on April 4, 2006. The Holdings senior notes are unsecured and are not guaranteed by any of the Company’s subsidiaries and are subordinate in right of payment to all of Holdings’ existing and future secured indebtedness and indebtedness of its subsidiaries, and senior in right of payment to all of Holdings’ existing and future subordinated indebtedness. Cash interest on the Holdings senior notes accrues and is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006, at a rate of 8.75%. The senior notes became redeemable at the option of Holdings on December 1, 2008, in whole or in part, in cash at prices ranging from 106.563% of principal in 2008 to 100.0% of principal in 2011 and thereafter.

The transaction fees and related costs of $9.7 million associated with the Holdings senior notes were capitalized and are being amortized as interest expense through 2013.

The indentures governing the Holdings discount notes and Holdings senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings’ or any of its restricted subsidiaries’ equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Senior Secured Credit Facility

On October 4, 2004, in connection with the Transactions, Visant entered into a Credit Agreement among Visant, as Borrower, Jostens, Ltd., as Canadian borrower, Visant Secondary Holdings Corp., as Guarantor, the lenders from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, providing for senior secured credit facilities in an aggregate amount of $1,270.0 million consisting of $150.0 million of a Term Loan A facility, an $870.0 million Term B loan facility and a $250.0 million revolving credit facilities. Visant’s senior secured credit facilities allow the Company, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture would limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

On December 21, 2004, Visant entered into the First Amendment (the “First Amendment”) to the Credit Agreement, dated as of October 4, 2004 (as amended by the First Amendment, the “Credit Agreement”). The First Amendment provided for an $870 million Term C loan facility, the proceeds of which were used to repay in full the outstanding borrowings under the Term B loan facility. Visant effectively reduced the interest rate on its borrowings by 25 basis points by refinancing the Term B facility with a new Term C facility and did not incur any additional borrowings under the First Amendment.

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s material current and future domestic subsidiaries and by Visant’s other current and future Canadian subsidiaries. Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant’s and its subsidiaries’

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of the Company’s subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp., and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant’s net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

The borrowings under the Credit Agreement bear a variable interest rate based upon either the London Interbank Offered Rate (“LIBOR”) or an alternative base rate (“ABR”) based upon the greater of the federal funds effective rate plus 0.5%, or the prime rate, plus a fixed margin. The interest rate per year on the Term C loan facility is ABR or LIBOR plus a basis point spread. Both are subject to a step-down determined by reference to a performance test. The Term C loan facility will amortize on a semi-annual basis commencing on July 1, 2005 and mature on October 4, 2011 with amortization prior to the maturity date to be at nominal percentages. In addition, transaction fees and related costs of $38.1 million associated with the senior secured credit facilities were capitalized and are being amortized as interest expense over the lives of the facilities.

The interest rate per year on the revolving credit facilities was initially LIBOR plus 2.50% or ABR plus 1.50% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 2.50% or the Canadian prime rate plus 1.50%) and are subject to adjustment based on pricing grid. The revolving credit facilities contain a sub-facility that allows the Company’s Canadian subsidiary to borrow funds not to exceed $20.0 million of the total $250.0 million facilities. The Company is obligated to pay commitment fees of 0.375% on the unused portion of this facility. The interest rate on the revolving credit facilities and the commitment fee rate are both subject to step-downs determined by reference to a performance test. The annualized weighted average interest rates on short term borrowings under the revolving credit facilities were 4.5% and 8.1% for the fiscal years ending January 3, 2009 and December 29, 2007, respectively.

Visant Senior Subordinated Notes

On October 4, 2004, in connection with the Transactions, Visant issued $500 million in principal amount of 7.625% senior subordinated notes (the “Visant notes”) due October 2012.

The Visant notes are not collateralized, are subordinate in right of payment to all existing and future senior indebtedness of Visant and its subsidiaries and are guaranteed by all restricted subsidiaries that are domestic subsidiaries and guarantee the senior secured credit facilities. Cash interest on the Visant notes accrues and is payable semiannually in arrears on April 1 and October 1 of each year, commencing April 1, 2005, at a rate of 7.625%. The Visant notes became redeemable at the option of Visant on or after October 1, 2008 at prices ranging from 103.813% of principal to 100% of principal in 2010 and thereafter. In addition, transaction fees and related costs of $22.8 million associated with the Visant notes were capitalized and are being amortized as interest expense through October 1, 2012.

The indenture governing the Visant notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant’s or any restricted subsidiary’s equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Additional Information

The indentures governing the Holdings discount notes, the Holdings senior notes and the Visant senior subordinated notes also contain numerous covenants including, among other things, restrictions on the Company’s ability to incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to the Company; engage in transactions with affiliates; and create liens.

Visant’s senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder.

As of January 3, 2009, the Company was in compliance with all covenants under its material debt obligations.

12.	Derivative Financial Instruments and Hedging Activities

The Company’s involvement with derivative financial instruments is limited principally to managing well-defined interest rate and foreign currency exchange risks. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. There were no open interest rate or forward foreign currency exchange contracts at the end of 2008 and 2007.

13.	Commitments and Contingencies

Leases

Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense for continuing operations was $7.8 million for 2008, $7.3 million for 2007 and $6.4 million for 2006. Future minimum lease payments under the leases are as follows:

In thousands
2009	$7,062
2010	5,319
2011	5,153
2012	4,931
2013	2,691
Thereafter	3,337

Total lease payments	$28,493

Forward Purchase Contracts

The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. In fiscal year

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

2008, the Company entered into purchase commitment contracts totaling $14.7 million with delivery dates occurring through 2009. The forward purchase contracts are considered normal purchases and therefore not subject to the requirements of SFAS No. 133. As of the end of 2008, the fair market value of open precious metal forward contracts was $15.8 million based on quoted future prices for each contract.

Environmental

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters, and from time to time the Company may be involved in remedial and compliance efforts.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices revealed that, during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs during the period of December 2006 through May 2007, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003. In a separate penalty notice, Customs calculated a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). Jostens has filed various petitions with Customs disputing Customs’ claims and advancing arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In response to Jostens’ petitions, Customs has withdrawn its penalty notice, but restated its loss of revenue demand in order to close out Jostens’ prior disclosure. In response to this demand, Jostens filed a supplement to its prior disclosure presenting arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty free status. Based on these arguments, Jostens has determined that it may owe nominal additional processing fees for this imported merchandise. Accordingly, it has tendered these potentially unpaid fees, plus calculated interest to assist Customs with its review of our disclosure or, as an alternative, for Custom’s consideration as an offer in compromise to settle this matter. We understand that the matter is currently under review by Customs. In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens has agreed to waivers of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired, to June 20, 2010. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any additional potential liability pending further communication with Customs. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

14.	Income Taxes

Holdings files a consolidated federal income tax return which includes Visant and its domestic subsidiaries. Holdings and its subsidiaries file state tax returns on a consolidated or a separate subsidiary basis as required in the applicable jurisdictions.

Holdings

The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes from continuing operations of Holdings consist of:

In thousands	2008	2007	2006
Domestic	$70,234	$66,511	$45,995
Foreign	6,786	6,358	8,094

Income before income taxes	$77,020	$72,869	$54,089

Federal	$21,677	$39,621	$34,480
State	8,679	8,822	5,855
Foreign	1,491	2,059	2,927

Total current income taxes	31,847	50,502	43,262
Deferred	(1,143)	(21,400)	(27,587)

Provision for income taxes	$30,704	$29,102	$15,675

A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2008		2007		2006
Federal tax at statutory rate	$26,957	35.0%	$25,504	35.0%	$18,931	35.0%
State tax, net of federal tax benefit	3,709	4.8%	3,497	4.8%	1,614	3.0%
State deferred tax rate change, net of federal benefit	1,268	1.6%	1,198	1.6%	(2,950)	(5.5)%
Foreign tax credits (generated) used, net	(1,331)	(1.7)%	(1,996)	(2.7)%	957	1.8%
Foreign earnings repatriation, net	2,260	2.9%	1,926	2.6%	1,679	3.1%
Domestic manufacturing deduction	(1,254)	(1.6)%	(2,667)	(3.7)%	(1,373)	(2.5)%
(Decrease) increase in deferred tax valuation allowance	(102)	(0.1)%	1,432	2.0%	(2,743)	(5.1)%
Other differences, net	(803)	(1.0)%	208	0.3%	(440)	(0.8)%

Provision for income taxes	$30,704	39.9%	$29,102	39.9%	$15,675	29.0%

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2008	2007
Tax depreciation in excess of book	$(18,850)	$(11,825)
Basis difference on property, plant and equipment	(5,914)	(5,430)
Capitalized software development costs	(3,268)	(2,724)
Pension benefits	(5,163)	(42,798)
Basis difference on intangible assets	(218,795)	(180,701)
Other	(4,357)	(3,911)

Deferred tax liabilities	(256,347)	(247,389)

Reserves for accounts receivable and salespersons overdrafts	8,177	7,972
Reserves for employee benefits	19,428	16,191
Other reserves not recognized for tax purposes	5,371	4,187
Foreign tax credit carryforwards	14,731	14,833
Net operating loss and state tax credit carryforwards	12,820	—
Basis difference on pension liabilities	16,607	19,128
Amortization of original issue discount	35,913	27,889
Other	11,631	6,754

Deferred tax assets	124,678	96,954
Valuation allowance	(14,731)	(14,833)

Deferred tax assets, net	109,947	82,121

Net deferred tax liability	$(146,400)	$(165,268)

Visant

The U.S. and foreign components of income from continuing operations before income taxes and the provision for income taxes from continuing operations of Visant consist of:

In thousands	2008	2007	2006
Domestic	$134,909	$121,549	$89,933
Foreign	6,786	6,358	8,094

Income before income taxes	$141,695	$127,907	$98,027

Federal	$36,102	$50,761	$42,908
State	9,774	9,775	6,340
Foreign	1,491	2,059	2,927

Total current income taxes	47,367	62,595	52,175
Deferred	7,280	(12,853)	(20,961)

Provision for income taxes	$54,647	$49,742	$31,214

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

A reconciliation between the provision for income taxes computed at the U.S. federal statutory rate and income taxes from continuing operations for financial reporting purposes is as follows:

In thousands	2008		2007		2006
Federal tax at statutory rate	$49,593	35.0%	$44,767	35.0%	$34,309	35.0%
State tax, net of federal tax benefit	4,970	3.5%	4,537	3.5%	2,172	2.2%
State deferred tax rate change, net of federal benefit	1,314	0.9%	1,535	1.2%	(3,347)	(3.4)%
Foreign tax credits (generated) used, net	(1,331)	(0.9)%	(1,996)	(1.5)%	957	1.0%
Foreign earnings repatriation, net	2,260	1.6%	1,926	1.5%	1,679	1.7%
Domestic manufacturing deduction	(1,254)	(0.9)%	(2,667)	(2.1)%	(1,373)	(1.4)%
(Decrease) increase in deferred tax valuation allowance	(102)	(0.1)%	1,432	1.1%	(2,743)	(2.8)%
Other differences, net	(803)	(0.5)%	208	0.2%	(440)	(0.5)%

Provision for income taxes	$54,647	38.6%	$49,742	38.9%	$31,214	31.8%

The tax effect of temporary differences which give rise to deferred tax assets and liabilities from continuing operations are:

In thousands	2008	2007
Tax depreciation in excess of book	$(18,850)	$(11,825)
Basis difference on property, plant and equipment	(5,914)	(5,430)
Capitalized software development costs	(3,268)	(2,724)
Pension benefits	(5,163)	(42,798)
Basis difference on intangible assets	(218,795)	(180,701)
Other	(4,326)	(3,824)

Deferred tax liabilities	(256,316)	(247,302)

Reserves for accounts receivable and salespersons overdrafts	8,177	7,972
Reserves for employee benefits	19,428	16,191
Other reserves not recognized for tax purposes	5,371	4,187
Foreign tax credit carryforwards	14,731	14,833
Net operating loss and state tax credit carryforwards	12,820	—
Basis difference on pension liabilities	16,607	19,128
Other	10,818	6,284

Deferred tax assets	87,952	68,595
Valuation allowance	(14,731)	(14,833)

Deferred tax assets, net	73,221	53,762

Net deferred tax liability	$(183,095)	$(193,540)

Effective at the beginning of 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions. In connection with the adoption of FIN 48, the Company made a change in accounting principle for the classification of interest income on tax refunds. Under the previous policy, the Company recorded interest income on tax refunds as interest income. Under the new policy, any interest income in connection with income

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

tax refunds is recorded as a reduction of income tax expense. In addition, since the adoption of FIN 48, all interest and penalties on income tax assessments have been recorded as income tax expense and included as part of the Company’s unrecognized tax benefit liability.

Included in the results of operations for 2008 was $3.2 million of net gross tax accruals, $0.2 million of net gross interest and penalty accruals, and $3.3 million of net deferred tax credits. At January 3, 2009, the Company’s gross unrecognized tax benefit liability was included in non-current liabilities and totaled $16.0 million including interest and penalty accruals of $2.3 million. The Company’s net unrecognized tax benefits that, if recognized, would affect the effective tax rate were $9.1 million including net interest and penalty accruals of $2.0 million at January 3, 2009.

The unrecognized tax benefit liability at December 31, 2006, the date of the Company’s adoption of FIN 48, was $12.4 million including $1.9 million of gross interest and penalty accruals. In connection with the adoption, the Company recorded a $1.4 million increase to beginning retained earnings and a $2.3 million decrease to goodwill, with a corresponding reduction of $3.7 million in the existing reserve balance for uncertain tax positions. These adjustments were required to adjust from the Company’s previous method of accounting for income tax loss contingencies under SFAS No. 5, Accounting for Contingencies, to the method prescribed under FIN 48. The adjustment to goodwill related to a pre-acquisition tax uncertainty in connection with the Jostens merger transaction in July 2003. As of the date of adoption of FIN 48 and as of December 29, 2007, the amount of the Company’s unrecognized tax benefits that, if recognized, would affect the effective tax rate was, respectively, $4.9 million and $5.2 million, excluding gross interest and penalty accruals of $1.9 million and $1.7 million. During 2007, the Company reduced its unrecognized tax benefit liability by $5.5 million because a tax position from 2003 was no longer subject to examination by taxing authorities. Approximately $4.3 million of the decrease reduced goodwill because the tax position related to a pre-acquisition contingency in connection with the Jostens merger transaction in July 2003. Included in the results of operations for 2007 was $0.4 million of net gross tax accruals, $0.1 million of net gross interest and penalty reductions, and $0.2 million of net deferred tax credits. The Company’s unrecognized tax benefit liability is included in other noncurrent liabilities and at December 29, 2007 totaled $8.8 million including interest and penalty accruals of $1.7 million.

The reconciliation of the total gross amount recorded for unrecognized tax benefits for Holdings and Visant is as follows:

In thousands	2008	2007
Balance at beginning of period	$7,084	$10,520
Gross increases—tax positions in prior periods	3,622	—
Gross decreases—tax position in prior periods	(140)	(391)
Gross increases—current period tax positions	3,168	1,635
Settlements—refunds (payments)	203	(199)
Lapse of statute of limitations	(278)	(4,481)

Balance at end of period	$13,659	$7,084

The Company’s income tax filings for 2004 to 2007 are subject to examination in the U.S federal tax jurisdiction. During 2008 the Internal Revenue Service (“IRS”) concluded its examination of two pre-acquisition tax filings for one of the Company’s subsidiaries for 2004, resulting in only minor adjustments. The IRS continues its examination of the Company’s tax filings for 2005 and 2006. The Company is also subject to examination in state and foreign tax jurisdictions for the 2003 to 2007 periods, none of which was individually material. The Company has filed appeals for a Canadian federal examination of tax years 1996 and 1997. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

open years and in all applicable jurisdictions. During the next twelve months, the Company does not expect that there will be a significant change in the unrecognized tax benefit liability as of January 3, 2009.

As described in Note 4, Acquisitions, the Company through a merger acquired the common stock of Phoenix Color on April 1, 2008. In connection with the acquisition, the Company recorded net deferred tax liabilities of $20.8 million including $11.7 million of deferred tax assets for the value of federal and state net operating loss carryforwards. The acquired federal net operating loss was approximately $30.8 million. As of January 3, 2009 the remaining net operating loss carryforward was approximately $28.6 million which expires in years 2019 through 2027.

During 2008, the Company repatriated $4.3 million of earnings from its foreign subsidiaries. The Company does not provide for deferred taxes on earnings of foreign subsidiaries that are essentially permanent in duration. The amount of permanently reinvested earnings totaled $6.4 million at January 3, 2009, a $3.6 million decrease from the balance at December 29, 2007. The decrease was due primarily to the loss recognized in connection with Jostens’ international restructuring activities during 2008. The determination of the additional deferred taxes that have not been provided is not practicable. At the end of 2008, the Company had foreign tax credit carryforwards totaling $14.7 million of which approximately $11.4 million expire in 2012 and the remaining $3.3 million expire in years 2013 through 2018. For 2008 and 2007, the Company has provided a valuation allowance for the entire related deferred tax asset because the tax benefit related to the foreign tax credits may not be realized.

During 2008 and 2007, the Company adjusted the effective tax rate at which it expects deferred tax assets and liabilities to be realized or settled in the future. The effect of the adjustment for 2008 was to increase income tax expense from continuing operations by $1.3 million for both Holdings and Visant. The effect of the adjustment for 2007 was to increase income tax expense from continuing operations by $1.2 million and $1.5 million for Holdings and Visant, respectively. The change in effective tax rates was required to reflect the effect of the Company’s 2007 and 2006 state income tax returns.

During 2006, Holdings was notified by the IRS that the Congressional Joint Committee on Taxation had approved a claim for refund by Jostens for the taxable years 2000 and 2001. The Company received a federal refund of approximately $7.6 million, including $1.2 million of interest. A substantial portion of the tax refund was recorded as a reduction of goodwill of $4.9 million and was attributable to the resolution of an income tax uncertainty that arose in connection with a purchase business combination completed by Jostens in May 2000.

As described in Note 5, Discontinued Operations, during 2006 the Company completed the sale of its Jostens Photography businesses, which previously comprised a reportable segment. The tax effects of the sale and the related results of operations have been reported as loss from discontinued operations in 2006.

During 2006, the Canadian subsidiary of Holdings repatriated $31.5 million of earnings attributed primarily to the gain on sale of the Jostens Photography businesses. Another foreign subsidiary of Holdings repatriated $1.6 million of earnings during 2006. The tax effects of the Canadian distribution are reflected in the results from discontinued operations. Foreign tax credit carryforwards and the related valuation allowance are reflected in the continuing operations balance sheet. As a result of the sale of the Jostens Photography businesses, the Company realized approximately $2.1 million of tax benefit attributable to foreign tax credit carryforwards which resulted in a decrease in the Company’s valuation allowance. In connection with the repatriation, the Company concluded that approximately $7.3 million of undistributed foreign earnings are indefinitely invested in its foreign businesses.

During 2006, the Company determined that its $0.7 million valuation allowance for capital loss carryovers was no longer required because the Company had generated capital gains in connection with the sale of property used in continuing operations.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

As described in Note 11, Debt, during December 2003, Holdings issued $150 million of senior discount notes due 2013. The notes have significant original issue discount (“OID”) and are considered applicable high yield discount obligations because the yield to maturity of the notes exceeds the sum of the applicable federal rate in effect for the month the notes were issued and five percentage points. As a result, Holdings will not be allowed a deduction for interest (including OID) accrued on the notes until such time as it actually pays such interest (including OID) in cash or other property. Cash interest began accruing on the senior discount notes in December 2008, and thereafter cash interest accrues at a rate of 10.25% per annum and is payable semi-annually in arrears, commencing June 1, 2009. Prior to December 2008, interest accreted on the senior discount notes in the form of an increase in the principal amount of the notes. Holdings has provided deferred income taxes of approximately $35.9 million on $97.2 million of OID accrued through December 2008.

15.	Benefit Plans

Pension and Other Postretirement Benefits

In September 2006, the FASB issued SFAS No. 158, which requires companies to fully recognize the funded status of each pension and other postretirement benefit plan as a liability or asset on their balance sheets with all unrecognized amounts to be recorded in other comprehensive income. SFAS No. 158 also requires plan assets and benefit obligations to be measured as of the balance sheet of the Company’s fiscal year-end. The Company has historically used a September 30 measurement date. The Company adopted the balance sheet recognition provisions of SFAS No. 158 as of December 29, 2007, which resulted in an increase to prepaid pension asset of $64.6 million, increase to total liabilities of $32.2 million and increase to stockholders’ equity at December 29, 2007 of $32.4 million, net of taxes. Accordingly, as of the end of our 2008 fiscal year, we changed the measurement date for our annual pension and postretirement benefits expense and all plan assets and liabilities from September 30th to our year-end balance sheet date. As a result of this change in measurement date, we recorded an after-tax $0.7 million increase to ending retained earnings.

Jostens has noncontributory defined benefit pension plans that cover nearly all employees hired by Jostens and Visant prior to December 31, 2005. The benefits provided under the plans are based on years of service, age eligibility and employee compensation. The benefits for Jostens’ qualified pension plans have been funded through pension trusts, the objective being to accumulate sufficient funds to provide for future benefits. In addition to qualified pension plans, Jostens has unfunded, non-qualified pension plans covering certain employees, which provide for benefits in addition to those provided by the qualified plans.

Effective December 31, 2005, the pension plans were closed to newly hired nonunion employees. Pension benefits for current salaried nonunion employees were modified to provide a percentage of career average earnings, rather than final average earnings for service after January 1, 2006 except for certain grandfathered employees who met specified age and service requirements as of December 31, 2005. Effective July 1, 2008 and January 1, 2008, the pension plans covering Jostens’ employees covered under respective collective bargaining agreements were closed to new hires.

Jostens also provides certain medical benefits for eligible retirees, including their spouses and dependents. Generally, the postretirement benefits require contributions from retirees. Effective January 1, 2006, the retiree medical plan was closed to active employees who were not yet age 50 with at least 10 years of service. Prescription drug coverage for Medicare eligible retirees was also eliminated from the program as of January 1, 2006 in connection with coverage under Medicare Part D. Visant is obligated for certain post-retirement benefits under the employment agreement with its Chief Executive Officer.

Eligible employees from Lehigh participate in a noncontributory defined benefit pension plan, which was merged with a Jostens plan effective December 31, 2004. The plan provides benefits based on years of service

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

and final average compensation. Effective December 31, 2006 the pension plan was closed to hourly nonunion employees hired after December 31, 2006 and benefit accruals were frozen for all salaried nonunion employees.

In addition, Lehigh maintains an unfunded supplemental retirement plan (SERP) for certain key executives of Lehigh. This SERP no longer has any active participants accruing benefits under it. Lehigh and Arcade also contribute to multi-employer pension plans for certain employees covered by collective bargaining agreements. Contribution amounts are determined by the respective collective bargaining agreement subject to escalation and we do not administer or control the funds in any way.

The following tables set forth the components of the changes in benefit obligations and fair value of plan assets during 2008 and 2007 as well as the funded status and amounts both recognized in the balance sheets as of January 3, 2009 and December 29, 2007, for all defined benefit plans combined and retiree welfare plans. The information presented for all the plans for the 2008 plan year is based on a measurement date of January 3, 2009. The information presented for prior years is based on a measurement date of September 30. The impact of the measurement date change is reflected as a separate component in the changes in benefit obligation and fair value of plan assets. Furthermore, the Jostens plans represent 87% of the aggregate benefit obligation and 90% of the aggregate plan assets as of the end of 2008, with benefits for Lehigh representing 13% of the liability and 10% of the assets.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

	Pension benefits		Postretirement benefits
In thousands	2008	2007	2008	2007
Change in benefit obligation
Benefit obligation, beginning of period	$260,439	$266,389	$2,378	$2,761
Service cost	5,597	6,410	10	12
Interest cost	16,495	15,611	137	154
Plan amendments	—	449	—	—
Actuarial gain	2,308	(14,911)	163	(253)
Benefit payments and administrative expenses	(14,092)	(13,509)	(586)	(296)
Other adjustments: change in measurement date	2,719	—	(37)	—

Benefit obligation, end of period	$273,466	$260,439	$2,065	$2,378

Change in plan assets
Fair value of plan assets, beginning of period	$300,063	$268,545	$—	$—
Actual return on plan assets	(52,380)	42,965	—	—
Company contributions	2,137	2,062	586	296
Benefit payments and administrative expenses	(14,092)	(13,509)	(586)	(296)
Other adjustments: change in measurement date	(15,953)	—	—	—

Fair value of plan assets, end of period	$219,775	$300,063	$—	$—

Funded status, over-funded plans	$3,981	$64,579	$—	$—
Funded status, under-funded plans	(57,673)	(24,951)	(2,065)	(2,378)

Net funded status	$(53,692)	$39,628	$(2,065)	$(2,378)

Amounts recognized in the balance sheets:
Non-current assets	$3,981	$64,579	$—	$—
Current liabilities	(1,978)	(1,995)	(298)	(324)
Non-current liabilities	(55,695)	(22,956)	(1,767)	(2,054)

Net pension amounts recognized on Consolidated Balance Sheets	$(53,692)	$39,628	$(2,065)	$(2,378)

Amounts in Accumulated Other Comprehensive Income
Net (gain)/loss	$54,413	$(45,714)	$451	$377
Prior service credits	(3,877)	(4,997)	(2,475)	(2,821)

Other comprehensive income—total	$50,536	$(50,711)	$(2,024)	$(2,444)

Amortization expense expected to be recognized during next fiscal year
Net (gain)/loss	$—	$(23)	$23	$13
Prior service credits	(744)	(744)	(277)	(277)

Total amortizations	$(744)	$(767)	$(254)	$(264)

During 2008, the discount rate assumption remained unchanged at 6.50% for the pension plans and changed from 6.25% to 6.50% for the postretirement plans which resulted in a decrease in liability. Asset returns in 2008 were well below the assumed return, salary increases were higher than expected and retiree medical inflation was higher than expected. The plans’ demographic and asset experience resulted in a net loss for 2008.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $265.9 million and $253.4 million at the end of 2008 and 2007, respectively. The ABO differs from the projected benefit obligation shown in the table in that it includes no assumption about future compensation levels.

Non-qualified retirement benefits, included in the tables above, with obligations in excess of plan assets were as follows:

In thousands	2008	2007
Projected benefit obligation	$25,904	$24,951
Accumulated benefit obligation	$24,426	$23,678
Fair value of plan assets	$—	$—

In total, the qualified pension plans have a projected benefit obligation in excess of the fair value as of year-end 2008.

Net periodic benefit income of the pension and other postretirement benefit plans included the following components:

	Pension benefits
In thousands	2008	2007
Service cost	$5,597	$6,410
Interest cost	16,495	15,612
Expected return on plan assets	(25,961)	(24,177)
Amortization of prior year service cost	(744)	(796)
Amortization of net actuarial loss	(22)	—

Net periodic benefit income	$(4,635)	$(2,951)

	Postretirement benefits
In thousands	2008	2007
Service cost	$10	$12
Interest cost	137	154
Amortization of prior year service cost	(277)	(277)
Amortization of net actuarial loss	13	36

Net periodic benefit income	$(117)	$(75)

Assumptions

Weighted-average assumptions used to determine end of year benefit obligations are as follows:

	Pension benefits		Postretirement benefits
	2008	2007	2008	2007
Discount rate:
Jostens	6.50%	6.50%	6.50%	6.25%
Lehigh	6.50%	6.50%	N/A	N/A
Rate of compensation increase:
Jostens	5.75%	5.75%	N/A	N/A
Lehigh	2.50%	2.50%	N/A	N/A

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Weighted-average assumptions used to determine net periodic benefit cost for the year are as follows:

	Pension benefits		Postretirement benefits
	2008	2007	2008	2007
Discount rate:
Jostens	6.50%	6.00%	6.25%	6.00%
Lehigh	6.50%	6.00%	N/A	N/A
Expected long-term rate of return on plan assets:
Jostens	9.00%/9.50%	9.50%	N/A	N/A
Lehigh	9.50%	9.50%	N/A	N/A
Rate of compensation increase:
Jostens	5.75%	6.30%	N/A	N/A
Lehigh	2.50%	3.00%	N/A	N/A

We employ a building block approach in determining the long-term rate of return for plan assets. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved congruent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. The long-term portfolio return is established with a proper consideration of diversification and rebalancing. Peer data and historical returns are reviewed to check for reasonability and appropriateness.

Assumed health care cost trend rates are as follows:

	Postretirement benefits
	2008	2007
Health care cost trend rate assumed for next year	8.00%	7.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2010

Assumed health care cost trend rates have some effect on the amounts reported for health care plans. For 2008, a one percentage point change in the assumed health care cost trend rates would have the following effects:

In thousands	Impact of 1% Increase	Impact of 1% Decrease
Effect on total of service and interest cost components	$8	$(7)
Effect on postretirement benefit obligation	$106	$(97)

Plan Assets

Our weighted-average asset allocations for the pension plans as of the measurement dates of September 30, 2007 and January 3, 2009, by asset category, are as follows:

Asset Category	2008	2007
Equity securities	58.4%	80.0%
Debt securities	31.5%	20.0%
Other	10.1%	—

Total	100%	100%

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

For 2008, the other asset category currently represents the SEI Opportunity Collective Fund (the “Trust”) that has been established by SEI Trust Company (the “Trustee”) as a vehicle through which employee benefit plans may invest in hedged investment strategies. Investment in the Trust is open only to fiduciary-managed, Internal Revenue Code section 401(a) tax-qualified retirement plans or governmental retirement plans that are “accredited investors” under the Securities Act of 1933 and “qualified purchasers” under the Investment Company Act of 1940 (“Eligible Plans”). The Trustee anticipates that substantially all of the Trust’s assets will be invested in the SEI Offshore Opportunity Fund II, Ltd (the “Fund”), which, in turn, intends to invest in various private investment funds (“Hedge Funds”), many of which will pursue hedged investment strategies. The Offshore II Fund’s objective is to seek to achieve an attractive risk-adjusted return with moderate volatility and moderate directional market exposure over a full market cycle.

As of July 31, 2007, the Company’s pension plan assets were transferred to SEI, a portfolio manager, in order to deploy a modified investment strategy. In the fourth quarter of 2007, the target asset allocation was changed after careful consideration, including to take into account plan liabilities and plan funded status. A total return investment approach is employed under which a mix of equities, fixed income and other investments are used to maximize the long-term return of plan assets for a prudent level of risk. The investment portfolio contains a diversified blend of investments within each category. Furthermore, equity investments are diversified across U.S. and non-U.S. securities.

Contributions

The Pension Protection Act changed the minimum funding requirements for defined benefit pension plans beginning in 2008. There were no contributions required to be made under the plans for 2008. Due to the funded status of the qualified plans, there are no projected contributions for 2009. Recent regulatory relief legislation has favorably impacted the funded status of our plans. The funded status of our plans is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and regulatory requirements as in effect from time to time. Our pension expense and cash contributions associated with pension plans will increase in future periods. The total contributions expected to be paid in 2009 include $2.0 million to the nonqualified pension plans and $0.3 million to the postretirement benefit plans. The actual amount of contributions is dependent upon the actual return on plan assets and actual disbursements from the postretirement benefit and nonqualified pension plans.

Benefit Payments

Estimated benefit payments under the pension and postretirement benefit plans are as follows:

In thousands	Pension benefits	Postretirement benefits
2009	$14,804	$308
2010	15,575	300
2011	16,481	277
2012	17,253	263
2013	18,368	240
2014 through 2018	105,056	943

Total estimated payments	$187,537	$2,331

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

401(k) Plans

We have 401(k) savings plans, which cover substantially all salaried and hourly employees who have met the plans’ eligibility requirements. Under certain of the plans we provide a matching contribution on amounts contributed by employees, limited to a specific amount of compensation that varies among the plans. In some instances, we have provided discretionary profit sharing contributions in the past and we may do so in the future. The aggregate matching and other contributions for the continuing operations were $6.0 million for 2008, $5.7 million for 2007 and $4.2 million for 2006. The aggregate matching contributions for disposed discontinued operations’ 401(k) savings plans were $0.9 million for 2007 and $4.7 million for 2006.

On December 15, 2006, we merged the Jostens, Inc. 401(k) Retirement Savings Plan and the Jostens, Inc. Topeka Union 401(k) Pre-Tax Retirement Savings Plan into the Von Hoffmann Corporation and Arcade Marketing, Inc. Retirement Savings Plan and renamed the Plan the Visant 401(k) Retirement Savings Plan. On January 1, 2007, Lehigh salaried, office administrative and newly hired Lehigh Lithographers Division hourly employees became eligible for the Visant 401(k) Retirement Savings Plan. Employees who had been participating in the Lehigh Press, Inc. Investment Opportunity Plan had their account balances transferred to the Visant 401(k) Retirement Savings Plan on December 29, 2006.

On October 1, 2007, the Visant 401(k) Retirement Savings Plan was amended to allow for the participation of individuals employed by Memory Book Acquisition LLC. On December 29, 2007, we merged the Visual Systems, Inc. Profit Sharing & 401(k) Plan into the Visant 401(k) Retirement Savings Plan. In addition on December 29, 2007, we merged the Neff Company 401(k) Plan & Trust into the Lehigh Press Investment Opportunity Plan and renamed the Plan the Lehigh & Neff 401(k) Retirement Savings Plan.

On April 14, 2008, following the acquisition of Phoenix Color, the Phoenix Color Corp. Employees’ Stock Bonus and Ownership Plan, established as a profit sharing plan for employees of Phoenix Color and its subsidiaries, was merged into the Phoenix Color Corp. Employees’ Savings and Investment Plan, which is a 401(k) savings plan maintained for the employees of Phoenix Color and its subsidiaries.

16.	Stock-based Compensation

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. As of January 3, 2009 there were 271,819 shares available for grant under the 2003 Plan. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of January 3, 2009 there were 73,735 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member of members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and sale participation agreement. As of January 3, 2009, there were 286,833 options vested under the 2004 Plan and 32,698 unvested and subject to vesting.

Effective January 1, 2006, the Company adopted SFAS No. 123R, which requires the recognition of compensation expense related to all equity awards based on the fair values of the awards at the grant date. Prior to the adoption of SFAS No. 123R, the Company used the minimum value method in its SFAS No. 123 pro forma disclosure and therefore applied the prospective transition method as of the effective date. Under the prospective transition method, the Company would recognize compensation expense for equity awards granted, modified and canceled subsequent to the date of adoption.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

On April 4, 2006, the Company declared and paid a special cash dividend of $57.03 per share to the common stockholders of Holdings. In connection with the special cash dividend, on April 4, 2006, the exercise prices of issued and outstanding options as of April 4, 2006 under the 2003 Plan and the 2004 Plan were reduced by an amount equal to the dividend. The 2003 and 2004 Plans and underlying stock option agreements contain provisions that provide for anti-dilutive protection in the case of certain extraordinary corporate transactions, such as the special dividend, and the incremental compensation cost, defined as the difference in the fair value of the modified award immediately before and after the modification, was calculated as zero. As a result of the above modification, all stock option awards previously accounted for under APB No. 25 will be prospectively accounted for under SFAS No. 123R. Accordingly, no incremental compensation cost was recognized as a result of the modification.

The Company had granted non-employee awards to the Company’s directors and to certain related parties, as disclosed in Note 19, Related Party Transactions, prior to January 1, 2006, for which compensation expense has been recorded in 2007 and 2006.

For the year ended January 3, 2009, December 29, 2007 and December 30, 2006, the Company recognized total compensation expense related to stock options of approximately $8.1 million, $1.0 million and $0.2 million, respectively, which is included in selling, general and administrative expenses.

For the year ended January 3, 2009, Holdings issued, subject to vesting, a total of 2,600 restricted shares of Holdings’ Class A Common Stock to three officers of the Company under the 2004 Plan.

For the year ended January 3, 2009, the Company granted an aggregate of 4,403 options under the 2004 Plan to certain employees of the Company or its subsidiaries. The per-share weighted-average fair value of stock options granted during fiscal 2008 and fiscal 2007 was $53.73 and $40.73, respectively, on the date of grant using the Black-Scholes option pricing model. In accordance with SAB No. 107, Share-Based Payment, as amended by SAB No. 110, the Company employs the simplified method in order to calculate the term that an option is expected to be outstanding. The simplified method is employed as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been outstanding.

The following key assumptions were used to value options issued:

	2008	2007	2006
Expected Life	6.3 years	6.0 years	6.3 years
Expected Volatility	28.8%	29.7%	30.8%
Dividend Yield	—	—	—
Risk-free Interest Rate	3.1%	4.6%	4.4%

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table summarizes stock option activity for Holdings:

Options in thousands	Options	Weighted- average exercise price
Outstanding at December 29, 2007	394	$42.84
Exercised	(8)	$39.07
Granted	4	$248.25
Forfeited	(15)	$45.67
Cancelled	(34)	$32.37

Outstanding at January 3, 2009	341	$46.66

Vested or expected to vest at January 3, 2009	341	$46.66

Exercisable at January 3, 2009	309	$42.47

The exercise prices for options granted prior to April 2006 have been adjusted to reflect the special dividend declared in April 2006.

The weighted average remaining contractual life of outstanding options at January 3, 2009 was approximately 6.7 years.

17.	Business Segments

Our three reportable segments consist of:

•

Scholastic—provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book—provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services—provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

Scholastic

Jostens provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products, such as caps, gowns, diplomas and announcements, graduation-related accessories and other scholastic affinity products. In the scholastic segment, we primarily serve U.S. high schools, colleges, universities and other specialty markets, marketing and selling products to students and administrators. Jostens relies on a network of independent sales representatives to sell its scholastic products. Jostens provides customer service in the marketing and sale of class rings and certain other graduation products, which often involves a high degree of customization. Jostens also provides ongoing warranty service on its class and affiliation rings. Jostens maintains product-specific tooling as well as a library of school logos and mascots that can be used repeatedly for specific school accounts over time. In addition to its class ring offerings, Jostens also designs, manufactures,

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

markets and sells championship rings for professional sports and affinity rings for a variety of specialty markets. Since the acquisition of Neff, a single source provider of custom award programs and apparel, in March 2007, we also market, manufacture and sell an array of additional scholastic products, including chenille letters, letter jackets, mascot mats, plaques and sports apparel.

Memory Book

Jostens provides services in conjunction with the publication, marketing, sale and production of memory books, and related products that help people tell their stories and chronicle important events. Jostens primarily services U.S. high schools, colleges, universities, elementary and middle schools. Jostens generates the majority of its revenues from high school accounts. Jostens’ independent sales representatives and technical support employees assist students and faculty advisers with the planning and layout of yearbooks, including through the provision of on-line layout and editorial tools to assist the schools in the publication of the yearbook. With a new class of students each year and periodic faculty advisor turnover, Jostens’ independent sales representatives and customer service employees are the main point of continuity for the yearbook production process on a year-to-year basis. Jostens also offers Memory Book products through its OurHubbub.comTM online personal memory book offerings, including under which Jostens partners with local and national organizations and teams to create hard cover memory books to chronicle important events and memories.

Marketing and Publishing Services

The Marketing and Publishing Services segment provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services primarily targeted at the direct marketing sector. We are also a leading producer of book components and supplemental materials such as decorative covers and overhead transparencies for educational and trade publishers. With over a 100-year history, Arcade Marketing pioneered our ScentStrip® product in 1980. We also offer an extensive portfolio of proprietary, patented and patent-pending technologies that can be incorporated into various marketing programs designed to reach the consumer at home or in-store, including magazine and catalog inserts, remittance envelopes, statement enclosures, blow-ins, direct mail, direct sell and point-of-sale materials and gift-with-purchase/purchase-with-purchase programs. We specialize in high-quality, in-line finished products and can accommodate large marketing projects with a wide range of dimensional products and in-line finishing production, data processing and mailing services, providing a range of conventional direct marketing pieces to integrated offerings with data collection and tracking features. Our personalized imaging capabilities may offer individualized messages to each recipient within a geographical area or demographic group for targeted marketing efforts.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

The following table presents information of Holdings by business segment:

In thousands	2008	2007	2006
Net sales
Scholastic	$472,405	$465,439	$437,630
Memory Book	393,309	372,063	358,687
Marketing and Publishing Services	501,374	434,057	390,396
Inter-segment eliminations	(1,528)	(1,349)	(109)

	$1,365,560	$1,270,210	$1,186,604

Operating income
Scholastic	$36,744	$51,312	$51,189
Memory Book	99,090	89,108	82,235
Marketing and Publishing Services	66,437	76,453	69,665

	$202,271	$216,873	$203,089

Interest, net
Scholastic	$44,414	$54,095	$55,682
Memory Book	36,943	42,729	45,191
Marketing and Publishing Services	43,894	47,180	48,127

	$125,251	$144,004	$149,000

Depreciation and Amortization
Scholastic	$27,850	$26,794	$27,332
Memory Book	38,430	36,330	35,580
Marketing and Publishing Services	36,738	23,832	18,685

	$103,018	$86,956	$81,597

Capital expenditures
Scholastic	$9,825	$10,117	$4,477
Memory Book	17,750	17,253	27,267
Marketing and Publishing Services	24,777	29,000	20,130

	$52,352	$56,370	$51,874

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

In thousands	2008	2007	2006
Goodwill
Scholastic	$305,806	$305,438	$294,240
Memory Book	391,407	391,119	393,144
Marketing and Publishing Services	308,801	239,012	232,254

	$1,006,014	$935,569	$919,638

Intangible assets
Scholastic	$190,643	$231,251	$231,910
Memory Book	228,182	223,265	239,567
Marketing and Publishing Services	183,637	60,827	59,192

	$602,462	$515,343	$530,669

Total assets
Scholastic	$706,107	$804,514	$709,770
Memory Book	822,254	793,075	811,352
Marketing and Publishing Services	775,349	514,085	479,454

	$2,303,710	$2,111,674	$2,000,576

Net sales are reported in the geographic area where the final sales to customers are made, rather than where the transaction originates. No single customer accounted for more than 10% of revenue in 2008, 2007, and 2006.

The following table presents net sales by class of similar products and certain geographic information:

In thousands	2008	2007	2006
Net sales by classes of similar products
Memory book and yearbook products and services	$391,981	$370,952	$358,687
Class ring and jewelry products	219,407	220,380	227,463
Graduation and affinity products	252,998	245,059	210,167
Sampling products and services	191,546	196,478	169,737
Direct marketing products and services	135,130	144,663	144,352
Book components	174,498	92,678	76,198

	$1,365,560	$1,270,210	$1,186,604

Net sales by geographic area
United States	$1,282,852	$1,187,204	$1,125,201
Canada	26,292	28,516	27,039
France	23,912	17,052	8,760
Other	32,504	37,438	25,604

	$1,365,560	$1,270,210	$1,186,604

Net property, plant and equipment and intangible assets by geographic area
United States	$1,828,760	$1,630,532	$1,609,773
Other, primarily Canada	1,478	1,491	1,115

	$1,830,238	$1,632,023	$1,610,888

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

18.	Common Stock

Holdings’ common stock, $0.01 par value per share, consists of Class A and Class C common stock. Holdings’ charter also authorizes the issuance of non-voting Class B common stock, but currently no such shares are outstanding. Holders of Class A common stock are entitled to one vote for each share held for any matter coming before the stockholders of Holdings. The holder of the share of Class C common stock is entitled to a number of votes for any matter coming before the stockholders of Holdings equal to:

(i)	initially, the excess of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings, over (y) the percentage of all votes entitled to be cast by the initial holder of the share of Class C common stock together with any permitted transferees of the initial holder, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock acquired by the initial holder pursuant to the Contribution Agreement, dated July 21, 2004, between Holdings and the initial holder, such excess determined based on the shares of common stock issued and outstanding immediately prior to October 4, 2004, giving effect to any shares of common stock acquired by the initial holder pursuant to the Contribution Agreement at the closing thereunder; and

(ii)	thereafter, the number of votes will be permanently reduced to an amount equal to the excess, if any, of (x) 50% percent of all votes entitled to be cast by holders of outstanding common stock for any matter coming before the stockholders of Holdings (as reduced by any shares of Class A common stock of Holdings issued on the date of the closing under the Contribution Agreement or thereafter to any person other than the initial holder), over (y) the percentage of all votes entitled to be cast by the initial holder, together with its transferees, for any matter coming before the stockholders of Holdings by virtue of the shares of Class A common stock then held by the initial holder, together with its transferees, not to exceed the percentage voting interest attributed to such share pursuant to clause (i) above; and

(iii)	if the share of Class C common stock is transferred by the initial holder (or its permitted transferee) to any person other than a permitted transferee of the initial holder, the share of Class C Common Stock will entitle the holder to the same voting rights as the share of Class C common stock entitled the holder immediately prior to the transfer.

The share of Class C common stock will at all times entitle the holder to at least one vote on any matter coming before the stockholders of Holdings. In addition, the share of Class C common stock will automatically convert into one fully-paid and non-assessable share of Class A common stock (1) upon the consummation of an initial public offering or (2) upon the first occurrence that the share of Class C common stock is entitled to only one vote for any matter coming before the stockholders of Holdings, as more fully provided by the certificate of incorporation.

19.	Related Party Transactions

Transactions with Sponsors

Stockholders Agreement

In connection with the Transactions, we entered into a stockholders agreement (the “2004 Stockholders Agreement”) with an entity affiliated with KKR and entities affiliated with DLJMBP III (each an “Investor Entity” and together the “Investor Entities”) that provides for, among other things,

•	a right of each of the Investor Entities to designate a certain number of directors to our board of directors for so long as they hold a certain amount of our common stock. KKR and DLJMBP III each

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

has the right to designate up to four directors to our board of directors (and currently three KKR and two DLJMP III designees serve on our board) with our Chief Executive Officer and President, Marc L. Reisch, as chairman;

•

certain limitations on transfer of our common stock held by the Investor Entities for a period of four years after the completion of the Transactions, after which, if we have not completed an initial public offering, any Investor Entity wishing to sell any of our common stock held by it must first offer to sell such stock to us and the other Investor Entities, provided that, if we complete an initial public offering during the four years after the completion of the Transactions, any Investor Entity may sell pursuant to its registration rights as described below;

•	a consent right for the Investor Entities with respect to certain corporate actions;

•

the ability of the Investor Entities to “tag-along” their shares of our common stock to sales by any other Investor Entity, and the ability of the Investor Entities to “drag-along” our common stock held by the other Investor Entities under certain circumstances;

•	the right of the Investor Entities to purchase a pro rata portion of all or any part of any new securities offered by us; and

•	a restriction on the ability of the Investor Entities and certain of their affiliates to own, operate or control a business that competes with us, subject to certain exceptions.

Pursuant to the 2004 Stockholders Agreement, an aggregate transaction fee of $25.0 million was paid to the Sponsors upon the closing of the Transactions.

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the Agreement, during the term the Sponsors receive an annual advisory fee of $3.0 million, that is payable quarterly and which increases by 3% per year. We incurred $3.4 million, $3.2 million and $3.1 million as advisory fees to the Sponsors for years ended January 3, 2009, December 29, 2007 and December 30, 2006, respectively. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Registration Rights Agreement

In connection with the Transactions, we entered into a registration rights agreement with the Investor Entities pursuant to which the Investor Entities are entitled to certain demand and piggyback rights with respect to the registration and sale of our common stock held by them.

Other

We from time to time transact business with affiliates of our Sponsors. We have retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies and other strategic efforts within the businesses. We paid approximately $0.5 million in 2008 with no payments made in 2007 and 2006 for the services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in our parent’s Class A Common Stock and has been granted 13,527 options to purchase our parent’s Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Stock Option Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). As of the end of 2007, these options were fully vested and exercisable.

We have from time to time used the services of Merrill Corporation for financial printing. During 2008, we paid Merrill less than $0.1 million for printing services. During 2007, we paid Merrill $0.1 million for services provided. DLJMBP has an ownership interest in Merrill. Additionally, Mr. John Castro, President and Chief Executive Officer of Merrill, is a former director of Holdings, and retains certain equity in the form of stock options under the 2003 Plan.

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may purchase products and services from certain vendors through CoreTrust on the terms established between CoreTrust and each vendor. A KKR affiliate is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, access to CoreTrust’s group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on products and services purchased by us and other parties and CoreTrust shares a portion of such fees with the KKR affiliate.

Transactions with Other Co-Investors and Management

Syndicate Stockholders Agreement

In September 2003, Visant Holding, Visant, DLJMBP III and certain of its affiliated funds (collectively, the “DLJMB Funds”) and certain of the DLJMB Funds’ co-investors entered into a stock purchase and stockholders’ agreement, or the Syndicate Stockholders Agreement, pursuant to which the DLJMB Funds sold to the co-investors shares of: (1) our Class A Common Stock, (2) our Class B Non-Voting Common Stock (which have since been converted into shares of Class A Common Stock) and (3) Visant’s 8% Senior Redeemable Preferred Stock, which have since been repurchased.

The Syndicate Stockholders Agreement contains provisions which, among other things:

•	restrict the ability of the syndicate stockholders to make certain transfers;

•	grant the co-investors certain board observation and information rights;

•	provide for certain tag-along and drag-along rights;

•

grant preemptive rights to the co-investors to purchase a pro rata share of any new shares of common stock issued by Visant Holding, Visant or Jostens to any of the DLJMB Funds or their successors prior to an initial public offering; and

•	give the stockholders piggyback registration rights in the event of a public offering in which the DLJMB Funds sell shares.

Equity Incentive Plans and Management Stockholders Agreement

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and became effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

options and awards to directors and other persons providing services to the Company. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options.

All outstanding options to purchase Holdings common stock continued following the closing of the Transactions. In connection with the Transactions, all outstanding options to purchase Von Hoffmann and Arcade common stock were cancelled and extinguished. Consideration paid in respect of the Von Hoffmann options was an amount equal to the difference between the per share merger consideration in the Transactions and the exercise price therefor. No consideration was paid in respect of the Arcade options.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of January 3, 2009, there were 73,735 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person, in each case, if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date of the option is granted.

All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and a sale participation agreement, which together generally provide for the following:

•	transfer restrictions until the fifth anniversary of purchase/ grant, subject to certain exceptions;

•	a right of first refusal by Holdings at any time after the fifth anniversary of purchase but prior to a registered public offering of the Class A Common Stock meeting certain specified criteria;

•

in the event of termination of employment for death or disability (as defined), if prior to the later of the fifth anniversary of the date of purchase/grant and a registered public offering, put rights by the stockholder with respect to Holdings stock and outstanding and exercisable options;

•

in the event of termination of employment other than for death or disability, if prior to the fifth anniversary of the date of purchase/grant, call rights by the Company with respect to Holdings stock and outstanding and exercisable options;

•	“piggyback” registration rights on behalf of the members of management;

•

“tag-along” rights in connection with transfers by Fusion Acquisition LLC (“Fusion”), an entity controlled by investment funds affiliated with KKR, on behalf of the members of management and “drag-along” rights for Fusion and DLJMBP III; and

•	a confidentiality provision and noncompetition and nonsolicitation provisions that apply for two years following termination of employment.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

20.	Condensed Consolidating Guarantor Information

As discussed in Note 11, Debt, Visant’s obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its wholly-owned subsidiaries on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

The following presentation has been revised to reflect the following changes from the presentation for prior periods for: (i) The impact of intercompany interest expense in Visant’s “Equity (earnings) loss in subsidiary, net of tax” line. We previously presented equity (earnings) loss in subsidiaries, net of tax for Visant (excluding its subsidiaries) without adjusting the amount in the “Visant” column for intercompany interest expense. In such previous presentation, the intercompany interest expense was adjusted in the “Eliminations” column. (ii) An allocation of certain costs to the Guarantors in the “Cost of products sold” line. We previously presented these certain costs in the “Cost of products sold” line for Visant for all periods presented with an adjustment for allocation to the Guarantors of such costs. (iii) The payment of dividends by Visant to its parent (which in turn are paid by Visant’s direct parent, Visant Secondary Holdings Corp., to Holdings) in order to allow Holdings to make semi-annual interest payments on its 8.75% senior notes. We previously presented the payment of these dividends in the “Stockholder’s equity” line in the “Guarantors” column. The accompanying condensed consolidating statements of operations and cash flows for the years ended December 29, 2007 and December 30, 2006 and condensed consolidating balance sheet as of December 29, 2007 have been revised to reflect this presentation. The “Non-Guarantors” columns have not been impacted by any of the foregoing. There was no impact on the consolidated financial statements for the periods presented.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

2008

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$1,319,127	$67,438	$(21,005)	$1,365,560
Cost of products sold	—	654,270	42,633	(21,102)	675,801

Gross profit	—	664,857	24,805	97	689,759
Selling and administrative expenses	156	445,764	17,643	—	463,563
Loss on sale of assets	—	958	—	—	958
Special charges	121	11,176	3,136	—	14,433

Operating (loss) income	(277)	206,959	4,026	97	210,805
Net interest expense	73,110	57,615	70	(61,685)	69,110

(Loss) income before income taxes	(73,387)	149,344	3,956	61,782	141,695
(Benefit from) provision for income taxes	(4,820)	58,029	1,400	38	54,647

(Loss) income from operations	(68,567)	91,315	2,556	61,744	87,048
Equity (earnings) loss in subsidiary, net of tax	(155,615)	(2,556)	—	158,171	—

Net income	$87,048	$93,871	$2,556	$(96,427)	$87,048

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

2007

In thousands			Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales			$—	$1,233,445	$63,151	$(26,386)	$1,270,210
Cost of products sold	(a	)	—	610,126	39,328	(26,408)	623,046

Gross profit			—	623,319	23,823	22	647,164
Selling and administrative expenses	(b	)	(723)	409,212	17,032	—	425,521
Loss on sale of assets			—	629	—	—	629
Special charges			237	2,685	—	—	2,922

Operating income			486	210,793	6,791	22	218,092
Net interest expense			85,006	81,282	7	(76,110)	90,185

(Loss) income before income taxes			(84,520)	129,511	6,784	76,132	127,907
(Benefit from) provision for income taxes			(3,106)	50,272	2,567	9	49,742

(Loss) income from continuing operations			(81,414)	79,239	4,217	76,123	78,165
Equity (earnings) loss in subsidiary, net of tax	(c	)	(172,051)	(4,194)	—	176,245	—
Income (loss) from discontinued operations, net			98,260	12,495	(23)	—	110,732

Net income	(d	)	$188,897	$95,928	$4,194	$(100,122)	$188,897

(a)–	Originally reported in the “Visant” column as $(10,897). Originally reported in the “Guarantors” column as $621,023.
(b)–	Originally reported in the “Visant” column as $10,174. Originally reported in the “Guarantors” column as $398,315.
(c)–	Originally reported in the “Visant” column as $(95,928). Originally reported in the “Eliminations” column as $100,122.
(d)–	Originally reported in the “Visant” column as $112,774. Originally reported in the “Eliminations” column as $(23,999).

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

2006

			Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales			$—	$1,163,949	$43,981	$(21,326)	$1,186,604
Cost of products sold	(a	)	—	587,772	21,003	(21,220)	587,555

Gross profit			—	576,177	22,978	(106)	599,049
Selling and administrative expenses	(b	)	(569)	379,223	15,712	—	394,366
Loss (gain) on sale of assets			68	(1,280)	—	—	(1,212)
Special charges			—	2,446	—	—	2,446

Operating income			501	195,788	7,266	(106)	203,449
Net interest expense			99,987	110,629	(116)	(105,078)	105,422

(Loss) income before income taxes			(99,486)	85,159	7,382	104,972	98,027
Provision for income taxes			362	29,557	1,336	(41)	31,214

(Loss) income from continuing operations			(99,848)	55,602	6,046	105,013	66,813
Equity (earnings) loss in subsidiary, net of tax	(c	)	(176,055)	(2,426)	—	178,481	—
Income (loss) from discontinued operations, net			167	13,014	(3,620)	—	9,561

Net income	(d	)	$76,374	$71,042	$2,426	$(73,468)	$76,374

(a)–	Originally reported in the “Visant” column as $(4,711). Originally reported in the “Guarantors” column as $592,483.
(b)–	Originally reported in the “Visant” column as $4,142. Originally reported in the “Guarantors” column as $374,512.
(c)–	Originally reported in the “Visant” column as $(71,042). Originally reported in the “Eliminations” column as $73,468.
(d)–	Originally reported in the “Visant” column as $(28,639). Originally reported in the “Eliminations” column as $31,545.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

2008

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$102,517	$6,499	$8,585	$—	$117,601
Accounts receivable, net	984	124,897	13,038	—	138,919
Inventories, net	—	102,921	1,375	(70)	104,226
Salespersons overdrafts, net	—	27,204	842	—	28,046
Prepaid expenses and other current assets	2,423	17,154	508	—	20,085
Intercompany receivable	5,946	43,144	—	(49,042)	48
Deferred income taxes	(491)	15,414	—	—	14,923

Total current assets	111,379	337,233	24,348	(49,112)	423,848
Property, plant and equipment, net	719	220,965	78	—	221,762
Goodwill	—	984,055	21,959	—	1,006,014
Intangibles, net	—	593,198	9,264	—	602,462
Deferred financing costs, net	15,605	—	—	—	15,605
Intercompany receivable	1,139,709	174,935	43,353	(1,357,997)	—
Other assets	1,990	13,132	79	—	15,201
Investment in subsidiaries	654,438	79,271	—	(733,709)	—
Prepaid pension costs	—	3,981	—	—	3,981

	$1,923,840	$2,406,770	$99,081	$(2,140,818)	$2,288,873

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$137,000	$—	$—	$—	$137,000
Accounts payable	2,934	48,342	3,257	(4)	54,529
Accrued employee compensation	7,827	33,617	2,052	—	43,496
Customer deposits	—	177,035	6,834	—	183,869
Commissions payable	—	22,159	711	—	22,870
Income taxes payable	8,455	(6,755)	1,361	(27)	3,034
Interest payable	10,096	16	—	—	10,112
Intercompany payable	9,886	38,500	4,008	(52,394)	—
Other accrued liabilities	1,443	31,890	1,714	—	35,047

Total current liabilities	177,641	344,804	19,937	(52,425)	489,957
Long-term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable	226,151	1,128,533	—	(1,354,684)	—
Deferred income taxes	(2,443)	200,588	(127)	—	198,018
Pension liabilities, net	74	57,388	—	—	57,462
Other noncurrent liabilities	18,616	21,019	—	—	39,635

Total liabilities	1,236,539	1,752,332	19,810	(1,407,109)	1,601,572
Stockholder’s equity	687,301	654,438	79,271	(733,709)	687,301

	$1,923,840	$2,406,770	$99,081	$(2,140,818)	$2,288,873

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

2007

In thousands			Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents			$40,727	$10,815	$7,600	$—	$59,142
Accounts receivable, net			2,119	122,342	14,435	—	138,896
Inventories, net			—	101,879	2,212	(167)	103,924
Salespersons overdrafts, net			—	27,663	1,067	—	28,730
Prepaid expenses and other current assets			916	17,438	992	—	19,346
Intercompany receivable			16,703	61,558	256	(78,443)	74
Deferred income taxes			95	12,566	—	—	12,661

Total current assets			60,560	354,261	26,562	(78,610)	362,773
Property, plant, and equipment, net			1,009	179,965	137	—	181,111
Goodwill			—	913,379	22,190	—	935,569
Intangibles, net			—	505,729	9,614	—	515,343
Deferred financing costs, net			21,272	—	—	—	21,272
Intercompany receivable			691,331	86,542	—	(777,873)	—
Other assets			40	12,061	79	—	12,180
Investment in subsidiaries	(a	)	882,029	76,715	—	(958,744)	—
Assets in pension benefits			—	64,579	—	—	64,579

			$1,656,241	$2,193,231	$58,582	$(1,815,227)	$2,092,827

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings			$—	$—	$714	$—	$714
Accounts payable			2,847	37,518	6,382	(12)	46,735
Accrued employee compensation			6,819	28,312	2,114	—	37,245
Customer deposits			—	177,934	6,527	—	184,461
Commissions payable			—	22,221	1,247	—	23,468
Income taxes payable			1,711	(3,398)	2,887	(65)	1,135
Interest payable			9,742	37	2	—	9,781
Intercompany payable			1,155	78,444	—	(79,599)	—
Other accrued liabilities			2,853	23,810	3,443	—	30,106

Total current liabilities			25,127	364,878	23,316	(79,676)	333,645
Long-term debt, less current maturities			816,500	—	—	—	816,500
Intercompany payable (receivable)	(b	)	125,168	956,031	(41,175)	(1,040,024)	—
Deferred income taxes			(2,310)	208,785	(274)	—	206,201
Pension liabilities, net			67	24,944	—	—	25,011
Other noncurrent liabilities			9,967	19,781	—	—	29,748

Total liabilities			974,519	1,574,419	(18,133)	(1,119,700)	1,411,105
Stockholder’s equity	(c	)	681,722	618,812	76,715	(695,527)	681,722

			$1,656,241	$2,193,231	$58,582	$(1,815,227)	$2,092,827

(a)–	Originally reported in the “Visant” column as $600,186. Originally reported in the “Eliminations” column as $(676,901).
(b)–	Originally reported in the “Visant” column as $155,973. Originally reported in the “Guarantors” column as $974,657. Originally reported in the “Eliminations” column as $(1,089,455).
(c)–	Originally reported in the “Visant” column as $369,074. Originally reported in the “Guarantors” column as $600,186. Originally reported in the “Eliminations” column as $(364,253).

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

2008

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	$87,048	$93,871	$2,556	$(96,427)	87,048
Other cash (used in) provided by operating activities	(44,254)	89,244	751	88,392	134,133

Net cash provided by operating activities	42,794	183,115	3,307	(8,035)	221,181
Purchases of property, plant and equipment	—	(52,333)	(19)	—	(52,352)
Additions to intangibles	—	(1,799)	—	—	(1,799)
Proceeds from sale of property and equipment	—	1,779	12	—	1,791
Acquisition of business, net of cash acquired	(222,949)	1,349	—	—	(221,600)
Other investing activities, net	1	(342)	—	—	(341)

Net cash used in investing activities	(222,948)	(51,346)	(7)	—	(274,301)
Book overdrafts	—	(941)	—	—	(941)
Net short-term borrowings	137,000	—	(714)	—	136,286
Intercompany payable (receivable)	128,168	(136,203)	—	8,035	—
Distribution to shareholder	(23,224)	—	—	—	(23,224)
Other financing activities, net	—	1,059	(1,059)	—	—

Net cash provided by (used in) financing activities	241,944	(136,085)	(1,773)	8,035	112,121
Effect of exchange rate changes on cash and cash equivalents	—	—	(542)	—	(542)

Increase (decrease) in cash and cash equivalents	61,790	(4,316)	985	—	58,459
Cash and cash equivalents, beginning of period	40,727	10,815	7,600	—	59,142

Cash and cash equivalents, end of period	$102,517	$6,499	$8,585	$—	$117,601

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

2007

In thousands			Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	(a	)	$188,897	$95,928	$4,194	$(100,122)	$188,897
Other cash (used in) provided by operating activities	(b	)	(183,854)	88,619	(9,189)	98,017	(6,407)
Net cash used in discontinued operations			(1,205)	(3,942)	—	—	(5,147)

Net cash provided by (used in) operating activities			3,838	180,605	(4,995)	(2,105)	177,343
Purchases of property, plant, and equipment			(31)	(56,273)	(66)	—	(56,370)
Additions to intangibles			—	(2,224)	—	—	(2,224)
Proceeds from sale of property and equipment			—	1,936	—	—	1,936
Acquisition of business, net of cash acquired			(61,361)	3,033	—	—	(58,328)
Other investing activities, net			—	(461)	—	—	(461)
Net cash provided by (used in) discontinued operations			401,781	(5,691)	—	—	396,090

Net cash provided by (used in) investing activities			340,389	(59,680)	(66)	—	280,643
Net short-term borrowings			—	—	714	—	714
Principal payments on long-term debt			(400,000)	—	—	—	(400,000)
Intercompany payable (receivable)			113,414	(115,509)	—	2,095	—
Distribution to shareholder			(18,621)	—	—	—	(18,621)
Other financing activities, net			—	1,144	(1,144)	—	—

Net cash (used in) provided by financing activities			(305,207)	(114,365)	(430)	2,095	(417,907)
Effect of exchange rate changes on cash and cash equivalents			—	(20)	1,030	10	1,020

Increase (decrease) in cash and cash equivalents			39,020	6,540	(4,461)	—	41,099
Cash and cash equivalents, beginning of period			1,707	4,275	12,061	—	18,043

Cash and cash equivalents, end of period			$40,727	$10,815	$7,600	$—	$59,142

(a)–	Originally reported in the “Visant” column as $112,774. Originally reported in the “Eliminations” column as $(23,999).
(b)–	Originally reported in the “Visant” column as $(107,731). Originally reported in the “Eliminations” column as $21,894.

VISANT HOLDING CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

2006

			Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income	(a	)	$76,374	$71,042	$2,426	$(73,468)	$76,374
Other cash (used in) provided by operating activities	(b	)	(95,411)	74,222	18,003	73,922	70,736
Net cash provided by (used in) discontinued operations			1,232	52,932	(18,809)	—	35,355

Net cash (used in) provided by operating activities			(17,805)	198,196	1,620	454	182,465
Purchases of property, plant, and equipment			(1,028)	(50,846)	—	—	(51,874)
Proceeds from sale of property and equipment			3	10,523	—	—	10,526
Acquisition of business, net of cash acquired			(54,792)	(1,000)	—	—	(55,792)
Other investing activities, net			—	(413)	—	—	(413)
Net cash used in discontinued operations			—	(2,245)	47,231	—	44,986

Net cash (used in) provided by investing activities			(55,817)	(43,981)	47,231	—	(52,567)
Net short-term borrowings			—	414	(11,868)	—	(11,454)
Principal payments on long-term debt			(100,000)	—	—	—	(100,000)
Intercompany payable (receivable)			182,461	(182,007)	—	(454)	—
Distribution to shareholder			(20,161)	—	—	—	(20,161)
Other financing activities, net			—	33,107	(33,107)	—	—

Net cash provided by (used in) financing activities			62,300	(148,486)	(44,975)	(454)	(131,615)
Effect of exchange rate changes on cash and cash equivalents			—	—	(114)	—	(114)

(Decrease) increase in cash and cash equivalents			(11,322)	5,729	3,762	—	(1,831)
Cash and cash equivalents, beginning of period			13,029	(1,454)	8,299	—	19,874

Cash and cash equivalents, end of period			$1,707	$4,275	$12,061	$—	$18,043

(a)–	Originally reported in the “Visant” column as $(28,639). Originally reported in the “Eliminations” column as $31,545.
(b)–	Originally reported in the “Visant” column as $9,602. Originally reported in the “Eliminations” column as $(31,091).

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net sales	$265,543	$247,040
Cost of products sold	127,779	128,118

Gross profit	137,764	118,922
Selling and administrative expenses	114,894	105,328
Gain on disposal of fixed assets	(49)	(20)
Special charges	1,489	1,451

Operating income	21,430	12,163
Interest expense, net	28,764	30,273

Loss before income taxes	(7,334)	(18,110)
Benefit from income taxes	(2,666)	(6,755)

Net loss	$(4,668)	$(11,355)

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except share amounts	April 4, 2009	January 3, 2009
ASSETS
Cash and cash equivalents	$167,091	$118,273
Accounts receivable, net	116,959	138,919
Inventories, net	137,170	104,226
Salespersons overdrafts, net of allowance of $8,324 and $8,144, respectively	29,450	28,046
Income tax receivable	7,751	4,710
Prepaid expenses and other current assets	21,588	20,085
Deferred income taxes	15,020	14,923

Total current assets	495,029	429,182

Property, plant and equipment	433,735	422,138
Less accumulated depreciation	(213,242)	(200,376)

Property, plant and equipment, net	220,493	221,762
Goodwill	1,005,385	1,006,014
Intangibles, net	588,140	602,462
Deferred financing costs, net	23,221	25,108
Other assets	15,282	15,201
Prepaid pension costs	3,981	3,981

Total assets	$2,351,531	$2,303,710

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$137,000	$137,000
Accounts payable	53,233	54,529
Accrued employee compensation and related taxes	36,217	43,496
Commissions payable	33,945	22,870
Customer deposits	240,689	183,869
Interest payable	19,300	14,632
Other accrued liabilities	33,033	35,047

Total current liabilities	553,417	491,443

Long-term debt	1,413,700	1,413,700
Deferred income taxes	157,385	161,323
Pension liabilities, net	56,101	57,462
Other noncurrent liabilities	38,158	40,192

Total liabilities	2,218,761	2,164,120

Mezzanine equity	8,938	9,823
Common stock:
Class A $.01 par value; authorized 7,000,000 shares; issued and outstanding: 5,985,267 and 5,978,629 shares at April 4, 2009 and January 3, 2009
Class B $.01 par value; non-voting; authorized 2,724,759 shares; issued and outstanding: none at April 4, 2009 and January 3, 2009
Class C $.01 par value; authorized 1 share; issued and outstanding: 1 share at April 4, 2009 and January 3, 2009	60	60
Additional paid-in-capital	173,523	175,579
Accumulated deficit	(24,647)	(19,979)
Treasury stock	—	(336)
Accumulated other comprehensive loss	(25,104)	(25,557)

Total stockholders’ equity	123,832	129,767

Total liabilities, mezzanine equity and stockholders’ equity	$2,351,531	$2,303,710

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net loss	$(4,668)	$(11,355)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,696	10,206
Amortization of intangible assets	14,345	12,367
Amortization of debt discount, premium and deferred financing costs	1,884	7,608
Other amortization	153	157
Deferred income taxes	(4,551)	(4,693)
Gain on sale of assets	(49)	(20)
Stock-based compensation	196	122
Loss on asset impairments	(47)	—
Changes in assets and liabilities:
Accounts receivable	21,785	7,852
Inventories	(32,973)	(40,058)
Salespersons overdrafts	(1,423)	(493)
Prepaid expenses and other current assets	(1,649)	(2,978)
Accounts payable and accrued expenses	(5,182)	6,664
Customer deposits	56,919	49,457
Commissions payable	11,095	5,963
Income taxes receivable	167	(3,407)
Interest payable	4,668	17,038
Other	(7,274)	(2,896)

Net cash provided by operating activities	64,092	51,534

Purchases of property, plant and equipment	(14,918)	(13,685)
Proceeds from sale of property and equipment	87	47
Acquisition of businesses, net of cash acquired	—	(10)
Additions to intangibles	(33)	—

Net cash used in investing activities	(14,864)	(13,648)

Net short-term repayments	—	(714)
Repurchase of common stock and payments for stock-based awards	—	(744)

Net cash used in financing activities	—	(1,458)

Effect of exchange rate changes on cash and cash equivalents	(410)	441

Increase in cash and cash equivalents	48,818	36,869
Cash and cash equivalents, beginning of period	118,273	59,710

Cash and cash equivalents, end of period	$167,091	$96,579

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net sales	$265,543	$247,040
Cost of products sold	127,779	128,118

Gross profit	137,764	118,922
Selling and administrative expenses	114,558	105,167
Gain on disposal of fixed assets	(49)	(20)
Special charges	1,489	1,451

Operating income	21,766	12,324
Interest expense, net	14,146	16,441

Income (loss) before income taxes	7,620	(4,117)
Provision for (benefit from) income taxes	3,496	(1,407)

Net income (loss)	$4,124	$(2,710)

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

In thousands, except share amounts	April 4, 2009	January 3, 2009
ASSETS
Cash and cash equivalents	$166,557	$117,601
Accounts receivable, net	116,959	138,919
Inventories, net	137,170	104,226
Salespersons overdrafts, net of allowance of $8,324 and $8,144, respectively	29,450	28,046
Prepaid expenses and other current assets	21,588	20,133
Deferred income taxes	15,020	14,923

Total current assets	486,744	423,848

Property, plant and equipment	433,735	422,138
Less accumulated depreciation	(213,242)	(200,376)

Property, plant and equipment, net	220,493	221,762
Goodwill	1,005,385	1,006,014
Intangibles, net	588,140	602,462
Deferred financing costs, net	14,202	15,605
Other assets	15,282	15,201
Prepaid pension costs	3,981	3,981

Total assets	$2,334,227	$2,288,873

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$137,000	$137,000
Accounts payable	53,233	54,529
Accrued employee compensation and related taxes	36,217	43,496
Commissions payable	33,945	22,870
Customer deposits	240,689	183,869
Income taxes payable	5,706	3,034
Interest payable	646	10,112
Other accrued liabilities	30,232	35,047

Total current liabilities	537,668	489,957

Long-term debt	816,500	816,500
Deferred income taxes	194,536	198,018
Pension liabilities, net	56,101	57,462
Other noncurrent liabilities	37,544	39,635

Total liabilities	1,642,349	1,601,572

Preferred stock $.01 par value; authorized 300,000 shares; none issued and outstanding at April 4, 2009 and January 3, 2009	—	—
Common stock $.01 par value; authorized 1,000 shares; 1,000 shares issued and outstanding at April 4, 2009 and January 3, 2009	—	—
Additional paid-in-capital	606,749	606,749
Accumulated earnings	110,233	106,109
Accumulated other comprehensive loss	(25,104)	(25,557)

Total stockholder’s equity	691,878	687,301

Total liabilities and stockholder’s equity	$2,334,227	$2,288,873

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net income (loss)	$4,124	$(2,710)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,696	10,206
Amortization of intangible assets	14,345	12,367
Amortization of debt discount, premium and deferred financing costs	1,400	1,411
Other amortization	153	157
Deferred income taxes	(4,124)	(2,577)
Gain on sale of assets	(49)	(20)
Loss on asset impairments	(47)	—
Changes in assets and liabilities:
Accounts receivable	21,785	7,852
Inventories	(32,973)	(40,058)
Salespersons overdrafts	(1,423)	(493)
Prepaid expenses and other current assets	(1,649)	(2,978)
Accounts payable and accrued expenses	(5,182)	6,637
Customer deposits	56,919	49,457
Commissions payable	11,095	5,963
Income taxes payable	5,901	(174)
Interest payable	(9,466)	9,402
Other	(7,275)	(2,822)

Net cash provided by operating activities	64,230	51,620

Purchases of property, plant and equipment	(14,918)	(13,685)
Proceeds from sale of property and equipment	87	47
Acquisition of business, net of cash acquired	—	(10)
Additions to intangibles	(33)	—

Net cash used in investing activities	(14,864)	(13,648)

Net short-term repayments	—	(714)
Distribution to stockholder	—	(744)

Net cash used in financing activities	—	(1,458)

Effect of exchange rate changes on cash and cash equivalents	(410)	441

Increase in cash and cash equivalents	48,956	36,955
Cash and cash equivalents, beginning of period	117,601	59,142

Cash and cash equivalents, end of period	$166,557	$96,097

The accompanying notes are an integral part of the condensed consolidated financial statements.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	Overview and Basis of Presentation

Overview

The Company is a marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments. The Company sells products and services to end customers through several different sales channels including independent sales representatives and dedicated sales forces. Our sales and results of operations are impacted by a number of factors, including general economic conditions, seasonality, cost of raw materials, school population trends, product quality, service and price.

Basis of Presentation

The unaudited condensed consolidated financial statements included herein are those of:

•	Visant Holding Corp. and its wholly-owned subsidiaries (“Holdings”) which include Visant Corporation (“Visant”); and

•	Visant and its wholly-owned subsidiaries.

There are no significant differences between the results of operations and financial condition of Visant Corporation and those of Visant Holding Corp., other than stock compensation expense, interest expense and the related income tax effect of certain indebtedness of Holdings including $247.2 million of Holdings’ 10.25% senior discount notes due 2013, and $350.0 million of Holdings’ 8.75% senior notes due 2013.

All intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements of Holdings and Visant, and their respective subsidiaries, are presented pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) in accordance with disclosure requirements for the quarterly report on Form 10-Q. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year. These financial statements should be read in conjunction with the consolidated financial statements and footnotes included in Holdings’ and Visant’s Annual Report on Form 10-K for the fiscal year ended January 3, 2009.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.	Significant Accounting Policies

Revenue Recognition

The SEC’s Staff Accounting Bulletin (“SAB”) SAB No. 104, Revenue Recognition (“SAB No. 104”), provides guidance on the application of accounting principles generally accepted in the United States to selected revenue recognition issues. In accordance with SAB No. 104, the Company recognizes revenue when the earnings process is complete, evidenced by an agreement between the Company and the customer, delivery and acceptance has occurred, collectibility is probable and pricing is fixed or determinable. Revenue is recognized when (1) products are shipped (if shipped FOB shipping point), (2) products are delivered (if shipped FOB

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

destination) or (3) as services are performed as determined by contractual agreement, but in all cases only when risk of loss has transferred to the customer and the Company has no further performance obligations.

Cost of Products Sold

Cost of products sold primarily includes the cost of paper and other materials, direct and indirect labor and related benefit costs, depreciation of production assets and shipping and handling costs.

Shipping and Handling

Net sales include amounts billed to customers for shipping and handling costs. Costs incurred for shipping and handling are recorded in cost of products sold.

Selling and Administrative Expenses

Selling and administrative expenses are expensed as incurred. These costs primarily include salaries and related benefits of sales and administrative personnel, sales commissions, amortization of intangibles and professional fees such as audit and consulting fees.

Advertising

The Company expenses advertising costs as incurred. Selling and administrative expenses included advertising expense of $1.4 million and $1.9 million for the quarters ended April 4, 2009 and March 29, 2008, respectively.

Warranty Costs

Provisions for warranty costs related to Jostens’ scholastic products, particularly class rings due to their lifetime warranty, are recorded based on historical information and current trends in manufacturing costs. The provision related to the lifetime warranty is based on the number of rings manufactured in the prior school year. The total net warranty costs on rings were $1.4 million and $1.3 million for each of the quarters ended April 4, 2009 and March 29, 2008, respectively. Warranty repair costs for rings manufactured in the current school year are expensed as incurred. Accrued warranty costs included in the condensed consolidated balance sheets were approximately $0.6 million as of April 4, 2009 and January 3, 2009.

Stock-based Compensation

The Company recognizes compensation expense related to all equity awards granted, including awards modified, repurchased or cancelled based on the fair values of the awards at the grant date. The Company recognized total compensation expense related to stock options of $0.2 million and $0.1 million for the three-month periods ended April 4, 2009 and March 29, 2008, respectively, which is included in selling and administrative expenses. Refer to Note 15, Stock-based Compensation, for further details.

Mezzanine Equity

Certain management stockholder agreements contain a purchase feature pursuant to which, in the event the holder’s employment terminates as a result of the death or permanent disability (as defined in the agreement) of the holder, the holder (or his/her estate, in the case of death) has the option to require Holdings to purchase the

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

common shares or vested options from the holder (estate) and settle the amounts in cash. In accordance with SAB No. 107, Share-Based Payment, such equity instruments are considered temporary equity and have been classified as mezzanine equity in the balance sheet as of April 4, 2009 and January 3, 2009, respectively.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), which establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined. The FASB issued FASB Staff Position (“FSP”) No. FAS 157-1, FSP No. FAS 157-2 and FSP No. FAS 157-3. FSP No. FAS 157-1 amends SFAS No. 157 to exclude SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, while FSP No. FAS 157-2 delayed the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis until periods beginning after November 15, 2008. FSP No. FAS 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring non-financial assets and non-financial liabilities. The Company adopted SFAS No. 157 for non-financial assets and non-financial liabilities as of the beginning of fiscal year 2009. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis. The Company’s adoption of SFAS No. 157 for non-financial assets and non-financial liabilities did not have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard will, among other things: impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquired contingencies, acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. SFAS No. 141(R) is effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances for the first annual reporting period beginning after December 15, 2008. The Company adopted SFAS No. 141(R) as of the beginning of fiscal year 2009. The Company’s adoption of SFAS No. 141(R) did not have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”), an amendment of Accounting Research Bulletin No. 51, which establishes new standards governing the accounting for and reporting on noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of SFAS No. 160 indicate, among other things: that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability; that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than a step acquisition or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. SFAS No. 160 also requires changes to certain presentation and disclosure requirements. SFAS No. 160 is effective for the Company’s 2009 fiscal year. The Company adopted this standard as of the beginning

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

of fiscal year 2009. The Company’s adoption of SFAS No. 160 did not have a material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”), an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance and cash flows. SFAS No. 161 applies to all derivative instruments within the scope of SFAS No. 133 as well as related hedged items, bifurcated derivatives and nonderivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS No. 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS No. 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted this standard as of the beginning of fiscal year 2009. The Company’s adoption of SFAS No. 161 did not have a material impact on its financial statements.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, Goodwill and Other Intangible Assets. The new guidance applies to (1) intangible assets that are acquired individually or with a group of other assets and (2) intangible assets acquired in both business combinations and asset acquisitions. Under FSP No. FAS 142-3, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. This FSP will require certain additional disclosures for the Company’s 2009 fiscal year and the application to useful life estimates prospectively for intangible assets acquired after December 15, 2008. The Company adopted FSP No. FAS 142-3 as of the beginning of fiscal year 2009. The Company’s adoption of FSP No. FAS 142-3 did not have a material impact on its financial statements.

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. FSP No. FAS 132(R)-1 amends SFAS No. 132(R), Employers’ Disclosures about Pension and Other Postretirement Benefits, and provides guidance on an employer’s disclosure about plan assets of a defined benefit pension or other postretirement plan. FSP No. FAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Company is currently evaluating the impact of the adoption of FSP No. FAS 132(R)-1 but does not expect there to be a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP FAS 115-2 and FAS 124-2”). FSP FAS 115-2 and FAS 124-2 change the method for determining whether an other-than-temporary impairment exists for debt securities and the amount of the impairment to be recorded in earnings. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual periods ending after June 15, 2009. The Company does not expect FSP FAS 115-2 and FAS 124-2 to have a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP No. FAS 107-1, APB 28-1, Interim Disclosures About Fair Value of Financial Instruments. FSP No. FAS 107-1, APB 28-1 requires fair value disclosures in both interim as well as annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. FSP No. FAS 107-1, APB 28-1 is effective for interim and annual periods ending after June 15, 2009. The Company is currently evaluating the impact of the adoption of FSP No. FAS 107-1, APB 28-1 but does not expect there to be a material impact, if any, on its financial statements.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly. FSP No. FAS 157-4 provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. FSP No. FAS 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company does not expect FSP No. FAS 157-4 to have a material impact, if any, on its financial statements.

In April 2009, the FASB issued FSP No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies, to require that assets and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably determined. If the fair value of such assets or liabilities cannot be reasonably determined, then they would generally be recognized in accordance with SFAS No. 5, Accounting for Contingencies, and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss- an interpretation of FASB Statement No. 5. This FSP also amends the subsequent accounting for assets and liabilities arising from contingencies in a business combination and certain other disclosure requirements. This FSP is effective for assets and liabilities arising from contingencies in business combinations that are consummated on or after December 15, 2008. The Company is currently evaluating the impact of the adoption of FSP No. FAS 141(R)-1 but does not expect there to be a material impact, if any, on its financial statements.

3.	The Transactions

On October 4, 2004, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and affiliates of DLJ Merchant Banking Partners III, L.P. (“DLJMBP III”) completed transactions which created a marketing and publishing services enterprise, servicing the school affinity, direct marketing, fragrance and cosmetics sampling, and educational and trade publishing segments (the “Transactions”) through the consolidation of Jostens, Inc. (“Jostens”), Von Hoffmann Holdings, Inc. and its subsidiaries (“Von Hoffmann”) and AKI, Inc. and its subsidiaries (“Arcade”).

Prior to the Transactions, Von Hoffmann and Arcade were each controlled by affiliates of DLJ Merchant Banking Partners II, L.P. (“DLJMBP II”), and DLJMBP III owned approximately 82.5% of Holdings’ outstanding equity, with the remainder held by other co-investors and certain members of management. Upon consummation of the Transactions, an affiliate of KKR invested $256.1 million and was issued equity interests representing approximately 49.6% of the voting interest and 45.0% of the economic interest of Holdings, and affiliates of DLJMBP III held equity interests representing approximately 41.0% of the voting interest and 45.0% of the economic interest of Holdings, with the remainder held by other co-investors and certain members of management. As of April 4, 2009, affiliates of KKR and DLJMBP III (the “Sponsors”) held approximately 49.0% and 40.9%, respectively, of the voting interest of Holdings, while each held approximately 44.5% of the economic interest of Holdings. As of April 4, 2009, the other co-investors held approximately 8.3% of the voting interest and 9.1% of the economic interest of Holdings, and members of management held approximately 1.8% of the voting interest and approximately 1.9% of the economic interest of Holdings.

4.	Restructuring Activity and Other Special Charges

Special charges for the first quarter ended April 4, 2009 included $0.2 million of restructuring charges associated with the closure of the Pennsauken, New Jersey facilities and $0.3 million of severance and related benefit costs for headcount reductions of 21 employees in the Marketing and Publishing Services segment. Also included were $0.7 million and $0.3 million of restructuring charges related to cost reduction initiatives taken in

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

our Scholastic and Memory Book operations, respectively. The associated employee headcount reductions were 14 and 12, respectively.

During the three months ended March 29, 2008, the Company recorded $0.6 million of restructuring charges related to the closure of Jostens’ Attleboro, Massachusetts facility in the Scholastic segment. Additionally, the Scholastic segment recorded charges of $0.5 million of severance and related benefits associated with the headcount reduction of 23 employees. The Marketing and Publishing Services segment recorded charges of $0.3 million related to severance costs that reduced headcount by one employee.

Restructuring accruals of $1.5 million and $2.4 million as of April 4, 2009 and January 3, 2009, respectively, are included in other accrued liabilities in the condensed consolidated balance sheets. The accruals include amounts provided for severance related to headcount reductions in the Scholastic, Memory Book and Marketing and Publishing Services segments.

On a cumulative basis through April 4, 2009, the Company incurred $28.6 million of employee severance and related benefit costs related to initiatives during the period from 2004 to April 4, 2009, which affected an aggregate of 879 employees. As of April 4, 2009, the Company had paid $27.1 million in cash related to these initiatives.

Changes in the restructuring accruals during the first fiscal quarter of 2009 were as follows:

In thousands	2009 Initiatives	2008 Initiatives	2007 Initiatives	Total
Balance at January 3, 2009	$—	$2,395	$33	$2,428
Restructuring charges	1,285	245	—	1,530
Severance paid	(476)	(1,966)	(7)	(2,449)

Balance at April 4, 2009	$809	$674	$26	$1,509

The Company expects the majority of the remaining severance related to the 2009, 2008 and 2007 initiatives to be paid by the end of 2009.

5.	Acquisitions

On April 1, 2008, the Company announced the completion of the acquisition of Phoenix Color Corp. (“Phoenix Color”), a book component manufacturer, including cash on hand of $1.3 million and restrictive covenants with certain key Phoenix Color stockholders, for approximately $222.9 million in cash. The acquisition was accomplished through a merger of a wholly owned subsidiary of Visant and Phoenix Color, with Phoenix Color as the surviving entity. All outstanding indebtedness of Phoenix Color was repaid by Phoenix Color in connection with the closing of the merger. The results of the Phoenix Color operations are reported as part of the Marketing and Publishing Services segment from the acquisition date, and as such, all of its goodwill is allocated to that segment. None of the goodwill or intangible assets will be amortizable for tax purposes.

The acquisition was accounted for as a purchase in accordance with the provisions of SFAS No. 141, Business Combinations. The cost of the acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their relative fair values as of the date of the acquisition.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The allocation of the purchase price for the Phoenix Color acquisition was as follows:

In thousands	April 4, 2009
Current assets	$38,366
Property, plant and equipment	29,132
Intangible assets	138,267
Goodwill	69,184
Long-term assets	855
Current liabilities	(10,939)
Long-term liabilities	(41,951)

$222,914

In connection with the purchase accounting related to the acquisition of Phoenix Color, the intangible assets and goodwill approximated $207.5 million which consisted of:

In thousands	April 4, 2009
Customer relationships	$104,000
Trademarks	18,000
Restrictive covenants	16,267
Goodwill	69,184

$207,451

Customer relationships are being amortized over a fifteen-year period. The restrictive covenants are being amortized over the average life of the respective agreements, of which the average term is three years.

This acquisition is not considered material to the Company’s results of operations, financial position or cash flows.

6.	Comprehensive (Loss) Income

The following amounts were included in determining comprehensive loss for Holdings as of the dates indicated:

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net loss	$(4,668)	$(11,355)
Change in cumulative translation adjustment	604	862
Pension and other postretirement benefit plans, net of tax	(151)	—

Comprehensive loss	$(4,215)	$(10,493)

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following amounts were included in determining comprehensive income (loss) for Visant as of the dates indicated:

	Three months ended
In thousands	April 4, 2009	March 29, 2008
Net income (loss)	$4,124	$(2,710)
Change in cumulative translation adjustment	604	862
Pension and other postretirement benefit plans, net of tax	(151)	—

Comprehensive income (loss)	$4,577	$(1,848)

7.	Accounts Receivable and Inventories

Net accounts receivable were comprised of the following:

In thousands	April 4, 2009	January 3, 2009
Trade receivables	$132,298	$151,250
Allowance for doubtful accounts	(4,482)	(4,308)
Allowance for sales returns	(10,857)	(8,023)

Accounts receivable, net	$116,959	$138,919

Net inventories were comprised of the following:

In thousands	April 4, 2009	January 3, 2009
Raw materials and supplies	$41,167	$43,491
Work-in-process	55,989	33,990
Finished goods	40,014	26,745

Inventories	$137,170	$104,226

Precious Metals Consignment Arrangement

The Company has a precious metals consignment arrangement with a major financial institution whereby it currently has the ability to obtain up to the lesser of a certain specified quantity of precious metals and $32.5 million in dollar value in consigned inventory. As required by the terms of this agreement, the Company does not take title to consigned inventory until payment. Accordingly, the Company does not include the value of consigned inventory or the corresponding liability in its financial statements. The value of consigned inventory at April 4, 2009 and January 3, 2009 was $17.2 million and $22.2 million, respectively. The agreement does not have a stated term, and it can be terminated by either party upon 60 days written notice. Additionally, the Company expensed consignment fees related to this facility of $0.1 million and $0.2 million for each of the three-month periods ended April 4, 2009 and March 29, 2008, respectively. The obligations under the consignment agreement are guaranteed by Visant.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

8.	Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity. In addition, the fair value of liabilities should include consideration of non-performance risk including our own credit risk.

In addition to defining fair value, SFAS No. 157 expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which are determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

•	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments traded in active markets.

•

Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

The Company adopted SFAS No. 157 as of the beginning of fiscal year 2008, with the exception of the application of SFAS No. 157 to non-recurring non-financial assets and non-financial liabilities. The Company does not have financial assets or financial liabilities that are currently measured and reported on the balance sheet on a fair value basis.

The Company adopted SFAS 157 for non-financial assets and non-financial liabilities that are recognized or disclosed on a non-recurring basis as of the beginning of fiscal year 2009. The Company’s adoption of SFAS No. 157 for non-financial assets and non-financial liabilities did not have a material impact on its financial statements.

9.	Goodwill and Other Intangible Assets

The change in the carrying amount of goodwill is as follows:

In thousands	April 4, 2009
Balance at beginning of period	$1,006,014
Goodwill additions during the period	—
Reduction in goodwill	(605)
Currency translation	(24)

Balance at end of period	$1,005,385

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Reduction in goodwill during the three months ended April 4, 2009 related to the finalization of the Phoenix Color purchase price allocation.

Goodwill has been allocated to our reporting segments as follows:

In thousands	April 4, 2009	January 3, 2009
Scholastic	$305,806	$305,806
Memory Book	391,383	391,407
Marketing and Publishing Services	308,196	308,801

	$1,005,385	$1,006,014

Information regarding other intangible assets is as follows:

		April 4, 2009			January 3, 2009
In thousands	Estimated useful life	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net
School relationships	10 years	$330,000	$(187,759)	$142,241	$330,000	$(179,540)	$150,460
Internally developed software	2 to 5 years	10,700	(10,700)	—	10,700	(10,700)	—
Patented/unpatented technology	3 years	20,061	(16,922)	3,139	20,029	(16,721)	3,308
Customer relationships	4 to 40 years	161,313	(25,208)	136,105	161,313	(22,415)	138,898
Restrictive covenants	3 to 10 years	80,067	(41,892)	38,175	91,241	(49,925)	41,316

		602,141	(282,481)	319,660	613,283	(279,301)	333,982
Trademarks	Indefinite	268,480	—	268,480	268,480	—	268,480

		$870,621	$(282,481)	$588,140	$881,763	$(279,301)	$602,462

Amortization expense related to other intangible assets was $14.3 million and $12.4 million for the three months ended April 4, 2009 and March 29, 2008, respectively. During the first fiscal quarter of 2009, approximately $11.1 million of fully amortized restrictive covenants were written off.

Based on intangible assets in service as of April 4, 2009, estimated amortization expense for the remainder of 2009 and each of the five succeeding fiscal years is $47.8 million, $58.0 million, $56.0 million, $52.3 million, $12.8 million and $11.5 million, respectively.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

10.	Debt

Debt consists of the following:

In thousands	April 4, 2009	January 3, 2009
Holdings:
Senior discount notes, 10.25% fixed rate, net of discount with semi-annual interest payments of $12.7 million, principal due and payable at maturity - December 2013	$247,200	$247,200
Senior notes, 8.75% fixed rate, with semi-annual interest payments of $15.3 million, principal due and payable at maturity - December 2013	350,000	350,000
Visant:
Borrowings under senior secured credit facility:
Term Loan C, variable rate, 2.50% at April 4, 2009 and 2.45% at January 3, 2009, with semi-annual interest payments, principal due and payable at maturity - October 1, 2011	316,500	316,500
Senior subordinated notes, 7.625% fixed rate, with semi-annual interest payments of $19.1 million, principal due and payable at maturity - October 2012	500,000	500,000

	1,413,700	1,413,700
Borrowings under our revolving credit facilities	137,000	137,000

	$1,550,700	$1,550,700

In connection with the Transactions, Visant entered into senior secured credit facilities, providing for senior secured credit facilities in an aggregate amount of $1,270 million, consisting of $150.0 million of a Term Loan A facility, an $870.0 million Term Loan B facility and $250 million of revolving credit facilities, and issued $500 million aggregate principal amount of 7.625% senior subordinated notes. Also in connection with the Transactions, Jostens, Von Hoffmann and Arcade repaid their existing indebtedness having an aggregate face value of $1,392.6 million, including the redemption value of certain remaining redeemable preferred stock.

Visant’s obligations under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., a direct wholly-owned subsidiary of Holdings and the parent of Visant, and by Visant’s material current and future domestic subsidiaries. The obligations of Visant’s principal Canadian operating subsidiary under the senior secured credit facilities are unconditionally and irrevocably guaranteed jointly and severally by Visant Secondary Holdings Corp., by Visant, by Visant’s material current and future domestic subsidiaries, and by Visant’s other current and future Canadian subsidiaries. Visant’s obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of Visant’s assets and substantially all of the assets of Visant Secondary Holdings Corp. and Visant’s material current and future domestic subsidiaries, including but not limited to:

•

all of Visant’s capital stock and the capital stock of each of Visant’s existing and future direct and indirect subsidiaries, except that with respect to foreign subsidiaries such lien and pledge is limited to 65% of the capital stock of “first-tier” foreign subsidiaries; and

•	substantially all of Visant’s material existing and future domestic subsidiaries’ tangible and intangible assets.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The obligations of Jostens Canada Ltd. under the senior secured credit facilities, and the guarantees of those obligations, are secured by the collateral referred to in the prior paragraph and substantially all of the tangible and intangible assets of Jostens Canada Ltd. and each of Visant’s other current and future Canadian subsidiaries.

Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Visant’s senior secured facilities allow Visant, subject to certain conditions, to incur additional term loans under the Term Loan C facility, or under a new term facility, in either case in an aggregate principal amount of up to $300.0 million. Additionally, restrictions under the Visant senior subordinated note indenture may limit Visant’s ability to borrow the full amount of additional term loan borrowings under such a facility. Any additional term loans will have the same security and guarantees as the Term Loan A and Term Loan C facilities.

The senior secured credit facilities require Visant to meet a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. In addition, the senior secured credit facilities contain certain restrictive covenants which will, among other things, limit Visant’s and its subsidiaries’ ability to incur additional indebtedness, pay dividends, prepay subordinated debt, make investments, merge or consolidate, change the business, amend the terms of Visant’s subordinated debt and engage in certain other activities customarily restricted in such agreements. It also contains certain customary events of default, subject to grace periods, as appropriate.

The dividend restrictions under the Visant senior secured credit facilities apply only to Visant and Visant Secondary Holdings Corp. and essentially prohibit all dividends other than (1) for dividends paid on or after April 30, 2009 and used by Holdings to make regularly-scheduled cash interest payments on its senior discount notes, subject to compliance with the interest coverage covenant after giving effect to such dividends, (2) for other dividends so long as the amount thereof does not exceed $50 million plus an additional amount based on Visant’s net income and the amount of any capital contributions received by Visant after October 4, 2004 and (3) pursuant to other customary exceptions, including redemptions of stock made with other, substantially similar stock or with proceeds of concurrent issuances of substantially similar stock.

The indentures governing Visant’s senior subordinated notes and Holdings’ senior discount notes and senior notes also contain numerous covenants including, among other things, restrictions on the ability to: incur or guarantee additional indebtedness or issue disqualified or preferred stock; pay dividends or make other equity distributions; repurchase or redeem capital stock; make investments or other restricted payments; sell assets or consolidate or merge with or into other companies; create limitations on the ability of restricted subsidiaries to make dividends or distributions to its parent company; engage in transactions with affiliates; and create liens.

Visant’s senior subordinated notes are guaranteed, jointly and severally, on a senior subordinated unsecured basis, by each of Visant’s material current and future domestic subsidiaries. The indenture governing Visant’s senior subordinated notes restricts Visant and its restricted subsidiaries from paying dividends or making any other distributions on account of Visant’s or any restricted subsidiary’s equity interests (including any dividend or distribution payable in connection with any merger or consolidation) other than (1) dividends or distributions by Visant payable in equity interests of Visant or in options, warrants or other rights to purchase equity interests or (2) dividends or distributions by a restricted subsidiary, subject to certain exceptions.

The indentures governing Holdings’ senior discount notes and senior notes restrict Holdings and its restricted subsidiaries from declaring or paying dividends or making any other distribution (including any payment by Holdings or any restricted subsidiary of Holdings in connection with any merger or consolidation involving Holdings or any of its restricted subsidiaries) on account of Holdings’ or any of its restricted

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

subsidiaries’ equity interests (other than dividends or distributions payable in certain equity interests and dividends payable to Holdings or any restricted subsidiary of Holdings), subject to certain exceptions.

Visant’s senior secured credit facilities and the Visant and Holdings notes contain certain cross-default and cross-acceleration provisions whereby a default under or acceleration of other debt obligations would cause a default under or acceleration of the senior secured credit facilities and the notes.

A failure to comply with the covenants under the senior secured credit facilities, subject to certain grace periods, would constitute a default under the senior secured credit facilities, which could result in an acceleration of the loans and other obligations owing thereunder. As of April 4, 2009, the Company was in compliance with all covenants under its material debt obligations.

As of April 4, 2009, there was $137.0 million outstanding in the form of short term borrowings under the domestic revolving line of credit under the senior secured credit facilities. Also outstanding as of April 4, 2009 was approximately $14.0 million in the form of letters of credit, leaving $99.0 million available under the revolving credit facilities at such date.

11.	Derivative Financial Instruments and Hedging Activities

The Company may enter into or purchase derivative financial instruments principally to manage interest rate, foreign currency exchange and commodities exposures. Forward foreign currency exchange contracts may be used to hedge the impact of currency fluctuations primarily on inventory purchases denominated in Euros. As of April 4, 2009 and January 3, 2009, there were no contracts related to these activities outstanding.

12.	Commitments and Contingencies

Forward Purchase Contracts

The Company is subject to market risk associated with changes in the price of precious metals. To mitigate the commodity price risk, the Company may from time to time enter into forward contracts to purchase gold, platinum and silver based upon the estimated ounces needed to satisfy projected customer demand. As of April 4, 2009, the Company had purchase commitments totaling $6.8 million with delivery dates occurring through 2009. The forward purchase contracts are considered normal purchases and therefore are not subject to the requirements of SFAS No. 133.

Environmental

Our operations are subject to a wide variety of federal, state, local and foreign laws and regulations governing emissions to air, discharges to waters, the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials, and employee health and safety matters, and from time to time the Company may be involved in remedial and compliance efforts.

Legal Proceedings

In communications with U.S. Customs and Border Protection (“Customs”), we learned of an alleged inaccuracy of the tariff classification for certain of Jostens’ imports from Mexico. Jostens promptly filed with Customs a voluntary disclosure to limit its monetary exposure. The effect of these tariff classification errors is that back duties and fees (or “loss of revenue”) may be owed on certain imports. Additionally, Customs may

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

impose interest on the loss of revenue, if any is determined. A review of Jostens’ import practices revealed that, during the relevant period, the subject merchandise qualified for duty-free tariff treatment under the North American Free Trade Agreement (“NAFTA”), in which case there should be no loss of revenue or interest payment owed to Customs. However, Customs’ allegations indicate that Jostens committed a technical oversight in the classification used by Jostens in claiming the preferential tariff treatment. Through its prior disclosure to Customs, Jostens addressed this technical oversight and asserted that the merchandise did in fact qualify for duty-free tariff treatment under NAFTA and that there is no associated loss of revenue. In a series of communications received from Customs during the period of December 2006 through May 2007, Jostens learned that Customs was disputing the validity of Jostens’ prior disclosure and asserting a loss of revenue in the amount of $2.9 million for duties owed on entries made in 2002 and 2003. In a separate penalty notice, Customs calculated a monetary penalty in the amount of approximately $5.8 million (two times the alleged loss of revenue). Jostens has filed various petitions with Customs disputing Customs’ claims and advancing arguments to support that no loss of revenue or penalty should be issued against us, or in the alternative, that any penalty based on a purely technical violation should be reduced to a nominal fixed amount reflective of the nature of the violation. In response to Jostens’ petitions, Customs has withdrawn its penalty notice but restated its loss of revenue demand in order to close out Jostens’ prior disclosure. In response to this demand, Jostens filed a supplement to its prior disclosure presenting arguments for Customs’ consideration supporting that the subject imports at the time of entry were entitled to duty-free status and has extended an offer in compromise for Customs’ consideration to resolve the matter. In order to obtain the benefits of the orderly continuation and conclusion of administrative proceedings, Jostens has agreed to waivers of the statute of limitations with respect to the entries made in 2002 and 2003 that otherwise would have expired, to June 20, 2010. Jostens intends to continue to vigorously defend its position and has recorded no accrual for any additional potential liability pending further communication with Customs. It is not clear what Customs’ final position will be with respect to the alleged tariff classification errors or that Jostens will not be foreclosed from receiving duty free treatment for the subject imports. Jostens may not be successful in its defense, and the disposition of this matter may have a material effect on our business, financial condition and results of operations.

We are also a party to other litigation arising in the normal course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. We do not believe the effect on our business, financial condition and results of operations, if any, for the disposition of these matters will be material.

13.	Income Taxes

The Company has recorded an income tax benefit for the three months ended April 4, 2009 based on its best estimate of the consolidated effective tax rate applicable for the entire year. The estimated full-year consolidated effective tax rates for 2009 are 38.5% and 38.2% for Holdings and Visant, respectively, before consideration of the effects of $0.1 million of net tax and interest expense accruals for unrecognized tax benefits and $0.1 million of other net income tax adjustments considered a current period tax expense. The other net income tax adjustments considered a current period tax expense consisted of $0.5 million of tax expense for Visant and $0.4 million of tax benefit for Holdings on a separate company basis resulting in consolidated income tax expense of $0.1 million. This current period tax adjustment was recorded to reflect tax rates at which the Company expects deferred tax assets and liabilities to be realized or settled in the future as a result of changes in certain state income tax filing regulations. The combined effect of the annual estimated consolidated tax rates and the net current period tax adjustments resulted in effective tax rates of 36.4% and 45.9% for Holdings and Visant, respectively, for the three-month period ended April 4, 2009.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

For the comparable three-month period ended March 29, 2008, the effective rates of income tax benefit for Holdings and Visant were 37.3% and 34.2%, respectively. These rates were lower than the estimated effective tax rate for the full year because the rate of tax benefit was reduced by the effect of tax adjustments considered a current period tax expense. For the quarter ended April 4, 2009, the effective tax rate for Visant was greater than the estimated effective tax rate for the full year because Visant reported a comparatively small earnings amount for the first quarter. Accordingly, the effect of $0.6 million of current period tax expense had a significantly unfavorable effect resulting in a 45.9% tax rate. The Company does not expect the unfavorable tax rates reported for the quarter ended April 4, 2009 to continue in future quarters because the relative significance of the unfavorable effect of current period tax expense adjustments will decrease as earnings increase over amounts reported for the quarter ended April 4, 2009.

As described in Note 5, Acquisitions, the Company, through a merger, acquired the common stock of Phoenix Color on April 1, 2008. In connection with the acquisition, the Company recorded net deferred tax liabilities of $21.5 million including $11.7 million of deferred tax assets for the value of federal and state net operating loss carryforwards. The acquired federal net operating loss was approximately $30.8 million. As of January 3, 2009, the remaining net operating loss carryforward was approximately $28.6 million which expires in years 2019 through 2027.

Effective at the beginning of 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 requires applying a “more likely than not” threshold to the recognition and derecognition of tax positions.

During the three months ended April 4, 2009, the Company provided net tax and interest accruals for unrecognized tax benefits of $0.1 million consisting of $0.2 million of current income tax expense and $0.1 million of deferred income tax benefit. The Company’s gross unrecognized tax benefit liability is included in other noncurrent liabilities and, at April 4, 2009, totaled $16.1 million, including interest and penalty accruals of $2.5 million. At January 3, 2009, the Company’s gross unrecognized tax benefit liability totaled $16.0 million, including interest and penalty accruals of $2.3 million.

The Company’s income tax filings for 2004 to 2007 are subject to examination in the U.S. federal tax jurisdiction. During the quarter ended April 4, 2009, the Company agreed to certain audit adjustments in connection with the Internal Revenue Service (“IRS”) examination of the Company’s tax filings for 2005 and 2006. The settlement resulted in only minor adjustments. The IRS also proposed certain transfer price adjustments for which the Company disagreed in order to preserve its right to seek relief from double taxation with the applicable U.S. and French tax authorities. The Company is also subject to examination in state and certain foreign tax jurisdictions for the 2003 to 2007 periods, none of which was individually material. During the quarter ended April 4, 2009, the Company filed a notice of objection with the Canadian Revenue Agency (“CRA”) in connection with CRA’s reassessment of tax years 1996 and 1997. The Company has filed requests with the IRS and CRA seeking relief from double taxation in connection with CRA’s proposed transfer price adjustments. Though subject to uncertainty, the Company believes it has made appropriate provisions for all outstanding issues for all open years and in all applicable jurisdictions. During the next twelve months, the Company does not expect that there will be a significant change in the unrecognized tax benefit liability as of April 4, 2009.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14.	Pension and Other Postretirement Benefit Plans

Net periodic benefit income for pension and other postretirement benefit plans is presented below:

	Pension benefits		Postretirement benefits
	Three months ended		Three months ended
In thousands	April 4, 2009	March 29, 2008	April 4, 2009	March 29, 2008
Service cost	$1,212	$1,399	$2	$3
Interest cost	4,324	4,124	31	34
Expected return on plan assets	(6,471)	(6,490)	—	—
Amortization of prior service cost	(186)	(186)	(69)	(69)
Amortization of net actuarial (gain) loss	—	(6)	6	3

Net periodic benefit income	$(1,121)	$(1,159)	$(30)	$(29)

As of January 3, 2009, the Company did not expect to have an obligation to contribute to its qualified pension plans in 2009 due to the funded status of the plans. This expectation had not changed as of April 4, 2009, but the Company continues to monitor its obligation in light of market conditions. For the three months ended April 4, 2009, the Company did not make any contributions to its qualified pension plans and contributed $0.5 million and less than $0.1 million to its non-qualified pension plans and postretirement welfare plans, respectively. These payments to the non-qualified pension are consistent with the expected amounts, and postretirement welfare plans are slightly lower than the amounts disclosed as of January 3, 2009.

15.	Stock-based Compensation

The 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors and effective as of October 30, 2003. The 2003 Plan permits us to grant key employees and certain other persons stock options and stock awards and provides for a total of 288,023 shares of common stock for issuance of options and awards to employees of the Company and a total of 10,000 shares of common stock for issuance of options and awards to directors and other persons providing services to the Company. As of April 4, 2009, there were 288,010 shares available for grant under the 2003 Plan. The maximum grant to any one person shall not exceed in the aggregate 70,400 shares. We do not currently intend to make any additional grants under the 2003 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments over the first five years following the date of grant, and/or “performance options”, which vest and become exercisable over the first five years following the date of grant at varying levels based on the achievement of certain EBITDA targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets, subject to certain conditions. Upon the occurrence of a “change in control” (as defined in the 2003 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate depending on the timing of the change of control and return on the equity investment by DLJMBP III in the Company as provided under the 2003 Plan. A “change in control” under the 2003 Plan is defined as: (i) any person or other entity (other than any of Holdings’ subsidiaries), including any “person” as defined in Section 13(d)(3) of the Exchange Act, other than certain of the DLJMBP Funds or affiliated parties thereof, becoming the beneficial owner, directly or indirectly, in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination, of securities of Holdings representing more than 51% of the total combined voting power of all classes of capital stock of Holdings (or its successor) normally entitled to vote for the election of directors of Holdings or (ii) the sale of all or substantially all of the property or

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

assets of Holdings to any unaffiliated person or entity other than one of Holdings’ subsidiaries is consummated. The Transactions did not constitute a change of control under the 2003 Plan. Options issued under the 2003 Plan expire on the tenth anniversary of the grant date. The shares underlying the options are subject to certain transfer and other restrictions set forth in that certain Stockholders Agreement dated July 29, 2003, by and among the Company and certain holders of the capital stock of the Company. Participants under the 2003 Plan also agree to certain restrictive covenants with respect to confidential information of the Company and non-competition in connection with their receipt of options. All outstanding options to purchase Holdings common stock continued following the closing of the Transactions.

In connection with the closing of the Transactions, we established the 2004 Stock Option Plan, which permits us to grant key employees and certain other persons of the Company and its subsidiaries various equity-based awards, including stock options and restricted stock. The plan, currently known as the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and Subsidiaries (the “2004 Plan”), provides for issuance of a total of 510,230 shares of Holdings Class A Common Stock. As of April 4, 2009, there were 93,960 shares available for grant under the 2004 Plan. Shares related to grants that are forfeited, terminated, cancelled or expire unexercised become available for new grants. Under his employment agreement, Mr. Marc L. Reisch, the Chairman of our Board of Directors and our Chief Executive Officer and President, received awards of stock options and restricted stock under the 2004 Plan. Additional members of management have also received grants under the 2004 Plan. Option grants consist of “time options”, which vest and become exercisable in annual installments through 2009, and/or “performance options”, which vest and become exercisable following the date of grant based upon the achievement of certain EBITDA and other performance targets, and in any event by the eighth anniversary of the date of grant. The performance vesting includes certain carryforward provisions if targets are not achieved in a particular fiscal year and performance in a subsequent fiscal year satisfies cumulative performance targets. Upon the occurrence of a “change in control” (as defined under the 2004 Plan), the unvested portion of any time option will immediately become vested and exercisable, and the vesting and exercisability of the unvested portion of any performance option may accelerate if certain EBITDA or other performance measures have been satisfied. A “change in control” under the 2004 Plan is defined as: (i) the sale (in one or a series of transactions) of all or substantially all of the assets of Holdings to an unaffiliated person; (ii) a sale (in one transaction or a series of transactions) resulting in more than 50% of the voting stock of Holdings being held by an unaffiliated person; (iii) a merger, consolidation, recapitalization or reorganization of Holdings with or into an unaffiliated person; if and only if any such event listed in (i) through (iii) above results in the inability of the Sponsors, or any member or members of the Sponsors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company). The option exercise period is determined at the time of grant of the option but may not extend beyond the end of the calendar year that is ten calendar years after the date the option is granted. All options, restricted shares and any common stock for which such equity awards are exercised or with respect to which restrictions lapse are governed by a management stockholder’s agreement and sale participation agreement. As of April 4, 2009, there were 256,982 options vested under the 2004 Plan and 32,698 unvested and subject to vesting.

The Company recognizes compensation expense related to all equity awards based on the fair values of the awards at the grant date. For the three-month periods ended April 4, 2009 and March 29, 2008, the Company recognized total compensation expense related to stock options of approximately $0.2 million and $0.1 million, respectively, which is included in selling and administrative expense.

In each of the three-month periods ended April 4, 2009 and March 29, 2008, the Company did not grant options under the 2004 Plan.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

The following table summarizes stock option activity for Holdings:

Options in thousands	Options	Weighted - average exercise price
Outstanding at January 3, 2009	341	$46.66
Exercised	(41)	$36.52

Outstanding at April 4, 2009	300	$48.05

Vested or expected to vest at April 4, 2009	300	$48.05

Exercisable at April 4, 2009	267	$43.36

The weighted average remaining contractual life of outstanding options at April 4, 2009 was approximately 6.5 years.

16.	Business Segments

Our three reportable segments consist of:

•

Scholastic — provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions;

•

Memory Book — provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events; and

•

Marketing and Publishing Services — provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

The following table presents information on Holdings by business segment:

	Three months ended
In thousands	April 4, 2009	March 29, 2008	$ Change	% Change
Net sales
Scholastic	$154,159	$139,022	$15,137	10.9%
Memory Book	8,513	8,640	(127)	(1.5%)
Marketing and Publishing Services	103,130	99,805	3,325	3.3%
Inter-segment eliminations	(259)	(427)	168	NM

	$265,543	$247,040	$18,503	7.5%

Operating income (loss)
Scholastic	$23,794	$12,606	$11,188	88.8%
Memory Book	(15,536)	(16,062)	526	(3.3%)
Marketing and Publishing Services	13,172	15,619	(2,447)	(15.7%)

	$21,430	$12,163	$9,267	76.2%

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

	Three months ended
In thousands	April 4, 2009	March 29, 2008	$ Change	% Change
Depreciation and Amortization
Scholastic	$7,770	$7,078	$692	9.8%
Memory Book	9,078	8,913	165	1.9%
Marketing and Publishing Services	8,346	6,739	1,607	23.8%

	$25,194	$22,730	$2,464	10.8%

17.	Related Party Transactions

Management Services Agreement

In connection with the Transactions, we entered into a management services agreement with the Sponsors pursuant to which the Sponsors provide certain structuring, consulting and management advisory services to us. Under the management services agreement, during the term, the Sponsors receive an annual advisory fee of $3.0 million that is payable quarterly and which increases by 3% per year. The Company paid $0.8 million as advisory fees to the Sponsors for each of the three-month periods ended April 4, 2009 and March 29, 2008. The management services agreement also provides that we will indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the management services agreement and the engagement of the Sponsors pursuant to, and the performance by the Sponsors of the services contemplated by, the management services agreement.

Other

The Company from time to time transacts business with affiliates of its Sponsors. The Company has retained Capstone Consulting from time to time to provide certain of our businesses with consulting services primarily to identify and advise on potential opportunities to improve operating efficiencies and other strategic efforts within the businesses. We made no payments for the three months ended April 4, 2009 and paid $0.2 million for the three months ended March 29, 2008 for services provided by them. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone Consulting, KKR has provided financing to Capstone Consulting. In March 2005, an affiliate of Capstone Consulting invested $1.3 million in Holdings’ Class A Common Stock and was granted 13,527 options to purchase Holdings’ Class A Common Stock, with an exercise price of $96.10401 per share under the 2004 Plan (the exercise price was reduced in connection with the dividend paid by Holdings to its stockholders on April 4, 2006, to $39.07 per share). As of the end of 2007, these options were fully vested and exercisable.

We are party to an agreement with CoreTrust Purchasing Group (“CoreTrust”), a group purchasing organization, pursuant to which we may purchase products and services from certain vendors through CoreTrust on the terms established between CoreTrust and each vendor. An affiliate of KKR is party to an agreement with CoreTrust which permits certain KKR affiliates, including us, access to CoreTrust’s group purchasing program. CoreTrust receives payment of fees for administrative and other services provided by CoreTrust from certain vendors based on products and services purchased by us and other parties, and CoreTrust shares a portion of such fees with the KKR affiliate.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

18.	Condensed Consolidating Guarantor Information

As discussed in Note 10, Debt, Visant’s obligations under the senior secured credit facilities and the 7.625% senior subordinated notes are guaranteed by certain of its 100% wholly-owned subsidiaries (the “Guarantors”) on a full, unconditional and joint and several basis. The following tables present condensed consolidating financial information for Visant, as issuer, and its guarantor and non-guarantor subsidiaries.

The following presentation has been revised to reflect the following changes from the presentation for prior periods for: (i) The impact of intercompany interest expense in Visant’s “Equity (earnings) loss in subsidiary, net of tax” line. We previously presented equity (earnings) loss in subsidiaries, net of tax for Visant (excluding its subsidiaries) without adjusting the amount in the “Visant” column for intercompany interest expense. In such previous presentation, the intercompany interest expense was adjusted in the “Eliminations” column. (ii) A quarterly allocation of certain costs to the Guarantors in the “Cost of products sold” line. The Company previously presented these certain costs in the “Cost of products sold” line for Visant for all quarterly periods with an adjustment for allocation to the Guarantors of such costs during the fourth quarter and full year periods. The accompanying condensed consolidating statements of operations and cash flows for the three months ended March 29, 2008 reflect this revised presentation. The “Non-Guarantors” columns have not been impacted by any of the foregoing. There was no impact on the condensed consolidated financial statements for the periods presented.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

Three months ended April 4, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	$—	$259,898	$10,306	$(4,661)	$265,543
Cost of products sold	—	124,599	7,781	(4,601)	127,779

Gross profit	—	135,299	2,525	(60)	137,764
Selling and administrative expenses	(29)	112,240	2,347	—	114,558
Gain on sale of assets	—	(49)	—	—	(49)
Special charges	—	1,489	—	—	1,489

Operating income	29	21,619	178	(60)	21,766
Net interest expense	16,321	10,492	45	(12,712)	14,146

(Loss) income before income taxes	(16,292)	11,127	133	12,652	7,620
Provision for (benefit from) income taxes	726	2,744	49	(23)	3,496

(Loss) income from operations	(17,018)	8,383	84	12,675	4,124
Equity (earnings) loss in subsidiary, net of tax	(21,142)	(84)	—	21,226	—

Net income (loss)	$4,124	$8,467	$84	$(8,551)	$4,124

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

Three months ended March 29, 2008

In thousands			Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net sales	(a	)	$—	$240,121	$11,200	$(4,281)	$247,040
Cost of products sold			—	124,092	7,920	(3,894)	128,118

Gross profit			—	116,029	3,280	(387)	118,922
Selling and administrative expenses			(11)	102,045	3,133	—	105,167
Gain on sale of assets			—	(20)	—	—	(20)
Special charges			—	1,170	281	—	1,451

Operating income (loss)			11	12,834	(134)	(387)	12,324
Net interest expense			16,768	13,965	27	(14,319)	16,441

(Loss) before income taxes			(16,757)	(1,131)	(161)	13,932	(4,117)
Provision for (benefit from) income taxes			584	(1,756)	(84)	(151)	(1,407)

(Loss) income from continuing operations			(17,341)	625	(77)	14,083	(2,710)
Equity (earnings) loss in subsidiary, net of tax	(b	)	(14,631)	77	—	14,554	—

Net (loss) income	(c	)	$(2,710)	$548	$(77)	$(471)	$(2,710)

(a) –	Originally reported in the “Visant” column as $(3,928). Originally reported in the “Guarantor” column as $128,020.
(b) –	Originally reported in the “Visant” column as $3,380. Originally reported in the “Eliminations” column as $(3,457).
(c) –	Originally reported in the “Visant” column as $(16,793). Originally reported in the “Guarantor” column as $(3,380). Originally reported in the “Eliminations” column as $17,540.

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)

April 4, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$150,910	$5,971	$9,676	$—	$166,557
Accounts receivable, net	1,083	107,334	8,542	—	116,959
Inventories, net	—	135,148	2,152	(130)	137,170
Salespersons overdrafts, net	—	28,208	1,242	—	29,450
Prepaid expenses and other current assets	1,436	19,526	626	—	21,588
Intercompany receivable	9,376	21,703	—	(31,079)	—
Deferred income taxes	(436)	15,456	—	—	15,020

Total current assets	162,369	333,346	22,238	(31,209)	486,744
Property, plant and equipment, net	653	219,772	68	—	220,493
Goodwill	—	983,450	21,935	—	1,005,385
Intangibles, net	—	578,876	9,264	—	588,140
Deferred financing costs, net	14,202	—	—	—	14,202
Intercompany receivable	836,890	316,167	43,041	(1,196,098)	—
Other assets	2,006	13,193	83	—	15,282
Investment in subsidiaries	663,358	79,355	—	(742,713)	—
Prepaid pension costs	—	3,981	—	—	3,981

	$1,679,478	$2,528,140	$96,629	$(1,970,020)	$2,334,227

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$137,000	$—	$—	$—	$137,000
Accounts payable	2,897	46,175	4,171	(10)	53,233
Accrued employee compensation and related taxes	8,741	26,303	1,173	—	36,217
Customer deposits	—	231,957	8,732	—	240,689
Commissions payable	—	33,458	487	—	33,945
Income taxes payable	4,781	45	930	(50)	5,706
Interest payable	602	44	—	—	646
Intercompany payable	98	29,571	1,400	(31,069)	—
Other accrued liabilities	1,051	28,676	505	—	30,232

Total current liabilities	155,170	396,229	17,398	(31,129)	537,668
Long-term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable	—	1,196,178	—	(1,196,178)	—
Deferred income taxes	(1,191)	195,851	(124)	—	194,536
Pension liabilities, net	(582)	56,683	—	—	56,101
Other noncurrent liabilities	17,703	19,841	—	—	37,544

Total liabilities	987,600	1,864,782	17,274	(1,227,307)	1,642,349
Stockholder’s equity	691,878	663,358	79,355	(742,713)	691,878

	$1,679,478	$2,528,140	$96,629	$(1,970,020)	$2,334,227

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET

January 3, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
ASSETS
Cash and cash equivalents	$102,517	$6,499	$8,585	$—	$117,601
Accounts receivable, net	984	124,897	13,038	—	138,919
Inventories, net	—	102,921	1,375	(70)	104,226
Salespersons overdrafts, net	—	27,204	842	—	28,046
Prepaid expenses and other current assets	2,423	17,154	508	—	20,085
Intercompany receivable	5,946	43,144	—	(49,042)	48
Deferred income taxes	(491)	15,414	—	—	14,923

Total current assets	111,379	337,233	24,348	(49,112)	423,848
Property, plant and equipment, net	719	220,965	78	—	221,762
Goodwill	—	984,055	21,959	—	1,006,014
Intangibles, net	—	593,198	9,264	—	602,462
Deferred financing costs, net	15,605	—	—	—	15,605
Intercompany receivable	1,139,709	174,935	43,353	(1,357,997)	—
Other assets	1,990	13,132	79	—	15,201
Investment in subsidiaries	654,438	79,271	—	(733,709)	—
Prepaid pension costs	—	3,981	—	—	3,981

	$1,923,840	$2,406,770	$99,081	$(2,140,818)	$2,288,873

LIABILITIES AND STOCKHOLDER’S EQUITY
Short-term borrowings	$137,000	$—	$—	$—	$137,000
Accounts payable	2,934	48,342	3,257	(4)	54,529
Accrued employee compensation and related taxes	7,827	33,617	2,052	—	43,496
Customer deposits	—	177,035	6,834	—	183,869
Commissions payable	—	22,159	711	—	22,870
Income taxes payable	8,455	(6,755)	1,361	(27)	3,034
Interest payable	10,096	16	—	—	10,112
Intercompany payable	9,886	38,500	4,008	(52,394)	—
Other accrued liabilities	1,443	31,890	1,714	—	35,047

Total current liabilities	177,641	344,804	19,937	(52,425)	489,957
Long-term debt, less current maturities	816,500	—	—	—	816,500
Intercompany payable	226,151	1,128,533	—	(1,354,684)	—
Deferred income taxes	(2,443)	200,588	(127)	—	198,018
Pension liabilities, net	74	57,388	—	—	57,462
Other noncurrent liabilities	18,616	21,019	—	—	39,635

Total liabilities	1,236,539	1,752,332	19,810	(1,407,109)	1,601,572
Stockholder’s equity	687,301	654,438	79,271	(733,709)	687,301

	$1,923,840	$2,406,770	$99,081	$(2,140,818)	$2,288,873

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

Three months ended April 4, 2009

In thousands	Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net income (loss)	$4,124	$8,467	$84	$(8,551)	4,124
Other cash (used in) provided by operating activities	(28,680)	75,460	1,419	11,907	60,106

Net cash (used in) provided by operating activities	(24,556)	83,927	1,503	3,356	64,230
Purchases of property, plant and equipment	—	(14,916)	(2)	—	(14,918)
Additions to intangibles	—	(33)	—	—	(33)
Proceeds from sale of property and equipment	—	87	—	—	87

Net cash used in investing activities	—	(14,862)	(2)	—	(14,864)
Intercompany payable (receivable)	72,949	(69,593)	—	(3,356)	—

Net cash provided by (used in) financing activities	72,949	(69,593)	—	(3,356)	—
Effect of exchange rate changes on cash and cash equivalents	—	—	(410)	—	(410)

Increase (decrease) in cash and cash equivalents	48,393	(528)	1,091	—	48,956
Cash and cash equivalents, beginning of period	102,517	6,499	8,585	—	117,601

Cash and cash equivalents, end of period	$150,910	$5,971	$9,676	$—	$166,557

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

Three months ended March 29, 2008

In thousands			Visant	Guarantors	Non- Guarantors	Eliminations	Total
Net (loss) income	(a	)	$(2,710)	$548	$(77)	$(471)	$(2,710)
Other cash provided by operating activities	(b	)	35,506	17,191	15	1,618	54,330

Net cash provided by (used in) operating activities			32,796	17,739	(62)	1,147	51,620
Purchases of property, plant, and equipment			1	(13,686)	—	—	(13,685)
Proceeds from sale of property and equipment			—	47	—	—	47
Acquisition of business, net of cash acquired			(10)	—	—	—	(10)

Net cash used in investing activities			(9)	(13,639)	—	—	(13,648)
Net short-term borrowings			—	—	(714)	—	(714)
Intercompany payable (receivable)			16,235	(15,078)	—	(1,157)	—
Distribution to shareholder			(744)	—	—	—	(744)

Net cash provided by (used in) financing activities			15,491	(15,078)	(714)	(1,157)	(1,458)
Effect of exchange rate changes on cash and cash equivalents			—	1	430	10	441

Increase (decrease) in cash and cash equivalents			48,278	(10,977)	(346)	—	36,955
Cash and cash equivalents, beginning of period			40,727	10,815	7,600	—	59,142

Cash and cash equivalents, end of period			$89,005	$(162)	$7,254	$—	$96,097

(a) –	Originally reported in the “Visant” column as $(16,793). Originally reported in the “Guarantor” column as $(3,380). Originally reported in the “Eliminations” column as $17,540.
(b) –	Originally reported in the “Visant” column as $49,589. Originally reported in the “Guarantor” column as $21,119. Originally reported in the “Eliminations” column as $(16,393).

VISANT HOLDING CORP.

VISANT CORPORATION

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

19.	Subsequent Event

On May 28, 2009, Visant entered into Amendment No. 2 (the “Second Amendment”) to that certain Credit Agreement, dated as of October 4, 2004, among Visant, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse (formerly known as Credit Suisse First Boston), as Administrative Agent, Credit Suisse, Toronto Branch (formerly known as Credit Suisse First Boston Toronto Branch), as Canadian Administrative Agent, and the lending institutions party thereto from time to time (as amended, the “Credit Agreement”).

The Second Amendment provides for the following:

•

An extension of the termination date of the revolving credit commitments until September 4, 2011, provided that if the consolidated gross senior secured leverage ratio for the four quarter period ending as of the last day of Visant’s fiscal quarter ending closest to June 30, 2011 is less than 0.75 to 1.00, then such maturity date shall be January 4, 2012; provided, however, that if all tranche C term loans outstanding under the Credit Agreement shall not have been fully repaid and/or refinanced on or prior to October 4, 2011, the maturity date of the revolving credit commitments shall be October 4, 2011 without regard to whether the consolidated gross senior secured leverage ratio condition referred to above has been met. The consolidated gross senior secured leverage ratio is defined as (1) the sum of (a) the aggregate principal amount of term loans and revolving credit commitments (whether used or unused) under the Credit Agreement, (b) with certain exceptions, the principal amount of all other secured indebtedness of Visant and its subsidiaries and (c) the outstanding capitalized lease obligations of Visant and its subsidiaries to (2) consolidated EBITDA.

•

The termination of all revolving credit commitments held by each lender that will not remain or become a revolving credit lender under the Credit Agreement as amended by the Second Amendment, resulting in a reduction of the revolving credit commitments from an aggregate of $250.0 million to an aggregate of $100.0 million.

•

An increase in the pricing on all revolving credit and swingline loans from and after the date of the Second Amendment, with such loans bearing interest, at Visant’s option (except in the case of swingline loans, which in all cases will bear interest at the alternate base rate plus 3.00% per annum), at either adjusted LIBOR (with a minimum adjusted LIBOR of 2.00% per annum) plus 4.00% per annum or the alternate base rate plus 3.00% (or, in the case of Canadian dollar denominated loans, the bankers’ acceptance discount rate plus 4.00% or the Canadian prime rate plus 3.00% per annum).

•	An increase in the commitment fee rate to 0.75% per annum for unfunded revolving credit commitments.

VISANT CORPORATION

7 5/8% Senior Subordinated Notes

due 2012

PROSPECTUS

UNTIL                     , 2009, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    , 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which will be borne by us, are as follows:

Printing expenses	$35,000
Legal fees	48,000
Accounting fees	36,000

Total	$119,000

Item 14.    Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such. All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Visant Holding Corp. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Visant Corporation, AKI, Inc., Dixon Direct Corp., IST, Corp., Neff Holding Company, PCC Express, Inc., Phoenix Color Corp. and Spice Acquisition Corp. are incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the DGCL.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the articles of incorporation and/or the bylaws of Visant Corporation and each of Visant Corporation’s guarantors incorporated in Delaware and listed above provide indemnification of any person who is, was or shall be a director, officer, employee or agent of the corporation, to the fullest extent permitted by the DGCL, as amended from time to time.

Memory Book Acquisition Company LLC is organized under the Delaware Limited Liability Company Act. Section 18-108 of the Delaware Limited Liability Company Act, as amended, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability agreement of Memory Book Acquisition Company LLC provides exculpation to any member, manager, officer, director, stockholder, member or partner of a member of the company or any of its affiliates, to the fullest extent permitted by law, against liability to the company or any other member or manager of the company for any act or omission, except for (1) any breach of the individual’s duty of loyalty to the company, (2) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or of the limited liability company agreement, or (3) any transactions from which the individual derived an improper personal benefit. In addition, the limited liability agreement of Memory Book Acquisition Company LLC provides that indemnification may be provided to any member, manager, officer, director, stockholder, member or partner of a member of the company or any of its affiliates, to the fullest extent permitted by law, who was or is a party to any action, suit or proceeding, except for (1) any breach of the individual’s duty of loyalty to the company, (2) acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law or of the limited liability company agreement, (3) any transactions from which the individual derived an improper personal benefit, or (4) a criminal act or proceeding where reasonable cause is present to believe that the individual’s conduct was unlawful.

Jostens, Inc. is incorporated under the laws of the State of Minnesota. Unless stated otherwise in the articles of incorporation or by-laws, Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) requires a Minnesota corporation to indemnify a person made a party to a proceeding by reason of his or her former or present official capacity with the corporation, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney’s fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

•	has not been indemnified by another organization or employee benefit plan for the same liabilities in connection with the same proceedings;

•	acted in good faith;

•	received no improper benefit;

•	in the case of a criminal proceeding, had no reason to believe the conduct was unlawful; and

•

in the case of acts or omissions occurring in such person’s official capacity as a director, officer or employee, the person reasonably believed that the conduct was in the best interests of the corporation, or at least not opposed to the best interests of the corporation depending on the capacity in which that person is serving.

Jostens, Inc.’s articles of incorporation and bylaws provide that Jostens, Inc. shall indemnify all directors and officers for such expenses and liabilities, in such manner, under such circumstances, and to the extent permitted by law.

The MBCA states that a person made or threatened to be made a party to a proceeding (as described above) is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses, including attorney’s fees and disbursements, incurred by the person in advance of the final disposition of the proceeding, (1) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification set forth in MBCA 302A.521 have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that such criteria for indemnification have not been satisfied and (2) if, after a determination of the facts then known to those making the determination, such facts would not preclude indemnification under the statute. The applicability of this provision may be limited by a corporation’s articles of incorporation or bylaws. However, Jostens, Inc.’s articles of incorporation and bylaws are silent with regard to the advancement of expenses.

Jostens, Inc.’s articles of incorporation state that no director shall be personally liable to Jostens, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except as otherwise required by law. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Furthermore, the MBCA provides that the articles of incorporation of a corporation cannot eliminate or limit director’s liability for:

•	any breach of the director’s duty of loyalty to the corporation or shareholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any transaction from which the director derived an improper personal benefit; or

•	any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability became effective.

The Lehigh Press, Inc. is incorporated in the Commonwealth of Pennsylvania. Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law (the “PBCL”), The Lehigh Press, Inc. has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification will have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Lehigh Press, Inc.’s by-laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. The Lehigh Press, Inc.’s by-laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Neff Motivation, Inc. is an Ohio corporation. Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities in connection with criminal or civil suits or proceedings, other than an action brought by or in the right of the corporation, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. In the case of an action or suit by or in the right of the corporation, the corporation may indemnify or agree to indemnify its directors and officers against certain liabilities they actually and reasonably incur in such capacities, provided that the directors or officers acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made to any director or officer in respect of any claim, issue, or matter as to which (1) the person is adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for expenses that the court considers proper or (2) any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

Neff Motivation, Inc. has adopted provisions in its Code of Regulations that provide that it shall indemnify its directors and officers to the fullest extent provided by, or permissible under, Section 1701.13(E). Neff Motivation, Inc. is specifically authorized to take any and all further action to effectuate any indemnification of any director or officer that any Ohio corporation may have the power to take by any vote of the shareholders, vote of disinterested directors, by any agreement, or otherwise. Neff Motivation, Inc. may purchase and maintain contracts insuring the company against any liability to directors and officers they may incur under the above provisions for indemnification.

Jaguar Advanced Graphics Group Inc. is a New York corporation. Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation’s request, as officers or directors of another corporation) against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

Phoenix (Md.) Realty, LLC is a limited liability company organized under the laws of the state of Maryland. Section 4A-203 of the Maryland Limited Liability Company Act permits a Maryland limited liability company, unless otherwise provided by law or its articles of organization or operating agreement, to indemnify any member, agent, or employee from and against any and all claims and demands, except in the case of action or failure to act which constitutes willful misconduct or recklessness.

Phoenix (Md.) Realty, LLC’s operating agreement requires it to indemnify, to the fullest extent permitted by Maryland law as if it were a Maryland corporation, any managers and officers, including (without limitation) the advance of expenses, and permits it to indemnify other employees and agents to the extent authorized by the Board of Managers. Section 2-418(d) of the Maryland General Corporation Law (“MGCL”) requires a corporation, unless limited by its charter, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Section 2-418(b) of the MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify (1) in respect of any proceeding by or in the right of the corporation in which the director or officer is adjudged to be liable to the corporation or (2) for a proceeding brought by the director or officer against the corporation, except for (a) for a proceeding brought to enforce indemnification under the MCGL or (b) if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise. In addition, indemnification may not be made by the corporation unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible in the circumstances. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding, (2) by special legal counsel selected by the board of directors or (3) by the stockholders.

In addition, Phoenix (Md.) Realty, LLC’s operating agreement provides that, to the fullest extent permitted by Maryland law, no manager or officer may be personally liable to Phoenix (Md.) Realty, LLC or its members for money damages, and no amendment to Phoenix (Md.) Realty, LLC’s operating agreement or By-laws or repeal of any of their respective provisions will limit or eliminate the limitation of liability provision. The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Additionally, Phoenix (Md.) Realty, LLC’s By-laws provide that any indemnification or advancement of expenses shall be made promptly, and in any event within 60 days, upon the written request of the manager or officer seeking indemnification or advancement of expenses. Any costs and expenses incurred by an indemnified party in successfully establishing his or her right to indemnification shall be reimbursed by Phoenix (Md.) Realty, LLC, except that it will be a defense to any action for advance of expenses that (1) the facts known to those making the determination not to advance expenses at the time of such determination would preclude indemnification or (2) the corporation has not received (i) a written affirmation by the person seeking indemnification of such person’s good faith belief that the standard of conduct necessary for indemnification was met and (ii) an undertaking as required by the MGCL to repay such advances in the event it shall ultimately be determined that the standard of conduct for indemnification was not met. The By-laws also provide that indemnification and advancement of expenses provided by the Articles of Organization, Operating Agreement and By-laws (i) are not exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled to under any law, agreement, vote of members or disinterested managers or other provisions that is consistent with law; and (ii) will continue in respect of all events occurring while a person was an officer or director and will inure to the benefit of the estate, heirs, executors and administrators of such person. Phoenix (Md.) Realty, LLC will not be liable for any claim for indemnification made by a manager or officer to the extent such manager or officer has received payment under any insurance policy, agreement or otherwise, of the amounts otherwise indemnifiable pursuant to the By-laws. The By-laws further provide that all rights to indemnification and advance of expenses shall be deemed a contract between Phoenix (Md.) Realty, LLC and the manager or officer who serves in such capacity. Finally, the By-laws provide that any repeal or modification of the By-laws shall not in any way diminish any right to indemnification or advancement of expenses of such Manager or officer or the obligations of Phoenix (Md.) Realty, LLC arising under the By-laws with respect to events occurring, or claims made, while the indemnification provision is in force.

Visual Systems, Inc. is incorporated under the laws of Wisconsin. Under Section 180.0851 of the Wisconsin Business Corporation Law, a corporation shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, the corporation shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the registrant and such breach or failure to perform constitutes: (1) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (2) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (3) a transaction from which the director or officer derived an improper personal profit; or (4) willful misconduct.

Section 180.0858 of the Wisconsin Business Corporation Law provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the corporation’s articles of incorporation or bylaws.

Section 180.0859 of the Wisconsin Business Corporation Law provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the Wisconsin Business Corporation Law for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

Visual Systems, Inc.’s by-laws provide that every person who is or was a director or officer, and any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, shall be indemnified by Visual Systems, Inc., except in relation to matters as to which a recovery shall be had against him by reason of his having been finally adjudged to have been guilty of fraud in the performance of his duty as such officer or director. In the case of a criminal action, suit or proceeding, a conviction or judgment (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not be deemed an adjudication that such director or officer is guilty of fraud in the performance of his duties, if such director or officer was acting in good faith in what he considered to be the best interests of the corporation and with no reasonable cause to believe that the action was illegal.

Item 15.    Recent Sales of Unregistered Securities.

Our equity securities are not registered pursuant to Section 12 of the Exchange Act. For the quarter ended April 4, 2009, we did not issue or sell equity securities, except that, at the end of such quarter, an aggregate of 20,577 shares of Holdings’ Class A Common Stock were issued to two former employees in connection with the net cashless exercise of vested options by such former employees in connection with their separation from service. For the quarter ended January 3, 2009, we did not issue or sell equity securities. For the quarter ended September 27, 2008, we did not issue or sell equity securities, except: (a) on September 3, 2008, Holdings granted an aggregate of 2,403 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $248.25 per share, to an employee under the 2004 Plan; and (b) on September 8, 2008, Holdings granted 2,000 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $248.25 per share, to an employee under the 2004 Plan, in each case in accordance with Section 4(2) of the Securities Act. For the quarter ended June 28, 2008, we did not issue or sell equity securities, except as of April 1, 2008, Holdings issued, subject to vesting, an aggregate of 2,600 restricted shares of Holdings’ Class A Common Stock to three officers under the 2004 Plan in accordance with section 4(2) of the Securities Act. In addition, during the quarter ended June 28, 2008, an aggregate of 4,888 shares of Holdings’ Class A Common Stock were issued in connection with the net cashless exercise of vested options by two employees in connection with their separation from service. For each of the quarters ended March 29, 2008, December 29, 2007 and September 29, 2007, we did not issue or sell equity securities. For the quarter ended June 30, 2007, we did not issue or sell equity securities, except that on April 30, 2007, we granted an aggregate of 5,546 options to purchase Class A Common

Stock, subject to vesting, with an exercise price of $169.15 per share to certain employees of Visant and its subsidiaries under the 2004 Plan, in accordance with Section 4(2) of the Securities Act. For the quarter ended March 31, 2007, we did not issue or sell equity securities. For the quarter ended December 30, 2006, we did not issue or sell equity securities, except: (a) on November 30, 2006, Holdings granted 2,300 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $130.45 per share to an employee under the 2004 Plan; (b) on December 1, 2006, Holdings granted 12,350 options to purchase Class A Common Stock, subject to vesting, with an exercise price of $130.45 per share to certain employees under the 2004 Plan; and (c) on December 15, 2006, Holdings issued 3,000 shares of restricted Class A Common Stock to one of our officers under the 2004 Plan, in each case in accordance with Section 4(2) of the Securities Act. For each of the quarters ended September 30, 2006, July 1, 2006 and April 1, 2006, we did not issue or sell equity securities.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

Visant Holding Corp. and subsidiaries

	Allowance for uncollectible accounts(1)	Allowance for sales returns(2)	Salesperson overdraft reserve(1)
Balance, December 31, 2005	$3,685	$5,934	$12,517

Charged to expense	1,012	24,512	6,672
Deductions	1,971	23,168	6,568

Balance, December 30, 2006	2,726	7,278	12,621

Charged to expense	1,626	24,281	1,541
Deductions	1,048	24,679	4,193

Balance, December 29, 2007	3,304	6,880	9,969

Charged to expense	2,549	25,880	928
Deductions	1,545	24,737	2,753

Balance, January 3, 2009	$4,308	$8,023	$8,144

(1)	Deductions represent uncollectible accounts written off, net of recoveries
(2)	Deductions represent returns processed against reserve

Item 17.    Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 14 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visant Corporation has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

VISANT CORPORATION

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Visant Corporation, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President—Finance (Principal Financial and Accounting Officer)	June 3, 2009

/s/ DAVID F. BURGSTAHLER David F. Burgstahler	Director	June 3, 2009

/s/ GEORGE M.C. FISHER George M.C. Fisher	Director	June 3, 2009

Alexander Navab	Director	June 3, 2009

/s/ TAGAR C. OLSON Tagar C. Olson	Director	June 3, 2009

Charles P. Pieper	Director	June 3, 2009

/s/ JAY WILKINS Jay Wilkins	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AKI, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of June, 2009.

AKI, INC.

By:	/s/ DEBRA LEIPMAN-YALE
Name:	Debra Leipman-Yale
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of AKI, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ DEBRA LEIPMAN-YALE Debra Leipman-Yale	President (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President (Principal Financial and Accounting Officer)	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Dixon Direct Corp. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

DIXON DIRECT CORP.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Dixon Direct Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IST, Corp. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 3rd day of June, 2009.

IST, CORP.

By:	/s/ DEBRA LEIPMAN-YALE
Name:	Debra Leipman-Yale
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of IST, Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ DEBRA LEIPMAN-YALE Debra Leipman-Yale	President (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Vice President (Principal Financial and Accounting Officer)	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jaguar Advanced Graphics Group Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 3rd day of June, 2009.

JAGUAR ADVANCED GRAPHICS GROUP INC.

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of Jaguar Advanced Graphics Group Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Jostens, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 3rd day of June, 2009.

JOSTENS, INC.

By:	/s/ TIMOTHY LARSON
Name:	Timothy M. Larson
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Jostens, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ TIMOTHY LARSON Timothy M. Larson	President and Chief Executive Officer (Principal Executive Officer)	June 3, 2009

/s/ MARJORIE BROWN Marjorie Brown	Senior Vice President, Finance (Principal Financial and Accounting Officer)	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Memory Book Acquisition LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

MEMORY BOOK ACQUISITION LLC

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned managers and officers of Memory Book Acquisition LLC, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President and Chief Executive Officer (Principal Executive Officer) and Manager	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Manager	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Neff Holding Company has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

NEFF HOLDING COMPANY

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Neff Holding Company, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Neff Motivation, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

NEFF MOTIVATION, INC.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Neff Motivation, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, PCC Express, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 3rd day of June, 2009.

PCC EXPRESS, INC.

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of PCC Express, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Phoenix Color Corp. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 3rd day of June, 2009.

PHOENIX COLOR CORP.

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned directors and officers of Phoenix Color Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Phoenix (Md.) Realty, LLC has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hagerstown, State of Maryland, on the 3rd day of June, 2009.

PHOENIX (MD.) REALTY, LLC

By:	/s/ JOHN CARBONE
Name:	John Carbone
Title:	President

POWER OF ATTORNEY

We, the undersigned managers and officers of Phoenix (Md.) Realty, LLC, do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as managers and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ JOHN CARBONE John Carbone	President (Principal Executive Officer)	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Manager	June 3, 2009

/s/ MARC L. REISCH Marc L. Reisch	Manager	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Manager	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Spice Acquisition Corp. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

SPICE ACQUISITION CORP.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Spice Acquisition Corp., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Lehigh Press, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

THE LEHIGH PRESS, INC.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of The Lehigh Press, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	President, Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President—Finance (Principal Financial and Accounting Officer)	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visual Systems, Inc. has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armonk, State of New York, on the 3rd day of June, 2009.

VISUAL SYSTEMS, INC.

By:	/s/ MARC L. REISCH
Name:	Marc L. Reisch
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Visual Systems, Inc., do hereby constitute and appoint Paul B. Carousso and Marie D. Hlavaty, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all post-effective amendments hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 and power of attorney have been signed by the following persons in the capacities indicated on the 3rd day of June, 2009.

Signature	Capacity	Date

/s/ MARC L. REISCH Marc L. Reisch	Chief Executive Officer (Principal Executive Officer) and Director	June 3, 2009

/s/ PAUL B. CAROUSSO Paul B. Carousso	Senior Vice President, Finance (Principal Financial and Accounting Officer) and Director	June 3, 2009

/s/ MARIE D. HLAVATY Marie D. Hlavaty	Director	June 3, 2009

EXHIBIT INDEX

The agreements and other documents filed as exhibits to this registration statement are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves. In particular, the representations and warranties contained in the agreements and other documents filed as exhibits to this registration statement were made solely within the context of the relevant agreement or document and may be subject to further qualifications and limitations as agreed by the parties. Accordingly, the representations and warranties contained therein may not describe the actual state of affairs as of the date they were made or at any other time, and you should not rely on them to provide factual information.

Exhibit No.	Exhibit Description
2.1(13)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, VHH Merger, Inc. and Von Hoffmann Holdings Inc.

2.2(11)	Agreement and Plan of Merger, dated as of July 21, 2004, among Fusion Acquisition LLC, AHC Merger, Inc. and AHC I Acquisition Corp.

2.3(12)	Contribution Agreement, dated as of July 21, 2004, between Visant Holding Corp. (f/k/a Jostens Holding Corp.) and Fusion Acquisition LLC.

2.4(2)	Amendment No. 1 to Contribution Agreement, dated as of September 30, 2004, between Visant Holding Corp. and Fusion Acquisition LLC.

2.5(22)	Stock Purchase Agreement, dated January 2, 2007, among Visant Corporation, Visant Holding Corporation and R.R. Donnelley & Sons Company.

2.6(27)	Agreement and Plan of Merger, dated as of February 11, 2008, by and among Visant Corporation, Coyote Holdco Acquisition Company LLC, Phoenix Color Corp., Louis LaSora, as stockholders’ representative and the stockholders signatory thereto.

3.1(2)	Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.

3.2(19)	Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Visant Holding Corp.

3.3(3)	By-Laws of Visant Holding Corp.

3.4(19)	Certificate of Incorporation of Visant Secondary Holding Corp.

3.5(19)	Certificate of Amendment of the Certificate of Incorporation of Visant Secondary Holdings Corp.

3.6(19)	By-Laws of Visant Secondary Holding Corp.

3.7(6)	Amended and Restated Certificate of Incorporation of Visant Corporation (f/k/a Jostens IH Corp.)

3.8(19)	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Visant Corporation.

3.9(6)	By-Laws of Visant Corporation.

3.10(8)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of AKI, Inc. (f/k/a Arcade Marketing, Inc.).

3.11(9)	By-Laws of AKI, Inc.

3.12(26)	Certificate of Amendment of Certificate of Incorporation and Certificate of Incorporation of Dixon Direct Corp. (f/k/a Dixon Acquisition Corp.).

3.13(26)	By-Laws of Dixon Direct Corp.

3.14(6)	Certificate of Incorporation of IST, Corp.

3.15(6)	By-Laws of IST, Corp.

3.16(32)	Certificate of Incorporation of Jaguar Advanced Graphics Group Inc.

Exhibit No.	Exhibit Description
3.17(32)	By-Laws of Jaguar Advanced Graphics Group Inc.

3.18(17)	Form of Amended and Restated Articles of Incorporation of Jostens, Inc.

3.19(18)	By-Laws of Jostens, Inc.

3.20(32)	Certificate of Formation of Memory Book Acquisition Company LLC.

3.21(32)	Limited Liability Company Agreement of Memory Book Acquisition Company LLC.

3.22(26)	Certificate of Amendment of Certificate of Incorporation and Certificate of Incorporation of Neff Holding Company.

3.23(26)	By-Laws of Neff Holding Company

3.24(26)	Amended Articles of Incorporation of Neff Motivation, Inc.

3.25(26)	Amended Code of Regulations of Neff Motivation, Inc.

3.26(32)	Certificate of Incorporation of PCC Express, Inc.

3.27(32)	By-Laws of PCC Express, Inc.

3.28(32)	Certificate of Incorporation of Phoenix Color Corp. (f/k/a Phoenix Merger Corp.).

3.29(32)	Amended and Restated By Laws of Phoenix Color Corp.

3.30(32)	Articles of Organization of Phoenix (Md.) Realty, LLC.

3.31(32)	Operating Agreement of Phoenix (Md.) Realty, LLC.

3.32(26)	Certificate of Incorporation of Spice Acquisition Corp.

3.33(26)	By-Laws of Spice Acquisition Corp.

3.34(16)	Articles of Incorporation of The Lehigh Press, Inc.

3.35(16)	Amended and Restated By-Laws of The Lehigh Press, Inc.

3.36(32)	Articles of Incorporation of Visual Systems, Inc.

3.37(32)	By-Laws of Visual Systems, Inc. (f/k/a Newburg Acquisition, Inc.).

4.1(4)	Indenture, dated December 2, 2003, between Visant Holding Corp. and The Bank of New York Mellon Trust Company, N.A. (f/k/a BNY Midwest Trust Company), as trustee.

4.2(4)	Registration Rights Agreement, dated November 25, 2003, among Visant Holding Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

4.3(6)	Indenture, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York), as trustee.

4.4(6)	Exchange and Registration Rights Agreement, dated October 4, 2004, among Visant Corporation, the guarantors parties thereto, Credit Suisse First Boston LLC and Deutsche Bank Securities Inc.

4.5(2)	Registration Rights Agreement, dated as of October 4, 2004, between Visant Holding Corp. and the Stockholders named therein.

4.6(21)	Indenture, dated April 4, 2006, between Visant Holding Corp. and U.S. Bank National Association, as trustee.

4.7(21)	Registration Rights Agreement, dated April 4, 2006, among Visant Holding Corp., Lehman Brothers Inc. and Banc of America Securities LLC.

5.l†	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the securities offered hereby.

5.2†	Opinion of Sheri K. Hank, counsel to Jostens, Inc., as to all matters governed by the laws of the State of Minnesota.

5.3†	Opinion of Cozen O’Connor as to all matters governed by the Commonwealth of Pennsylvania.

Exhibit No.	Exhibit Description
5.4†	Opinion of Calfee, Halter & Griswold LLP as to all matters governed by the State of Ohio.

5.5†	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to all matters governed by the laws of the State of Maryland.

5.6†	Opinion of Reinhart Boerner Van Deuren s.c. as to all matters governed by the laws of the State of Wisconsin.

10.1(6)	Credit Agreement, dated as of October 4, 2004, among Visant Corporation, as Borrower, Jostens Canada Ltd., as Canadian Borrower, Visant Secondary Holdings Corp., as Guarantor, Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent, Credit Suisse First Boston, as Sole Lead Arranger and Sole Bookrunner, Deutsche Bank Securities Inc. and Banc of America Securities LLC, as Co-Arrangers and Co-Syndication Agents, and certain other lending institutions from time to time parties thereto.

10.2(6)	U.S. Guarantee, dated as of October 4, 2004, among Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.3(6)	Canadian Guarantee, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.4(6)	Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, each of the subsidiaries of Visant Corporation listed on Annex A thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.5(6)	Canadian Security Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.6(6)	Pledge Agreement, dated as of October 4, 2004, among Visant Corporation, Visant Secondary Holdings Corp., each of the subsidiaries of Visant Corporation listed on Schedule 1 thereto and Credit Suisse First Boston, as administrative agent for the lenders from time to time party to the Credit Agreement, dated as of October 4, 2004.

10.7(6)	Canadian Pledge Agreement, dated as of October 4, 2004, between Jostens Canada Ltd. and Credit Suisse First Boston Toronto Branch, as Canadian administrative agent for the lenders from time to time parties to the Credit Agreement, dated as of October 4, 2004.

10.8(6)	Trademark Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.9(6)	Patent Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation., the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.10(6)	Copyright Security Agreement, dated as of October 4, 2004, among Visant Secondary Holdings Corp., Visant Corporation, the subsidiaries of Visant Corporation listed on Schedule I thereto and Credit Suisse First Boston, as administrative agent.

10.11(14)	Stock Purchase and Stockholders’ Agreement, dated as of September 3, 2003, among Visant Holding Corp., Visant Corporation and the stockholders party thereto.

Exhibit No.	Exhibit Description
10.12(16)	Stock Purchase Agreement among Von Hoffmann Corporation, The Lehigh Press, Inc. and the shareholders of The Lehigh Press Inc., dated September 5, 2003.

10.13(15)	Jostens, Inc. Executive Severance Pay Plan-2003 Revision, effective February 26, 2003.*

10.14(7)	Management Stock Incentive Plan established by Jostens, Inc., dated as of May 10, 2000.*

10.15(1)	Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of January 6, 2005.*

10.16(31)	Amended and Restated Employment Agreement, dated as of December 19, 2008, between Visant Holding Corp. and Marc L. Reisch.*

10.17(2)	Management Stockholder’s Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.18(2)	Restricted Stock Award Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.19(2)	Sale Participation Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.20(2)	Stock Option Agreement, dated as of October 4, 2004, between Visant Holding Corp. and Marc Reisch.*

10.21(10)	Separation Agreement, dated as of July 14, 2004, among Visant Holding Corp., Jostens, Inc. and Robert C. Buhrmaster.*

10.22(5)	Amendment No. 1 and Agreement, dated as of December 21, 2004, to the Credit Agreement dated as of October 4, 2004, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the lending institutions from time to time parties thereto, Credit Suisse First Boston, as Administrative Agent, and Credit Suisse First Boston Toronto Branch, as Canadian Administrative Agent.

10.23(1)	Stockholders Agreement, dated as of October 4, 2004, among Visant Holding Corp. and the stockholders named therein.

10.24(2)	Transaction and Monitoring Agreement, dated as of October 4, 2004, between Visant Holding Corp., Kohlberg Kravis Roberts & Co. L.P. and DLJ Merchant Banking III, Inc.

10.25(19)	Second Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated as of March 14, 2005.*

10.26(19)	Form of Management Stockholder’s Agreement.*

10.27(19)	Form of Sale Participation Agreement.*

10.28(19)	Form of Visant Holding Corp. Stock Option Agreement.*

10.29(19)	Form of Jostens, Inc. Stock Option Agreement.*

10.30(20)	Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. and its Subsidiaries, dated March 22, 2006.*

10.31(15)	Jostens Holding Corp. 2003 Stock Incentive Plan, effective October 30, 2003.*

10.32(31)	Form of Amended and Restated Agreement entered into with respect to Executive Supplemental Retirement Plan.*

10.33(25)	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Paul B. Carousso.*

10.34(25)	Change in Control Severance Agreement, dated May 10, 2007, by and among Visant Holding Corp., Visant Corporation and Marie D. Hlavaty.*

Exhibit No.	Exhibit Description
10.35(28)	Separation agreement, dated January 7, 2008, by and among Visant Holding Corp., Visant Corporation and Jostens, Inc. and Michael L. Bailey.*

10.36(28)	Amended and restated separation agreement, dated March 20, 2008, by and among Visant Holding Corp., Visant Corporation and Jostens, Inc. and Michael L. Bailey.*

10.37(28)	Letter agreement, dated October 2, 2006, among Visant Corporation, Jostens, Inc. and Timothy Larson.*

10.38(28)	Employment Agreement, dated as of January 7, 2008, by and among Visant Corporation, Jostens, Inc. and Timothy Larson.*

10.39(28)	Letter agreement, dated March 20, 2008, among Visant Holding Corp., Visant Corporation and Michael Bailey.*

10.40(29)	Award Letter to Timothy M. Larson, dated as of April 1, 2008.*

10.41(29)	Form of Restricted Stock Award Agreement.*

10.42(30)	Form of Long-Term Incentive Award Letter.*

10.43(33)	Amendment No. 2 to Credit Agreement, dated as of May 28, 2009, among Visant Corporation, Jostens Canada Ltd., Visant Secondary Holdings Corp., the various subsidiary guarantors, Credit Suisse, as Administrative Agent, Credit Suisse, Toronto Branch, as Canadian Administrative Agent and the lending institutions parties thereto.

12.1(31)	Computation of Ratio of Earnings to Fixed Charges.

21.1(31)	Subsidiaries of Visant Corporation.

23.1†	Consent of Deloitte & Touche LLP.

23.2†	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 hereto).

23.3†	Consent of Sheri K. Hank, counsel to Jostens, Inc. (included in Exhibit 5.2 hereto).

23.4†	Consent of Cozen O’Connor (included in Exhibit 5.3 hereto).

23.5†	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.4 hereto).

23.6†	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in Exhibit 5.5 hereto).

23.7†	Consent of Reinhart Boerner Van Deuren s.c. (included in Exhibit 5.6 hereto).

24.1†	Power of Attorney (included in signature pages hereto).

25.1(26)	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York), as trustee.

(1)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment No. 2 to Form S-4/A (file no. 333-112055), filed on February 14, 2005.
(2)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-4/A (file no. 333-112055), filed on November 12, 2004.
(3)	Incorporated by reference to Visant Holding Corp.’s Form S-4/A (file no. 333-112055), filed on February 2, 2004.
(4)	Incorporated by reference to Visant Holding Corp.’s Form S-4 (file no. 333-112055), filed on January 21, 2004.
(5)	Incorporated by reference to Visant Corporation’s Form S-4/A (file no. 333-120386), filed on February 14, 2005.
(6)	Incorporated by reference to Visant Corporation’s Form S-4 (file no. 333-120386), filed on November 12, 2004.
(7)	Incorporated by reference to Jostens, Inc.’s Form S-4 (file no. 333-45006), filed on September 1, 2000.

(8)	Incorporated by reference to AKI, Inc.’s Form S-4/A (file no. 333-60989), filed on November 13, 1998.
(9)	Incorporated by reference to AKI, Inc.’s Form S-4 (file no. 333-60989), filed on August 7, 1998.
(10)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on November 16, 2004.
(11)	Incorporated by reference to AKI, Inc.’s Form 10-K, filed on September 1, 2004.
(12)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on August 17, 2004.
(13)	Incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q/A, filed on August 12, 2004.
(14)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 28, 2004.
(15)	Incorporated by reference to Jostens, Inc.’s Form 10-K, filed on April 1, 2004.
(16)	Incorporated by reference to Von Hoffmann Holdings Inc.’s Form 10-Q, filed on November 10, 2003.
(17)	Incorporated by reference to Jostens, Inc.’s Form 10-Q, filed on November 12, 2003.
(18)	Incorporated by reference to Jostens, Inc.’s Form 10-Q, filed on August 13, 1999.
(19)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed April 1, 2005.
(20)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 30, 2006.
(21)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on April 6, 2006.
(22)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on January 5, 2007.
(23)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed March 28, 2007.
(24)	Incorporated by reference to Visant Corporation’s Form S-1/A (file no. 333-126002), filed September 13, 2005.
(25)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed May 14, 2007.
(26)	Incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-142678), filed on May 7, 2007.
(27)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on February 15, 2008.
(28)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on March 26, 2008.
(29)	Incorporated by reference to Visant Holding Corp.’s Post-Effective Amendment to Form S-1/A (file no. 333-142680), filed on May 20, 2008.
(30)	Incorporated by reference to Visant Holding Corp.’s Form 10-Q, filed on November 12, 2008.
(31)	Incorporated by reference to Visant Holding Corp.’s Form 10-K, filed on April 1, 2009.
(32)	Incorporated by reference to Visant Corporation’s Form S-1 (file no. 333-151052), filed May 20, 2008.
(33)	Incorporated by reference to Visant Holding Corp.’s Form 8-K, filed on June 1, 2009.
†	Filed herewith.
*	Management contract or compensatory plan or arrangement.